As filed with the Securities and Exchange Commission on October 27, 2003
Registration No. 333-108070

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Pre-Effective

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nelnet, Inc.

(Exact name of registrant as specified in its charter)

Nebraska	6141	84-0748903
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

121 South 13th Street, Suite 201

Lincoln, Nebraska 68508
Telephone: (402) 458-2370
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terry J. Heimes

Chief Financial Officer
Nelnet, Inc.
121 South 13th Street, Suite 201
Lincoln, Nebraska 68508
Telephone: (402) 458-2303
Facsimile: (402) 458-2294
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gerald S. Tanenbaum, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 Telephone: (212) 701-3000 Facsimile: (212) 269-5420	Daniel F. Kaplan, Esq. Perry, Guthery, Haase & Gessford, P.C., L.L.O. 233 South 13th Street, Suite 1400 Lincoln, Nebraska 68508 Telephone: (402) 476-9200 Facsimile: (402) 476-0094	Luciana Fato, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Facsimile: (212) 450-3800

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of Securities to be Registered	Aggregate Offering Price	Registration Fee(1)

Class A common stock, par value $0.01 per share	$200,000,000	$16,180

(1) Previously paid.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated October 27, 2003

Prospectus
                                    Shares

Class A Common Stock

Nelnet, Inc. is selling all of the shares of Class A common stock in this offering. This is the initial public offering of our Class A common stock. The estimated initial public offering price is between $          and $          per share.

Prior to this offering, there has been no public market for our Class A common stock. We intend to apply for the listing of shares of our Class A common stock on the New York Stock Exchange under the symbol “NNI.”

Each share of Class A common stock has one vote and each share of Class B common stock has ten votes. Following this offering, Michael S. Dunlap and Stephen F. Butterfield, our Co-Chief Executive Officers, persons related to them and trusts in which they have beneficial interests will beneficially own Class A and Class B common stock representing           % of the combined voting power of our common stock, and will control substantially all matters requiring approval by our shareholders.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 9.

	Per share	Total

Initial public offering price	$	$

Underwriting discounts	$	$

Proceeds to Nelnet, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to           additional shares of our Class A common stock on the same terms and conditions set forth above to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to investors on                     , 2003.

JPMorgan	Banc of America Securities LLC

Credit Suisse First Boston	Morgan Stanley

                    , 2003

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

      No action is being taken in any jurisdiction outside the United States to permit a public offering of the Class A common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

      The product and service names and logos used in this prospectus are service marks/trademarks or registered service marks/trademarks of Nelnet or its affiliates. Nelnet, Nconcert, Ntrust, Ngenius, Nteract, Nservice, Nelnet Notes and @theU are service marks of Nelnet, Inc. Other products, services and company names mentioned in this prospectus are the service marks/trademarks of their respective owners.

PROSPECTUS SUMMARY

      In this prospectus, unless the context requires otherwise, “Nelnet,” “we,” “us” and “our” refer to Nelnet, Inc., a Nebraska corporation, and its subsidiaries, and not to the underwriters. A detailed description of the Federal Family Education Loan Program appears in Annex A to this prospectus.

      This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in shares of our Class A common stock. You should read this entire prospectus carefully, including “Risk Factors” and our financial statements and the related notes, before making an investment decision.

Nelnet, Inc.

      We are a vertically integrated education finance company, with over $10 billion in total assets, making us one of the leading education finance companies in the country. We are focused on providing quality products and services to participants in the education finance process. Headquartered in Lincoln, Nebraska, we originate, hold and service student loans, principally loans originated under the Federal Family Education Loan Program, which we refer to as the FFEL Program or FFELP. The FFEL Program is a federal program which provides for direct federal insurance of student loans made by private lenders as well as reinsurance of student loans guaranteed by guaranty agencies. For 2002, we were the fourth largest holder and second largest servicer of FFELP loans. In addition, we, together with our branding partners, originated and acquired approximately $1.8 billion of student loans in the six months ended June 30, 2003 and $2.7 billion of student loans in 2002, making us a leading originator and acquirer of student loans.

      We offer a broad range of financial services and technology-based products, including student loan origination and lending, student loan and guarantee servicing and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing and funds disbursement. Our infrastructure, technological expertise and breadth of product and service offerings connect the key constituents of the student loan process, including lenders, financial aid officers, guaranty agencies, governmental agencies, student and parent borrowers, servicers and the capital markets, thereby streamlining the education finance process.

      Our business is comprised of four primary product and service offerings:

•	Student loan originations, acquisitions and portfolio management — provides student loan sales, marketing, origination, acquisition and portfolio management.

•	Student loan servicing — provides student loan servicing for our portfolio and for third parties.

•	Guarantee servicing — provides software systems and sub-servicing to guaranty agencies.

•	Servicing software — provides student loan servicing software internally and to third-party student loan holders and servicers.

      We originate and acquire student loans through a variety of methods, or channels, including:

•	our direct channel, in which we originate student loans in one of our brand names directly to student and parent borrowers, which accounted for 46.5% and 40.7% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively;

•	our branding partner channel, in which we acquire student loans from lenders to whom we provide marketing and origination services, which accounted for 33.3% and 19.5% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively; and

•	our forward flow channel, in which we acquire student loans from lenders to whom we provide origination services, but provide no marketing services, or who have agreed to sell loans to us under forward sale commitments, which accounted for 16.8% and 21.7% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively.

      In addition, we acquire student loans through spot purchases and whole-company acquisitions, which accounted for 3.4% and 18.1% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively.

      Of the $2.7 billion in FFELP loans we originated and acquired in 2002, $859 million were loans consolidated through our direct channel. Student loans that we originate through our direct channel are our most profitable student loans because they typically cost us less than loans acquired through our other channels and remain in our portfolio for a longer period of time. As of June 30, 2003, our student loan portfolio was $9.5 billion.

      Our earnings and earnings growth are directly affected by the size of our portfolio of student loans, the interest rate characteristics of our portfolio, the costs associated with financing and managing our portfolio and the costs associated with origination and acquisition of the student loans in the portfolio. We generate the majority of our earnings from the spread between the yield we receive on our student loan portfolio and the cost of funding these loans. While the spread may vary due to fluctuations in interest rates, special allowance payments from the federal government ensure that we receive a minimum yield on our student loans, so long as certain requirements are met. For the six months ended June 30, 2003, we generated net interest income of $91.9 million, total other income, including loan servicing income, of $57.8 million and net income of $17.9 million. In 2002, we generated net interest income of $190.9 million, total other income, including loan servicing income, of $125.8 million and net income of $48.5 million.

      We currently service $18 billion in FFELP loans, which makes us the second largest servicer of FFELP loans, according to Student Loan Servicing Alliance, or SLSA, statistics. Our software is also used by third parties to service an additional $30 billion in student loans. In addition, we currently provide servicing support to guaranty agencies on a total of $18 billion of FFELP loans. Servicing support includes functions such as system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking services, claim processing services and post-default collection services. We provide student loan servicing and origination functions either directly or indirectly to more than 1.7 million borrowers at hundreds of colleges and universities through our proprietary software products and outsourcing functions. We protect our proprietary software products through copyrights, trade secrets and contractual agreements.

      The cost of funding our student loan portfolio is determined by the costs of borrowings under our operating lines of credit, secured warehouse financings and asset-backed securitizations. We currently have $65 million in operating lines of credit and a $35 million commercial paper facility. We are also in the process of increasing our operating lines of credit by an additional $30 million. In addition, we have obtained financing through asset-backed commercial paper conduit warehouse programs and the issuance of variable-rate and fixed-rate, taxable and tax-exempt bonds, including asset-backed securities. For the majority of our long-term financing needs, we rely on asset-backed securitization transactions. We completed three securitization transactions totaling $2.9 billion in the nine months ended September 30, 2003, three securitization transactions totaling $2.8 billion in 2002 and five securitization transactions totaling $1.3 billion in 2001. As a result of the increase in the size of these securitization transactions, we have achieved increased economies of scale in connection with our costs of financing.

      We have entered into a series of agreements with Union Bank and Trust Company, or Union Bank, including transactions to sell interests in student loans to Union Bank in its capacity as trustee, to purchase student loans from Union Bank, to provide student loan servicing to Union Bank, to sublease real estate from Union Bank and to provide consulting services to and receive consulting services from Union Bank. Michael S. Dunlap, our Co-Chief Executive Officer, owns an indirect interest in Union Bank and serves as its non-executive chairman. In the six months ended June 30, 2003, and in 2002, 2001 and 2000, approximately 24%, 14%, 15% and 68%, respectively, of the principal amount of the student loans added to our portfolio were acquired from Union Bank as part of our branding partner channel, a portion of which loans were originated by Union Bank and a portion of which were originated by third parties. To the extent Union Bank were to experience problems, it could have a material adverse effect on us.

Student Loan Industry

      Since the creation of the federal student loan programs, hundreds of billions of dollars in federal student loans have financed the higher education of millions of students at thousands of schools across the United States. More students and families depend on federal student loans to cover the costs of post-secondary education than any other single source of financial aid, and the demand for student loans is expected to grow along with the cost of a college education. According to U.S. Department of Education or, DOE, projections, annual gross federal student loan volume is expected to increase from $45.4 billion in federal fiscal year 2002 to $71.8 billion in federal fiscal year 2009, excluding consolidation loan volume.

      We have more than $10 billion in total assets, which places us, in terms of total student loan related assets, among the top four education finance companies in the United States. Of the $45.5 billion in FFELP loan originations by private lenders and the federal government in 2002, the combined figures for our own originations as well as origination rights acquired by us from Union Bank totaled $629.2 million.

Competitive Strengths

      The following competitive strengths distinguish us in the education finance industry:

•	We are a focused leader with a vertically integrated platform. We provide school financial aid offices and students with a comprehensive, full-service student lending package (Stafford, PLUS, consolidation and private loans), loan and guarantee servicing and loan servicing software. In doing so, we maintain a strong position and expertise in each of our product and service offerings and are well positioned to capitalize on industry growth.

•	We have established a high-quality loan portfolio through our concentration on FFELP loans. As of June 30, 2003, more than 99% of our student loan portfolio consisted of FFELP loans, which carry at least a 98% federal guarantee on principal and accrued interest.

•	We enjoy strong relationships with student loan market constituents. We have established long-term strategic relationships with school financial aid offices and with eligible lenders that direct committed portions of their originations to us. The effort and cost to establish and maintain these relationships, as well as the low turnover of selected providers, act as a barrier to entry for competitors.

•	We have benefited from access to cost-effective financings. Our $2 billion loan warehousing capacity allows us to pool student loans in order to aggregate sufficient volume for cost-effective long-term financing and to time securitization market conditions effectively. As a result, our securitizations routinely price in line with our largest competitor within the student loan industry.

•	We have built a leading, cost-competitive servicing platform with a focus on asset protection. Our student loan servicing platform, which facilitates interaction with borrowers, is critical to our success as a lender in the student loan marketplace. The quality of our servicing capability is also a key factor in preserving the federal guarantee on our FFELP loans. The quality of our servicing operation is best demonstrated by our low initial claim reject rate due to servicer error, which was 0.25% in 2002.

•	Our comprehensive suite of software products enables us to carry our brand forward to the key constituents of the student loan market. Our products include an Internet-based financial aid delivery and management system, an Internet-based loan origination system and a centralized disbursement agent service. Our “open architecture” origination products afford schools the flexibility to work with multiple lenders.

•	We are run by a management team with significant operating and acquisition experience. Our senior management employees have, on average, been with us or one of our predecessor companies for over ten years. We have a track record of successfully integrating the companies that we have acquired and retaining key employees. As a result, we have a management team with significant experience and knowledge in both student loan operations and portfolio and company acquisitions.

Strategy

      We intend to achieve our corporate objective of furthering our leadership position in the student loan industry by executing the following strategies:

•	Establish and maintain leadership in all our product and service offerings by utilizing our technology. Schools, lenders, guaranty agencies and borrowers in today’s student loan industry demand cutting edge, state-of-the-art technology to streamline the burdensome and time consuming processes of originating, servicing and administering student loans. We believe that the technology products that we provide position us to become a preferred provider for participants in the student loan industry and that their expanded utilization will promote our originations and acquisitions. We will continue to invest, develop and upgrade our technology to help solidify our leadership position and further penetrate our potential market.

•	Focus on increasing our organic growth while maintaining a low-cost infrastructure. We believe there is continued opportunity for significant growth in light of the DOE’s projected growth rates for the student loan industry. To increase our organic growth, we have expanded our sales and marketing force to promote FFELP loan origination and consolidation efforts. We believe the infrastructure we have developed has positioned us to continue to achieve economies of scale and be a low-cost provider to our customers. In this regard, we decreased our operating expenses as a percentage of average student loans from 0.78% in 1998 to 0.54% in 2002.

•	Strengthen existing relationships while establishing new ones. We have extensive customer relationships with schools and lenders throughout the United States. We will continue to focus on expanding the loan volume associated with these existing relationships, while establishing new ones through our sales force.

•	Continue our commitment to highly focused and disciplined loan origination and acquisition practices. We will continue to pursue our conservative approach to asset quality by concentrating on originating, acquiring and holding federally guaranteed loans through the FFEL Program, while maintaining a disciplined underwriting approach to private loans.

•	Opportunistically make company and portfolio acquisitions. Although we have reached a point in our development where we offer a comprehensive set of products and services essential to our vertically integrated business model, we will still consider acquisitions of both individual companies and loan portfolios that we believe have the potential to enhance long-term shareholder value.

Recent Developments

      We have entered into an agreement with a lender to acquire a portion of its portfolio of FFELP loans, as well as interests in other FFELP loans of that lender. It is anticipated that the outstanding principal and accrued interest on the FFELP loans and interests to be acquired will be financed initially through one of our warehouse line facilities, and ultimately through a long-term securitization. It also is anticipated that a significant portion of the purchase price of the interests will be funded through the issuance of debt securities of a consolidated student lending subsidiary. We currently estimate that the cash cost to us at the closing of the transaction could be as little as approximately $10 million to $15 million or as much as approximately $35 million to $45 million. We also have entered into an agreement to acquire a company which has a portfolio of FFELP loans. We currently estimate that the cash cost to us to acquire this company will be approximately $10 million. We anticipate that a portion of the proceeds of this offering may be utilized to fund a portion of the cash cost of these transactions. Closings of the transactions are contingent upon a number of substantial conditions and are tentatively scheduled to occur by the second quarter of 2004. There can be no assurance as to the actual timing of either closing or that either closing will, in fact, occur.

Risk Factors

      You should consider the risks that we face in evaluating an investment in our Class A common stock. Among these risks are:

•	potential adverse changes that may be enacted in connection with the reauthorization of the Higher Education Act of 1965, as amended, which together with the regulations thereunder we refer to as the Higher Education Act, which is scheduled to expire in September 2004, or the possibility that this Act may not be reauthorized at all;

•	the fact that we operate in a highly competitive industry and compete directly against large and well-financed competitors;

•	that our failure to comply with governmental regulations and guaranty agency rules could result in the loss of the federal guarantees of our FFELP loans;

•	transactions with affiliates, such as Union Bank, and potential conflicts of interest, such as those potentially created by virtue of the relationship between our Co-Chief Executive Officer, Michael S. Dunlap, and Union Bank, of which Mr. Dunlap serves as a director and a non-executive chairman, and the holding company of Union Bank, Farmers & Merchants Investment Inc., of which Mr. Dunlap serves as president and a director and of which Mr. Dunlap owns or controls approximately 38.4% of the outstanding voting stock; and

•	that our executive officers, directors and principal shareholders will own an aggregate of % of our common stock and possess % of the combined voting power of our common stock, and our Co-Chief Executive Officers, persons related to them and trusts in which they have beneficial interests will own an aggregate of % of our common stock and possess % of the combined voting power of our common stock, and will be able to control substantially all corporate decisions, including the election of directors and other matters requiring shareholder approval.

      For additional information regarding the risks that we face, see “Risk Factors.”

      Our principal executive offices are located at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, and our telephone number is (402) 458-2370. Our web site is www.nelnet.net. Information contained on our web site is not a part of this prospectus.

The Offering

Class A common stock offered by Nelnet	shares

Common stock to be outstanding after this offering:

Class A common stock	shares

Class B common stock	14,023,454 shares
Total	shares

Use of proceeds	To originate and acquire interests in student loans, potentially including up to approximately $45 million to fund a portion of the acquisition described in “— Recent Developments,” repay any revolving credit indebtedness outstanding at the closing of this offering and for general corporate purposes, including capital expenditures, working capital and possible acquisitions of complementary businesses or assets. See “Use of Proceeds.”

Voting rights	Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted upon by our shareholders. In the event at any time the shares of Class B common stock outstanding constitute less than 50% of the Class B common stock outstanding on the date hereof, each remaining share of Class B common stock outstanding shall automatically be converted into one share of Class A common stock. See “Description of Capital Stock — Common Stock.”

Dividend policy	Nelnet does not anticipate paying any cash dividends on its common stock.

Proposed New York Stock Exchange symbol	“NNI.”

      Unless specifically stated otherwise, the information in this prospectus:

•	assumes no exercise of the underwriters’ overallotment option of shares;

•	assumes an initial public offering price of $ per share, the midpoint of the estimated initial public offering price range indicated on the front cover of this prospectus; and

•	reflects our recapitalization described below under the heading “Description of Capital Stock — Recapitalization” and a subsequent reduction in the number of authorized shares of Class B common stock.

Summary Consolidated Financial Data

      You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 from our audited financial statements included elsewhere in this prospectus. We derived the financial data as of December 31, 2000 from our audited financial statements not included in this prospectus. We derived the financial data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 from our unaudited financial statements included elsewhere in this prospectus. Results for interim periods are not necessarily indicative of results to be expected during the remainder of the fiscal year or for any future periods. The as adjusted balance sheet data set forth below have been adjusted to give effect to the sale of                      shares of our Class A common stock in this offering and the use of $                million of the net proceeds from this offering to repay revolving credit indebtedness. See “Capitalization.”

	Six months ended June 30,		Year ended December 31,

	2003	2002	2002	2001	2000

	(dollars in thousands, except per share data)
Income Statement Data:
Net interest income	$91,923	$116,135	$190,900	$114,565	$64,853
Less provision for loan losses	4,860	2,116	5,587	3,925	1,370

Net interest income after provision for loan losses	87,063	114,019	185,313	110,640	63,483
Loan servicing and other fee income	48,307	54,812	103,899	93,172	66,015
Software services and other income	9,454	9,392	21,909	7,713	8,431
Operating expenses	114,510	115,863	229,873	191,478	126,485
Income before income taxes and minority interest	30,314	62,360	81,248	20,047	11,444
Net income	17,904	37,788	48,538	7,147	4,520
Earnings per share, basic and diluted	$0.40	$0.84	$1.08	$0.16	$0.11
Weighted average shares outstanding	45,010,490	44,971,290	44,971,290	44,331,490	41,187,230

Other Data:
Origination and acquisition volume(a)	$1,835,954	$1,076,345	$2,665,786	$1,448,607	$1,027,498
Average student loans	$9,176,244	$7,887,699	$8,171,898	$5,135,227	$3,388,156
Student loans serviced (at end of period)	$17,866,278	$17,169,306	$17,863,210	$16,585,295	$11,971,095

Ratios:
Net interest margin(b)	1.86%	2.68%	2.15%	2.09%	1.76%
Return on average total assets	0.35%	0.83%	0.52%	0.12%	0.12%
Return on average equity	29.2%	80.0%	46.7%	11.7%	8.2%
Net loan charge-offs as a percentage of average student loans	0.068%	0.028%	0.047%	0.042%	0.055%

	As of June 30, 2003		As of December 31,

	Actual	As adjusted	2002	2001	2000

	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$47,776	$	$40,155	$36,440	$23,263
Student loan receivables, net	9,466,523		8,559,420	7,423,872	3,585,943
Total assets	10,413,114		9,766,583	8,134,560	4,021,948
Bonds and notes payable	10,179,726		9,447,682	7,926,362	3,934,130
Shareholders’ equity	127,189		109,122	63,186	54,161

(a)	Initial loans originated and acquired through various channels, including originations through our direct channel and acquisitions through our branding partner channel, our forward flow channel and the secondary market.

(b)	Net interest margin is computed by dividing net interest income by the sum of average student loans and the average balance of other interest earning assets.

RISK FACTORS

      You should carefully consider the following risk factors and all other information contained in this prospectus before investing in shares of our Class A common stock. Investing in our Class A common stock involves a high degree of risk. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our Class A common stock could decline and you may lose part or all of your investment.

Risks Related to Our Business and Industry

Failure to comply with governmental regulations or guaranty agency rules could harm our business.

      Our principal business is comprised of originating, acquiring, holding and servicing student loans made and guaranteed pursuant to the FFEL Program, which was created by the Higher Education Act. Most significant aspects of our lines of business are governed by the Higher Education Act. We are also subject to rules and regulations of the agencies that act as guarantors of the student loans, known as guaranty agencies. In addition, we are subject to certain federal and state banking laws, regulations and examinations.

      Our private loan portfolio is also subject to federal and state consumer protection laws and regulations, including state usury laws and related regulations and the Federal Truth in Lending Act. These laws and regulations impose substantial requirements upon lenders and servicers involved in consumer finance. Failure to comply with these laws and regulations could result in our liability to borrowers, the imposition of civil penalties and potential class action suits.

      Our failure to comply with regulatory regimes described above may arise from:

•	breaches of our internal control system, such as a failure to adjust manual or automated servicing functions following a change in regulatory requirements;

•	technological defects, such as a malfunction in or destruction of our computer systems; or

•	fraud by our employees or other persons in activities such as borrower payment processing.

Such failure to comply, irrespective of the reason, could subject us to loss of the federal guarantee on FFELP loans, costs of curing servicing deficiencies or remedial servicing, suspension or termination of our right to participate in the FFEL Program or to participate as a servicer, negative publicity and potential legal claims or actions brought by our servicing customers and borrowers.

We must satisfy certain requirements necessary to maintain the federal guarantees of our FFELP loans and we may incur penalties or lose our guarantees if we fail to meet these requirements.

      We must meet various requirements in order to maintain the federal guarantee on our FFELP loans. These requirements establish servicing requirements and procedural guidelines and specify school and borrower eligibility criteria. The federal guarantee on our FFELP loans is conditioned on compliance with origination, servicing and collection standards set by the DOE and guaranty agencies. FFELP loans that are not originated, disbursed or serviced in accordance with DOE regulations risk loss of their guarantee, in full or in part. If we experience a high rate of servicing deficiencies or costs associated with remedial servicing, and if we are unsuccessful in curing such deficiencies, the eventual losses on the loans that are not cured could be material.

      A guaranty agency may reject a loan for claim payment due to a violation of FFEL Program due diligence collection and servicing requirements. In addition, a guaranty agency may reject claims under other circumstances, including, for example, if a claim is not timely filed or adequate documentation is not maintained. Once a loan ceases to be guaranteed, it is ineligible for federal interest subsidies and special allowance payments. If a loan is rejected for claim payment by a guaranty agency, we continue to pursue the borrower for payment and/or institute a process to reinstate the guarantee.

      Rejections of claims as to portions of interest may be made by guaranty agencies for certain violations of the due diligence collection and servicing requirements, even though the remainder of a claim may be paid. Examples of errors that cause claim rejections include isolated missed collection calls or failures to send collection letters as required.

      School eligibility requirements, which include default rate limits, have been implemented by the DOE. In order to maintain eligibility in the FFEL Program, schools must maintain default rates below specified levels, and both guaranty agencies and lenders are required to ensure that loans are made to students attending schools that meet default criteria.

      If we fail to comply with any of the above requirements, we could incur penalties or lose the federal guarantee on some or all of our FFELP loans. Our actual loss experience on denied guarantee claims historically has not been material to our operations, but the impact on us could become material if losses were to increase substantially in future periods. During the last three fiscal years, our actual loss on denied guarantee claims did not exceed 0.004%.

Failure to comply with restrictions on inducements under the Higher Education Act could harm our business.

      The Higher Education Act generally prohibits a lender from providing inducements to educational institutions or individuals in order to secure applicants for FFELP loans. We have entered into various agreements to acquire marketing lists of prospective FFELP loan borrowers from sources such as college alumni associations. We pay to acquire these lists and for the completed applications for loans resulting therefrom. We believe that such arrangements are permissible and do not violate restrictions on inducements, as they fit within a regulatory exception recognized by the DOE for generalized marketing and advertising activities. The DOE has provided informal guidance to us that such arrangements do not raise any improper inducement issues, since such arrangements fall within the generalized marketing exception. If the DOE were to change its position, this could hurt our reputation and could potentially result in the DOE imposing sanctions on us. These sanctions could negatively impact our business.

Possible changes in legislation and regulations could have a negative impact upon our business.

      Pursuant to the terms of the Higher Education Act, the FFEL Program is periodically amended, and the Higher Education Act must be reauthorized by Congress every five years in order to prevent sunset of that Act. Changes in the Higher Education Act made in the two most recent reauthorizations have included reductions in student loan yields paid to lenders, increased fees paid by lenders and a decreased level of federal guarantee. Future changes could result in further negative impacts on our business. Moreover, there can be no assurance that the provisions of the Higher Education Act, which is scheduled to expire on September 30, 2004, will be reauthorized. While Congress has consistently extended the effective date of the Higher Education Act, it may elect not to reauthorize the DOE’s ability to provide interest subsidies, special allowance payments and federal guarantees for student loans. Such a failure to reauthorize would reduce the number of federally guaranteed student loans available for us to originate and/or acquire in the future and would materially adversely affect us.

      In addition, funds for payment of interest subsidies and other payments under the FFEL Program are subject to annual budgetary appropriation by Congress. In recent years, federal budget legislation has contained provisions that have restricted payments made under the FFEL Program to achieve reductions in federal spending. Future legislation may adversely affect expenditures by the DOE and the financial condition of guaranty agencies.

      Efforts are underway to pass legislation which would permit borrowers holding consolidation loans made under the Higher Education Act to refinance their loans under the FFEL Program multiple times, rather than only once, which would open approximately 39% of our student loan portfolio to further refinancing. Similar legislation may also abolish the so-called single holder rule, which restricts the ability of other lenders to consolidate student loans away from a lender that owns all of a particular borrower’s loans. This would put approximately one-third of our non-consolidated portfolio at risk of being consolidated away by our competitors. In addition, if legislation is enacted to allow variable-rate consolidation loans or to extend the term of Stafford loans, we may experience a decrease in our consolidation loan opportunities. Accordingly, any of these legislative changes could have a material adverse impact upon us. In addition, the DOE oversees and implements the Higher Education Act and periodically issues regulations and interpretations of that Act. Changes in such regulations and interpretations could negatively impact our business.

 Variation in the maturities, timing of rate reset and variation of indices of our assets and liabilities may pose risks to us.

      Because we generate the majority of our earnings from the spread between the yield we receive on our portfolio of student loans and the cost of financing these loans, the interest rate sensitivity of our balance sheet could have a material effect on our results of operations. Although the majority of our student loans have variable rate characteristics in certain interest rate environments, certain of our student loans include fixed-rate components depending upon loan terms and the rate reset provisions and the special allowance payment formula, set by the DOE. We have financed the majority of our student loan portfolio with variable-rate debt. Absent utilization of derivative instruments to match the interest rate characteristics and duration of the assets and liabilities, fluctuations in the interest rate environment may affect our results of operations. Such fluctuations may be adverse and may be material.

      In the current low interest rate environment, our FFELP loan portfolio is yielding excess income due to the reduction in the interest rates on the variable-rate liabilities financing student loans at a fixed borrower rate. Absent the use of certain derivative instruments, a rise in interest rates will have an adverse effect on earnings and fair values. In higher interest rate environments, where the interest rate rises above the borrower rate and fixed-rate loans become variable, the impact of the rate fluctuations is reduced. If we employ certain derivative instruments to limit the volatility of fluctuating interest rates, rising interest rates may limit the effectiveness of the derivative instruments.

      Loans that reset annually on each July 1 can generate excess spread income as compared to the rate based on the special allowance payment formula in certain declining interest rate environments. We refer to this additional income as variable rate floor income, and it is included in loan interest income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.” Historically, we have earned variable rate floor income in declining interest rate environments. Since the rates are reset annually, we view these earnings as temporary and not necessarily sustainable. Our ability to earn variable rate floor income in future periods is dependent upon the interest rate environment following the annual reset of borrower rates, and we cannot assure you that such environment will exist in the future.

      Due to the variability in duration of our assets and varying market conditions, we do not attempt to perfectly match the interest rate characteristics of our entire loan portfolio with the underlying debt instruments. At June 30, 2003, approximately 43.3% of our assets was earning interest at the current fixed rate, while only 10.3% of the liabilities used to finance those assets was set at fixed rates. This mismatch in duration and interest rate characteristics could have a negative impact on our results of operations. We have employed various derivative instruments to somewhat offset this mismatch. An increase in short-term rates of 100 basis points would decrease our earnings per share by approximately $0.16 while a corresponding decrease in short-term interest rates of 100 basis points would increase our earnings per share by approximately $0.18. Changes in interest rates, the composition of our student loan portfolio and derivative instruments will impact the effect of interest rates on our earnings, and we cannot predict any such impact with any level of certainty.

              Market risks to which we are subject may have an adverse impact upon our business and operations.

      Our primary market risk exposure arises from fluctuations in our borrowing and lending rates, the spread between which could be impacted by shifts in market interest rates. The borrower rates on our FFELP loans are generally reset by the DOE each July 1st based on a formula determined by the date of the origination of the loan, with the exception of rates on consolidation loans which are fixed to term. The interest rate we actually receive on our FFELP loans is the greater of the borrower rate and a rate determined by a formula based on a spread to either the 91-day Treasury Bill index or the 90-day commercial paper index, depending on when the loans were originated and the current repayment status of the loans.

      We issue asset-backed securities, both fixed- and variable-rate, to fund our student loan assets. The variable-rate debt is generally indexed to 90-day LIBOR or set by auction. The income generated by our student loan assets is generally driven by different short-term indices than our liabilities, which creates interest rate risk for us. We have historically borne this risk internally through the net spread on our portfolio while continuing to monitor our interest rate risk.

Our derivative instruments may not be successful in managing our interest rate risks.

      When we utilize derivative instruments, we utilize them to manage our interest rate sensitivity. Although we do not use derivative instruments for speculative purposes, our derivative instruments may not meet the criteria set forth in Statement of Financial Accounting Standards, or SFAS, No. 131, Accounting for Derivatives Instruments and Hedging Activities which would allow us to offset the changes in fair value of the derivative instrument against the effects of the changes in the hedged item in the statement of income. The derivative instruments we use are typically in the form of interest rate swaps and interest rate caps. Interest rate swaps effectively change variable-rate debt obligations either to fixed-rate debt obligations or to variable-rate debt obligations based on a different index. Interest rate caps effectively limit the maximum interest on variable-rate debt obligations. Developing an effective strategy for dealing with movements in interest rates is complex, and no strategy can completely insulate us from risks associated with such fluctuations. In addition, a counterparty to a derivative instrument could default on its obligation thereby exposing us to credit risk. Further, we may have to repay certain costs, such as transaction fees or brokerage costs, if a derivative instrument is terminated by us. Finally, our interest rate risk management activities could expose us to substantial losses if interest rates move materially differently from our expectations. As a result, we cannot assure you that our economic hedging activities will effectively manage our interest rate sensitivity or have the desired beneficial impact on our results of operations or financial condition.

      During 2001, we entered into an interest rate swap arrangement with a notional amount of $500 million. This swap was adjusted to fair value in our statements of income, resulting in a $579,000 gain in 2002 and a $3.0 million loss in 2001. This swap expired in June 2002. The only derivative instruments entered into in 2002 were embedded credit enhancement products within our securitization transactions. In the third quarter of 2003, we entered into various interest rate swap agreements, a basis swap and a cap contract with an aggregate notional amount of $3.5 billion.

We face liquidity risks due to the fact that our operating and warehouse financing needs are substantially provided by third-party sources.

      Our primary funding needs are those required to finance our student loan portfolio and satisfy our cash requirements for new student loan originations and acquisitions, operating expenses and technological development. Our operating and warehouse financings are substantially provided by third parties, over which we have no control. Unavailability of such financing sources may subject us to the risk that we may be unable to meet our financial commitments to creditors, branding partners, forward flow lenders or borrowers when due unless we find alternative funding mechanisms.

      We rely upon conduit warehouse loan financing vehicles to support our funding needs on a short-term basis. There can be no assurance that we will be able to maintain such warehouse financing in the future. We currently have four such conduit facilities in place, with various maturity dates. Currently, the aggregate short-term commitment amount from our conduit lenders is over $2 billion. There can be no assurance that we will be able to maintain such conduit facilities, find alternative funding or increase the commitment level of such facilities, if necessary. The term of each conduit facility is less than one year, and each facility is renewable at the option of the lender and may be terminated at any time for cause. While our conduit facilities have historically been renewed for successive terms, there can be no assurance that this will continue in the future. Our general operating lines of credit are also for terms of less than one year each, are renewable at the option of the lenders and may be terminated at any time for cause.

Characteristics unique to asset-backed securitization pose risks to our continued liquidity.

      We have historically relied upon, and expect to continue to rely upon, asset-backed securitizations as our most significant source of funding for student loans on a long-term basis. Approximately $8.6 billion of our student loans were funded by long-term asset backed securitizations as of September 30, 2003, and approximately $7.1 billion of our student loans were funded by asset-backed securitizations as of December 31, 2002. The net cash flow we receive from the securitized student loans generally represents the excess amounts, if any, generated by the underlying student loans over the amounts required to be paid to the bondholders, after deducting servicing fees and any other expenses relating to the securitizations. In addition, some of the residual interests in these securitizations have been pledged to secure additional bond obligations. Our rights to cash flow from securitized student loans are subordinate to bondholder interests and these loans may fail to generate any cash flow beyond what is due to pay bondholders.

      The interest rates on certain of our asset-backed securities are set and periodically reset via a “dutch auction” utilizing remarketing agents for varying intervals ranging from seven to 91 days. Investors and potential investors submit orders through a broker-dealer as to the principal amount of notes they wish to buy, hold or sell at various interest rates. The broker-dealers submit their clients’ orders to the auction agent or remarketing agent, who determines the interest rate for the upcoming period. If there are insufficient potential bid orders to purchase all of the notes offered for sale or being repriced, we could be subject to interest costs substantially above the anticipated and historical rates paid on these types of securities. A failed auction or remarketing could also reduce the investor base of our other financing and debt instruments.

      Rising interest rates existing at the time our asset-backed securities are remarketed may cause other competing investments to become more attractive to investors than our securities, which may decrease our liquidity. We periodically utilize a variety of derivative instruments in order to protect against changing interest rate environments. To the extent that anticipated changes in interest rates differ from actual changes in interest rates, these derivative instruments may not operate as effective hedges.

Future losses due to defaults on loans held by us present credit risk which could adversely affect our earnings.

      More than 99% of our student loan portfolio as of June 30, 2003 was comprised of FFELP loans. These loans benefit from a federal guarantee of between 98% and 100% of their principal balance and accrued interest. We bear full risk of losses experienced with respect to the unguaranteed portion of the student loans.

      Losses on our private loans will be borne by us, with the exception of certain privately insured loans. Privately insured loans constitute a minority of our private loan portfolio. The loan loss pattern on our private loan portfolio is not as developed as that on our FFELP loan portfolio. As of June 30, 2003, the aggregate principal balance of private loans comprised less than 1% of our entire student loan portfolio; however, it is expected to increase to between 1% and 2% over the next three years. There can be no assurance that this percentage will not further increase over the long term.

      The performance of student loans in our portfolio is affected by the economy, and a prolonged economic downturn may have an adverse effect on the credit performance of these loans. While we have provided allowances estimated to cover losses that may be experienced in both our student loans that are federally guaranteed under the FFEL Program as well as our private loan portfolio, there can be no assurance that such allowances will be sufficient to cover actual losses in the future.

We could experience cash flow problems if a guaranty agency defaults on its guarantee obligation.

      A deterioration in the financial status of a guaranty agency and its ability to honor guarantee claims on defaulted student loans could result in a failure of that guaranty agency to make its guarantee payments in a timely manner, if at all. The financial condition of a guaranty agency can be adversely affected if it submits a large number of reimbursement claims to the DOE, which results in a reduction of the amount of reimbursement that the DOE is obligated to pay the guaranty agency. The DOE may also require a guaranty agency to return its reserve funds to the DOE upon a finding that the reserves are unnecessary for the guaranty agency to pay its FFELP expenses or to serve the best interests of the FFEL Program.

      If the DOE has determined that a guaranty agency is unable to meet its guarantee obligations, the loan holder may submit claims directly to the DOE, and the DOE is required to pay the full guarantee claim. However, the DOE’s obligation to pay guarantee claims directly in this fashion is contingent upon the DOE making the determination that a guaranty agency is unable to meet its guarantee obligations. The DOE may not ever make this determination with respect to a guaranty agency and, even if the DOE does make this determination, payment of the guarantee claims may not be made in a timely manner, which could result in our experiencing cash shortfalls.

Failure of counterparties to perform under credit enhancement agreements could harm our business.

      In connection with our securitizations, we periodically utilize credit enhancements or other support agreements such as letters of credit, bond insurance and interest rate swap agreements. We utilize these credit enhancement agreements in order to improve the marketability of certain of our asset-backed securities when such enhancements will lower our over-all costs with respect to these securities. We cannot assure performance of the counterparties to these various agreements, and failure of such counterparties to perform their obligations under these agreements could impair the viability of our underlying debt or securitization structures, which in turn could adversely impact our results of operations and financial condition.

Competition created by the Federal Direct Loan Program and from other lenders and servicers may adversely impact our business.

      In 1992, Congress created the William D. Ford Federal Direct Loan Program, which we refer to as the FDL Program or the FDLP. Under the FDL Program, the DOE makes loans directly to student borrowers through the educational institutions they attend. The volume of student loans made under the FFEL Program and available for us to originate or acquire may be reduced to the extent loans are made to students under the FDL Program. In addition, if the FDL Program expands, to the extent the volume of loans serviced by us is reduced, we may experience reduced economies of scale, which could adversely affect our earnings. Loan volume reductions could further reduce amounts received by the guaranty agencies available to pay claims on defaulted student loans.

      In the FFELP market, we face significant competition from SLM Corporation, the parent company of Sallie Mae. SLM Corporation services nearly half of all outstanding FFELP loans and is the largest holder of student loans, with a portfolio of approximately $70 billion. We also face intense competition from other existing lenders and servicers. As we expand our student loan origination and acquisition activities, that expansion may result in increased competition with some of our servicing customers. This has in the past resulted in servicing customers terminating their contractual relationships with us, and we could in the future lose more servicing customers as a result. As we seek to further expand our business, we will face numerous other competitors, many of which will be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do and have greater financial and other resources than we do. In addition, several of our competitors have large market capitalizations or cash reserves and are better positioned to acquire companies or portfolios in order to gain market share than we are. Furthermore, many of the institutions with which we compete have significantly more equity relative to their asset bases than we do. Consequently, such competitors may have more flexibility to address the risks inherent in the student loan business. Finally, some of our competitors are tax-exempt organizations which do not pay federal or state income taxes and which generally receive floor income on certain tax-exempt obligations on a greater percentage of their student loan portfolio than we do because they have financed a greater percentage of their student loans with tax-exempt obligations issued prior to October 1, 1993 than we have. These factors could give our competitors a strategic advantage.

Higher rates of prepayments of student loans could reduce our profits.

      Pursuant to the Higher Education Act, borrowers may prepay loans made under the FFEL Program at any time. Prepayments may result from consolidating student loans, which tends to occur more frequently in low interest rate environments, from borrower defaults, which will result in the receipt of a guarantee payment, and from voluntary full or partial prepayments, among other things. High prepayment rates will have the most impact on our asset-backed securitization transactions priced in relation to LIBOR. At June 30, 2003, we had three transactions outstanding totaling approximately $2.6 billion which had experienced cumulative prepayment rates of 18.3% to 19.1%, respectively. At December 31, 2002, we had two transactions outstanding totaling approximately $2.0 billion which had experienced cumulative prepayment rates of 14.3% and 15.9%, respectively. The rate of prepayments of student loans may be influenced by a variety of economic, social and other factors affecting borrowers, including interest rates and the availability of alternative financing. Our profits could be adversely affected by higher prepayments, which would reduce the amount of interest we receive and expose us to reinvestment risk.

Increases in consolidation loan activity by us and our competitors present a risk to our loan portfolio and profitability.

      Our portfolio of FFELP loans is subject to refinancing through the use of consolidation loans, which are expressly permitted by the Higher Education Act. Consolidation loan activity may result in three detrimental effects on us. First, when we consolidate loans already held by us, the new consolidation loans have a lower yield than the loans being refinanced due to the statutorily mandated consolidation loan rebate fee of 1.05% per year. Although consolidation loans generally feature higher average balances, longer average lives and slightly higher special allowance payments, such attributes may not be sufficient to counterbalance the cost of the rebate fees. Second, and more significantly, we may lose student loans in our portfolio that are consolidated away by competing lenders. In prior years, our competitors consolidated away more student loans from us than we consolidated away from our competitors. Increased consolidations of student loans away from us by our competitors may result in a negative return on loans, when considering the origination costs or acquisition premiums paid with respect to these loans. Additionally, consolidation of loans away from us can result in a decrease of our servicing portfolio, thereby decreasing fee-based servicing income. Third, increased consolidations by us of our own student loans create cash flow risk because we incur upfront consolidation costs, which are in addition to the origination or acquisition costs we incurred in connection with the underlying student loans, while extending the repayment schedule of the consolidated loans.

The volume of available student loans may decrease in the future and may adversely affect our income.

      Our student loan originations generally are limited to students attending eligible educational institutions in the United States. Volumes of originations are greater at some schools than others, and our ability to remain an active lender at a particular school with concentrated volumes is subject to a variety of risks, including the fact that each school has the option to remove us from its “preferred lender” list or to add other lenders to its “preferred lender” list, the risk that a school may enter the FDL Program or the risk that a school may begin making student loans itself. We acquire student loans through forward flow commitments with other student loan lenders, but each of these commitments has a finite term. There can be no assurance that these lenders will renew or extend their existing forward flow commitments on terms that are favorable to us, if at all, following their expiration.

      In addition, as of June 30, 2003, approximately 54% of the loans we serviced were owned by third parties. To the extent that our third-party servicing clients reduce the volume of student loans that we process on their behalf, our income would be reduced, and, to the extent the related costs could not be reduced correspondingly, our net income could be materially adversely affected. Such volume reductions occur for a variety of reasons, including if our third-party servicing clients commence or increase internal servicing activities, shift volume to another service provider, perhaps because such other service provider does not compete with the client in student loan originations and acquisitions or exit the FFEL Program completely.

Special allowance payments on student loans originated or acquired with the proceeds of certain tax-exempt obligations may limit the interest rate on certain student loans to our detriment.

      Student loans originated or acquired with the proceeds of tax-exempt obligations issued prior to October 1, 1993, as well as student loans acquired with the sale proceeds of those student loans, receive only a portion of the special allowance payment which they would otherwise be entitled to receive, but are guaranteed a minimum rate of return of 9.5% per year, less the applicable interest rate for the student loan.

      As of September 30, 2003, approximately $1.7 billion of our student loan portfolio was comprised of loans which were financed with the proceeds of tax-exempt obligations issued prior to October 1, 1993. Based upon provisions of the Higher Education Act and related interpretations by the DOE, we believe that, for each of these student loans, we will receive partial special allowance payments, subject to the 9.5% minimum rate of return. However, the DOE may change its regulations or its interpretations of existing regulations, or the Higher Education Act may be amended, to eliminate this special allowance payment treatment. In this event, we would receive regular special allowance payments, but with no minimum rate of return.

      In the current low interest rate environment, we generally receive partial special allowance payments and the minimum 9.5% rate of return with respect to our eligible student loans originated or acquired with qualifying tax-exempt proceeds. In a higher interest rate environment, however, the regular special allowance payments on loans not originated or acquired with qualifying tax-exempt proceeds may exceed the total subsidy to holders of eligible loans originated or acquired with qualifying tax-exempt proceeds. Thus, in a higher interest rate environment, these loans could have an adverse effect upon our earnings. For further information regarding special allowance payments, see “Industry Overview — Student Loan Business Model.”

Failures in our information technology system could materially disrupt our business.

      Our servicing and operating processes are highly dependent upon our information technology system infrastructure, and we face the risk of business disruption if failures in our information systems occur, which could have a material impact upon our business and operations. We depend heavily on our own computer-based data processing systems in servicing both our own student loans and those of third-party servicing customers. On January 1, 2002, we converted the great majority of the student loans we service to a computer hardware and software platform developed and maintained by an affiliated company. In November 2002, we converted our remaining approximately $3 billion of student loans to this same computer hardware and software platform. Problems or errors of which we are not currently aware may have occurred in connection with this conversion, and problems or errors may occur in the future in connection with the conversion of newly originated and acquired loans to our platform. If servicing errors do occur, they may result in a loss of the federal guarantee on the FFELP loans that we service or in a failure to collect amounts due on the student loans that we service. In addition, although we regularly back up our data and maintain detailed disaster recovery plans, we do not maintain fully redundant information systems. A major physical disaster or other calamity that causes significant damage to our information systems could adversely affect our business. Additionally, loss of our information systems for a sustained period of time could have a negative impact on our performance and ultimately on our cash flow in the event we were unable to process borrower payments.

Transactions with affiliates and potential conflicts of interest of certain of our officers and directors, including one of our Co-Chief Executive Officers, pose risks to our shareholders.

      We have entered into certain contractual arrangements with entities controlled by Michael S. Dunlap, our Chairman and Co-Chief Executive Officer and one of our principal shareholders, and members of his family and, to a lesser extent, with entities in which other directors and members of management hold equity interests or board or management positions. Such arrangements constitute a significant portion of our business and include, among other things:

•	performance of servicing duties;

•	sales of student loans by such affiliates to us; and

•	sales of student loan origination rights by such affiliates to us.

These arrangements may present potential conflicts of interest.

      Many of these arrangements are with Union Bank in which Michael S. Dunlap owns an indirect interest and of which he serves as non-executive chairman. Union Bank is a significant source of student loans to us and a significant servicing customer of ours.

      In the six months ended June 30, 2003 and in 2002, approximately 24% and 14%, respectively, of the principal amount of the student loans added to our portfolio were acquired from Union Bank, a portion of which loans were originated by Union Bank and portion of which were originated by third parties. We believe that the acquisitions were made on terms similar to those made from unrelated entities. We intend to maintain our relationship with Union Bank, which we believe provides substantial benefits to us, although there can be no assurance that all transactions in which we engage with Union Bank are, or in the future will be, on terms that are no less favorable than we could obtain from an unrelated third party. For information on affiliated transactions, see “Related Party Transactions.”

Material problems affecting Union Bank could have a material adverse effect on us.

      The ability of Union Bank to continue to do business with us will depend on the development of Union Bank’s own business, financial condition and results of operations, which will be affected by competitive and other factors beyond our control or knowledge. Because Union Bank is a privately held company, an investor in our Class A common stock might have little advance warning of problems affecting Union Bank, even though these problems could have a material adverse effect on us. For further information regarding affiliated transactions, see “Related Party Transactions.”

Imposition of personal holding company tax would decrease our net income.

      A corporation is considered to be a “personal holding company” under the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, if at least 60% of its adjusted ordinary gross income is “personal holding company income” (generally, passive income) and at any time during the last half of the taxable year more than half, by value, of its stock is owned by five or fewer individuals, as determined under attribution rules of the Code. A personal holding company is subject to an additional tax on its undistributed personal holding company income, currently at a 15% rate. Before this offering, more than half the value of our stock was held by five or fewer individuals, and immediately after this offering, we expect that this will continue to be the case. We believe that we can avoid current personal holding company tax through intercompany distributions, and we expect to be able to manage our exposure to this tax for the next two years in this manner. However, it is possible that thereafter more than 60% of our adjusted ordinary gross income could be classified as personal holding company income. If that were to occur, and if more than half of our value continued to be held by five or fewer individuals, we could become subject to the personal holding company tax. On June 30, 2003, we submitted a request for a private letter ruling from the Internal Revenue Service, seeking a determination that our interest and fee income arising from federally guaranteed student loans does not constitute personal holding company income. If the Internal Revenue Service grants our request, we expect that we will not be subject to the personal holding company tax. If the Internal Revenue Service does not grant our request, and if there is a likelihood that we would incur personal holding company tax, then we and our controlling shareholder, Michael S. Dunlap, have agreed to take such steps as are necessary to avoid imposition of the tax by ensuring that more than half the value of our stock is not owned by five or fewer individuals. These steps could include the conversion by Mr. Dunlap of shares of Class B common stock that he owns into Class A common stock, divestitures of common stock by Mr. Dunlap and public offerings of newly issued shares of common stock. If Mr. Dunlap or we were to fail to take these steps, or fail to take them in a timely manner, then we could become subject to personal holding company tax in the future.

“Do not call” registries may limit our ability to market our products and services.

      Our direct marketing operations are or may become subject to various federal and state “do not call” list requirements. The Federal Trade Commission has recently amended its rules to provide for a national “do not call” registry. Under these new federal regulations, which are currently being challenged in court, consumers may have their phone numbers added to the national “do not call” registry. Generally, we will be prohibited from calling anyone on that registry. In September 2003, telemarketers will have access to the registry and will be required to compare their call lists against the national “do not call” registry at least once every 90 days. We also will be required to pay a fee to access the registry on a quarterly basis. Enforcement of the “do not call” provisions will begin in the fall of 2003, and the rule provides for fines of up to $11,000 per violation and other possible penalties. This rule may restrict our ability to market effectively our products and services to new customers. Furthermore, compliance with this new rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities.

Our inability to maintain our relationships with significant branding partners and/or customers could have an adverse impact on our business.

      Our inability to maintain strong relationships with significant schools, branding partners, servicing customers, guaranty agencies and software licensees could result in loss of:

•	loan origination volume with borrowers’ attending certain schools;

•	loan origination volume generated by some of our branding partners;

•	loan and guarantee servicing volume generated by some of our loan servicing customers and guaranty agencies; and

•	software licensing volume generated by some of our licensees.

      We cannot assure you that our forward flow channel lenders or our branding partners will continue their relationships with us. Loss of a strong relationship, like that with a significant branding partner such as Union Bank, or with schools such as the University of Phoenix and Nova Southeastern University from which we directly or indirectly acquire a significant volume of student loans, could result in an adverse effect on our business. For example, Nova Southeastern University, from which we purchased FFELP loans (through its relationship with Union Bank) which comprised approximately 5.9% of our total student loan volume in the nine months ended September 30, 2003 and 7.4% in 2002, has informed us and Union Bank, the direct acquirer of the student loans, of its intent not to renew its sale commitment starting January 2007, in order to make a request for a proposal to potential purchasers.

Risks Related to This Offering

Future sales of our Class A common stock may depress our stock price.

      The market price of our Class A common stock could decline as a result of sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future equity offerings. There will be                    shares of our Class A common stock and 14,023,454 shares of our Class B common stock, which are convertible on a one-for-one basis into shares of Class A common stock, outstanding immediately after this offering.

      All of the shares of our Class A common stock sold in this offering will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act of 1933. Substantially all of the remaining shares of our Class A common stock, including shares of Class A common stock issued upon conversion of shares of Class B common stock, will be eligible for immediate sale in the public market pursuant to Rule 144 under the Securities Act of 1933 (other than shares of common stock held by our affiliates which will be subject to volume limitations) subject to 180-day lock-up agreements with the underwriters and to our share retention policy. See “Description of Capital

Stock — Share Retention Policy” and “Shares Eligible for Future Sale — Sales of Restricted Shares” and “— Lock-up Agreements.”

      We and our executive officers and directors and all of our shareholders have entered into 180-day lock-up agreements with the underwriters. The lock-up agreements prohibit each of us from selling or otherwise disposing of shares of common stock except in limited circumstances. The lock-up agreements are only contractual agreements, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, at their discretion, can waive the restrictions of any lock-up agreement at an earlier time without prior notice or announcement and allow any of us to sell shares of common stock. If the restrictions in the lock-up agreement are waived, shares of our Class A common stock will be available for sale into the public market, subject to applicable securities laws and our share retention policy, which could reduce the market price for shares of our Class A common stock. Our share retention policy prevents, subject to some exceptions, our officers or the officers of any of our direct or indirect subsidiaries at or above the level of executive director, defined for purposes of this policy as Executives, from selling or otherwise disposing of a number of shares of common stock in any calendar year in excess of one-third of the number of shares of common stock beneficially owned by such Executive on the first day of the calendar year. See “Description of Capital Stock — Share Retention Policy” and “Shares Eligible for Future Sale — Sales of Restricted Shares.”

      Michael S. Dunlap, Stephen F. Butterfield and persons related to them and trusts in which they have beneficial interests have the right, subject to limitations, to make two written demands of Nelnet for registration with the Securities and Exchange Commission of all or part of their common stock. These shareholders also have piggyback registration rights for their common stock following the consummation of this offering. See “Description of Capital Stock — Registration Rights.”

You will experience immediate and substantial dilution as a result of this offering.

      You will pay a price per share that substantially exceeds the per share value of our tangible assets after subtracting our total liabilities. As a result, if we were to distribute our net tangible assets to our shareholders immediately following this offering, you would receive less than the amount you paid for your shares of our Class A common stock. As of June 30, 2003, our net tangible book value was $2.51 per share of common stock. After giving effect to the issuance and sale of                      shares of our Class A common stock in this offering, and after deducting the underwriting discounts and estimated offering expenses that we will pay, our pro forma net tangible book value as of June 30, 2003 would have been $          per share of common stock. This represents an immediate increase in net tangible book value of $          per share to existing shareholders and an immediate dilution of $          per share to new investors purchasing shares of Class A common stock in this offering. See “Dilution.”

Our executive officers, directors and principal shareholders own a large percentage of our common stock and will be able to control substantially all corporate decisions.

      Immediately after this offering, our executive officers, directors and principal shareholders will beneficially own, in the aggregate,           % of our outstanding Class A common stock, and Michael S. Dunlap and Stephen F. Butterfield, our Co-Chief Executive Officers, persons related to them and trusts in which they have beneficial interests will beneficially own Class A and Class B common stock representing           % of the combined voting power of our common stock. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted upon by our shareholders. As a result, our executive officers, directors and principal shareholders, as a group, and Messrs. Dunlap and Butterfield, by themselves, will be able to control substantially all matters requiring approval by our shareholders, including the election of all directors, and they may do so in a manner with which you may not agree or which may not be in the best interest of other shareholders. See “Description of Capital Stock — Common Stock.”

Our management will have broad discretion in the use of net proceeds from this offering and may not use them effectively.

      As of the date of this prospectus, we cannot specify with certainty the amounts we will spend on particular uses from the net proceeds that we will receive from this offering. Our management will have broad discretion in the application of these net proceeds, but currently intends to use them as described in “Use of Proceeds.” The failure by our management to apply these net proceeds effectively could adversely affect our ability to continue to develop our business.

Provisions of our charter and by-laws and Nebraska law may inhibit a takeover, which could negatively affect our stock price.

      Provisions of our charter and by-laws could discourage potential acquisition proposals or make it more difficult for a third party to acquire control of us. These provisions include, among others, the authority of our board of directors to create and issue rights entitling the holders thereof to purchase our securities or the securities of any other corporation. In addition, we are subject to the provisions of the Nebraska Shareholders Protection Act, an anti-takeover law, which may also dissuade a potential acquiror of our common stock. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting stock or may delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price. See “Description of Capital Stock — Nebraska Anti-takeover Law and Certain Charter and By-law Provisions.”

A potential conflict of interest may exist with respect to a member of the selling group for this offering.

      UFS Securities, LLC, or UFS Securities, is one of our wholly owned subsidiaries and is also acting as a member of the selling group for this offering. As our wholly owned subsidiary, UFS Securities’ participation in the selling process may involve certain conflicts of interest. Pursuant to Conduct Rule 2720 of the National Association of Securities Dealers, Inc., the shares of Class A common stock are being offered at a price no higher than that recommended by J.P. Morgan Securities Inc., which is acting as a qualified independent underwriter, or QIU. Although the QIU has participated in the preparation of this prospectus and the registration statement and is required to satisfy customary due diligence obligations with respect thereto, there can be no assurance that conflicts will not arise with respect to the offering, or, if conflicts do arise, that they will be resolved in a manner favorable to investors.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “intend,” “potential” or the negative of such terms or other similar expressions.

      The forward-looking statements reflect our current expectations and views about future events. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on the forward-looking statements.

      You should understand that the following factors, among other things, could cause our results to differ materially from those expressed in forward-looking statements:

•	changes in terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations that may reduce the volume, average term, costs and yields on education loans under the FFEL Program or for non-FFELP loans or result in loans being originated or refinanced under non-FFEL programs or affect the terms upon which banks and others agree to sell FFELP loans to us;

•	changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, which could reduce demand for our products and services or increase our costs; and

•	changes in the general interest rate environment and in the securitization markets for education loans, which could increase the costs or limit the availability of financings necessary to originate, purchase or carry education loans or expose us to losses on our derivative instruments.

We discuss many of these risks and uncertainties in greater detail under the heading “Risk Factors.”

      You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. We may not update the forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the forward-looking statements by these cautionary statements.

USE OF PROCEEDS

      Our net proceeds from this offering are estimated to be $           million, or $           million if the underwriters’ overallotment option is exercised in full, after deducting the underwriting discounts and estimated offering expenses that we will pay.

      We intend to use the net proceeds from this offering to originate and acquire interests in student loans potentially including up to approximately $55 million to fund a portion of the acquisitions described in “Prospectus Summary — Recent Developments,” to repay any revolving credit indebtedness outstanding at the closing of this offering and for general corporate purposes, including capital expenditures, working capital and possible acquisitions complementary to our business. The indebtedness to be repaid is revolving credit indebtedness with a weighted average interest rate of 1.40% as of October 23, 2003, and that matures on September 24, 2004. The proceeds of the indebtedness to be repaid were used to refinance one of our operating lines of credit. The borrowings under that line of credit were used to finance our 2001 acquisition of EFS, Inc., an Indiana student loan servicing and secondary market company. We do not expect revolving credit indebtedness to be repaid with the net proceeds of this offering to exceed $35 million. Except as described in “Prospectus Summary — Recent Developments,” we currently have no agreements or understandings with respect to any material acquisition.

      A portion of the net proceeds from this offering may be applied to capital expenditures, which could include costs incurred in connection with expanding our sales and marketing forces. Such expansion may include up to the addition, between August 2003 and the end of the first quarter of 2004, of approximately 10 additional personnel, who market to schools and are dispersed throughout the country. During the same time period, we may also use a portion of the net proceeds from this offering to add up to approximately 100 direct consumer marketing personnel in Denver, Colorado, 70 in Lincoln, Nebraska and 30 in Fredericksburg, Virginia.

      The foregoing uses of the net proceeds from this offering represent our current intentions based upon our present plans and business condition. We retain broad discretion in the allocation and use of the net proceeds of this offering and a change in our plans or business condition could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus. Pending the uses described above, we intend to invest the net proceeds from this offering in our student loan portfolio and/or short-term, investment grade securities.

DIVIDEND POLICY

      We have not declared or paid dividends on our capital stock during 2001, 2002 or 2003 and do not intend to pay any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors may deem relevant.

CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2003:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of shares of our Class A common stock in this offering and the use of $ million of the net proceeds from this offering to repay revolving credit indebtedness.

      You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	As of June 30, 2003

	Actual	As adjusted

	(in thousands, except share data)
Bonds and notes payable	$10,179,726	$
Shareholders’ equity:
Preferred stock, $0.01 par value:
50,000,000 shares authorized; no shares issued or outstanding actual or as adjusted	—		—
Class A common stock, $0.01 par value:
600,000,000 shares authorized; 31,015,034 shares issued and outstanding actual and as adjusted	310
Class B common stock, $0.01 par value:
15,000,000 shares authorized; 14,023,454 shares issued and outstanding actual and as adjusted	140		140
Additional paid-in capital	48,832
Retained earnings	77,907

Total shareholders’ equity	127,189

Total capitalization	$10,306,915	$

DILUTION

      If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our common stock after this offering.

      Our net tangible book value as of June 30, 2003 was approximately $112.9 million, or $2.51 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the issuance and sale of                      shares of our Class A common stock in this offering, and after deducting the underwriting discounts and estimated offering expenses that we will pay, our pro forma net tangible book value as of June 30, 2003 would have been approximately $                    million, or $          per share of common stock. This represents an immediate increase in net tangible book value of $          per share to existing shareholders and an immediate dilution of $          per share to new investors purchasing shares of Class A common stock in this offering.

      The following table illustrates this dilution:

Assumed initial public offering price per share	$

Net tangible book value per share as of June 30, 2003		$2.51
Increase per share attributable to this offering	$

Pro forma net tangible book value per share after this offering	$

Dilution per share to new investors	$

      The following table summarizes, as of June 30, 2003, on a pro forma basis, the total number of shares of common stock acquired from us for cash (in one case for cash and services) during the past five years by existing shareholders and the total consideration received by us and the average price per share paid by them and by new investors purchasing shares of Class A common stock in this offering, before deducting the underwriting discounts and estimated offering expenses that we will pay:

Shares purchased
Total consideration
		Percent of			Average price
	Number	total shares	Amount	Percent	per share

Existing shareholders purchasing shares in the past five years		%	$	%	$
New investors		%		%	$

Totals		%	$	100.0%	$

SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 from our audited financial statements included elsewhere in this prospectus. We derived the financial data as of December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 from our audited financial statements not included in this prospectus. We derived the financial data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 from our unaudited financial statements included elsewhere in this prospectus; and such unaudited interim financial statements reflect all material adjustments, consisting only of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation. Results for interim periods are not necessarily indicative of results to be expected during the remainder of the fiscal year or for any future periods.

	Six months ended June 30,		Year ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(dollars in thousands, except per share data)
Income Statement Data:
Net interest income	$91,923	$116,135	$190,900	$114,565	$64,853	$59,538	$19,855
Less provision for loan losses	4,860	2,116	5,587	3,925	1,370	1,800	899

Net interest income after provision for loan losses	87,063	114,019	185,313	110,640	63,483	57,738	18,956
Loan servicing and other fee income	48,307	54,812	103,899	93,172	66,015	—	—
Software services and other income	9,454	9,392	21,909	7,713	8,431	5,387	7,506
Operating expenses	114,510	115,863	229,873	191,478	126,485	47,417	22,086
Income before income taxes and minority interest	30,314	62,360	81,248	20,047	11,444	15,708	4,376
Net income	17,904	37,788	48,538	7,147	4,520	9,671	2,879
Earnings per share, basic and diluted	$0.40	$0.84	$1.08	$0.16	$0.11	$0.42	$0.14
Weighted average shares outstanding	45,010,490	44,971,290	44,971,290	44,331,490	41,187,230	22,863,444	21,000,000
Other Data:
Origination and acquisition volume(a)	$1,835,954	$1,076,345	$2,665,786	$1,448,607	$1,027,498	$2,015,263	$700,317
Average student loans	$9,176,244	$7,887,699	$8,171,898	$5,135,227	$3,388,156	$1,750,097	$1,147,842
Student loans serviced (at end of period)	$17,866,278	$17,169,306	$17,863,210	$16,585,295	$11,971,095	$—	$—
Ratios:
Net interest margin(b)	1.86%	2.68%	2.15%	2.09%	1.76%	2.60%	1.24%
Return on average total assets	0.35%	0.83%	0.52%	0.12%	0.12%	0.32%	0.21%
Return on average equity	29.2%	80.0%	46.7%	11.7%	8.2%	99.6%	109.2%
Net loan charge-offs as a percentage of average student loans	0.068%	0.028%	0.047%	0.042%	0.055%	0.033%	0.022%

	As of	As of December 31,
	June 30,
	2003	2002	2001	2000	1999	1998

	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$47,776	$40,155	$36,440	$23,263	$26,497	$11,636
Student loan receivables, net	9,466,523	8,559,420	7,423,872	3,585,943	2,989,985	1,814,625
Total assets	10,413,114	9,766,583	8,134,560	4,021,948	3,302,098	2,739,605
Bonds and notes payable	10,179,726	9,447,682	7,926,362	3,934,130	3,265,532	2,718,705
Shareholders’ equity	127,189	109,122	63,186	54,161	15,380	4,038

(a)	Initial loans originated and acquired through various channels, including originations through our direct channel and acquisitions through our branding partner channel, our forward flow channel and the secondary market.

(b)	Net interest margin is computed by dividing net interest income by the sum of average student loans and the average balance of other interest earning assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis by our management of our financial condition and results of operations in conjunction with our “Selected Consolidated Financial Data” and our financial statements and the related notes included elsewhere in this prospectus.

Overview

      We are a vertically integrated education finance company, with over $10 billion in total assets, making us one of the leading education finance companies in the country. We are focused on providing quality products and services to participants in the education finance process. Headquartered in Lincoln, Nebraska, we originate, hold and service student loans, principally loans originated under the Federal Family Education Loan Program. For 2002, we were the fourth largest holder and second largest servicer of FFELP loans. In addition, we, together with our branding partners, originated and acquired approximately $1.8 billion of student loans in the six months ended June 30, 2003 and $2.7 billion of student loans in 2002, making us a leading originator and acquirer of student loans.

      Our business is comprised of four primary product and service offerings:

•	Student loan originations, acquisitions and portfolio management. We provide student loan sales, marketing, originations, acquisition and portfolio management. We own a large portfolio of student loan assets through a series of education lending subsidiaries. As of June 30, 2003, our student loan portfolio was $9.5 billion, consisting of over 99% of FFELP loans and less than 1% of private loans. We generate loans owned in special purpose lending facilities through direct origination or through acquisition of loans. We generate the majority of our earnings from the spread between the yield we earn on our student loan portfolio and the cost of funding these loans. We also provide marketing and sales support and managerial and administrative support related to our asset generation activities, as well as those performed for our branding partners or other lenders who sell us loans. Revenues are primarily generated from interest earnings. While our net interest margin may vary due to fluctuations in interest rates, government special allowance payments ensure that we receive a minimum yield on our student loans, so long as certain requirements are met.

•	Student loan servicing. We service our student loan portfolio and the portfolios of third parties. We currently service or provide complete outsourcing of servicing activities for $18 billion in student loans, including approximately $8.3 billion of loans in our own portfolio. The servicing activities provided include loan origination activities, application processing, borrower updates, payment processing, claim processing and due diligence procedures. These activities are performed internally for our own portfolio in addition to generating fee revenue when performed for third-party clients.

•	Guarantee servicing. We provide servicing support to guaranty agencies, which includes system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking services, claim processing services and post-default collection services. We currently provide servicing support to agencies that guarantee $18 billion of FFELP loans. These activities generate fee revenue in addition to expanding our relationship with other participants in the education finance sector.

•	Servicing software. We provide student loan servicing software internally and to third-party student loan holders and servicers. We currently service $18 billion in student loans, which makes us the second largest servicer of FFELP loans, according to SLSA statistics. Our software is also used by third parties to service an additional $30 billion in student loans. We earn software license and maintenance fees annually from third-party clients for use of this software. We also provide computer consulting, custom software applications and customer service support.

      Our student loan portfolio has grown significantly through origination and acquisition. With the development of our fully integrated platform, we are positioned for sustained organic growth. We originated and acquired $1.8 billion of student loans in the six months ended June 30, 2003 and $2.7 billion in student loans during 2002 through various channels, including:

•	our direct channel, in which we originate student loans in one of our brand names directly to student and parent borrowers, which accounted for 46.5% and 40.7% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively;

•	our branding partner channel, in which we acquire student loans from lenders to whom we provide marketing and origination services, which accounted for 33.3% and 19.5% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively; and

•	our forward flow channel, in which we acquire student loans from lenders to whom we provide origination services, but provide no marketing services, or who have agreed to sell loans to us under forward sale commitments, which accounted for 16.8% and 21.7% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively.

      In addition, we also acquire student loans through spot purchases and whole-company acquisitions, which accounted for 3.4% and 18.1% of student loans that we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively. We have increased our student loan portfolio by $5.7 billion over the last two and a half years, including $2.9 billion of loans acquired in subsidiary acquisitions.

      Our student loan portfolio and asset growth will be significant factors in determining future growth in our net interest income as our primary source of income is interest earned on our student loan portfolio. If our student loan portfolio continues to grow and our net interest margin remains relatively stable, we expect our net interest income to increase after adjusting for any variable rate floor income. Interest income, and to a certain extent our net income, is also dependent upon the relative level of interest rates. While we expect our student loan portfolio and interest earning assets to continue to grow, which should cause interest income and earnings growth, we do not expect to continue to grow at historical levels. Specifically, our net income for the six months ended June 30, 2003 decreased $19.9 million, or 52.6%, as compared to the comparable period in 2002. Net interest income decreased by $24.2 million, or 20.7%, for the six months ended June 30, 2003 as compared to the comparable period in 2002. However, net interest income, excluding the effects of variable rate floor income, increased approximately $10.1 million, or 8.7%, for the six months ended June 30, 2003 as compared to the comparable period in 2002. This increase in net interest income, excluding variable rate floor income, has resulted from the portfolio growth previously discussed. Variable rate floor income occurs in certain declining interest rate environments, and we cannot predict whether these interest rate environments will occur in the future. We generally do not anticipate receiving or plan to receive variable rate floor income.

      We have positioned ourself for growth by building a strong foundation through mergers and acquisitions of related and unrelated entities. Although our assets and loan portfolios increased through these transactions, a key aspect of each transaction was its impact on our prospective organic growth and the development of our integrated platform of services. As a result of our rapid growth, the development of our platform and changes in operations, period-to-period comparability of our results of operations may be difficult. The following are the significant acquisitions that we have made since 2000:

•	We acquired the operations of UNIPAC Service Corporation, a related entity, in March 2000, which added servicing operations and growth potential.

•	We added the servicing and origination operations of InTuition Holdings, Inc. in June 2000, which expanded our presence in the southeastern United States.

•	We acquired MELMAC, Inc., a Maine student loan company, in January 2001, which increased our FFELP portfolio by $424 million, and increased our presence on the East Coast.

•	We acquired GuaranTec, LLP in June 2001, which expanded our products and services through the addition of guarantee servicing.

•	We acquired EFS, Inc. in December 2001, which increased our origination opportunities in the Midwest, increased our loan servicing operations and added $2.5 billion to our FFELP portfolio.

•	We acquired Idaho Financial Associates, Inc. in January 2002 and Charter Account Systems, Inc. in May 2002, which further secured and expanded our product suite through proven and tested loan servicing software products.

      Our earnings and earnings growth are directly affected by the size of our portfolio of student loans, the interest rate characteristics of our portfolio, the costs associated with financing and managing our portfolio and the costs associated with the origination and acquisition of the student loans in the portfolio. See “Liquidity and Capital Resources — Student Loan Portfolio.”

Net Interest Income

      We generate the majority of our earnings from the spread between the yield we receive on our portfolio of student loans and the cost of funding these loans. This spread income is reported on our income statement as net interest income. The amortization and write-offs of premiums or discounts, including capitalized costs of origination, the consolidation loan rebate fee and yield adjustments from borrower benefit programs are netted against loan interest income on our income statement. The amortization and write-offs of bond issuance costs are included in interest expense on our income statement.

      Our portfolio of FFELP loans generally earns interest at the higher of a variable rate based on the special allowance payment, or SAP, formula set by the DOE, and the borrower rate, which is fixed over a period of time. The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated and the loan’s repayment status. Depending on the type of student loan and when the loan was originated, the borrower rate is either fixed to term or is reset to a market rate each July 1. Loans that reset annually on each July 1 can generate excess spread income as compared to the rate based on the SAP formula in certain declining interest rate environments. We refer to this additional income as variable rate floor income and it is included in loan interest income as described further in “— Results of Operations” below. Historically, we have earned excess spread, or variable rate floor income, in declining interest rate environments as recently as our most recent fiscal year. Since the rates are reset annually, we view these earnings as temporary and not necessarily sustainable. Our ability to earn variable rate floor income in the future periods is dependent upon the interest rate environment following the annual reset of borrower rates, and we cannot assure that such environment will exist in the future.

      The table below sets forth the weighted average borrower interest rate and weighted average lender interest rate for all variable-rate student loan assets for the period indicated.

	As of September 30,		As of December 31,

	2003	2002	2002	2001	2000

Weighted average borrower interest rate	3.87%	5.29%	4.97%	7.02%	7.80%
Weighted average lender interest rate	3.54%	4.40%	4.27%	6.23%	7.80%

      Because we generate the majority of our earnings from the spread between the yield we receive on our portfolio of student loans and the cost of financing these loans, the interest rate sensitivity of our balance sheet is very important to our operations. The current and future interest rate environment can and will affect our interest earnings, net interest income and net income. The effects of changing interest rate environments are further outlined in “— Interest Rate Risk” below.

      On those FFELP loans with fixed to term borrower rates, primarily consolidation loans, we earn interest at the greater of the borrower rate or a variable rate based on the SAP formula. Since we finance the majority of our student loan portfolio with variable-rate debt, we may earn excess spread on these loans for an extended period of time.

      On most consolidation loans, we must pay a 1.05% per year rebate fee to the DOE. Those consolidation loans which have variable interest rates based on the SAP formula earn a yield less than that of a Stafford loan. Those consolidation loans which have fixed interest rates less than the sum of 1.05% and the variable rate based on the SAP formula also earn a yield less than that of a Stafford loan. As a result, as consolidation loans matching these criteria become a larger portion of our loan portfolio, there will be a lower yield on our loan portfolio in the short term. However, due to the extended terms of consolidation loans, we expect to earn the yield on these loans for a longer duration, making them beneficial to us in the long term.

      A portion of our FFELP loan portfolio, with an outstanding balance of $925.2 million as of June 30, 2003, is comprised of loans which were previously financed with tax-exempt obligations issued prior to October 1, 1993. Based upon provisions of the Higher Education Act and related interpretations by the DOE, we believe that we may be entitled to receive special allowance payments on these loans providing us with a 9.5% minimum rate of return. To date, we have not recognized interest income generated by these loans based on the 9.5% minimum rate of return. We have asked the DOE to confirm that we are allowed to recognize the income based on the 9.5% minimum rate of return. We have deferred recognition of this excess interest income pending satisfactory resolution of this issue. As of June 30, 2003, the amount of excess interest income deferred totaled approximately $5.9 million. Since we did not refinance loans with the aforementioned tax-exempt obligations until 2003, all of this deferred income was recorded this year.

      Investment interest income includes income from unrestricted interest-earning deposits and funds in our special purpose entities for our asset-backed securitizations.

Provision for Loan Losses

      We maintain an allowance for loan losses associated with our student loan portfolio at a level that is based on the performance characteristics of the underlying loans. We analyze the allowance separately for our FFELP loans and our private loans.

      The loan loss allowance attributable to FFELP loans consists of two components: a risk sharing reserve and a reserve for rejected guaranty agency claim losses, caused mainly by servicing defects. The risk sharing reserve is an estimate based on the amount of loans subject to the 2% risk sharing and on the historical experience of losses. The rejected claim loss reserve is based on the historical trend of ultimate losses on loans initially rejected for reimbursement by guaranty agencies. FFELP loans are guaranteed as to both principal and interest and, therefore, continue to accrue interest until the time they are paid by the guaranty agency. Once a FFELP loan is rejected for claim payment, our policy is to continue to pursue recovery of principal and interest, whether by curing the reject or collecting from the borrower. We attempt to cure the rejected claims through our collection efforts. As of June 30, 2003, we had an allowance for loan losses on FFELP loans aggregating approximately $10.3 million.

      In determining the private loan loss allowance, we divide the portfolio into various categories, such as the type of program, loan status and months into repayment. We then estimate defaults based on the borrowers’ credit profiles, net of estimated recoveries. We place a private loan on non-accrual status and charge off the loan when the collection of principal and interest is 120 days past due. We utilize this data to estimate the amount of losses in the portfolio, net of subsequent collections, that are probable of occurrence. As of June 30, 2003, we had an allowance for loan losses on private loans of approximately $3.5 million.

      The evaluation of the provision for loan losses is inherently subjective, as it requires material estimates that may be subject to significant changes. The provision for loan losses reflects the activity for the applicable period and provides an allowance at a level which our management believes is adequate to cover probable losses inherent in the loan portfolio.

Other Income

      We also earn fees and generate income from other sources, including principally loan servicing, guarantee servicing and licensing fees on our software products. Loan servicing fees are determined according to individual agreements with customers and are calculated based on the dollar value or number of loans or accounts serviced for each customer. Guarantee servicing fees are earned as a result of our providing system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking services, claim processing services and post-default collection services to guaranty agencies. Guarantee servicing fees are calculated based on the number of loans serviced or amounts collected. Software services income includes software license and maintenance fees associated with student loan software products as well as certain loan marketing fees. We also charge borrowers fees on certain private loans, both at origination and when the loan enters repayment, which help to compensate for anticipated loan losses. In addition, we earn fee income on some of our securitization transactions through UFS Securities, our wholly owned broker-dealer, which effectively decreases our costs associated with accessing this market. UFS Securities sells certain tranches of our auction rate securities in a co-broker dealer arrangement with certain third-party broker-dealers. UFS Securities is paid the same amount of fees as the third-party broker-dealers for selling the auction rate securities. Since UFS Securities, which was acquired in August 2003, is our wholly owned subsidiary, these sales and the fees received for the sales by our wholly owned subsidiary will have the effect of reducing our overall costs on the sales of our auction rate securities.

      As we expand our student loan origination and acquisition activities, we may face increased competition with some of our servicing customers. In the past, including in one case in 2003, servicing customers have terminated their servicing relationships with us. Furthermore, we could in the future lose more servicing customers as a result of such increased competition. However, the vast majority of our servicing agreements provide for life-of-loan servicing of the existing loans, and, as such, we do not expect this loss or the potential future loss of customers to have a material adverse effect on our results of operations for the foreseeable future.

      One of our guarantee servicing customers recently notified us of its intention not to renew its servicing contract. The loss of this customer is not expected to have a material effect on our results of operations due to the relative portion of our earnings attributable to guarantee servicing revenue and the size of the individual customer.

      The income and revenues provided through our servicing software operations have increased in recent years with the acquisitions of Idaho Financial Associates, Inc. and Charter Account Systems, Inc. To the extent that our servicing software license and maintenance revenues continue to increase, we believe that such increase will primarily come from our existing customer base.

Operating Expenses

      Operating expenses include costs incurred to manage and administer our student loan portfolio and our financing transactions, costs incurred to generate and acquire student loans and general and administrative expenses, which include corporate overhead. Operating expenses also include amortization of intangible assets related to acquisitions.

Other Significant Drivers

      In addition to the impact of growth of our student loan portfolio, our results of operations and financial condition may be materially affected by, among other things, changes in:

•	applicable laws and regulations that may affect the volume or terms of education loans;

•	demand for education financing and competition within the student loan industry;

•	the interest rate environment, funding spreads on our financing programs and access to capital markets;

•	prepayment rates on student loans, including prepayments relating to loan consolidation; and

•	acquisition costs of student loan assets.

      See “Risk Factors” for more information on the impact of these factors on our results of operations and financial condition.

Results of Operations

Six months ended June 30, 2003 compared to six months ended June 30, 2002

      Net interest income. Loan interest income decreased by $37.3 million, or 16.9%, during the six months ended June 30, 2003 as compared to the comparable period in 2002. This decrease was the result of changes in the interest rate environment, in the pricing characteristics of our student loan assets and in the size of our student loan portfolio. Lower interest rates in the six months ended June 30, 2003 caused a decrease in the average net yield on our student loan portfolio to 4.01% from 5.61% for the comparable period in 2002. Variable rate floor income decreased approximately $34.4 million to approximately $12.7 million for the six months ended June 30, 2003 from approximately $47.0 million for the comparable period in 2002, due to the timing and relative change in interest rates during the periods. The weighted average interest rate on our student loan portfolio decreased during the six months ended June 30, 2003 due to the lower interest rates, together with the addition of lower yielding consolidation loans. The lower weighted average loan interest rate resulted in a reduction in loan interest income of approximately $26.8 million. Consolidation loan activity also increased the amortization and write-offs of acquisition costs, reducing loan interest income an additional approximately $9.1 million during the six months ended June 30, 2003. The reduction in loan interest income resulting from the decline in interest rates and reduction in variable rate floor income was partially offset by an increase in our portfolio of student loans. The average student loan portfolio increased by approximately $1.3 billion, or 16.3%, for the six months ended June 30, 2003 as compared to the comparable period in 2002, which increased loan interest income by approximately $32.8 million for the six months ended June 30, 2003 as compared to the comparable period in 2002.

      Interest expense on bonds and notes payable decreased $12.7 million, or 11.1%, for the six months ended June 30, 2003 as compared to the comparable period in 2002. This decrease occurred despite a increase in average total debt of approximately $1.2 billion, specifically an increase in average variable-rate debt of $1.3 billion, which increased interest expense by approximately $9.9 million. The reduction in interest rates, specifically LIBOR and auction rates, decreased our average cost of funds to 2.02% in the six months ended June 30, 2003 from 2.57% in the six months ended June 30, 2002. As a result, interest expense decreased approximately $20.8 million for the six months ended June 30, 2003 as compared to the comparable period in 2002. We reduced average fixed-rate debt by $148.8 million during the six months ended June 30, 2003, which decreased our overall interest expense by approximately $4.5 million as compared to the comparable period in 2002. Interest expense on bonds and notes payable for the six months ended June 30, 2003 includes additional amortization and write-offs of bond issuance costs of $2.6 million incurred as a result of refinancing certain debt transactions.

      As a result of the foregoing, net interest income decreased by $24.2 million, or 20.8%, for the six months ended June 30, 2003 as compared to the comparable period in 2002. Our net interest margin decreased to 1.86% for the six months ended June 30, 2003 from 2.68% for the comparable period in 2002. Net interest income, excluding the effects of variable rate floor income of $12.7 million for the six months ended June 30, 2003 and $47.0 million for the comparable period in 2002, increased approximately $10.1 million to approximately $79.2 million for the six months ended June 30, 2003 from approximately $69.1 million for the comparable period in 2002.

      Provision for loan losses. The provision for loan losses for FFELP and private loans increased $2.7 million, or 125.6%, for the six months ended June 30, 2003 compared to the comparable period in 2002. The provision for loan losses for FFELP loans increased $200,000, or 13.3%, for the six months ended June 30, 2003 compared to the comparable period in 2002. The provision for loan losses for private loans increased $2.5 million, or 384.6%, for the six months ended June 30, 2003 compared to the comparable period in 2002. This increase was due to a provision of approximately $2.2 million for an identified pool of private loans based on aging, delinquency and performance of such identified pool. This pool of private loans was limited to loans to borrowers attending a single school, and, in early 2002, we ceased making private loans to borrowers attending that school. The remaining combined increase of $500,000, or 23.3%, was due to the increase in size of our FFELP and private loan portfolios.

      Other income. Total other income decreased $6.4 million, or 10.0%, during the six months ended June 30, 2003 as compared to the comparable period in 2002. Loan servicing and other fee income decreased $6.5 million, or 11.9%, and software services and other income increased $62,000, or 0.7%, during the six months ended June 30, 2003 as compared to the comparable period in 2002.

      Loan servicing and other fee income decreased due to the reduction in the number and dollar amount of loans we serviced for third parties. See “Business — Product and Service Offerings — Student Loan Servicing.” Total third-party loan servicing volume decreased $906.3 million, or 8.6%, during the six months ended June 30, 2003 as compared to the comparable period in 2002. This resulted in a decrease in loan servicing income of approximately $7.9 million during the six months ended June 30, 2003 as compared to the comparable period in 2002. This decrease in income was offset by an increase of $2.5 million of guarantee servicing income during the six months ended June 30, 2003 due to higher guarantee volume.

      Software services and other income increased due to the acquisitions of Charter Account Systems, Inc. in May 2002 and Idaho Financial Associates, Inc. in January 2002. The operation of these businesses for the six months ended June 30, 2003 resulted in an increase in income of approximately $3.0 million. In addition, late fee income on borrower payments increased $1.6 million during the six months ended June 30, 2003 as compared to the comparable period in 2002. These increases were offset by a $4.4 million decrease in income earned on a marketing contract which was terminated in the fourth quarter of 2002.

      Operating expenses. Total operating expenses decreased $1.4 million, or 1.2%, during the six months ended June 30, 2003 as compared to the comparable period in 2002. Salaries and benefits decreased $2.3 million, or 3.9%, and total other expenses increased $988,000, or 1.7%, during the six months ended June 30, 2003 as compared to the comparable period in 2002. The decrease in salaries and benefits can be attributed to a decline in the number of employees in the six months ended June 30, 2003 compared to the comparable period in 2002.

      The net increase in total other expenses can be attributed to an increase of $1.0 million in the depreciation and amortization of furniture, equipment and leasehold improvements in the six months ended June 30, 2003 as compared to the comparable period in 2002. This increase was offset by a decrease in the amortization of intangible assets of $3.2 million due to certain intangible assets having been fully amortized in 2002. Trustee and other debt related fees increased $2.3 million, or 28.2%, during the six months ended June 30, 2003 as compared to the comparable period in 2002 as a result of a $1.2 billion increase in average total debt outstanding. Occupancy and communications expense increased $1.2 million, or 21.4%, during the six months ended June 30, 2003 as compared to the comparable period in 2002 as a result of increased telemarketing activities related to consolidation loan originations. Advertising and marketing expenses decreased $2.7 million, or 36.0%, during the six months ended June 30, 2003 as compared to the comparable period in 2002 due to $2.4 million expense incurred on a large marketing contract that was terminated in the fourth quarter of 2002. Professional services increased $1.2 million, or 37.5%, during the six months ended June 30, 2003 as compared to the comparable period in 2002 as a result of outsourcing select borrower payment processing activities in the second quarter of 2002. Consulting fees and support services to related parties decreased $500,000, or 15.6%, during the six months ended June 30, 2003 as compared to the comparable period in 2002 as a result of a $1.1 million decrease in consulting fees due to the termination of a large consulting agreement in December 2002. This decrease was offset by a $600,000 increase in consulting fees to a shareholder during the six months ended June 30, 2003 as compared to the comparable period in 2002 due to the early termination of this agreement in June 2003. Postage and distribution expenses increased $1.8 million, or 35.1%, during the six months ended June 30, 2003 as compared to the comparable period in 2002 due to an increase in mass mailings to promote origination of Stafford and consolidation loans.

      Income tax expense. Income tax expense decreased to $12.5 million for the six months ended June 30, 2003 from $24.6 million for the comparable period in 2002, due to the decrease in income before income taxes. Our effective tax rate was 41.3% for the six months ended June 30, 2003 as compared to

39.5% for the comparable period in 2002. The increase in the effective rate was a result of acquisitions that gave rise to amortization of intangible assets for financial statement purposes that was not deductible for tax purposes.

      Net income. Net income decreased to $17.9 million for the six months ended June 30, 2003 from $37.8 million for the comparable period in 2002, for the reasons discussed above.

Year ended December 31, 2002 compared to year ended December 31, 2001

      Net interest income. Loan interest income increased by $86.7 million, or 27.2%, for 2002 as compared to 2001. This increase was the result of changes in the interest rate environment, in the pricing characteristics of our student loan assets and in the size of our student loan portfolio. Lower interest rates in 2002 caused a decrease in the average net yield on our student loan portfolio to 4.96% in 2002 from 6.20% in 2001. Variable rate floor income increased approximately $19.9 million to approximately $49.8 million for 2002 from approximately $29.9 million for 2001, due to the timing and relative change in interest rates during the periods. The weighted average interest rate on our student loan portfolio decreased in 2002 due to the lower interest rates, together with the addition of lower yielding consolidation loans. The lower weighted average loan interest rate resulted in a reduction in loan interest income of approximately $65.2 million. Consolidation loan activity also increased the amortization and write-offs of acquisition costs, reducing loan interest income an additional approximately $40.4 million in 2002. The reduction in loan interest income resulting from the decline in interest rates and the reduction in variable rate floor income was partially offset by an increase in our portfolio of student loans. The average student loan portfolio increased by approximately $3.0 billion, or 59.1%, for 2002 as compared to 2001, which increased loan interest income by approximately $192.1 million for 2002 as compared to 2001, including the increase related to variable rate floor income.

      Investment interest income increased $4.0 million, or 23.6%, for 2002 as compared to 2001, due to an approximately $360.1 million increase in average investment and interest-earning deposits during 2002.

      Interest expense on bonds and notes payable increased $14.3 million, or 6.5%, for 2002 as compared to 2001. Average variable-rate debt increased $4.1 billion, which resulted in an increase in interest expense of $85.9 million. The reduction in short-term interest rates, specifically LIBOR, decreased our average cost of funds to 2.59% in 2002 from 3.95% in 2001. As a result, interest expense decreased approximately $83.1 million in 2002 as compared to 2001. We increased average fixed-rate debt by $199.9 million during 2002, which increased our overall interest expense by approximately $12.0 million as compared to 2001. In 2002, we first accessed the term securitization market. While the interest expense associated with term securitizations is less than that associated with our other debt instruments, the incremental benefit in 2002 was negligible. While we expect that we will continue to access the term securitization markets, we cannot predict whether the benefits of our accessing those markets will be material to our results of operations in future periods.

      As a result of the foregoing, net interest income increased by $76.3 million, or 66.6%, for 2002 as compared to 2001. Our net interest margin increased to 2.15% for 2002 from 2.09% for 2001. Net interest income, excluding the effects of variable rate floor income of $49.8 million for 2002 and $29.9 million for 2001, increased $56.4 million to $141.1 million for 2002 from $84.7 million for 2001.

      Provision for loan losses. The provision for loan losses for FFELP and private loans increased $1.7 million, or 43.3%, for 2002 as compared to 2001. The provision for loan losses for FFELP loans decreased $100,000, or 3.0%, for 2002 as compared to 2001. The provision for loan losses for private loans increased $1.8 million, or 242.9%, for 2002 as compared to 2001. This increase was due to a provision of approximately $1.6 million for an identified pool of private loans based on aging, delinquency and performance of such identified pool. This pool of private loans was limited to loans to borrowers attending a single school, and, in early 2002, we ceased making private loans to borrowers attending that school. The remaining combined increase of $100,000, or 2.5%, was due to the increase in size of our FFELP and private loan portfolios.

      Other income. Total other income increased $24.9 million, or 24.7%, in 2002 as compared to 2001. Loan servicing and other fee income increased $10.7 million, or 11.5%, and software services and other income increased $14.2 million, or 184.1%, in 2002 as compared to 2001.

      Loan servicing and other fee income increased due to growth in the loan servicing portfolio of $817.5 million in 2002 and the acquisition of EFS, Inc., which increased the servicing portfolio by an additional $1.0 billion in 2002. The change in the loan servicing volume resulted in an increase in loan servicing income of $1.3 million. In addition, we acquired GuaranTec, LLP in June 2001 resulting in an increase of $8.7 million in guarantee servicing income in 2002 as compared to 2001.

      Software services and other income increased due to the acquisitions of Charter Account Systems, Inc. in May 2002 and Idaho Financial Associates, Inc. in January 2002. These acquisitions resulted in an increase in income of approximately $6.2 million in 2002 compared to 2001. Additional income of $6.6 million was earned on a marketing contract in 2002 that was not in existence in 2001. Other income also included an increase in administrative services income of $1.2 million in 2002 as compared to 2001 from the support services provided to FirstMark Services, LLC, which was not in existence in 2001.

      Operating expenses. Total operating expenses increased $38.4 million, or 20.1%, in 2002 as compared to 2001. Salaries and benefits increased $29.5 million, or 38.1%, and total other expenses increased $8.9 million, or 7.8%, in 2002 as compared to 2001. The increase in salaries and benefits is due to the following: the acquisition of EFS, Inc. in December 2001, which increased salaries and benefits by $11.2 million, the acquisition of Idaho Financial Associates, Inc. in January 2002, which increased salaries and benefits by $7.9 million and the acquisition of Charter Account Systems, Inc. in May 2002, which increased salaries and benefits by $1.0 million. The remaining increase in salaries and benefits is due to an increase in support services personnel and the rising cost of employee benefits.

      The net increase in total other expenses can be attributed to an increase in depreciation and amortization of $5.4 million, or 24.8%, in 2002 as compared to 2001, which includes an increase in the amortization of intangible assets of $5.0 million due to acquisitions of EFS, Inc., Idaho Financial Associates, Inc. and Charter Account Systems, Inc. in December 2001, January 2002 and May 2002, respectively. The remaining increase in depreciation and amortization was a result of increased depreciation and amortization of furniture, equipment and leasehold improvements in 2002 as compared to 2001, due to the acquisitions previously described. Trustee and other debt related fees increased $3.8 million, or 29.5%, in 2002 as compared to 2001, as a result of the $4.3 billion increase in average total debt outstanding. Occupancy and communications expense increased $3.9 million, or 52.6%, in 2002 as compared to 2001 due to the acquisitions previously described. Advertising and marketing expenses increased $1.4 million, or 13.7%, in 2002 as compared to 2001 due to an increase in consolidation loan origination activities. Professional services increased $5.9 million, or 175.3%, in 2002 as compared to 2001 as a result of technology-related consulting in 2002 that did not exist in 2001. Consulting fees and support services to related parties decreased $16.6 million, or 56.4%, in 2002 as compared to 2001. This decrease can be attributed to a $9.7 million decrease due to the termination of the support services contract for InTuition Holdings, Inc. and GuaranTec, LLP in December 2001, a $4.8 million decrease in contracted technology services obtained from 5280 Solutions, Inc. related to the consolidation of our servicing platform in December 2001 and a $2.1 million decrease as a result of a reduction in consulting fees for services provided by related parties.

      Income tax expense. Income tax expense increased to $33.1 million for 2002 as compared to $12.3 million in 2001 due to the increase in income before income taxes in 2002. Our effective tax rate was 40.7% for 2002 as compared to 61.4% in 2001. The 2001 effective tax rate was high as a result of acquisitions that gave rise to amortization of intangible assets for financial statement purposes of $11.8 million that was not deductible for tax purposes. There was $6.0 million of deductible amortization of intangible assets in 2002 and $0 in 2001 which decreased the effective tax rate for 2002.

      Net income. Net income increased to $48.5 million for 2002 from $7.1 million for 2001, for the reasons discussed above.

Year ended December 31, 2001 compared to year ended December 31, 2000

      Net interest income. Loan interest income increased by $37.4 million, or 13.3%, for 2001 as compared to 2000. This increase was the result of changes in the interest rate environment, in the pricing characteristics of our student loan assets and in the size of our student loan portfolio. Lower interest rates in 2001 caused a decrease in the average net yield on our student loan portfolio to 6.20% in 2001 from 8.29% in 2000. Variable rate floor income increased approximately $29.9 million in 2001, due to the timing and relative change in interest rates during the periods. There was no variable rate floor income in 2000. The weighted average interest rate on our student loan portfolio decreased in 2001 due to the lower interest rates, together with the addition of lower yielding consolidation loans. The lower weighted average interest rate resulted in a reduction in loan interest income of approximately $75.0 million. Consolidation loan activity also increased the amortization and write-offs of acquisition costs, reducing loan interest income an additional $3.5 million in 2001. The reduction in loan interest income resulting from a decline in interest rates and reduction in variable rate floor income was partially offset by an increase in our portfolio of student loans. The average student loan portfolio increased by approximately $1.7 billion, or 51.6%, for 2001 as compared to 2000, which increased loan interest income by approximately $117.2 million for 2001 as compared to 2000, which includes the increase related to variable rate floor income.

      Investment interest income decreased by $1.1 million, or 6.4%, for 2001 as compared to 2000, due to the decrease in interest rates on invested funds.

      Interest expense on bonds and notes payable decreased $13.4 million, or 5.7%, for 2001 as compared to 2000. The decline in short-term interest rates, specifically LIBOR, decreased our average cost of funds to 3.95% in 2001 from 6.04% in 2000. As a result, interest expense decreased approximately $72.8 million for 2001 as compared to 2000. Additional average debt of $1.2 million issued during 2001 increased our interest expense by approximately $57.0 million for 2001 as compared to 2000.

      As a result of the foregoing, net interest income increased by $49.7 million, or 76.7%, for 2001 as compared to 2000. Our net interest margin increased to 2.09% for 2001 from 1.76% for 2000. Net interest income, excluding the effects of variable rate floor income of $29.9 million for 2001 and $0 for 2000, increased approximately $19.8 million to approximately $84.7 million for 2001 from approximately $64.9 million for 2000.

      Provision for loan losses. The provision for loan losses for FFELP and private loans increased $2.6 million, or 189.8%, for 2001 as compared to 2000. The provision for loan losses for FFELP loans increased $1.9 million, or 135.7%, for 2001 as compared to 2000. The provision for loan losses for private loans increased $700,000, or 700.0%, for 2001 as compared to 2000. This increase was due to a provision of approximately $400,000, for an identified pool of private loans based on aging, delinquency and performance of such identified pool. This pool of private loans was limited to loans to borrowers attending a single school, and, in early 2002, we ceased making private loans to borrowers attending that school. The remaining combined increase of $2.2 million, or 160.6%, was due to the increase in size of our FFELP and private loan portfolios.

      Other Income. Total other income increased $26.4 million, or 35.5%, in 2001 as compared to 2000. Loan servicing and other fee income increased $27.2 million, or 41.1%, and software services and other income decreased $718,000, or 8.5%, in 2001 as compared to 2000.

      Loan servicing and other fee income increased due to the acquisition of InTuition Holdings, Inc. in June 2000 and UNIPAC Service Corporation in March 2000 resulting in an increase in income of $18.4 million in 2001 as compared to 2000. In addition, we acquired GuaranTec, LLP in June 2001 which resulted in an increase in guarantee servicing of $8.7 million in 2001 as compared to 2000.

      Software services and other income decreased as we recognized a cash gain on the sale of student loans to a third party of $700,000 in 2000.

      Operating expenses. Total operating expenses increased $65.0 million, or 51.4%, in 2001 as compared to 2000. Salaries and benefits increased $25.6 million, or 49.5%, and total other expenses increased

$39.4 million, or 52.7% in 2001 as compared to 2000. The increase in salaries and benefits expense was due to salaries expense of $9.6 million related to the conversion of our servicing platform in December 2001. The remaining increase was due to salary and benefit increases related to the acquisitions of UNIPAC Service Corporation in March 2000, InTuition Holdings, Inc. in June 2000 and GuaranTec, LLP in June 2001.

      The net increase in total other expenses can be attributed to an increase in depreciation and amortization of $9.1 million, or 72.1%, in 2001 as compared to 2000, which included an increase in the amortization of intangible assets of $3.7 million due to acquisitions of UNIPAC Service Corporation and InTuition Holdings, Inc. in March and June 2000, respectively. The remaining increase in depreciation and amortization was the result of increased depreciation and amortization of furniture, equipment and leasehold improvements in 2001 as compared to 2000 related to the acquisitions described above. Trustee and other debt related fees increased $3.8 million, or 41.6%, in 2001 as compared to 2000 as a result of a $1.2 billion increase in average total debt outstanding in 2001. Occupancy and communications expense increased $2.0 million, or 35.7% in 2001 as compared to 2000 due to the acquisitions previously described. Advertising and marketing expenses increased $5.6 million, or 122.8%, due to a large marketing services contract entered into in 2001. Professional services increased $1.8 million, or 113.0%, in 2001 as compared to 2000 due to an increase in revenue from payment processing services and origination activities due to a complete year’s operation of InTuition Holdings, Inc., which was acquired in June 2000. Consulting fees and support services to related parties increased $14.1 million, or 91.8%, in 2001 compared to 2000. Consulting fees and support services to related parties increased due to an $11.8 million increase in technology services contract related to the acquisition of 5280 Solutions and a $5.0 million increase due to the acquisitions of the outsourced support services contract for InTuition Holdings, Inc. and GuaranTec, LLP. Postage and distribution expenses increased $1.9 million, or 33.4%, in 2001 as compared to 2000 due to the acquisitions discussed above.

      Income tax expense. Income tax expense increased to $12.3 million for 2001 as compared to $6.9 million in 2000 due to the increase in income before income taxes in 2001. Our effective tax rate was 61.4% for 2001 as compared to 60.5% for 2000. The effective tax rates were high as a result of acquisitions that gave rise to amortization of intangible assets for financial statement purposes that was not deductible for tax purposes. Such amortization was $11.8 million in 2001 and of $8.1 million in 2000.

      Net income. Net income increased to $7.1 million for 2001 from $4.5 million for 2000, for the reasons discussed above.

Financial Condition

At June 30, 2003 compared to December 31, 2002

      Total assets increased approximately $600 million, or 6.6%, from $9.8 billion at December 31, 2002 to $10.4 billion at June 30, 2003. This was due to an increase in student loans receivable of approximately $900 million, or 10.6%, from $8.6 billion at December 31, 2002 to $9.5 billion at June 30, 2003. This increase was a result of net growth in consolidation loans of approximately $650 million and Stafford loans of approximately $250 million during the six months ended June 30, 2003. The increase in student loans receivable was partially offset by a decrease in restricted cash and investments of $164 million, or 22.1%, and a decrease in restricted cash due to loan program customers of $100 million, or 75.4%. The decrease in restricted cash and investments resulted from the release of these assets under the related bond indentures, which were a source of funding for our loan growth. The decrease in restricted cash due to loan program customers is a result of the reduction of consolidation disbursements in June 2003 in anticipation of the lower interest rates effective July 1, 2003.

      Total liabilities increased approximately $600 million, or 6.5%, from $9.7 billion at December 31, 2002 to $10.3 billion at June 30, 2003. The growth in liabilities was a result of an increase in bonds and notes payable of approximately $700 million, or 7.7%, from $9.4 billion at December 31, 2002 to $10.2 billion at June 30, 2003. The increase in bonds and notes payable resulted from additional borrowings to fund our growth in student loan receivables during the six months ended June 30, 2003. The increase in bonds and notes payable was offset by a decrease of $100 million, or 75.4%, in amounts due to loan program customers due to a reduction of consolidation disbursements in June 2003 in anticipation of the lower interest rates that became effective July 1, 2003.

      Shareholders’ equity increased $18.1 million, or 16.6%, from $109.1 million at December 31, 2002 to $127.2 million at June 30, 2003 as a result of net income for the six months ended June 30, 2003.

At December 31, 2002 compared to December 31, 2001

      Total assets increased approximately $1.7 billion, or 20.1%, from $8.1 billion at December 31, 2001 to $9.8 billion at December 31, 2002. The increase in assets resulted from an increase in student loans receivable of $1.2 billion, or 15.3%, from $7.4 billion at December 31, 2001 to $8.6 billion at December 31, 2002. The increase in student loans receivable resulted from an increase in consolidation loans of approximately $1.1 billion as a result of acquisitions and origination activities. Total assets also increased due to an increase in restricted cash and investments of $408.8 million, or 121.9%, resulting from bond indenture requirements that restricted cash reserves be held for the additional debt financings issued in 2002.

      Total liabilities increased $1.6 billion, or 19.7%, from $8.1 billion at December 31, 2001 to $9.7 billion at December 31, 2002. The growth in liabilities was a result of an increase in bonds and notes payable of $1.5 billion, or 19.2%, from $7.9 billion at December 31, 2001 to $9.4 billion at December 31, 2002. The increase in bonds and notes payable was a result of additional debt financings issued to fund our growth in student loans receivable during 2002.

      Shareholders’ equity increased $45.9 million, or 72.7%, from $63.2 million at December 31, 2001 to $109.1 million at December 31, 2002 as a result of the net income for the year ended December 31, 2002 of $48.5 million, net of a $3.0 million charge in connection with a related party acquisition.

Liquidity and Capital Resources

      We finance our operations through operating cash flow, borrowings under credit facilities and secured financing transactions. Operating activities provided net cash of $64.2 million for the six months ended June 30, 2003, an increase of approximately $3.9 million from the net cash provided by operating activities of $60.3 million during the six months ended June 30, 2002. Operating activities provided net cash of $134.2 million in 2002, an increase of approximately $52.7 million from the net cash provided by operating activities of $81.5 million during 2001. Operating cash flows are driven by net income adjusted for various non-cash items such as the provision for loan losses, depreciation and amortization.

      We also use secured and unsecured operating lines of credit and financing agreements to fund operations and student loan acquisitions. Historically, a significant portion of our unsecured operating credit facilities was provided by affiliated parties. See “Related Party Transactions.” We have obtained $100.0 million, and are in the process of obtaining an additional $30.0 million, of operating lines of credit and commercial paper transactions under three separate facilities from a group of six large regional and national financial institutions. The cost of funds associated with our operating lines of credit is higher than that of the secured financing transactions used to fund our student loan portfolio. Our operating lines of credit are generally priced at a spread over LIBOR ranging from 60 to 250 basis points. We believe that the expansion of our operating lines and credit facilities will provide expanded access to capital in the future. In addition to our expanded operating lines and credit facilities, we believe that the growth in our cash flow from operating activities and shareholders’ equity indicates a favorable trend in our available capital resources. We intend to use a portion of the net proceeds from this offering to repay any revolving credit indebtedness outstanding at the closing of this offering.

      In the second quarter of 2003, we expanded our warehousing capacity for student loan assets with the addition of a $750 million short-term student loan warehouse facility. In the third quarter of 2003, we further expanded this short-term student loan warehouse facility to $1.05 billion. This warehouse facility will allow for expansion of our liquidity and capacity and will replace a smaller facility of approximately $350 million which expired in the third quarter of 2003. We believe that the expansion of our warehousing capacity and continued access to the asset-backed securities market will provide adequate liquidity to fund our student loan operations for the foreseeable future.

      Our secured financing instruments include commercial paper lines, short-term student loan warehouse programs, variable-rate tax-exempt bonds, fixed-rate, tax-exempt bonds and various asset-backed securities. Of the $10.2 billion of debt outstanding as of June 30, 2003, approximately $8 billion was issued under securitization transactions. During 2002, we completed three asset-backed securities transactions totaling $2.8 billion. We anticipate continuing to access the asset-backed securities markets in 2003 and subsequent years, depending on market conditions.

      Securities issued in our securitization transactions are generally priced off a spread to LIBOR or set under an auction procedure related to the bonds and notes. The student loans financed are generally priced on a spread to commercial paper or Treasury bills.

      The following table summarizes our bonds and notes outstanding as of June 30, 2003:

	As of June 30, 2003

	Carrying	Percent of	Amount	Interest rate
	amount	total	available	range	Final maturity

	(dollars in thousands)
Variable-rate bonds and notes(a):
Bond and notes based on indices	$2,956,617	29.0%	$2,956,617	1.02% – 2.05%	05/01/07 – 01/25/37
Bond and notes based on auction	4,042,135	39.7	4,042,135	1.00% – 1.45%	07/01/05 – 10/01/36

Total variable-rate bonds and notes	6,998,752	68.7	6,998,752
Commercial paper and other	2,042,014	20.1	2,865,000	1.24% – 1.31%	09/02/04 – 12/15/06
Fixed-rate bonds and notes(a)	1,049,458	10.3	1,049,458	5.50% – 6.68%	05/01/05 – 06/01/28
Other secured borrowings	89,502	0.9	89,502	1.34% – 6.00%	01/10/05 – 11/01/05

Total	$10,179,726		$11,002,712

(a)	Issued in securitization transactions.

     As of September 30, 2003, we had $10.9 billion of bonds and notes outstanding. Total unused commitments under various commercial paper and warehouse agreements totaled $670.6 million as of September 30, 2003. In addition, in October 2003 we obtained an additional $70.0 million in an operating line of credit and a commercial paper facility. Bonds and notes outstanding as of June 30, 2003 are due in varying amounts as follows:

As of
June 30, 2003

(dollars in
thousands)
2004	$2,282,196
2005	218,916
2006	152,822
2007	234,760
2008	92,380
2009 and thereafter	7,198,652

$10,179,726

      We have commitments with our branding partners, from whom we acquire student loans and to whom we provide marketing and origination services, and forward flow lenders, from whom we acquire student loans and to whom we provide origination services only, which obligate us to purchase loans originated under specific criteria, although our branding partners and forward flow lenders are not obligated to provide us with a minimum amount of loans. These commitments generally run for periods ranging from one to five years and are generally renewable. As of June 30, 2003 and December 31, 2002 and 2001, we were obligated to purchase up to $233.3 million, $266.2 million and $334.7 million, respectively, in student loans at current market rates upon the respective seller’s request under various agreements through September 30, 2004. We may also expand our sales and marketing forces, or acquire interests in student loans, potentially including up to approximately $55 million to fund a portion of the acquisitions described in “Prospectus Summary — Recent Developments,” each of which may result in short-term or long-term capital commitments.

     Student Loan Portfolio

      The tables below describe the components of our loan portfolio:

	As of June 30,

	2003		2002

		Percent of		Percent of
	Dollars	total	Dollars	total

	(dollars in thousands)
FFELP:
Stafford	$5,246,649	55.4%	$5,031,331	62.8%
PLUS/ SLS (a)	298,341	3.2	323,324	4.0
Consolidation	3,685,876	38.9	2,431,377	30.4
Non-FFELP:
Private loans	86,981	0.9	59,255	0.7

Total	9,317,847	98.4	7,845,287	97.9

Unamortized premiums	162,426	1.7	172,877	2.2
Allowance for loan losses:
Allowance — FFELP	(10,295)	(0.1)	(9,975)	(0.1)
Allowance — Private	(3,455)	—	(1,263)	—

Net	$9,466,523	100.0%	$8,006,926	100.0%

(a)	Supplemental Loans for Students, or SLS, are the predecessor to unsubsidized Stafford loans.

	As of December 31,

	2002		2001		2000

		Percent of		Percent of		Percent of
	Dollars	total	Dollars	total	Dollars	total

	(dollars in thousands)
FFELP:
Stafford	$4,983,021	58.2%	$4,947,316	66.6%	$2,390,203	66.7%
PLUS/ SLS (a)	313,100	3.7	335,083	4.5	115,237	3.2
Consolidation	3,033,607	35.4	1,923,896	25.9	1,004,548	28.0
Non-FFELP:
Private loans	74,660	0.9	60,760	0.8	31,843	0.9

Total	8,404,388	98.2	7,267,055	97.8	3,541,831	98.8
Unamortized premiums	167,032	1.9	167,059	2.3	47,726	1.3
Allowance for loan losses:
Allowance — FFELP	(9,970)	(0.1)	(9,378)	(0.1)	(3,004)	(0.1)
Allowance — Private	(2,030)	—	(864)	—	(610)	—

Net	$8,559,420	100.0%	$7,423,872	100.0%	$3,585,943	100.0%

(a)	Supplemental Loans for Students, or SLS, are the predecessor to unsubsidized Stafford loans.

Activity in the Allowance for Loan Losses

      The provision for loan losses represents the periodic expense of maintaining an allowance sufficient to absorb losses, net of recoveries, inherent in the portfolio of student loans.

      An analysis of our allowance for loan losses is presented in the following table:

	Six months ended June 30,		Year ended December 31,

	2003	2002	2002	2001	2000

	(dollars in thousands)
Balance at beginning of year	$12,000	$10,242	$10,242	$3,614	$4,122
Provision for loan losses:
FFELP loans	1,660	1,466	3,162	3,250	1,370
Private loans	3,200	650	2,425	675	—

Total provision for loan losses	4,860	2,116	5,587	3,925	1,370
Transfer from acquisitions	—	—	—	4,866	—
Charge-offs:
FFELP loans	(1,335)	(869)	(2,570)	(1,742)	(1,389)
Private loans	(1,820)	(287)	(1,333)	(499)	(497)

Total charge-offs	(3,155)	(1,156)	(3,903)	(2,241)	(1,886)
Recoveries, private loans	45	36	74	78	8

Net charge-offs	(3,110)	(1,120)	(3,829)	(2,163)	(1,878)

Balance at end of year	$13,750	$11,238	$12,000	$10,242	$3,614

Allocation of the allowance for loan losses:
FFELP loans	$10,295	$9,975	$9,970	$9,378	$3,004
Private loans	3,455	1,263	2,030	864	610

Total allowance for loan losses	$13,750	$11,238	$12,000	$10,242	$3,614

Net charge-offs as a percentage of average student loans	0.068%	0.028%	0.047%	0.042%	0.055%
Total allowance as a percentage of average student loans	0.150%	0.142%	0.147%	0.199%	0.107%
Total allowance as a percentage of the ending balance of student loans	0.148%	0.143%	0.143%	0.141%	0.102%
Private allowance as a percentage of the ending balance of private loans	3.972%	2.131%	2.719%	1.422%	1.916%
Average student loans	$9,176,244	$7,887,699	$8,171,898	$5,135,227	$3,388,156
Ending balance of student loans	$9,317,847	$7,845,287	$8,404,388	$7,267,055	$3,541,831
Ending balance of private loans	$86,981	$59,255	$74,660	$60,760	$31,843

      The table below shows the student loan delinquency amounts as of June 30, 2003 and 2002 and December 31, 2002, 2001 and 2000. Delinquencies have the potential to adversely impact our earnings through increased servicing and collection costs and account charge-offs.

	June 30,				December 31,

	2003		2002		2002		2001		2000

	Balance	Percent	Balance	Percent	Balance	Percent	Balance	Percent	Balance	Percent

	(dollars in thousands)
FFELP Student Loan Portfolio:
Loans in school/ grace/deferment(1)	$2,841,336		$1,952,683		$2,293,763		$1,807,308		$954,655
Loans in forbearance(2)	1,432,296		1,156,897		1,289,606		854,737		99,153
Loans in repayment status:
Loans current	4,295,603	86.7%	4,306,362	92.1%	4,002,025	84.3%	3,957,114	87.1%	2,139,113	87.1%
Loans delinquent 31-60 days(3)	222,570	4.5	142,261	3.0	307,668	6.5	247,074	5.4	131,582	5.4
Loans delinquent 61-90 days	125,552	2.5	78,505	1.7	146,198	3.1	110,913	2.4	64,947	2.6
Loans delinquent 91 days or greater(4)	313,510	6.3	149,325	3.2	290,468	6.1	229,149	5.1	120,538	4.9

Total loans in repayment	4,957,235	100.0%	4,676,453	100.0%	4,746,359	100.0%	4,544,250	100.0%	2,456,180	100.0%

Total FFELP student loan portfolio	$9,230,867		$7,786,033		$8,329,728		$7,206,295		$3,509,988

Private Student Loan Portfolio:
Loans in school/ grace/deferment(1)	$26,685		$24,494		$30,545		$34,597		$10,253
Loans in forbearance(2)	11,400		3,462		7,711		530		—
Loans in repayment status:
Loans current	44,918	91.9%	30,847	98.6%	31,168	85.6%	24,839	96.9%	20,712	95.9%
Loans delinquent 31-60 days(3)	2,366	4.8	194	0.6	2,953	8.1	339	1.3	335	1.6
Loans delinquent 61-90 days	792	1.6	109	0.3	1,259	3.5	222	0.9	66	0.3
Loans delinquent 91 days or greater(4)	820	1.7	149	0.5	1,024	2.8	233	0.9	477	2.2

Total loans in repayment	48,896	100.0%	31,299	100.0%	36,404	100.0%	25,633	100.0%	21,590	100.0%

Total private student loan portfolio	$86,981		$59,255		$74,660		$60,760		$31,843

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, according to a schedule approved by the servicer consistent with the established loan program servicing procedures and policies.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due and relate to repayment loans, that is, receivables not charged off, and not in school, grace, deferment or forbearance.

(4)	Loans delinquent 91 days or greater include loans in claim status, which are loans which have gone into default and have been submitted to the guaranty agency for FFELP loans or the private insurer for private loans to process the claim for payment.

          Origination and Acquisition

      Our student loan portfolio increases through various channels, including originations through our direct channel and acquisitions through our branding partner channel, our forward flow channel and the secondary market. Our portfolio increases with the addition of portfolios acquired through whole company or subsidiary acquisitions.

      One of our primary objectives is to focus on originations through our direct channel and acquisitions through our branding partner channel. We have extensive and growing relationships with many large financial and educational institutions which are active in the education finance industry. Our branding relationships and forward flow relationships include Union Bank, an affiliate of ours, as well as many schools and national and regional financial institutions. See “Related Party Transactions.”

      The table below sets forth the increase during each period presented of loans originated or acquired through each of our channels:

	Six months ended June 30,		Year ended December 31,

	2003	2002	2002	2001	2000

	(dollars in thousands)
Beginning balance	$8,404,388	$7,267,055	$7,267,055	$3,541,831	$2,940,679
Direct channel:
Stafford/ PLUS loan originations	116,876	113,411	224,827	84,599	—
Consolidation loan origination	736,670	182,585	859,120	55,715	43,951
Branding partner channel	610,740	120,580	521,023	524,964	592,001
Forward flow channel	308,002	251,701	577,603	484,058	391,503
Other channels	63,666	408,068	483,213	299,271	43

Total channel acquisitions	1,835,954	1,076,345	2,665,786	1,448,607	1,027,498
Loans acquired in subsidiary acquisitions	—	—	—	2,919,845	—
Repayments, claims, capitalized interest and other(a)	(922,495)	(498,113)	(1,528,453)	(643,228)	(426,346)

Ending balance	$9,317,847	$7,845,287	$8,404,388	$7,267,055	$3,541,831

(a)	Includes repayments on all consolidation loans.

Student Loan Spread Analysis

      The following table analyzes the student loan spread on our portfolio of student loans for the period indicated. This table represents the spread on assets earned in conjunction with the liabilities used to fund the assets. Maintenance of the spread on assets is a key factor in maintaining and growing our income.

	Six months ended June 30,		Year ended December 31,

	2003	2002	2002	2001	2000

	(dollars in thousands)
Student loan yield	5.09%	6.45%	5.94%	6.71%	8.86%
Consolidation rebate fees	(0.40)	(0.28)	(0.31)	(0.23)	(0.25)
Premium amortization	(0.68)	(0.56)	(0.67)	(0.28)	(0.32)

Student loan net yield	4.01	5.61	4.96	6.20	8.29
Student loan cost of funds	(2.02)	(2.57)	(2.59)	(3.95)	(6.04)

Student loan spread, including variable rate floor income	1.99	3.03	2.38	2.26	2.26
Variable rate floor income	(0.14)	(0.60)	(0.61)	(0.58)	—

Student loan spread, excluding variable rate floor income	1.85%	2.44%	1.77%	1.67%	2.26%

Average balance of student loans	$9,176,244	$7,887,699	$8,171,898	$5,135,227	$3,388,156

Interest Rate Risk

      Because we generate the majority of our earnings from the spread between the yield we receive on our portfolio of student loans and the cost of funding these loans, the interest sensitivity of our balance sheet is a key profitability driver. The majority of student loans have variable-rate characteristics in certain interest rate environments. Certain of our student loans include fixed-rate components depending upon the rate reset provisions, or, in the case of consolidation loans, are fixed at the weighted average interest rate of the underlying loans at the time of consolidation. The table below sets forth our loan assets and debt instruments by rate characteristics:

	As of June 30,				As of December 31,

	2003	Percent	2002	Percent	2002	Percent	2001	Percent	2000	Percent

	(dollars in thousands)
Fixed-rate loan assets(a)	$4,036,201	43.3%	$2,965,944	37.8%	$3,320,121	39.5%	$2,486,649	34.2%	$1,277,098	36.1%
Variable-rate loan assets	5,281,646	56.7	4,879,343	62.2	5,084,267	60.5	4,780,406	65.8	2,264,733	63.9

	$9,317,847	100.0%	$7,845,287	100.0%	$8,404,388	100.0%	$7,267,055	100.0%	$3,541,831	100.0%

Fixed-rate debt instruments	$1,049,458	10.3%	$1,207,643	13.9%	$1,122,881	11.9%	$1,232,662	15.6%	$583,191	14.8%
Variable-rate debt instruments	9,130,268	89.7	7,452,492	86.1	8,324,801	88.1	6,693,700	84.4	3,350,939	85.2

	$10,179,726	100.0%	$8,660,135	100.0%	$9,447,682	100.0%	$7,926,362	100.0%	$3,934,130	100.0%

(a)	Includes approximately $450 million, $540 million, $430 million, $570 million and $530 million of variable-rate loan assets which are classified as fixed-rate loan assets as a result of being financed by variable-rate, tax-exempt bonds subject to a 9.5% minimum yield as of June 30, 2003 and 2002 and December 31, 2002, 2001 and 2000, respectively.

     Historically, we followed a policy of funding the majority of our student loan portfolio with variable-rate debt. In the current low interest rate environment, our FFELP loan portfolio is yielding excess income primarily due to the reduction in interest rates on the variable-rate liabilities funding student loans at the fixed borrower rate and due to consolidation loans earning interest at a fixed rate to the borrower. See “Risk Factors.” Therefore, absent utilizing derivative instruments, in a low interest rate environment, a rise in interest rates will have an adverse effect on earnings and fair values. In higher interest rate environments, where the interest rate rises above the borrower rate and the fixed-rate loans become variable rate and are effectively matched with variable-rate debt, the impact of rate fluctuations is substantially reduced.

      One objective when financing our student loan portfolio is to manage interest rate risk through:

•	matching the funding of certain assets and liabilities;

•	to some extent, utilizing derivative instruments to manage a portion of downside risk and interest rate fluctuations; and

•	positioning our portfolio to benefit from interest rate movements and fluctuations.

      We attempt to match the interest rate characteristics of pools of loan assets with debt instruments of substantially similar characteristics, particularly in rising interest rate markets. Due to the variability in duration of our assets and varying market conditions, we do not attempt to perfectly match the interest rate characteristics of the entire loan portfolio with the underlying debt instruments. We have adopted a policy of periodically reviewing the mismatch related to the interest rate characteristics of our assets and our liabilities and our opinion as to current and future market conditions. Based on those factors, we will periodically use interest rate swaps and other derivative instruments as part of overall risk management strategy to manage risk arising from our fixed-rate and variable-rate financial instruments. These strategies entail risk and may not be effective.

      During the third quarter of 2003, we entered into various derivative instrument contracts to help manage our interest rate risk. The table below summarizes the derivative instruments to which we are currently a party:

	Notional Amounts by product type

	Fixed/
	Floating	Basis	Cap
Maturity	Swaps(a)	Swaps(b)	Contracts(c)

	(dollars in millions)
2004	$1,000	$500	$—
2005	—	1,000	500
2006	—	500	—

Total	$1,000	$2,000	$500

(a)	A fixed/floating swap is an interest rate swap in which we agree to pay a fixed rate in exchange for a floating rate. The interest rate swap effectively converts a portion of our variable rate debt to a fixed rate for a period of time fixing the relative spread between a portion of our student loan assets equal to the size of the swaps, notional amount and earning at a fixed rate and the converted fixed-rate liability.

(b)	A basis swap is an interest rate swap agreement in which we agree to pay a floating rate in exchange for another floating rate, based upon different market indices. We have employed basis swaps to limit our sensitivity to dramatic fluctuations in the underlying indices used to price a portion of our variable-rate assets and variable-rate debt.

(c)	A cap contract is a derivative instrument in which we agree to pay an up-front premium in exchange for a cap on the level of interest on a notional amount. We have entered into an interest rate cap contract to limit the relative rates on a portion of our variable rate debt, limiting the sensitivity to a dramatically rising interest rate market.

     As a result of our interest rate management activities, we expect the change in pre-tax net income resulting from 100 basis point and 200 basis point increases in interest rates will not result in a proportional decrease in net income due to the effective switch of some variable-rate loans to fixed-rate loans. The change would also be less dramatic had the interest rate management strategies and derivative products employed in the third quarter of 2003 been in place for the six months ended June 30, 2003 or the year ended December 31, 2002.

      Under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, the derivatives described above do not qualify for hedge accounting because they do not meet all criteria for effectiveness and, therefore, the change in fair value of the derivative instrument will be reflected in the statements of income. See “— Critical Accounting Policies — Accounting for Derivatives.”

      The following tables summarize the effect on our earnings for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, based upon a sensitivity analysis performed by us assuming a hypothetical increase and decrease in interest rates of 100 basis points and an increase in interest rates of 200 basis points while funding costs remain constant. The effect on earnings was performed on our variable-rate assets and liabilities.

	Six months ended June 30, 2003

	Change from decrease		Change from increase		Change from increase
	of 100 basis points		of 100 basis points		of 200 basis points

	Dollars	Percent	Dollars	Percent	Dollars	Percent

	(dollars in thousands)
Effect on earnings:
Increase (decrease) in pre-tax income	$24,907	82.2%	$(20,089)	(66.3)%	$(33,099)	(109.2)%
Increase (decrease) in basic and diluted earnings per share	$0.35		$(0.29)		$(0.47)

	Year ended December 31, 2002

	Change from decrease		Change from increase		Change from increase
	of 100 basis points		of 100 basis points		of 200 basis points

	Dollars	Percent	Dollars	Percent	Dollars	Percent

	(dollars in thousands)
Effect on earnings:
Increase (decrease) in pre-tax income	$15,119	18.6%	$(11,553)	(14.2)%	$(20,236)	(24.9)%
Increase (decrease) in basic and diluted earnings per share	$0.22		$(0.16)		$(0.29)

	Year ended December 31, 2001

	Change from decrease		Change from increase		Change from increase
	of 100 basis points		of 100 basis points		of 200 basis points

	Dollars	Percent	Dollars	Percent	Dollars	Percent

	(dollars in thousands)
Effect on earnings:
Increase (decrease) in pre-tax income	$2,054	10.3%	$(749)	(3.7)%	$(1,975)	(9.9)%
Increase (decrease) in basic and diluted earnings per share	$0.03		$(0.01)		$(0.03)

      The table below sets forth our variable-rate assets and liabilities categorized by the reset date of the underlying index. Fixed-rate assets and liabilities are categorized based on their maturity dates. An interest rate gap is the difference between volumes of assets and volumes of liabilities maturing or repricing during specific future time intervals. The following gap analysis reflects our interest rate-sensitive positions as of June 30, 2003 and December 31, 2002 and is not necessarily reflective of the positions that existed throughout the period.

	As of June 30, 2003

	Interest rate sensitivity period

	3 months	3 months	6 months	1 to 2	2 to 5	Over 5
	or less	to 6 months	to 1 year	years	years	years

	(dollars in thousands)
Interest-sensitive assets:
Student loans	$9,466,523	$—	$—	$—	$—	$—
Cash and investments	659,874	—	—	—	—	—

Total interest-sensitive assets	10,126,397	—	—	—	—	—

Interest-sensitive liabilities:
Short-term borrowings	9,130,268	—	—	—	—	—
Long-term notes	63,773	63,773	111,880	215,122	333,375	261,535

Total interest-sensitive liabilities	9,194,041	63,773	111,880	215,122	333,375	261,535

Period gap	932,356	(63,773)	(111,880)	(215,122)	(333,375)	(261,535)
Cumulative gap	932,356	868,583	756,703	541,581	208,206	(53,329)
Ratio of interest-sensitive assets to interest-sensitive liabilities	110.1%	—%	—%	—%	—%	—%

Ratio of cumulative gap to total interest-sensitive assets	9.2%	8.6%	7.5%	5.3%	2.1%	(0.5)%

	As of December 31, 2002

	Interest rate sensitivity period

	3 months	3 months	6 months	1 to 2	2 to 5	Over 5
	or less	to 6 months	to 1 year	years	years	years

	(dollars in thousands)
Interest-sensitive assets:
Student loans	$8,559,420	$—	$—	$—	$—	$—
Cash and investments	916,572	—	—	—	—	—

Total interest-sensitive assets	9,475,992	—	—	—	—	—

Interest-sensitive liabilities:
Short-term borrowings	8,324,801	—	—	—	—	—
Long-term notes	48,645	48,645	97,289	223,759	436,617	267,926

Total interest-sensitive liabilities	8,373,446	48,645	97,289	223,759	436,617	267,926

Period gap	1,102,546	(48,645)	(97,289)	(223,759)	(436,617)	(267,926)
Cumulative gap	1,102,546	1,053,901	956,612	732,853	296,236	28,310
Ratio of interest-sensitive assets to interest-sensitive liabilities	113.2%	—%	—%	—%	—%	—%

Ratio of cumulative gap to total interest-sensitive assets	11.6%	11.1%	10.1%	7.7%	3.1%	0.3%

Critical Accounting Policies

      This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of income and expenses during the reporting periods. We base our estimates and judgments on historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates under varying assumptions or conditions. Note 3 of the notes to consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements.

      On an on-going basis, management evaluates its estimates and judgments, particularly as they relate to accounting policies that management believes are most “critical” — that is, they are most important to the portrayal of our financial condition and results of operations and they require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These accounting policies include securitization accounting, accounting for derivatives, determining the level of the allowance for loan losses and the program reimbursement reserve.

Securitization Accounting

      We use the issuance of asset-backed securities, commonly called securitization transactions, as a key component of our financing strategy. In conjunction with these transactions, we transfer student loans to a trust which issues bonds backed by the student loans. Our securitization transactions do not qualify for sale treatment under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a Replacement of SFAS No. 125, as the trusts continue to be under our effective control and as such we do not record or recognize gain on sale in conjunction with the transaction, but rather treat the transfers as secured borrowings. All of the financial activities and related assets and liabilities, including debt, of the securitizations are reflected and consolidated in our financial statements. Servicing, administrative support services and other intercompany activities have been eliminated in accordance with generally accepted accounting principles.

Accounting for Derivatives

      We account for derivative and certain financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded at fair value on the balance sheet as either an asset or liability. We determine fair value for our derivative contracts from bid pricing obtained from independent market sources.

      For some of our derivatives, mainly certain interest rate swaps, we document the relationship between the hedging instrument and the hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions at the inception of the hedging relationship. To the extent possible, we link each derivative to either a specific asset or liability on the balance sheet or expected future cash flows, and designate them as either fair value or cash flow hedges. Fair value hedges are designed to hedge our exposure to changes in fair value of a fixed-rate asset or liability, or a “fair value” hedge, while cash flow hedges are designed to hedge our exposure to variability of either a variable-rate asset’s or liability’s cash flows or expected fixed-rate debt issuance, or a “cash flow” hedge. For effective fair value hedges, we adjust the derivative instruments to fair value with any difference recorded immediately in the income statement. For effective cash flow hedges, changes in the fair value of the cash flow hedge are deferred in other comprehensive income, net of tax, and recognized in earnings in the same period as the earnings effects of the hedged item. SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria as specified by SFAS No. 133 are met. We believe that our derivatives are effective economic hedges and they are a critical element of our interest rate risk management strategy. Our derivative instruments do not meet the criteria to qualify for hedge accounting pursuant to SFAS No. 133.

      Basis swaps are used to convert variable-rate debt from one interest rate index to another to match the interest rate characteristics of the assets. We will periodically use basis swaps to change the index of our LIBOR-based debt, to better match the cash flows of our student loan assets. SFAS No. 133 requires that the change in the cash flows of the derivative effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. As a result, these swaps are recorded at fair value with subsequent changes in value reflected in the income statement.

Allowance for Loan Losses

      The allowance for loan losses represents management’s estimate of probable losses on student loans. This evaluation process is subject to numerous estimates and judgments. In making such estimates and judgments, management considers such things as the value and character of loans outstanding, past loan loss experience and general economic conditions. We evaluate the adequacy of the allowance for losses on our FFELP loan portfolio separately from our private loan portfolio. Historical delinquencies and credit loss experience are also considered when reviewing the current aging of the portfolio, together with analyses that reflect current trends and conditions.

      In contrast to the determination of our allowance for loan losses for our private loan portfolio, when we determine the allowance for our FFELP loan portfolio, we consider trends in student loan claims rejected for payment by guaranty agencies and the amount of FFELP loans subject to the 2% risk sharing. The allowance is based on periodic evaluations of our loan portfolio considering past experience, changes to federal student loan programs, current economic conditions and other relevant factors. The allowance is maintained at a level management believes is adequate to provide for estimated probable credit losses inherent in the loan portfolio. This evaluation is inherently subjective, as it requires estimates that may be susceptible to significant changes.

      In determining the adequacy of the allowance for loan losses on private loans, we consider several factors including:

•	loans in repayment versus those in non-paying status;

•	months in repayment;

•	delinquency status;

•	type of program; and

•	trends in defaults in the portfolio based on our experience and industry data.

Program Reimbursement Reserve

      The program reimbursement reserve represents the amount that management estimates we will be required to repay to lenders due to our failure to follow prescribed due diligence procedures and servicing activities prescribed by the Higher Education Act. Failure to meet certain due diligence requirements that must be followed to maintain the DOE guarantee on the loans will cause a loss of the guarantee on the loans and potential loss to us if we are unable to cure the deficiency under procedures prescribed by the federal government.

      This evaluation process is subject to numerous estimates and judgments. In making these estimates and judgments, management considers such factors as the outstanding loan volume that we service, servicing loss experience, cure experience, portfolio default rates and general economic conditions. The program reimbursement reserve is determined based on a process that begins with an estimate of the probable losses on serviced student loans. This estimate is based on the weighted average historical loss rates for the past ten years, current portfolio delinquency rates and other economic conditions that provide information on the expected servicing losses. The estimated loss rate is applied to the student loans currently serviced to derive a gross estimated servicing loss. The estimated servicing loss is then reduced by the estimated cure rate on such claims. The estimated cure rate is based on the weighted average historical cure rates for the past ten years to derive a reasonable estimate of the expected cure rate. The gross servicing losses net of the estimated cures will provide the estimated servicing reimbursement reserve that we recognize.

      The program reimbursement reserve reflects assumptions and estimates we believe are reasonable in light of historical servicing errors and known trends with respect to student loans serviced. However, these estimates and assumptions are inherently subjective and may be susceptible to significant changes. Management continually measures expected losses against actual losses and assumptions are revised accordingly. Management believes that the program reimbursement reserve is adequate to cover probable losses in the portfolio of student loans serviced.

Recent Accounting Pronouncements

Early Extinguishment of Debt

      In April 2002, the Financial Accounting Standard Board, or FASB, issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt and an amendment of that statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. The statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers and amends FASB Statement No. 13, Accounting for Leases to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions of SFAS No. 145 related to the rescission of FASB No. 4 are effective for fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to FASB No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS No. 145 are effective for financial statements issued on or after May 15, 2002. We do not expect to have any material changes to our financial statements as a result of SFAS No. 145.

Accounting for Costs Associated with Exit or Disposal Activities

      In June 2002, FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for costs associated with exit or disposal activities be recognized when the liability is incurred. Existing generally accepted accounting principles provide for the recognition of such costs at the date of management’s commitment to an exit plan. In addition, SFAS No. 146 requires that the liability be measured at fair value and be adjusted for changes in estimated cash flows. The provisions of the new standard are effective for exit or disposal activities initiated after December 31, 2002. It is not expected that SFAS No. 146 will materially affect our financial statements.

Accounting for Stock-Based Compensation

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment to FASB Statement No. 123. SFAS No. 148 requires annual disclosures about the method of accounting for stock-based compensation and tabular information about the effect of the method accounting for stock-based compensation on net income and earnings per share, including pro forma amounts, in the “Summary of Significant Accounting Policies.” On a quarterly basis, SFAS No. 148 requires prominent disclosure in tabular form of the effect of the method of stock-based compensation on net income and earnings per share for all periods presented as accounted for under APB Opinion No. 25. The disclosures required by SFAS 148 will be included in the financial statements when required for shares issued under our recently adopted Employee Share Purchase Plan.

Accounting for Guarantees

      In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 identifies characteristics of certain guarantee contracts and requires that a liability be recognized at fair value at the inception of such guarantees for the obligations undertaken by the guarantor. Additional disclosures also are prescribed for certain guarantee contracts. The initial recognition and initial measurement provisions of FIN No. 45 are effective for those guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 were effective for us as of December 31, 2002. Disclosures required by FIN No. 45 relating to our guarantees are included in note 17 of the notes to consolidated financial statements related to the guarantee of an affiliate’s liabilities to an unrelated third party. We do not believe such guarantee requires a liability to be recognized. The adoption of FIN No. 45 did not have a material effect on our financial statements.

Consolidation of Variable Interest Entities

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, which are referred to as variable interest entities. Variable interest entities are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. FIN No. 46 also requires new disclosures about variable interest entities. We do not believe that FIN No. 46 will have a material effect on our financial statements.

Statement of Financial Accounting Standards No. 149 — Amendment of Statement 133 on Derivative Instruments and Hedging Activities

      This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a) of SFAS No. 133, which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. We do not believe SFAS No. 149 will have a significant impact on our financial statements.

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

      In May 2003, the FASB issued SFAS No 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability, or an asset in some circumstances. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We have adopted the standard effective July 1, 2003. We do not believe SFAS No. 150 will have a significant impact, if any, on our financial statements.

INDUSTRY OVERVIEW

      Since the creation of federal student loan programs, hundreds of billions of dollars in federal student loans have financed the higher education of millions of students at thousands of schools across the United States. College costs have risen at both public and private institutions. According to the DOE, in the decade 1990-1991 to 2000-2001, prices at public and private colleges rose by approximately 23% and 27%, respectively, after adjustment for inflation. Students and families depend more on federal student loans to cover the costs of post-secondary education than any other single source of financial aid. The demand for student loans is expected to grow. According to a projection by the DOE, gross federal student loan volume, comprised of FFELP loans and FDLP loans, is expected to grow to $71.8 billion in federal fiscal year 2009, excluding consolidation loan volume. This projection is an increase from the $45.4 billion in loans that were originated in federal fiscal year 2002, and this projection does not include the potential for higher loan limits that are currently being contemplated by Congress.

     Source: Department of Education estimates proposed for the President’s 2004 fiscal year budget.

     The large majority of student loans are made to finance post-secondary education under federally guaranteed student loan programs, although many students and parents also obtain education funding through private student loan programs. Federally guaranteed student loan programs are highly regulated by the DOE. Under programs guaranteed by the federal government, banks and other lenders that satisfy statutory eligibility requirements can make student loans at below-market rates due to subsidies and guarantees. The largest student loan program, formerly called the Guaranteed Student Loan Program, or GSLP, and currently known as the Federal Family Education Loan Program, was created in 1965 to ensure affordable access by families to a full range of post-secondary educational institutions. In 1972, to encourage further bank participation in the GSLP, Congress established the Student Loan Marketing Association, known as Sallie Mae, a government-sponsored enterprise as a for-profit, public stockholder-owned, national secondary market for student loans. Currently, Sallie Mae is a wholly owned subsidiary of SLM Corporation. SLM Corporation was formed in 1997 as a Delaware corporation, marking the beginning of the privatization of Sallie Mae as a government-sponsored enterprise, to be completed by September 2006.

      The FFEL Program currently includes a network of thousands of originators and educational institutions and 36 state-sponsored or non-profit guaranty agencies which guarantee and administer loans under contract with the DOE. A number of non-profit entities, banks and other financial intermediaries operate as secondary markets for student loans. Lender participation in the FFEL Program is relatively concentrated, with approximately 70% of outstanding loans held by the top ten participants, including nearly 40% owned or managed by Sallie Mae.

Student Loan Business Model

      In general, a student applies for a loan from a financial institution through a school’s financial aid office or directly from the financial institution. Typically, financial institutions acting as lenders or entities that service student loans are the source of student loan originations. A financial institution may hold the student loan it originates or sell its student loan portfolio to the secondary market. The characteristics of student loans typically result in those loans trading at a premium. This creates a situation that allows for selling the portfolio to the secondary market at a premium which frees up capital enabling the institution to originate new student loans. The secondary market is made up of a variety of non-profit entities, banks and for-profit companies. Typically, a participant in the secondary market funds loans purchased from the financial institution through the use of a warehouse financing line. Once a loan holder, such as Nelnet, has garnered enough loans, it may choose to finance the loans through an asset securitization vehicle. The student loans are generally transferred to a special purpose entity that pays for the loans through the issuance of debt. As a result of the federal guarantee of student loans, the senior tranches of notes in these securitizations are generally rated AAA, and the subordinated tranches are generally rated A or better.

      To induce lenders to enter the student loan market, the government assures that a lender receives a minimum yield on FFELP loans, regardless of whether rates change over the course of a year or whether rates exceed the cap on a borrower’s loans. Depending on the type of student loan and when it was originated, the borrower rate is either fixed to term or is reset to a market rate each July 1. FFELP student loans generally earn interest at the greater of the borrower rate or a variable rate determined by reference to the average of the applicable index (91-day Treasury bill rate or 90-day commercial paper rate) in a calendar quarter plus a fixed spread that is dependent upon when the loan was originated and the loan’s repayment status. If the resulting variable rate plus the applicable spread exceeds the borrower rate, the DOE pays the difference. This payment is referred to as the special allowance payment, or SAP. We refer to the fixed spread to the underlying index as the special allowance margin. In some declining interest rate environments, lenders earn additional spread income through the next reset date on those FFELP loans earning at the annually reset borrower rate. We refer to this additional income as variable rate floor income. On those FFELP loans with fixed to term borrower rates, primarily consolidation loans, lenders earn interest at the greater of the borrower rate or a variable rate based on the SAP formula.

      Guaranty agencies expedite government reimbursement for defaulted student loans to eligible lenders. These guaranty agencies are non-profit institutions and state agencies that have entered into federal reimbursement contracts with the DOE pursuant to the Higher Education Act. Guaranty agencies collect revenue in the form of fees based upon new guarantees, the outstanding principal amount of loans guaranteed and default prevention activities. Reimbursement from a guaranty agency to the lender is contingent upon servicing in accordance with certain regulatory requirements. The guaranty agencies provide for 100% reimbursement of principal and accrued interest for loans disbursed before October 1, 1993 and 98% reimbursement of principal and accrued interest for loans disbursed on or after October 1, 1993, if the loans are serviced according to DOE guidelines. In addition, the lender is entitled to receive the full 100% of principal and accrued interest in the event of a borrower’s death, disability or bankruptcy. Guaranty agencies reimburse eligible lenders from reserve accounts established for this purpose. The guaranty agency, in turn, receives reimbursement from the DOE. In the event a guaranty agency fails to pay, the lender can claim reimbursement directly from the DOE.

      Servicing student loan assets is important because losses on defaults are largely mitigated by the servicer’s ability to service the student loans according to DOE guidelines. Proper servicing of a student loan is required in order to maintain eligibility for interest subsidy payments and guarantee reimbursement for principal and accrued interest losses. As a result of the strict requirements and expense associated with properly servicing accounts, servicing is often outsourced by financial institutions and secondary market participants to specialized student loan servicers. This allows servicers to obtain economies of scale in their operations by aggregating student loans from a variety of market participants.

      Claims rejected by the DOE or a guaranty agency may be “cured,” which involves reinstatement of the guarantee. When the lender obtains a payment or a new signed repayment agreement from the borrower in the case of certain collection due diligence violations, the lender may receive reinstated interest subsidies and special allowance payments. Interest subsidies are interest payments made by the DOE on eligible loans while the borrower is in school and during grace and deferment periods.

      The following chart illustrates the student loan process.

Federal Student Loan Programs

      Federal student loans are made up of two primary programs:

•	The Federal Family Education Loan Program, which is known as the FFEL Program or the FFELP.

•	The William D. Ford Federal Direct Loan Program, which is known as the FDL Program or the FDLP.

      The federal government guarantees the repayment of at least 98% of the principal balance and the accrued interest of all FFELP loans. In addition, the federal government subsidizes the interest cost of some of these loans. As described below, the amount of the subsidy a borrower receives and the repayment terms vary depending upon the type of loan and borrower.

The Federal Family Education Loan Program

      The FFEL Program is a public-private partnership in which lenders make federally guaranteed student loans to students and their parents in coordination with school financial aid offices. During the 2002 federal fiscal year, which ended September 30, 2002, almost eight million new FFELP loans, which excludes consolidation loans, with a principal amount of $32.8 billion, were made to eligible borrowers, according to the DOE’s fiscal year 2004 budget presentation.

      Loans made under the FFEL Program include:

•	Subsidized Federal Stafford Loans for students who pass a financial needs test. This loan type is the largest component of the FFEL Program, with aggregate borrowing limited to $23,000 for undergraduate students and $65,500 for graduate students. The federal government pays all interest costs for subsidized Stafford borrowers while borrowers are in school and during grace and deferment periods. The interest rate on these loans currently changes annually, but is capped at a maximum annual rate of 8.25%. During the 2002 federal fiscal year, $15.3 billion in subsidized Stafford loans were made, according to the DOE’s fiscal year 2004 budget presentation.

•	Unsubsidized Federal Stafford Loans for students who do not meet a financial needs test or who need to supplement their subsidized loans. Although borrowers may defer payment of interest while they are in school, they are responsible for all interest that accrues. The interest rate on these loans also changes annually and is capped at a maximum annual rate of 8.25%. During the 2002 federal fiscal year, $13.9 billion in unsubsidized Stafford loans were made, according to the DOE’s fiscal year 2004 budget presentation.

•	Federal PLUS Loans for parents of dependent undergraduate students. Although borrowers may defer payment of interest while their children are in school, they are responsible for all interest that accrues. Borrowers may borrow up to the cost of attendance per child, minus financial aid from other sources. The interest rate on PLUS loans is variable, but is capped at a maximum annual rate of 9.00%. During the 2002 federal fiscal year, $3.6 billion in PLUS loans were made, according to the DOE’s fiscal year 2004 budget presentation.

•	Federal Consolidation Loans designed to help borrowers manage repayment of multiple loans by combining all eligible loans into a single, new guaranteed FFELP loan with a longer repayment term, a fixed interest rate and a smaller total monthly payment. As a result of extended repayment periods associated with consolidation loans, total payments made by consolidation borrowers over the life of their consolidation loan are generally greater than those made by borrowers with standard repayment periods. According to the DOE, during the 2002 federal fiscal year $23.0 billion in federal consolidation loans were made in addition to the $32.8 billion in new loans made under the FFEL Program during the same year, due in part to record-low interest rates.

      Participants in the FFEL Program include:

•	Eligible Lenders. Eligible lenders, which are registered with the DOE, originate and hold FFELP loans and receive interest subsidy payments, special allowance payments and default reimbursement. Eligible lenders include banks, savings and loan associations, credit unions, pension funds, insurance companies and, under certain conditions, schools and guaranty agencies. Eligible lenders may also serve as a trustee on behalf of entities not otherwise eligible to hold FFELP loans, such as Nelnet, allowing such other entities to participate in the FFEL Program as a beneficial owner of the loan assets.

•	Servicers. Servicing of student loan assets is critical for FFELP lenders because losses on defaults are mainly dependent on the servicer’s ability to service the loans according to DOE guidelines. Proper servicing of a student loan is required in order to maintain eligibility for special allowance payments, interest subsidy payments and guarantee reimbursement.

•	Guaranty Agencies. Guaranty agencies expedite reimbursement for defaulted student loans to eligible lenders. These guaranty agencies are non-profit institutions or state agencies that have entered into federal reimbursement contracts with the DOE pursuant to the Higher Education Act. Reimbursement from the guaranty agency to the lender is contingent upon servicing in accordance with certain regulatory requirements. There will be 100% reimbursement of principal and accrued interest for defaulted loans disbursed before October 1, 1993 and 98% reimbursement of principal and accrued interest for defaulted loans disbursed on or after October 1, 1993, if such loans are serviced according to DOE guidelines. Guaranty agencies reimburse eligible lenders from reserve accounts established for this purpose. The guaranty agency, in turn, receives reimbursement from the DOE. The level of reimbursement to the guaranty agency depends on a number of factors. Typically, guaranty agencies guarantee loans to students attending eligible institutions in the state or region serviced by the guaranty agency. They may also guarantee loans to students who reside in their own state or region, but who attend eligible institutions in another state or region. After a claim has been paid, the guaranty agency assumes ownership of the loan and is obligated to pursue post-disposition recoveries. The guaranty agency retains a percentage of post-disposition recoveries and reimburses the DOE with the remaining percentage.

•	Department of Education. The DOE’s regulations provide a number of incentives to student loan market participants. The DOE provides eligible private lenders with an incentive to lend to students by guaranteeing default reimbursement. When applicable, it also pays special allowance payments. The DOE provides eligible borrowers with an incentive to borrow by providing interest subsidies and capped interest rates. In the event of a guaranty agency bankruptcy or a determination by the DOE that the guaranty agency is unable to reimburse claims, an eligible lender has the right to submit claims directly to the DOE for payment. Under such circumstances, the DOE is obligated to pay the holder of the loan the full insurance obligation of the guaranty agency, subject to its servicing guidelines.

     The Federal Direct Loan Program

      Under the FDL Program, loans are made directly by the federal government to borrowers. Most terms of FDLP loans are the same as FFELP loans. According to the DOE’s fiscal year 2004 budget presentation, the $12.7 billion of FDLP loans in 2002 consisted of approximately $6.2 billion in subsidized Stafford loans, $4.9 billion in unsubsidized Stafford loans and $1.6 billion in PLUS loans. During the 2002 federal fiscal year, newly originated FDLP loans constituted 28% of total newly originated FFELP and FDLP loans, down from 33% during the 1998 federal fiscal year.

Reauthorization of the Higher Education Act

      The Higher Education Act, and thereby the federal student loan program, needs to be reauthorized every five years. The next reauthorization is set for September 2004. Some of the key issues being debated are:

•	Single holder rule on consolidation loans. Currently, if only one lender holds all of a student’s loans, then a competitor cannot consolidate the loans away from the current holder unless the current holder refuses to consolidate the loans for the borrower. There is a high probability that the single holder rule will be eliminated during reauthorization. In the industry as a whole, a large portion of all non-consolidated loans are currently held by only one lender. Elimination of the single holder rule would open up a portion of the market to increased competition.

•	The ability to refinance consolidation loans. Currently, once a loan is consolidated, it cannot be refinanced by another government guaranteed student loan unless subsequent FFELP loans are made to the borrower. If this rule changes, the amount of consolidation loans that are refinanced could be significant.

•	Variable-rate consolidation loans and extended repayment of Stafford loans. Reauthorization proposals have been made to Congress that would continue variable borrower rates for Stafford and PLUS loans beyond July 1, 2006. In addition, language has been suggested that would permit new consolidation loans to have variable rates. Language has also been proposed that would allow Stafford/PLUS borrowers to have extended repayment terms, similar to those terms provided for under the loan consolidation program. Both of these initiatives would offset two of the most appealing aspects of consolidation loans, i.e., long-term fixed rates and extended repayment. Adoption of these initiatives could decrease consolidation opportunities in the market.

•	9.5% floor income. Student loans originated or acquired with the proceeds of tax-exempt obligations issued prior to October 1, 1993 are subject to a minimum, or floor, rate of return of 9.5% per year based upon provisions of the Higher Education Act and related interpretations by the DOE. Reauthorization proposals have been made to Congress that would limit the minimum return to those loans which are funded directly with tax-exempt obligations and potentially eliminate excess earnings on loans subsequently funded with taxable obligations. Adoption of this initiative could decrease loan interest income to lenders receiving 9.5% floor income.

•	Variable rate floor income. Language has been proposed that would eliminate the potential of excess earnings on student loans that are reset annually in a declining interest rate environment. Adoption of this initiative could decrease loan interest income to lenders receiving variable rate floor income.

•	Borrower limits. For the last 20 years, the maximum amount that a freshman or sophomore can borrow has remained around $2,500. Educational tuition has increased at approximately two times the rate of inflation over this same time frame. There is a possibility that these borrower limits could be increased, thereby potentially increasing the average size of future loan originations in the market.

BUSINESS

Overview

      We are a vertically integrated education finance company, with over $10 billion in total assets, making us one of the leading education finance companies in the country. We are focused on providing quality products and services to participants in the education finance process. Headquartered in Lincoln, Nebraska, we originate, hold and service student loans, principally loans originated under the FFEL Program. For 2002, we were the fourth largest holder and second largest servicer of FFELP loans. In addition, we, together with our branding partners, originated and acquired approximately $1.8 billion of student loans in the six months ended June 30, 2003 and $2.7 billion of student loans in 2002, making us a leading originator and acquirer of student loans.

      We offer a broad range of financial services and technology-based products, including student loan origination and lending, student loan and guarantee servicing and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing and funds disbursement. Our infrastructure, technological expertise and breadth of product and service offerings connect the key constituents of the student loan process, including lenders, financial aid officers, guaranty agencies, governmental agencies, student and parent borrowers, servicers and the capital markets, thereby streamlining the education finance process.

      Our business is comprised of four primary product and service offerings:

•	Student loan originations, acquisitions and portfolio management. We provide student loan sales, marketing, originations, acquisition and portfolio management. We own a large portfolio of student loan assets through a series of education lending subsidiaries. As of June 30, 2003, our student loan portfolio was $9.5 billion, consisting of over 99% of FFELP loans and less than 1% of private loans. We generate loans owned in special purpose lending facilities through direct origination or through acquisition of loans. We generate the majority of our earnings from the spread between the yield we earn on our student loan portfolio and the cost of funding these loans. We also provide marketing and sales support and managerial and administrative support related to our asset generation activities, as well as those performed for our branding partners or other lenders who sell such loans. Revenues are primarily generated from interest earnings. While our net interest margin may vary due to fluctuations in interest rates, government special allowance payments ensure that we receive a minimum yield on our student loans, so long as certain requirements are met.

•	Student loan servicing. We service our student loan portfolio and the portfolios of third parties. We currently service or provide complete outsourcing of servicing activities for $18 billion in FFELP loans, including approximately $8.3 billion of loans in our own portfolio. The servicing activities include loan origination activities, application processing, borrower updates, payment processing, claim processing and due diligence procedures. These activities are performed internally for our own portfolio and generate fee revenue when performed for third-party clients.

•	Guarantee servicing. We provide servicing support to guaranty agencies, which includes system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking services, claim processing services and post-default collection services. We currently provide servicing support to agencies that guarantee $18 billion of FFELP loans. These activities generate fee revenue in addition to expanding our relationship with other participants in the education finance sector.

•	Servicing software. We provide student loan servicing software internally and to third-party student loan holders and servicers. We currently service $18 billion in student loans, which makes us the second largest servicer of FFELP loans, according to SLSA statistics. Our software is also used by third parties to service an additional $30 billion in student loans. We earn software license and maintenance fees annually from third-party clients for use of this software. We also provide computer consulting, custom software applications and customer service support.

      Our earnings and earnings growth are directly affected by the size of our portfolio of student loans, the interest rate characteristics of our portfolio, the costs associated with financing and managing our portfolio and the costs associated with origination and acquisition of the student loans in the portfolio. We generate the majority of our earnings from the spread between the yield we receive on our student loan portfolio and the cost of funding these loans. While the spread may vary due to fluctuations in interest rates, special allowance payments from the federal government ensure that we receive a minimum yield on our student loans, so long as certain requirements are met. We also earn fees from student loan and guarantee servicing and licensing fees from our servicing software. Earnings growth is primarily driven by the growth in the student loan portfolio and growth in our fee-based product and service offerings, coupled with cost-effective financing and expense management. For the six months ended June 30, 2003, we generated net interest income of $91.9 million, total other income, including loan servicing income, of $57.8 million and net income of $17.9 million. In 2002, we generated net interest income of $190.9 million, total other income, including loan servicing income, of $125.8 million and net income of $48.5 million.

      We originate and acquire student loans through a variety of methods, or channels, including:

•	our direct channel, in which we originate student loans in one of our brand names directly to student and parent borrowers, which accounted for 46.5% and 40.7% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively;

•	our branding partner channel, in which we acquire student loans from lenders to whom we provide marketing and origination services, which accounted for 33.3% and 19.5% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively; and

•	our forward flow channel, in which we acquire student loans from lenders to whom we provide origination services, but provide no marketing services, or who have agreed to sell loans to us under forward sale commitments, which accounted for 16.8% and 21.7% of the student loans we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively.

      In addition, we acquire student loans through spot purchases and whole-company acquisitions, which accounted for 3.4% and 18.1% of the student loans that we originated and acquired in the six months ended June 30, 2003 and in 2002, respectively.

      Of the $2.7 billion in FFELP loans we originated and acquired in 2002, $859 million were loans consolidated through our direct channel. Student loans that we originate through our direct channel are our most profitable student loans because they typically cost us less than loans acquired through our other channels and they remain in our portfolio for a longer period of time. As of June 30, 2003, our student loan portfolio was $9.5 billion.

      We currently service $18 billion in FFELP loans, which makes us the second largest servicer of FFELP loans, according to SLSA statistics. Our software is also used by third parties to service an additional $30 billion in student loans. In addition, we currently provide servicing support to guaranty agencies on a total of $18 billion of FFELP loans. Servicing support includes functions such as system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking services, claim processing services and post-default collection services. We provide student loan servicing and origination functions either directly or indirectly to more than 1.7 million borrowers at hundreds of colleges and universities through our proprietary software products and outsourcing functions. We protect our proprietary software products through copyrights, trade secrets and contractual arrangements.

      Over 99% of the student loans in our portfolio as of June 30, 2003 were FFELP loans, as opposed to the less than 1% of private loans in our portfolio that did not carry federal guarantees. At least 98% of the principal and accrued interest of FFELP loans is guaranteed by the federal government, provided that we meet certain procedures and standards specified in the Higher Education Act. We believe we are in material compliance with the procedures and standards as required in the Higher Education Act. FFELP loans originated prior to October 1, 1993 carry a 100% guarantee on the principal amount and accrued interest, and FFELP loans originated after that date are guaranteed for 98% of the principal amount and accrued interest. As a result, holders of FFELP loan portfolios historically have experienced minimal losses net of the guarantee. Our net loan losses on FFELP loans in 2002 were approximately $2.7 million, or less than 0.04% of our average FFELP loan portfolio.

Our History

      We have a 25-year history dating back to the formation of UNIPAC Service Corporation in 1978. UNIPAC was formed to service loans for Union Bank of Lincoln, Nebraska and Packers Service Corporation of Omaha, Nebraska. It grew its third-party student loan servicing business to approximately $9.7 billion in loans in 2000, when it was merged with Nelnet. Our immediate predecessor was formed in 1996 as a student loan acquisition company, and, prior to the merger, it had built its student loan portfolio through a series of spot portfolio acquisitions and later through student loan company acquisitions.

      In 2000, we decided to create a vertically integrated platform that would be able to compete in each sector of the student loan industry. Over the past three years we have acquired several education finance services companies, including a student loan secondary market company. In addition, in August 2003, we acquired the securities company that provides us with broker-dealer services in connection with our asset-backed securitizations.

      We executed these acquisitions to complete our effort to vertically integrate and add geographic diversity and operational expertise to our education finance platform. We have successfully integrated these companies into the Nelnet platform, and they have increased our profitability as a result. We now believe that we have all of the key components of our vertical integration strategy. Going forward, we intend to focus principally on organic growth while opportunistically making company and portfolio acquisitions.

Competitive Strengths

      We believe that the following competitive strengths are important to maintaining our growth, profitability and standing in our industry:

•	Focused leader with vertically integrated platform.

•	High-quality loan portfolio established through our concentration on FFELP loans.

•	Strong relationships with student loan market constituents.

•	Access to cost-effective financings.

•	Leading, cost-competitive servicing platform with a focus on asset protection.

•	Comprehensive suite of software products.

•	Management team with significant operating and acquisition experience.

      Focused leader with vertically integrated platform. We maintain a strong position and deep expertise in each of our product and service offerings and are well positioned to capitalize on industry growth. We were among the largest holders of federally guaranteed student loans with $9.5 billion of loans outstanding as of June 30, 2003. In 2002, we originated and acquired $2.7 billion in student loans, including $859 million in consolidation loans. We currently service $18 billion in student loans, and our software is used by third parties to service an additional $30 billion in student loans. In addition, we currently provide servicing support to guaranty agencies that guarantee $18 billion in student loans. We have relationships with hundreds of colleges and universities and provide loan servicing either directly or through our proprietary software to approximately 1.7 million borrowers. We provide school financial aid offices and students a comprehensive, full-service student lending package (Stafford, PLUS, consolidation and private loans), loan and guarantee servicing and loan servicing software. By offering the full range of services required for student lending, we facilitate and streamline the student lending process. Our established servicing capability allows us to service our student loan portfolio rather than outsourcing this task to a third party. In addition, our technology product suite often enables us to gain access to schools, creating new lending opportunities, as well as deepening our existing relationships by increasing our share of a school’s loan volume. We use the technology to enhance our relationships, offer more services to each customer, reduce operating expenses and increase our revenues and profitability. Our vertically integrated platform allows us to take advantage of economies of scale and run a cost-efficient operation.

      High-quality loan portfolio established through our concentration on FFELP loans. We have focused our lending operations on FFELP loans, which carry at least a 98% federal guarantee on principal and accrued interest. As of June 30, 2003, more than 99%, or $9.4 billion, of our student loan portfolio consisted of FFELP loans and less than 1%, or $87 million, consisted of private loans, which do not carry a federal guarantee. We maintain strict underwriting criteria for our private loan portfolio.

      Strong relationships with student loan market constituents. We use a network of student loan channels to offer services to students, schools, lenders and secondary markets throughout the United States. As part of our loan origination activities, we have established long-term strategic relationships either directly with school financial aid offices or with eligible banks and schools that function as “branding” partners, who direct committed portions of their originations to us through forward flow commitments. Financial aid offices can have considerable influence on students’ selections of lenders. The effort and expense to create and maintain these relationships, as well as the low turnover of selected providers, acts as a barrier to entry for competitors. Our branding partners act as alternative channels for origination and have strong brand recognition in the areas on which they focus. By utilizing the appropriate and effective brand, we can cost-effectively leverage our penetration at different schools and throughout certain regions of the United States.

      Access to cost-effective financings. We currently have a loan warehousing capacity of over $2 billion through 364-day commercial paper conduit programs maturing at different times and participation funding arrangements committed on a short-term basis by various financial institutions. Our large warehousing capacity allows us to pool student loans in order to aggregate sufficient volume for cost-effective, long-term financing and to time securitization market conditions properly. Generally, loans that best fit long-term financing vehicles are selected to be transferred into one of our long-term securitizations. Because transferring those loans to a long-term securitization includes certain fixed administrative costs, we maximize the economies of scale by executing large transactions that routinely price in line with our largest competitor within the student loan industry.

      Leading, cost-competitive servicing platform with a focus on asset protection. We have built a leading, nationally recognized student loan servicing platform. We believe that a servicing operation is critical to success as a lender in the student loan marketplace. The servicing platform is the mechanism that facilitates interaction with borrowers. Our servicing portfolio includes both loans from our lending portfolio as well as from third parties. Nelnet-originated and third-party serviced loans utilize the same servicing platform, technology and employee base and are all serviced in exactly the same manner. The quality of our servicing operation is best demonstrated by our low initial claim reject rate due to servicer error. The quality of our servicing capability is also a key factor in preserving the federal guarantee on our FFELP loans. In 2002, our initial claim reject rate was only approximately 0.25%. The technological focus of our servicing platform, coupled with economies of scale, has enabled us to create a competitive cost structure.

      Comprehensive suite of software products. Our products include an Internet-based financial aid delivery and management system, an Internet-based loan origination system and a centralized disbursement agent service. Our “open architecture” origination products afford schools the flexibility to work with multiple lenders of their choice. These products are directly integrated into our servicing platform, which provides various features such as loan approval, disbursement of funds, customer service, account maintenance, federal reporting and billing collections, payment processing, default aversion, claim filing and uninsured loan recovery. Our software products include:

•	Nteract — our Internet-based student loan origination system.

•	Nconcert — our Internet-based financial aid delivery and management system.

•	Ntrust — our centralized disbursement agent service.

•	Ngenius — our origination and disbursement engine that supports Nconcert, Ntrust and Nteract.

•	Nservice — our servicing system for FFELP and private loans.

      These programs are designed to reduce paperwork, streamline the approval process and improve communication between a school’s financial aid office and its students. The software unites financial aid offices, lenders, students, secondary markets and servicing companies, reducing turnaround time, simplifying the process for students and providing better service with fewer errors.

      Management team with significant operating and acquisition experience. Our management is led by Co-Chief Executive Officers Michael S. Dunlap and Stephen F. Butterfield. Mr. Dunlap has worked in the financial services industry for 20 years, having served previously as chief executive officer of Union Bank of Nebraska. Mr. Butterfield has worked in the student loan industry for 14 years and the broader financial services industry for 29 years. Mr. Dunlap focuses on our day-to-day operating activities, and Mr. Butterfield focuses on capital markets and investor relations. Our senior employees with management responsibilities have been with us or one of our predecessor companies for an average of over ten years. Furthermore, we have successfully integrated the companies that we have acquired and have retained their key employees. As a result, we have a management team with significant experience and knowledge in both student loan operations and portfolio and company acquisitions.

Strategy

      Our corporate objective is to further our leadership position in the student loan industry. We intend to achieve this objective by executing the following strategies:

•	Establish and maintain leadership in all our product and service offerings by utilizing our technology.

•	Focus on increasing our organic growth while maintaining a low-cost infrastructure.

•	Strengthen existing relationships while establishing new ones.

•	Continue our commitment to highly focused and disciplined loan origination and acquisition practices.

•	Opportunistically make company and portfolio acquisitions.

      Establish and maintain leadership in all our product and service offerings by utilizing our technology. Schools, lenders, guaranty agencies and borrowers in today’s student loan industry demand cutting edge, state-of-the-art technology to streamline the burdensome and time consuming processes of originating, servicing and administering student loans. We believe that the technology products that we provide position us to become a preferred provider for participants in the student loan industry and that their expanded utilization will promote our originations and acquisitions. Our user-friendly software not only allows us to service loans both internally and for third parties, but also continues to facilitate our growing position as a preferred originator and holder of loans for schools and borrowers. We will continue to invest, develop and upgrade our technology to help solidify our leadership position and further penetrate our potential market.

      Focus on increasing our organic growth while maintaining a low-cost infrastructure. We will continue to grow our student loan portfolio and maintain and capitalize on our low-cost infrastructure to realize increased profitability as the industry expands. We believe there is continued opportunity for significant growth in light of the DOE’s projected growth rates for the student loan industry. To increase our organic growth, we have expanded our sales and marketing force to promote FFELP loan origination and consolidation efforts. During the period from August 2003 until the end of the first quarter of 2004, we may expand our sales and marketing forces so as to increase personnel that market to schools throughout the country by adding approximately 10 additional personnel, and may similarly increase the number of our direct consumer marketers by adding approximately 100 direct consumer marketing personnel in

Denver, Colorado, 70 in Lincoln, Nebraska and 30 in Fredericksburg, Virginia. We believe the infrastructure we have developed has positioned us to continue to achieve economies of scale and be a low-cost provider to our customers. In this regard, we decreased our operating expenses as a percentage of average student loans from 0.78% in 1998 to 0.54% in 2002.

      Strengthen existing relationships while establishing new ones. We have extensive customer relationships with schools and lenders throughout the United States. We will continue to focus on expanding the loan volume associated with these existing relationships, while establishing new ones through our sales force. We have a sales force of over 300 people, of whom approximately 80 are calling directly on colleges and universities, while the remaining approximately 220 focus on marketing directly to borrowers. We will continue to take advantage of the sales force’s experience as well as our management’s industry knowledge and relationships.

      Continue our commitment to highly focused and disciplined loan origination and acquisition practices. We will continue to pursue our conservative approach to asset quality by concentrating on originating, acquiring and holding federally guaranteed loans through the FFEL Program, while maintaining a disciplined underwriting approach to private loans. As of June 30, 2003, our student loan portfolio was comprised of over 99% FFELP loans and less than 1% private loans. Due to existing commitments, we expect the percentage of private loans in our student portfolio to increase to between 1% and 2% over the next three years. Future circumstances may dictate or warrant incremental increases. In any event, we will maintain our strict underwriting standards for the limited amount of private loans in our portfolio.

      Opportunistically make company and portfolio acquisitions. Although we have reached a point in our development where we offer a comprehensive set of products and services essential to our vertically integrated business model and benefit from economies of scale and organic growth, we will still consider acquisitions in the future. These may include either individual companies or loan portfolios that we believe have the potential to enhance long-term shareholder value. Since our inception, we have a successful track record of acquisitions. We have acquired and successfully integrated more than ten education finance related companies and have retained their key employees. As a result, we have the experience and skill sets necessary to acquire and integrate additional targets that add long-term value to our franchise and are accretive to earnings.

Product and Service Offerings

Student Loan Origination, Acquisition and Portfolio Management

      Our student loan origination, acquisition and portfolio management business is our largest product and service offering and drives the majority of our earnings. When we originate FFELP loans on our own behalf or when we acquire FFELP loans from others, we engage one or more “eligible lenders,” as defined in the Higher Education Act, to act as our trustees to hold title to all such originated and acquired FFELP loans. These eligible lender trustees hold the legal title to our FFELP loans, and we hold 100% of the beneficial interests in those loans. We have originated and acquired approximately $7.0 billion in student loans since January 1, 2000, excluding subsidiary acquisitions. We often originate loans using the Nelnet brand name but, in many cases, we use well-known, geographically strategic brand names of our branding partners, such as Education Solutions, Inc. and Union Bank. This strategy gives us the flexibility to market the brand with the best recognition in a given region or at a given college or university. We originated 46.5%, 40.7% and 9.7% of the loans added to our student loan portfolio in the six months ended June 30, 2003 and 2002 and 2001, respectively.

      The branding partner channel for FFELP loan acquisitions is established by our various contracts with FFELP lenders. In the six months ended June 30, 2003 and in 2002 and 2001, 33.3%, 19.5% and 36.2%, respectively, of our loan acquisitions were attributable to this channel. We frequently act as exclusive marketing agent for some branding partners in specified geographic areas. We ordinarily purchase loans originated by those branding partners pursuant to a commitment to purchase loans at a premium above par, shortly following full disbursement of the loans. We ordinarily retain rights to acquire loans subsequently made to the same borrowers, or serial loans. Some branding partners, however, retain rights to portions of their loan originations. Origination and servicing of loans made by branding partners is performed by us during the lives of loan origination and servicing agreements so that loans do not need to be changed to a different servicer upon purchase by us. The marketing agreements and commitments to purchase loans are ordinarily for the same term, which is commonly three to five years in duration. These agreements ordinarily contain provisions for automatic renewal for successive terms, subject to termination by notice at the end of a term or early termination for breach. We are generally obligated to purchase all of the loans originated by our branding partners under these commitments, although our branding partners are not obligated to provide us with a minimum amount of loans.

      In addition to the branding partner channel, we have established a forward flow channel for acquiring FFELP loans from third parties. In the six months ended June 30, 2003 and in 2002 and 2001, 16.8%, 21.7% and 33.4%, respectively, of our loan acquisitions were attributable to this channel. The forward flow channel is established by entering into various agreements pursuant to which FFELP lenders retain responsibilities for marketing, but commit to sell all or a portion of their future originations to us at a premium. These forward flow commitments frequently obligate the lender to sell all loans made by the applicable lender, but in other instances are limited to sales of loans originated in certain specific geographic regions or exclude loans that are otherwise committed for sale to third parties. We are generally obligated to purchase loans subject to forward flow commitments shortly following full disbursement, although our forward flow lenders are not obligated to provide us with a minimum amount of loans. We typically retain rights to purchase serial loans. The loans subject to purchase are generally subject to a servicing agreement with us for the life of each such loan. Such forward flow commitments ordinarily are for terms of three to five years in duration.

      As of June 30, 2003, the characteristics of our student loan portfolio, exclusive of the unamortized cost of acquisition, were as described below.

Composition of Student Loan Portfolio

(As of June 30, 2003)
(dollars in thousands, except average outstanding balances)

Loans outstanding	$9,317,847
FFELP loans:
Stafford loans	$5,246,649
PLUS/ SLS loans(a)	$298,341
Consolidation loans	$3,685,876
Private loans	$86,981
Number of borrowers	771,079
Average outstanding principal balance per borrower	$12,084
Number of loans	2,110,278
Average outstanding principal balance per loan	$4,415
Weighted average annual interest rate	5.03%
Weighted average remaining term (months)	167.2

(a)	Supplemental Loans for Students, or SLS, are the predecessor to unsubsidized Stafford loans.

      Once a student’s loans have entered the repayment or grace period, they are eligible to be consolidated if they meet certain requirements. Loan consolidation allows borrowers to make one payment per month and extend the loan repayment period. In addition to these attributes, in recent years, historically low interest rates have contributed to demand for consolidation loans. To meet this demand, we have developed an extensive loan consolidation department to serve borrowers with loans in our portfolio as well as borrowers whose loans are held by other lenders.

      Our capital markets and portfolio administration departments provide financing options to fund our loan portfolio. We have a warehousing capacity of over $2 billion through 364-day commercial paper conduit programs and participation funding arrangements. These transactions provide short-term asset financing for the purchase of student loan portfolios. The financings are constructed to offer short-term capital and are annually renewable.

      Short-term warehousing allows us to buy and manage student loans prior to transferring them into more permanent financing arrangements. Our large warehousing capacity allows us to pool student loans in order to maximize loan portfolio characteristics for efficient financing and to properly time market conditions. Generally, loans that best fit long-term financing vehicles are selected to be transferred into one of our long-term securitizations. Because transferring those loans to a long-term securitization includes certain fixed administrative costs, we maximize our economies of scale by executing large transactions that routinely price in line with our largest competitor. We are a frequent issuer and benefit from a high level of name recognition by the asset-backed investment community.

      We currently have approximately $8 billion in asset-backed securities issued, including auction-rate notes whose interest rates are reset periodically. These asset-backed securities allow us to finance student loan assets over multiple years, thereby eliminating the renewal risk associated with warehouse vehicles.

      We rely upon securitization vehicles as our most significant source of funding for student loans on a long-term basis. The net cash flow we receive from the securitized student loans generally represents the excess amounts, if any, generated by the underlying student loans over the amounts required to be paid to the bondholders, after deducting servicing fees and any other expenses relating to the securitizations. In addition, some of the residual interests in these securitizations may have been pledged to secure additional bond obligations. Our rights to cash flow from securitized student loans are subordinate to bondholder interests and may fail to generate any cash flow beyond what is due to pay bondholders.

      Our original securitization transactions began in 1996, utilizing a master trust structure, and were privately placed auction-rate note securitizations. As the size and volume of our securitizations increased, we began publicly offering asset-backed securities under shelf registration statements, using special purpose entities. When we deemed long-term interest rates attractive, we issued fixed-rate debt backed by cash flows from FFELP loans with fixed-rate floors which effectively match the funding of our assets and liabilities. In 2002, we began accessing the term asset-backed securities market by issuing amortizing multi-tranche LIBOR-indexed variable-rate debt securities. Almost all of the securitization debt that we have issued since 1996 is still outstanding today, including the taxable and tax-exempt securitization debt issued by companies we have acquired. We have utilized financial guarantees from monoline insurers and senior/ subordinate structures to assist in obtaining “AAA” ratings on our senior securitized debt in addition to cash reserves and excess spread to assist in obtaining “A” and “AA” ratings on our subordinated debt. We intend to continue to issue auction rate notes, variable-rate and fixed-rate term asset-backed securities and debt securities through other asset funding vehicles in order to minimize our cost of funds and give us the most flexibility to optimize the return on our student loan assets.

      Our student loan origination and lending activities could be significantly impacted by the reauthorization of the Higher Education Act. For example, if the single holder rule, which generally restricts a competitor from consolidating loans away from a holder that owns all of a student’s loans, is abolished, a substantial portion of our non-consolidated portfolio would be at risk of being consolidated away by a competitor. On the other hand, abolition of the rule would also open up a portion of the rest of the market and provide us with the potential to gain market share. The portion of the rest of the market that would be opened up to us, as measured in aggregate principal amount of student loans, would be greater than the portion of our non-consolidated portfolio that would be at risk of being consolidated by a competitor. Other potential changes which could impact us include:

•	allowing refinancing of consolidation loans, which would open approximately 39% of our portfolio to such refinancing;

•	allowing for variable-rate consolidation loans and extended repayment terms of Stafford loans, which would lead to less loans lost through consolidation of our portfolio, but would also decrease our consolidation opportunities; and

•	allowing for increased borrower limits, which may provide opportunities for increasing the average size of our future loan originations.

A further description of the issues in connection with the reauthorization of the Higher Education Act appears under “Industry Overview — Federal Student Loan Programs — Reauthorization of the Higher Education Act.”

      In addition, our efforts to expand into the consolidation market are expected to be affected by recently amended Federal Trade Commission rules and similar state regulations providing for so-called “do not call” registries. Under these rules, consumers may have their phone numbers added to a “do not call” registry, and we would generally be prohibited from calling any such consumers to market our products and services. This rule may restrict our ability to market effectively our products and services to new customers. Furthermore, compliance with this new rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities.

Student Loan Servicing

      We specialize in the servicing of federally guaranteed and private student loans. Our servicing division offers lenders across the country a complete line of education loan services, including recovery of non-guaranteed loans, application processing, disbursement of funds, customer service, account maintenance, federal reporting and billing collections, payment processing, default aversion and claim filing.

      Our quality and experience in student loan servicing is evident in the historical performance of our entire pool of loan assets, which enjoys a very low initial claim rejection rate due to servicer error, which is the percent of claims submitted by us or our servicing customers rejected by a guaranty agency due to servicer error. In 2002, the initial claim rejection rate due to servicer error was approximately 0.25% of all claims filed by us or servicing customers. The substantial majority of these initial claim rejections are cured, meaning a payment or the borrower’s promise to pay has been received. Historically, the aggregate of our losses and those of our servicing customers from rejected loans and interest denials has been less than $1 million per year, or less than 0.01% of our average servicing portfolio.

      As we expand our student loan origination and acquisition activities, we may face increased competition with some of our servicing customers. In the past, including in one case recently, servicing customers have terminated their servicing relationships with us, and we could in the future lose more servicing customers as a result. However, due to our life-of-loan servicing agreements, we do not expect this loss and potential loss of customers to have a material adverse effect on our results of operations for the foreseeable future.

Guarantee Servicing

      We provide servicing support for $18 billion in guaranteed student loans. This servicing support is provided to guaranty agencies, which are the organizations that serve as the intermediary between the federal government and the lender and who are responsible for paying the claims made on defaulted loans. One of our guarantee servicing customers recently notified us of its intention not to renew its servicing contract. The loss of this customer is not expected to have a material effect on our results of operations.

Servicing Software

      Our servicing software is focused on providing technology solutions to education finance issues. Our subsidiaries, Idaho Financial Associates, Inc. and Charter Account Systems, Inc. provide student loan software and support for entities involved in the asset management aspects of the student loan arena. In addition, 5280 Solutions, Inc., of which we own a 50% interest, provides customized software solutions to help in the administration and management of the student loan process. Staffed with more than 100 programmers, support staff and administrative support personnel, we provide software and maintenance to more than 25 different clients servicing $30 billion in student loan assets.

Software Products

      Our software products are designed to provide us loan origination access to colleges and universities, while simplifying the financial aid process. We also license our servicing software products to third-party student loan holders and servicers. Our software products include the following:

•	Nteract – an Internet-based, open-architecture student loan origination and disbursement management system. Nteract provides a complete solution for processing FFELP and private student loan certifications, initiating change transactions and comprehensive application through disbursement reporting. Nteract operates in a real-time environment and can be accessed for online inquiry at any time 24 hours a day, seven days a week. Nteract is used by our student loan origination, acquisition and portfolio management unit and our student loan servicing unit.

•	Nconcert – our Internet-based, open-architecture financial aid delivery and management system. Nconcert is used by our student loan origination, acquisition and portfolio management unit and our student loan servicing unit.

•	Ntrust – a centralized disbursement service. It is a comprehensive, open-architecture solution for receiving FFELP and private student loan funds, reports and the student loan industry’s standardized data files. Ntrust provides a single point of contact for the college or university’s entire electronic loan processing needs and provides real-time loan disbursement adjustment processing. Ntrust is used by our student loan origination, acquisition and portfolio management unit and our student loan servicing unit.

•	Ngenius – the origination engine that supports the Nconcert, Ntrust and Nteract products. Used internally for our loan origination initiatives and those of our customers, it is a table-driven origination platform which provides flexibility and scalability. The system interacts with multiple guaranty agencies and can support an “instant” guarantee. Ngenius is used by our student loan origination, acquisition and portfolio management unit and our student loan servicing unit.

•	Nservice – our servicing engine for FFELP and private loans. The Nservice system is a profile driven system, allowing for easy implementation of most regulatory changes and rapid development of custom loan programs. Software development is aided by the use of high-level application development tools to speed delivery of enhancements. The Nservice system provides for automated compliance with most Higher Education Act regulations. Nservice also facilitates the servicing of FFELP and private loans into a single, integrated servicing environment, improving service to schools, borrowers and lenders. Nservice is used by our student loan servicing unit, and the software is also licensed to third-party student loan holders and servicers by our servicing software unit.

      In addition to the products described above, we offer a variety of borrower services to assist students and parents in navigating the financial aid process. These services include our unique @theU higher education resource, which provides free information on college planning and financial aid, paired with a loyalty program to allow members to earn credit toward reducing the balance of a student loan regardless of lender or servicer. Another product, Nelnet Notes, provides online assistance to help borrowers better understand the financial aid process, as well as broader money management issues.

      Generally, our non-servicing related software products are operated for the benefit of our school and borrower customers on our hardware without specific charges to the school or borrowers. Our servicing software can be licensed to third parties for use on their hardware for which they pay annual license and maintenance fees.

      Our software products, including website content and functionality, have been developed and maintained using internal business and technical resources. External software consultants are utilized on selected occasions when circumstances require specific technical knowledge or experience. Costs associated with research and development related to the development of computer software are expensed when incurred in accordance with SFAS No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed. Research and development machinery and equipment that have alternative future uses either in research and development activities or otherwise are capitalized and depreciated over their useful lives.

      All costs associated with website development or the maintenance of existing software products are expensed when incurred. We also capitalize software costs under the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Material software developments or enhancements that are considered to have useful lives of greater than one year are capitalized and amortized over their useful lives. Costs related to maintaining our purchased software including the costs of programming are expensed as incurred. Purchased software is capitalized and amortized over the estimated useful life.

Interest Rate Risk Management

      Since we generate the majority of our earnings from the spread between the yield we receive on our portfolio of student loans and the cost of financing these loans, the interest rate sensitivity of our balance sheet could have a material effect on our operations. Although the majority of student loans have variable-rate characteristics in certain interest rate environments, certain of our student loans include fixed-rate components depending upon loan terms and the rate reset provisions and the SAP formula set by the DOE.

      We attempt to match the interest rate characteristics of pools of loan assets with debt instruments of substantially similar characteristics, particularly in rising interest rate markets. Due to the variability in duration of our assets and varying market conditions, we do not attempt to perfectly match the interest rate characteristics of the entire loan portfolio with the underlying debt instruments. To date, we have financed the majority of our student loan portfolio with variable-rate debt.

      In the current low interest rate environment, our FFELP loan portfolio is yielding excess income due to the reduction in the interest rates on the variable-rate liabilities financing student loans at a fixed borrower rate. In higher interest rate environments, where the interest rate rises above the borrower rate and fixed-rate loans become variable, the impact of the rate fluctuations is substantially reduced. We have employed various derivative instruments to help manage our interest rate risk. As a result of our interest rate management activities, we believe we have limited the volatility and effects of a rising interest rate environment. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Interest Rate Risk.”

Intellectual Property

      We own numerous trademarks and service marks to identify our various products and services, both by words and logos, or by “design” marks. We currently have approximately 15 pending and ten registered marks for such products and services, and we actively assert our rights to those marks when we believe potential infringement may be occurring. We believe our marks and logos have developed and continue to develop strong brand-name recognition in our industry and the consumer marketplace. Each of these marks has, upon registration, an indefinite duration so long as we continue to use the mark on or in connection with such goods or services as the mark identifies. In order to protect the indefinite duration, we make filings to continue registration of these marks. We own one patent application that has been published with respect to a customer-loyalty program and have also actively asserted our rights thereunder in situations where we believe our claims may be infringed upon. If such patent is granted, it will have a duration and effect of 20 years from the date of application. We own many copyright-protected works, including our various computer system codes and displays, websites, publications and marketing collateral. We also have trade secret rights to many of our processes and strategies, and our software product designs. Our software products are protected by both registered and common law copyrights. We also protect our software products through strict confidentiality and ownership provisions placed in license agreements which restrict the ability to copy, distribute or disclose the software products. We also have adopted internal procedures designed to preserve trade secrets with respect to our intellectual property.

      We seek federal and/or state protection of intellectual property when deemed appropriate, including patent, trademark/service mark and copyright. The decision whether to seek such protection may depend on the perceived value of the intellectual property, the likelihood of securing protection, the cost of securing and maintaining that protection and the potential for infringement. Our employees are trained in the fundamentals of intellectual property, intellectual property protection and infringement issues, and are also required to sign agreements requiring, among other things, confidentiality of trade secrets, assignment of inventions and non-solicitation of other employees post-termination. Consultants, suppliers and other business partners are also required to sign nondisclosure agreements to protect our proprietary rights.

Seasonality

      Origination of student loans is generally subject to seasonal trends, which correspond to the beginning of each semester of the school year. Student loans are disbursed as directed by the school and are usually divided into two or three equal disbursements released at specified times during the school year. The two periods of August through October and December through February account for approximately 73% of our total annual disbursements. While applications and disbursements are seasonal, our earnings are generally not tied to this cycle. Due to our portfolio size, new disbursements or run-off for any given month will not materially change the net interest earnings of the portfolio. Consolidation loans are generally made prior to or immediately after the July 1 reset in a rising or falling interest rate environment.

Customers

      We provide student loan servicing either directly or through our proprietary software to approximately 1.7 million borrowers. We have direct and indirect relationships with hundreds of colleges and universities across the nation. We have servicing agreements with 239 customers and software license agreements with 34 licensees. Notwithstanding the depth of our customer base, our business is subject to some vulnerability arising from concentrations of: loan origination volume with borrowers attending certain schools; loan origination volume generated by certain branding partners; loan and guarantee servicing volume generated by certain loan servicing customers and guaranty agencies; and software licensing volume generated by certain licensees. Our ability to maintain strong relationships with significant schools, branding partners, servicing customers, guaranty agencies and software licensees is subject to a variety of risks. Termination of such a strong relationship could result in a material adverse effect on our business. We cannot assure you that our forward flow channel lenders or our branding partners will continue their relationships with us. Loss of a strong relationship, like that with a significant branding partner, such as Union Bank, or with schools such as University of Phoenix and Nova Southeastern University from which we directly or indirectly acquire a significant volume of student loans, could result in an adverse effect on our business. For example, Nova Southeastern University, from which we purchased FFELP loans (through its relationship with Union Bank) comprising approximately 7.4% of our total student loan volume in 2002 and 5.9% for the nine months ended September 30, 2003, has informed us and Union Bank, the direct acquirer of the student loans, of its intent to not renew its sale commitment starting January 2007, in order to make a request for a proposal to potential purchasers, including Union Bank and us.

Competition

      We face competition from many lenders in the highly competitive student loan industry. Using our size, we have leveraged economies of scale to gain market share and compete by offering a full array of FFELP and private loan products and services. In addition, we differentiate ourselves from other lenders through our vertical integration, technology and strong relationships with colleges and universities.

      We view SLM Corporation, the parent company of Sallie Mae, as our largest competitor in loan origination, holding and servicing. SLM Corporation services nearly half of all outstanding FFELP loans and is the largest holder of student loans, with a portfolio of nearly $70 billion. Large national and regional banks are also strong competition, although many are involved only in origination. In different geographic locations across the country, we run into strong competition from the local tax-exempt student loan secondary markets. The FDL Program has also reduced the origination volume available for FFEL Program participants, which in 2002 accounted for 28% of total volume, although this portion of total volume has decreased from approximately 33% in 1998. In addition, in the last few years, low interest rates have attracted many new competitors to the student loan consolidation business.

Employees

      As of June 30, 2003, we had approximately 1,890 employees. Approximately 670 of these employees hold professional and management positions while 1,220 are in support and operational positions. None of our employees is covered by collective bargaining agreements. We are not involved in any material disputes with any of our employees, and we believe that relations with our employees are good.

Properties

      We maintain 14 principal offices in cities across the United States. We do not own any of our principal facilities. The following table lists the principal facilities leased by us.

			Lease
		Square	expiration
Location	Function	footage	date

Albany, NY	Charter Software Licensing	3,550	September 2004
Boise, ID	IFA Software Licensing	9,993	August 2005
Denver, CO	Loan Servicing, Executive Management, Technology	106,185	February 2008
Fredericksburg, VA	Loan Consolidation	18,000	May 2007
Honolulu, HI	Sales	611	October 2004
Indianapolis, IN	Loan Servicing, Loan Generation	58,770	February 2008
Jacksonville, FL	Loan Servicing, Loan Generation, Technology	116,828	January 2007
Lincoln, NE	Corporate Headquarters, Loan Servicing, Loan Generation	94,909	December 2010
Phoenix, AZ	Capital Markets	3,500	N/A
Portland, ME	Loan Generation, Sales	5,211	January 2010
Tempe, AZ	Loan Generation	3,431	March 2004
Tucson, AZ	Loan Generation	426	June 2004
Tulsa, OK	Loan Generation, Sales	2,500	July 2005
Washington, DC	Government Relations, Sales	1,806	May 2005

Litigation

      We are subject to various claims, lawsuits and proceedings that arise in the normal course of business. These matters principally consist of claims by borrowers disputing the manner in which their loans have been processed. On the basis of present information, anticipated insurance coverage and advice received from counsel, it is the opinion of our management that the disposition or ultimate determination of these claims, lawsuits and proceedings will not have a material adverse effect on our business, financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

      The following table sets forth our executive officers and directors, and their ages and positions, as of October 15, 2003. Except as otherwise indicated, each of the Executive Directors specified below was appointed to that position as one of our Executive Directors on August 8, 2003.

Name	Age	Position

Michael S. Dunlap	40	Chairman and Co-Chief Executive Officer
Stephen F. Butterfield	51	Vice Chairman and Co-Chief Executive Officer
Don R. Bouc	56	President and Director
Terry J. Heimes	39	Chief Financial Officer and Executive Director
Hilario J. Arguinchona	59	Executive Director
David A. Bottegal	46	Executive Director and Chief Marketing Officer
Raymond J. Ciarvella	46	Executive Director and Chief Information Officer
Todd M. Eicher	33	Executive Director
Matthew D. Hall	43	Executive Director
Charles Hosea	43	Executive Director
Dennis Leach	49	Executive Director
Edward P. Martinez	49	Executive Director and Secretary
Jeffrey R. Noordhoek	37	Executive Director
Richard H. Pierce	60	Executive Director
Dominic Rotondi	49	Executive Director
Cheryl Watson	42	Executive Director
James P. Abel	52	Director
Thomas E. Henning	50	Director
Lee E. Mikles	47	Director
Arturo Moreno	56	Director
Brian J. O’Connor	47	Director
James H. VanHorn	51	Director

Michael S. Dunlap

      Michael S. Dunlap has served as our Chairman and Co-Chief Executive Officer since August 2003. Mr. Dunlap previously served as our President and sole Chief Executive Officer from December 2001 until August 2003. He has been a member of our Board of Directors since 1989. As Chairman of our Board of Directors, Mr. Dunlap is responsible for our overall strategy and direction. From January 1996 to December 2001, Mr. Dunlap served as chairman of Nelnet’s predecessor. In addition, since August 2003, Mr. Dunlap has been the non-executive chairman of Union Bank and since January 1995, a director and president of Farmers & Merchants Investment Inc. (the parent of Union Bank and Trust Company). Union Bank and Farmers & Merchants Investment Inc. are affiliates of Nelnet (see “Related Party Transactions”). From January 2001 to August 2003, Mr. Dunlap served as chief executive officer of Union Bank. From January 1993 to January 2001, Mr. Dunlap served as executive vice president of Union Bank. Mr. Dunlap is also a member of the Nebraska State Bar Association. Mr. Dunlap received his B.S. degree in Finance and Accounting and his J.D. degree from the University of Nebraska.

Stephen F. Butterfield

      Stephen F. Butterfield has served as our Co-Chief Executive Officer since August 2003, and as our Vice Chairman since March 2000. He served as vice chairman and a director of Nelnet’s predecessor since

January 1996. Mr. Butterfield is responsible for managing our capital market relationships and investor relations. Mr. Butterfield directs our overall management and direction, including asset purchasing, marketing of corporate services and coordination of our capital market activities. Mr. Butterfield has been involved in the student loan industry since January 1989, first as president of a for-profit student loan secondary marketing facility located in Scottsdale, Arizona, and second as president of the Student Loan Acquisition Authority of Arizona, a non-profit secondary marketing facility in Scottsdale, Arizona. Prior to his work in the student loan industry, Mr. Butterfield spent 15 years as an investment banker, the last four years of which for Boettcher and Company, specializing in municipal finance. Mr. Butterfield received his B.S. degree in business administration from Arizona State University.

Don R. Bouc

      Don R. Bouc has served as our President and a member of our Board of Directors since March 2000. In March 2001, Mr. Bouc became president of Nelnet Corporation, a subsidiary of Nelnet. From May 1997 through March 2001, Mr. Bouc served as president of National Education Loan Network, Inc., a subsidiary of Nelnet. From 1990 to 1997, Mr. Bouc served as president of Nebraska Higher Education Loan Program, Inc., or NEBHELP. During his tenure, he assisted in creating the Education Finance Council and later served as its chairman. In 1985, Mr. Bouc founded Midwest Computing, Inc., the developer of EASEL, a servicing and related software package used by over 50 financial institutions in the student loan industry. From 1974 to 1985, Mr. Bouc worked for the University of Nebraska Central Administration Computing Services network leaving as director of administrative computing. Mr. Bouc earned an undergraduate degree in math education in 1969 and an M.S. in computer science in 1974 from the University of Nebraska-Lincoln. He served on the Board of Trustees of Lincoln General Hospital from 1996 to 1998, and currently he serves on the Board of Trustees of Health Lincoln, of Junior Achievement/Lincoln and for the Nebraska Independent College Foundation. Mr. Bouc has been appointed by the Secretary of Education to the Federal Advisory Committee on Student Financial Assistance.

Terry J. Heimes

      Terry J. Heimes has served as our Chief Financial Officer and as Executive Director in charge of Finance since March 2001. He is responsible for the coordination of all financial and accounting functions. Active in our strategic planning and direction, Mr. Heimes oversees the preparation and issuance of financial statements, corporate accounting/tax matters and our asset-backed securitization and warehousing activities. Mr. Heimes served as our Director from March 2001 until August 2003 and as executive vice president of our subsidiary National Education Loan Network, Inc., or NELNI, from March 2001 until October 2002. In October 1998, in connection with the conversion and acquisition of NEBHELP, Mr. Heimes became the vice president of finance of National Education Loan Network, Inc., a subsidiary of Nelnet. Prior to joining NEBHELP, Mr. Heimes worked for the public accounting firm of KPMG LLP through 1992 as a manager in the audit department. Mr. Heimes graduated magna cum laude from the University of Nebraska-Kearney with a B.S. degree in business administration with an emphasis in accounting.

Hilario J. Arguinchona

      Hilario J. Arguinchona is our Executive Director in charge of Idaho Financial Associates, Inc., which does business as IFA Systems. Mr. Arguinchona served as the executive vice president of NELNI from January 2001 until October 2002, when he became an executive director of NELNI, and served as one of our Directors from January 2001 until August 2003. As president of IFA Systems, Mr. Arguinchona is responsible for the development, maintenance and implementation of student loan software systems used by us and our clients. Mr. Arguinchona has been active in the student loan business since 1978 and was a founding director for both a guaranty agency and secondary market in Idaho. In 1986, Mr. Arguinchona started Idaho Financial Associates, Inc. (dba IFA Systems), a private secondary market for student loans, which eventually became a company that developed software for use in the student loan industry.

Mr. Arguinchona was a founding director and serves as chairman of the board of directors of Syringa Bank in Boise, Idaho. He received his B.S. degree in business administration from the University of Idaho.

David A. Bottegal

      David A. Bottegal is one of our Executive Directors and our Chief Marketing Officer. Mr. Bottegal served as a senior vice president of NELNI from September 2001 until he became an executive director in October 2002, and also served as one of our Directors from September 2001 until August 2003. Mr. Bottegal is responsible for Nelnet Marketing Solutions, our sales division. In addition, Mr. Bottegal assists in our overall strategic direction as well as fostering our significant client relationships. Prior to joining us, Mr. Bottegal spent 18 years with Sallie Mae in various areas of the company, including vice president of sales and marketing from 1998 to 2001. Mr. Bottegal received his M.B.A from Marymount University and his B.A. from Catholic University in Washington, DC.

Raymond J. Ciarvella

      Raymond J. Ciarvella is one of our Executive Directors and has been our Chief Information Officer since May 2003. Mr. Ciarvella has over 13 years experience with us in various capacities, serving as one of our Directors from January 1995 until August 2003. As our Chief Information Officer, Mr. Ciarvella oversees our internal Information Technology areas along with a number of our subsidiary companies, including Charter Systems, IFA Systems and Nelnet Canada Inc., and a number of our affiliates, including 5280 Solutions, Inc. and FirstMark Services, LLC. As Chief Information Officer, Mr. Ciarvella is responsible for the information technology and computer systems that support our enterprise goals. Mr. Ciarvella is also engaged in other strategic partnerships and key client initiatives. Mr. Ciarvella served as the chief operating officer of UNIPAC Service Corporation from September 1993 until March 2000. Prior to joining us, Mr. Ciarvella had over 11 years of experience with Electronic Data Systems in all facets of information technology services. Mr. Ciarvella received a B.S. degree in computer science from Colorado State University.

Todd M. Eicher

      Todd M. Eicher has served as our Executive Director in charge of Loan Generation since May 2003. Mr. Eicher oversees and directs School Product Support, Business Integration and all aspects of our Loan Origination operations. Mr. Eicher also has responsibility for our relationship with ELM as the ELM NDN service provider. Prior to his current role, he served as a senior vice president from July 1997 until May 2003, when he became an Executive Director. Mr. Eicher received his J.D. degree from the University of Nebraska College of Law.

Matthew D. Hall

      Matthew D. Hall is our Executive Director responsible for Loan Servicing. Mr. Hall served as one of our Directors until August 2003 and as a senior vice president of NELNI until he became an executive director of NELNI in October 2002. Mr. Hall oversees and directs lender product support, customer service, customer accounting, process engineering, conversions, claims and all aspects of school and repayment loan servicing for our various loan servicing operations. Prior to his current position, Mr. Hall managed our loan origination and loan servicing operations. Before entering operations in 1992, Mr. Hall was employed in our information systems department and was responsible for the maintenance and development of our student loan servicing system. Mr. Hall has ten years of operations management experience and eight years of experience in information systems, programming and management within the banking and financial industries. He earned a bachelor’s degree in business finance from Indiana University.

Charles Hosea

      Charles Hosea is our Executive Director in charge of GuaranTec, LLP, our subsidiary, which provides system and operational support and services to guaranty agencies participating in the FFEL Program. Mr. Hosea has more than 17 years of education loan experience with various organizations, including financial institutions, guaranty agencies and third-party service providers. Mr. Hosea served as senior vice president of NELNI until October 2002, when he became an executive director of NELNI. Prior to becoming president of GuaranTec in 1996, he served as regional vice president for Electronic Data Systems in Tallahassee, Florida. Mr. Hosea received his B.S. degree in business administration from Southeast Missouri State University.

Dennis Leach

      Dennis Leach is our Executive Director responsible for Corporate Planning. This function develops and maintains strategies for our product and service offerings within the organization. In addition, Corporate Planning assists with key initiatives that have strategic impact for us. Mr. Leach served as senior vice president of NELNI until January 2001, when he became an executive director of NELNI. Prior to that, he served as vice president of our subsidiary, InTuition Solutions, Inc., from April 1998 until January 2001. Mr. Leach has been involved in education financing since 1983. He held a number of positions within Sallie Mae and had a consulting practice serving a cross-section of clients in the student loan industry. Prior to this position, he was responsible for Nelnet’s product development for business and technology planning with InTuition, and was the president of InTuition Solutions (prepaid college tuition plan administration). Mr. Leach has a degree in philosophy and economics from the University of Northern Iowa.

Edward P. Martinez

      Edward P. Martinez is our Executive Director responsible for Legal, Policy Support, Facilities and Purchasing. Mr. Martinez joined us in April 1989. Prior to joining us, Mr. Martinez was general counsel to the Student Loan Division of the Colorado Department of Higher Education, was an assistant attorney general with the Colorado Attorney General’s Office and was an associate with the law firm of Davis Graham & Stubbs LLP in Denver, Colorado. Mr. Martinez received a J.D. degree from the University of Colorado School of Law.

Jeffrey R. Noordhoek

      Jeffrey R. Noordhoek is our Executive Director in charge of Capital Markets. Mr. Noordhoek heads up our Capital Markets area and is responsible for our securitization and capital markets funding efforts. Mr. Noordhoek served as senior vice president of NELNI from March 2001 until October 2002, when he became an executive director of NELNI, and served as a vice president of Nelnet’s predecessor prior to that. Mr. Noordhoek has been in our capital markets area since 1996. Prior to joining us, Mr. Noordhoek served as a senior associate for State Street Capital Corporation where he assisted in the establishment of commercial paper conduit financing vehicles. Mr. Noordhoek received his B.S. degree in business administration from the University of Nebraska and his M.B.A. from Boston University.

     Richard H. Pierce

      Richard H. Pierce is our Executive Director in charge of Portfolio Management. Mr. Pierce served as a Director until August 2003 and as an executive vice president of NELNI from January 2001 until he became an executive director of NELNI in October 2002. Mr. Pierce developed the MES Foundation and has headed that company since its origin in 1983. He has served in both the Maine House of Representatives and the Maine Senate, serving as a Senate Majority Leader from 1978-1982. Among his many experiences, Mr. Pierce has served as the commissioner of the Education Commission of the State of Maine, on the White House Commission on Presidential Scholars, as Director of the National Council of Higher Education Loan Programs and as a member of the review panel for the Harry S. Truman

Scholarship Foundation. Regionally, he has served on the New England Financial Aid Policy Council, the New England Board of Higher Education and on several legislative task forces. He was a founding member of the Education Finance Council and served several terms on its board, including two years as its chairman. Mr. Pierce served as one of our Directors from January 2001 until August 2003. Mr. Pierce received his A.B. degree from Boston University and a M.S.Ed. from the University of Maine.

     Dominic Rotondi

      Dominic Rotondi is our Executive Director in charge of Charter Account Systems, a subsidiary of Nelnet. Mr. Rotondi was one of the founders of Charter Account Systems and serves as president of that company. He has been involved in eduction finance and data processing for 26 years, including positions at the New England Student Loan Marketing Association and the New York Higher Eduction Services Corporation. Mr. Rotondi received a B.S. degree in management from Rensselaer Polytechnic Institute.

     Cheryl Watson

      Cheryl Watson is our Executive Director responsible for Investor Relations. Ms. Watson served as one of our Directors from April 2002 until August of 2003 and served as an executive vice president of NELNI from April 2002 until she became an executive director of NELNI in October 2002. She also serves as president of EFS, Inc., one of our wholly owned subsidiaries. In addition, she participates in our strategic planning and capital markets initiatives. Prior to joining us, Ms. Watson was employed with Sallie Mae, Inc. and USA Group Secondary Market Services, Inc. and was vice president and treasurer of Sallie Mae Servicing, LLP and president and chief financial officer of USA Group Secondary Market Services, Inc. She has held financial service positions in education lending and private industry for over 18 years. She serves on the board of directors for the Greater Indianapolis Area YMCA and serves as treasurer for the Riverview Hospital Foundation. Ms. Watson received a B.S. degree from Indiana University and is a certified public accountant.

James P. Abel

      James P. Abel has served as a member of our Board of Directors since August 2003. Mr. Abel has served as a director of our subsidiary, NHELP-I, Inc., from 2000 until becoming our Director in August 2003. Since 1983, Mr. Abel has served as president and chief executive officer of NEBCO, Inc., a company with interests in the manufacture of building materials, construction, insurance, mining, railroading, farming and real estate. Mr. Abel serves on the boards of directors of Ameritas Life Insurance Corp. and Linweld, Inc. He is an Advisory Board Member for the US Bank Lincoln. Mr. Abel received a B.S. degree from Arizona State University.

Thomas E. Henning

      Thomas E. Henning has served as a member of our Board of Directors since August 2003. Mr. Henning has served as a director of Security Financial Life Insurance Company since 1987 and as president and chief operating officer since 1990. Mr. Henning serves as chairman, president and chief executive officer of Security Mutual Life Nebraska, as well as its wholly owned subsidiary, Security Financial Life Insurance Company. Previously, Mr. Henning served as president and chief operating officer of National Bank of Commerce of Lincoln, Nebraska and executive vice president of First Commerce Bancshares between 1985 and 1990. Mr. Henning is a graduate of the University of Nebraska as well as Stonier Graduate School of Banking at Rutgers University. He also has completed the Wharton School’s Effective Management Program. Mr. Henning holds the CLU and CFA designations. Mr. Henning is a member of the Investment and Executive Committee and board of the University of Nebraska Foundation and serves on Lincoln Plating Company’s Advisory Board.

Lee E. Mikles

      Lee E. Mikles has served as a member of our Board of Directors since August 2003. Mr. Mikles has served as a director of our subsidiary, Nelnet Education Loan Funding, Inc., since 1998. Mr. Mikles has served since 1992 as chairman of Mikles/Miller Mgmt., Inc., a registered investment adviser, and as chairman of Mikles/Miller Securities, L.L.C., a registered broker-dealer, from 1998 to the present. Formed in 1992, Mikles/Miller Mgmt., Inc. is the managing general partner of the Kodiak family of investment funds. The firm manages funds for institutional clients worldwide. Prior to the formation of Mikles/Miller Mgmt., Inc., Mr. Mikles headed Mikles/Miller Group, an affiliate of Shearson Lehman Brothers. Mr. Mikles serves on the boards of directors of Coastcast Corporation and Boss Holdings, Inc.

Arturo Moreno

      Arturo Moreno has served as a member of our Board of Directors since August 2003. Mr. Moreno served as president, chief operating officer and director of Outdoor Systems, Inc. from 1984 until 1999. Under Mr. Moreno’s leadership, Outdoor Systems became the largest outdoor advertising organization in North America and was the first such company to go public. In 1999, the company was sold to Infinity/CBS and in 2000 it merged with Viacom. In June of 2003, Mr. Moreno purchased the Anaheim Angels Professional Baseball Team and currently serves as its president. As founder of The Moreno Family Foundation, he is deeply involved with issues related to children and education. Mr. Moreno received his B.S. degree in marketing from the University of Arizona in 1973.

Brian J. O’Connor

      Brian J. O’Connor has served as a member of our Board of Directors since August 2003. Mr. O’Connor has served as a director of our subsidiaries, Nelnet Education Loan Funding, Inc., since 1998 and Nelnet Private Student Loan Corporation-I, since 2001. Since 1997, Mr. O’Connor has held the position of senior vice president at Hutchinson, Shockey, Erley & Co., which underwrites and trades securities for various local governments in Arizona and the western United States. From 1990 to 1997, he was a senior vice president with Alden Capital Markets, Inc.; from 1988 to 1990, he served as senior vice president with Capital Markets Corporation; from 1987 to 1988, he was a vice president for Security Pacific Merchant Bank in Phoenix; and from 1983 to 1987, Mr. O’Connor was with Boettcher & Company, Inc., a regional investment banking firm specializing in municipal finance. In addition, Mr. O’Connor served as a member of the board of directors and audit committee of Outdoor Systems, Inc. from 1992 to 1999.

James H. VanHorn

      James H. VanHorn has served as a member of our Board of Directors since March 2001. Mr. VanHorn is the former Executive Director of Loan Generation, which provides fee-based lender servicing and educational support services to government and private entities. Mr. VanHorn served as our Senior Vice President from March 2000 until October 2002, when he became our Executive Director. Mr. VanHorn left his position as Executive Director in June 2003 and thereafter has served as president and chief executive officer of InTuition Development Holdings, LLC, which is not affiliated with Nelnet. Mr. VanHorn has more than 28 years of operational experience with Bethlehem Steel, Astro Metallurgical, InTuition, Inc. and Nelnet. Prior to our acquisition of InTuition, Inc., he joined InTuition in 1994, became president in 1998 and continued serving as president of InTuition, Inc. until June 2003. Before serving as president of InTuition, Inc., Mr. VanHorn served as vice president of operations at Astro Metallurgical in Wooster, Ohio. He earned his M.B.A. at Jacksonville University and his B.S.C.E. at Valparaiso University.

Board Composition

      Our board of directors is composed of a majority of independent directors as defined by the rules of the New York Stock Exchange.

Board Committees

      Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee. Each committee, other than the executive committee, is composed entirely of independent directors.

      Our audit committee is composed of Messrs. Henning, Mikles and O’Connor. The audit committee provides assistance to our board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, the performance of our internal audit functions, the procedures undertaken by the independent auditors and our compliance with other regulatory and legal requirements. Our audit committee operates pursuant to a formal written charter.

      Our compensation committee is composed of Messrs. Abel, Mikles and Moreno. The compensation committee oversees our compensation and benefit policies. Our compensation policies are designed with the goal of maximizing shareholder value over the long term. The compensation committee believes that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of our shareholders. Our compensation program combines two components: base salary and annual bonus. The level of compensation is based on numerous factors, including achievement of results and financial objectives established by our compensation committee and our board of directors. Salary and bonus compensation awards are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies.

      Our nominating and corporate governance committee is composed of Messrs. Henning, Mikles and O’Connor. The nominating and corporate governance committee is responsible for identifying and recommending qualified nominees to serve on our board of directors as well as developing and overseeing our internal corporate governance processes.

      Our executive committee is composed of Messrs. Dunlap, Butterfield, Bouc and O’Connor.

Compensation Committee Interlocks and Insider Participation

      Prior to August 2003, Messrs. Dunlap, Butterfield, Bouc, Pierce and K. Jon Kern, a former Executive Director, participated in deliberations concerning executive officer compensation. No member of our compensation committee serves or in the past has served as a member of another entity’s board of directors or compensation committee, which entity has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

      Our independent directors receive an annual retainer of $50,000. We also pay an additional annual retainer of $10,000 to those independent directors who serve on the audit committee, the compensation committee, the executive committee or the nominating and corporate governance committee, as applicable. Independent directors also earn a fee of $1,000 for each board meeting attended and $1,000 for each committee meeting attended. Our directors, other than our independent directors, do not receive any consideration for participation in board meetings or committee meetings.

      We have adopted a share-based compensation plan for nonemployee directors pursuant to which our nonemployee directors will have an election to receive their annual retainer fees in the form of cash or our Class A common stock. Up to 100,000 shares may be issued under the plan. If a nonemployee director elects to receive Class A common stock, the number of shares of Class A common stock that will be awarded will be equal to the amount of the annual retainer fee otherwise payable in cash divided by 85% of the fair market value of a share of Class A common stock on the date the fee is payable. Nonemployee directors who choose to receive Class A common stock may also elect to defer receipt of the Class A common stock until termination of their service on our board of directors. Any dividends paid in respect of deferred shares during the deferral period will also be deferred in the form of additional shares and paid out at termination from our board of directors. The plan may be amended or terminated by our board of directors at any time, but no amendment or termination will adversely affect a nonemployee director’s rights with respect to previously deferred shares without the consent of the nonemployee director.

Agreements with Employees

      In May 2001, Richard H. Pierce, our Executive Director in charge of Portfolio Management, entered into an employment agreement with one of our subsidiaries, Nelnet Corporation. The agreement extends until April 2006, after which it shall renew for successive one-year terms unless terminated earlier by Nelnet Corporation or Mr. Pierce upon the occurrence of certain events or upon 90 days’ notice from either party prior to the end of the initial term or any renewal term. Mr. Pierce received a base salary of $382,000 in 2001, which amount gradually decreases until it reaches $300,000 in 2006. In addition, Mr. Pierce is entitled to receive an annual bonus tied to our pretax earnings, which shall not exceed $700,000. Nelnet Corporation shall continue to pay Mr. Pierce’s base salary and a pro-rated portion of the bonus he would have received during the year his employment terminates, if Nelnet Corporation terminates the agreement without cause or if Mr. Pierce resigns from his position with good reason, in each case as defined in the employment agreement. The agreement also prohibits Mr. Pierce from having any business-related contact with competitors, customers or service providers of Nelnet Corporation or any of its affiliates so long as Mr. Pierce continues to receive compensation payments from Nelnet Corporation.

      We have not entered into employment agreements with any of our other named executive officers.

Executive Compensation

      The following table sets forth summary information relating to compensation paid for services rendered for our fiscal year ended December 31, 2002, with respect to the compensation paid and bonuses granted to our Co-Chief Executive Officers as well as each of our other five most highly compensated executive officers, each of whose aggregate compensation during the last fiscal year was greater than $100,000. Messrs. Dunlap’s and Butterfield’s annual salaries, effective August 1, 2003, are $1,000,000 each, and Mr. Bouc’s annual salary, effective August 1, 2003, which will be payable by us, is $350,000. In addition, they are each entitled to receive bonus compensation as described below under “— Executive Officers Bonus Plan.” Further, in the third quarter of 2003, Mr. Heimes will receive a bonus of $408,000 in connection with the termination of our consulting agreement with Great Plains Financial, LLC, which is described under “Related Party Transactions — Transactions with Miscellaneous Related Parties,” and Mr. Ciarvella will receive a bonus of $897,000 in connection with the termination of his employment agreement. Salaries and bonuses are paid at the discretion of our board of directors. For purposes of this prospectus, we will refer to the executive officers named in the table below as the named executive officers.

Summary Compensation Table

		Annual compensation(a)			All other
					compensation
Name and principal position	Year	Salary ($)		Bonus ($)(b)	($)(c)

Michael S. Dunlap	2002	450,000		675,198	2,642
Co-Chief Executive Officer
Stephen F. Butterfield	2002	450,000		675,198	2,642
Co-Chief Executive Officer
Don R. Bouc	2002	700,000	(d)	—	1,830
President
Terry J. Heimes	2002	179,167		150,000	5,232
Chief Financial Officer
David A. Bottegal	2002	179,167		150,000	5,307
Executive Director and Chief Marketing Officer
Raymond J. Ciarvella	2002	240,000		510,000	6,076
Executive Director and Chief Information Officer
Richard H. Pierce	2002	380,000		700,000	6,100
Executive Director

(a)	Executive officers may receive perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements.

(b)	Amounts represent bonuses paid in 2003 for services rendered during the 2002 calendar year.

(c)	Amounts represent matching contributions under our 401(k) plan in the following amounts: Mr. Dunlap $2,450, Mr. Butterfield $2,450, Mr. Bouc $1,710, Mr. Heimes $4,872, Mr. Bottegal $4,947, Mr. Ciarvella $5,500 and Mr. Pierce $5,500; and premiums on life insurance in the following amounts: Mr. Dunlap $192, Mr. Butterfield $192, Mr. Bouc $120, Mr. Heimes $360, Mr. Bottegal $360, Mr. Ciarvella $576 and Mr. Pierce $600.

(d)	$650,000 of Mr. Bouc’s salary was paid by Great Plains Financial, LLC, which had a consulting arrangement with Nelnet. See “Related Party Transactions — Transactions with Miscellaneous Related Parties” for a description of the consulting arrangement.

Options/SARs/Restricted Stock/LTIPs

      We do not have any stock option, SAR, restricted stock or other long-term incentive plans, and we have not issued any stock options, SARs or restricted shares.

Employee Share Purchase Plan

      Our board of directors has adopted an employee share purchase plan pursuant to which our employees and employees of our designated subsidiaries will be entitled to purchase our Class A common stock. The employee share purchase plan is intended to enhance our ability to attract and retain employees and to better enable such persons to participate in our long-term success and growth.

      The employee share purchase plan will be administered by our compensation committee. Subject to the express provisions of the employee share purchase plan, our compensation committee has the power to determine the terms and conditions of each offering of shares to employees under the plan, and it has the authority to adopt and revise rules governing the plan and to interpret the terms and provisions of the plan.

      A total of 1,000,000 shares of our Class A common stock are reserved for issuance under the employee share purchase plan, subject to equitable adjustment by the compensation committee in the event of stock dividends, recapitalizations and other similar corporate events. All of our employees and those employees of our participating subsidiaries, other than those whose customary employment is 20 hours or less per week, who have been employed for at least six months, or another period determined by our compensation committee not in excess of two years, will be eligible to purchase Class A common stock under the plan. The participating subsidiaries will be those designated by the compensation committee to participate in the employee share purchase plan.

      The plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. The plan will allow participating employees to purchase our Class A common stock through payroll withholding. The plan provides for consecutive six-month offering periods (or other periods of not more than 27 months, as determined by our compensation committee) under which participating employees can elect to have amounts withheld from their total compensation during the offering period and applied to purchase our Class A common stock at the end of the period. Unless otherwise determined by our compensation committee before an offering period, the purchase price will be the lesser of 85% of the fair market value of our Class A common stock at the beginning or end of the offering period. Applicable Code limitations specify, in general, that a participant’s right to purchase stock under the plan cannot accrue at a rate in excess of $25,000 (based on the value at the beginning of the applicable offering periods) per calendar year.

      The employee share purchase plan will terminate when all shares authorized to be issued under it have been exhausted. Our board of directors may discontinue the employee share purchase plan at any time and may amend it from time to time.

Executive Officers Bonus Plan

      Our board of directors has adopted, and we will maintain, an executive officers bonus plan pursuant to which our Co-Chief Executive Officers and President will be entitled to receive annual bonus compensation based upon our consolidated net income before taxes. The purpose of the executive officers bonus plan is to provide our Co-Chief Executive Officers and President with an opportunity to earn annual bonus compensation as an incentive and reward for their leadership, ability and exceptional services. The executive officers bonus plan will be administered by our compensation committee.

      Our Co-Chief Executive Officers and President will each be entitled to receive an annual bonus equal to 0.85% of our consolidated net income before taxes, computed in accordance with generally accepted accounting principles. Our President’s annual bonus may not exceed $500,000. Annual bonuses payable under the plan will be paid in cash after the end of each calendar year.

      Our board of directors may terminate the executive officers bonus plan and may amend it from time to time, but no termination or amendment will adversely affect the rights of an executive to a previously earned but unpaid bonus.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information regarding the beneficial ownership of each class of our common stock immediately before and after the sale of                     shares of our Class A common stock in this offering by:

•	each person, entity or group known by us to beneficially own more than five percent of the outstanding shares of any class our common stock;

•	each of the named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Under these rules, a person is deemed to beneficially own a share of our common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security.

      The number of shares of Class B common stock for each person in the tables below assumes such persons do not convert any Class B common stock into Class A common stock. Unless otherwise indicated in a footnote, the address of each five percent beneficial owner is c/o Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508. As of the date of this prospectus, Nelnet had                     holders of record of its Class A common stock and four holders of record of its Class B common stock. Unless otherwise indicated in a footnote, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

Beneficial Ownership Before This Offering

									Percentage of
						Percentage of shares			combined
	Number of shares beneficially owned					beneficially owned(1)			voting power
									of all classes
Name	Class A		Class B		Total	Class A	Class B	Total	of stock(2)

Michael S. Dunlap	16,121,021	(3)	9,830,204	(4)	25,951,225	52.0%	70.0%	57.6%	66.8%
Stephen F. Butterfield	—		5,779,941	(5)(6)	5,779,941	—	41.2%	12.8%	33.8%
Angela L. Mulheisen	18,080,416	(7)	2,000,000	(8)	20,080,416	58.3%	14.3%	44.9%	22.2%
Union Bank and Trust Company(9)	5,052,417		2,000,000		7,052,417	16.3%	14.3%	15.7%	14.6%
Packers Service Group, Inc.(10)	11,068,604		—		11,068,604	35.7%	—	24.6%	6.5%
Don R. Bouc(11)	1,571,990		—		1,571,990	5.1%	—	3.5%	*
Marphy Butterfield(12)	840,000		—		840,000	2.7%	—	1.9%	*
Terry J. Heimes	218,190		—		218,190	*	—	*	*
Hilario J. Arguinchona	522,900		—		522,900	1.7%	—	1.2%	*
David A. Bottegal	449,610		—		449,610	1.4%	—	1.0%	*
Raymond J. Ciarvella	349,104		—		349,104	1.1%	—	*	*
Todd M. Eicher(13)	402,301		—		402,301	1.3%	—	*	*
Matthew D. Hall	204,901		—		204,901	*	—	*	*
Charles Hosea	115,080		—		115,080	*	—	*	*
Dennis Leach	21,000		—		21,000	*	—	*	*
Edward P. Martinez	92,131		—		92,131	*	—	*	*
Jeffrey R. Noordhoek(14)	750,000		—		750,000	2.4%	—	1.7%	*
Richard H. Pierce	460,740		—		460,740	1.5%	—	1.0%	*

							Percentage of
				Percentage of shares			combined
	Number of shares beneficially owned			beneficially owned(1)			voting power
							of all classes
Name	Class A	Class B	Total	Class A	Class B	Total	of stock(2)

Dominic Rotondi	12,600	—	12,600	*	—	*	*
Cheryl Watson	69,999	—	69,999	*	—	*	*
James P. Abel	—	—	—	—	—	—	—
Thomas E. Henning	—	—	—	—	—	—	—
Lee E. Mikles	—	—	—	—	—	—	—
Arturo Moreno	—	—	—	—	—	—	—
Brian J. O’Connor	—	—	—	—	—	—	—
James H. VanHorn	115,080	—	115,080	*	—	*	*
Executive officers and directors as a group (22 persons)	21,476,647	14,023,454	35,500,101	69.2%	100.0%	78.8%	94.4%

Beneficial Ownership After This Offering

									Percentage of
						Percentage of shares			combined
	Number of shares beneficially owned					beneficially owned(1)			voting power
									of all classes
Name	Class A		Class B		Total	Class A	Class B	Total	of stock(2)

Michael S. Dunlap	16,121,021	(3)	9,830,204	(4)	25,951,225
Stephen F. Butterfield	—		5,779,941	(5)(6)	5,779,941
Angela L. Mulheisen	18,080,416	(7)	2,000,000	(8)	20,080,416
Union Bank and Trust Company(9)	5,052,417		2,000,000		7,052,417
Packers Service Group(10)	11,068,604		—		11,068,604
Don R. Bouc(11)	1,571,990		—		1,571,990
Marphy Butterfield(12)	840,000		—		840,000
Terry J. Heimes	218,190		—		218,190
Hilario J. Arguinchona	522,900		—		522,900
David A. Bottegal	449,610		—		449,610
Raymond J. Ciarvella	349,104		—		349,104
Todd M. Eicher(13)	402,301		—		402,301
Matthew R. Hall	204,901		—		204,901
Charles Hosea	115,080		—		115,080
Dennis Leach	21,000		—		21,000
Edward P. Martinez	92,131		—		92,131
Jeffrey R. Noordhoek(14)	750,000		—		750,000
Richard H. Pierce	460,740		—		460,740
Dominic Rotondi	12,600		—		12,600
Cheryl Watson	69,999		—		69,999
James P. Abel	—		—		—
Thomas E. Henning	—		—		—
Lee E. Mikles	—		—		—
Arturo Moreno	—		—		—
Brian J. O’Connor	—		—		—
James H. VanHorn	115,080		—		115,080
Executive officers and directors as a group (22 persons)	21,476,647		14,023,454		35,500,101

*	Less than 1%.

(1)	Based on:

•	31,015,034 shares of Class A common stock and 14,023,454 shares of Class B common stock outstanding after giving effect to our recapitalization but immediately before this offering; and

•	shares of Class A common stock and 14,023,454 shares of Class B common stock outstanding immediately after the sale of shares of our Class A common stock in this offering.

(2)	These percentages reflect the different voting rights of our Class A common stock and our Class B common stock. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted upon by our shareholders.

(3)	Consists of shares owned by entities which Mr. Dunlap may be deemed to control, consisting of: 11,068,604 shares owned by Packers Service Group, of which Mr. Dunlap is a director and president and owns 28.3% of the outstanding capital stock, 842,417 shares owned by Union Bank as Trustee for the University of Nebraska Foundation and 4,210,000 shares owned by Union Bank as Trustee under several grantor retained annuity trusts (the “Class A GRATs”). Mr. Dunlap is non-executive chairman of and controls Union Bank through Farmers & Merchants Investment Inc., of which Mr. Dunlap is a director and president and owns or controls 38.4% of the outstanding voting stock. Mr. Dunlap disclaims beneficial ownership of the shares held by Union Bank as Trustee for the University of Nebraska Foundation and under the Class A GRATs. He also disclaims beneficial ownership of the shares held by Packers Service Group, except to the extent of his pecuniary interest therein.

(4)	Includes 1,701,000 shares owned by Mr. Dunlap’s spouse, 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Dunlap is chairman and owns 50.0% of the outstanding capital stock, and 2,000,000 shares owned by Union Bank as Trustee under two grantor retained annuity trusts (the “Class B GRATs”). Mr. Dunlap disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein. Mr. Dunlap also disclaims beneficial ownership of the shares held by Union Bank as Trustee under the Class B GRATs, except for his retained beneficial interest in 1,400,000 shares of Class B common stock held in trust on his behalf under one of the Class B GRATs.

(5)	Does not include 600,000 shares of Class B common stock held by Union Bank as Trustee under one of the Class B GRATs in which Mr. Butterfield has a retained beneficial ownership.

(6)	Includes 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Butterfield is a director and president and owns 50.0% of the outstanding capital stock. Mr. Butterfield disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein.

(7)	Includes 88,864 shares jointly owned by Ms. Mulheisen and her spouse, 851,000 shares owned by her spouse and 16,121,021 shares that are owned by entities that Ms. Mulheisen may be deemed to control, consisting of: 11,068,604 shares owned by Packers Service Group, of which Ms. Mulheisen is a director and owns or controls 27.0% of the outstanding capital stock, 842,417 shares owned by Union Bank as Trustee for the University of Nebraska Foundation and 4,210,000 shares owned by Union Bank as Trustee under the Class A GRATs. Ms. Mulheisen, the sister of Michael S. Dunlap, is a director, president and chief executive officer of and controls Union Bank through Farmers & Merchants Investment Inc., of which Ms. Mulheisen is a director and executive vice president and owns or controls 35.9% of the outstanding capital stock. Ms. Mulheisen disclaims beneficial ownership of the shares held by Union Bank as Trustee for the University of Nebraska Foundation and as Trustee under the Class A GRATs, except for her retained beneficial interest in 1,700,000 shares of Class A common stock held in trust on her behalf and on behalf of her spouse under two of the Class A GRATs. She also disclaims beneficial ownership of the shares held by Packers Service Group, except to the extent of her pecuniary interest therein.

(8)	Includes 2,000,000 shares owned by Union Bank as Trustee under the Class B GRATs. Ms. Mulheisen disclaims beneficial ownership of the shares held by Union Bank as Trustee under the Class B GRATs.

(9)	The Class A common stock beneficially owned by Union Bank consists of 842,417 shares owned as Trustee for the University of Nebraska Foundation and 4,210,000 shares owned as Trustee under the Class A GRATs. The Class B common stock beneficially owned by Union Bank is owned as Trustee under the Class B GRATs. The address for Union Bank is P.O. Box 82529, Lincoln, NE 68501, Attention: Michael S. Dunlap.

(10)	The address for Packers Service Group is c/o Farmers & Merchants Investment Inc., Attention: Michael S. Dunlap, 6801 South 27th Street, Lincoln, NE 68512.

(11)	Includes 1,371,930 shares owned by Great Plains Financial, LLC, a limited liability company of which Mr. Bouc is the sole member; does not include 300,000 shares of Class A common stock held by Union Bank as Trustee under one of the Class A GRATs in which Mr. Bouc has a retained beneficial ownership and 400,000 shares of Class A common stock held by Union bank under one of the Class A GRATs in which his spouse has a retained beneficial ownership.

(12)	Does not include 840,000 shares of Class A common stock held by Union Bank as Trustee under one of the Class A GRATs in which Ms. Butterfield has a retained beneficial ownership. The address for Ms. Butterfield is 7001 N. Tatum Boulevard, Paradise Valley, AZ 85253.

(13)	Includes 310,170 shares owned by The Judy Eicher & Todd Eicher Partnership, of which Mr. Eicher is a general partner.

(14)	Does not include 300,000 shares of Class A common stock held by Union Bank as Trustee under one of the Class A GRATs in which Mr. Noordhoek has a retained beneficial ownership.

RELATED PARTY TRANSACTIONS

      Some of our directors and members of our management beneficially own shares of stock or other ownership interests in other entities with which we do business and, in some cases, they serve on the board of directors and/or as executive officers of one or more such entities. These related parties include:

•	Union Bank and Trust Company and Farmers & Merchants Investment Inc., or Farmers & Merchants — Union Bank is controlled by Farmers & Merchants, which owns 80.9% of Union Bank’s stock. Michael S. Dunlap, our Co-Chief Executive Officer, owns or controls 38.4% of the stock of Farmers & Merchants, while Mr. Dunlap’s sister, Angela L. Mulheisen, owns or controls 35.9% of such stock. Mr. Dunlap serves as a director and president of Farmer & Merchants and as non-executive chairman of Union Bank. Ms. Mulheisen serves as director and executive vice president of Farmers & Merchants and as a director, president and chief executive officer of Union Bank. Union Bank beneficially owns 15.7% of our common stock as Trustee for the University of Nebraska Foundation and for the Class A and Class B Grantor Retained Annuity Trusts, or GRATs. Farmers & Merchants does not own 5% or more of our stock; however, the stock holdings of both Union Bank and Farmers & Merchants are deemed to be beneficially owned by both Mr. Dunlap and Ms. Mulheisen, respectively. Before this offering, Mr. Dunlap beneficially owned 57.6% of our outstanding common stock, and Ms. Mulheisen beneficially owned 44.9% of our outstanding common stock.

•	Packers Service Group, Inc., or Packers Service Group — Packers Service Group beneficially owned 24.6% of our common stock before this offering. Mr. Dunlap owns 28.3% of the stock of Packers Service Group and also serves as president and a director of that corporation. Ms. Mulheisen owns or controls 27.0% of the stock of Packers Service Group and also serves as one of its directors.

•	Union Financial Services, Inc., or Union Financial — Union Financial is 50% owned by Mr. Dunlap and 50% owned by Stephen F. Butterfield, our Co-Chief Executive Officers. Mr. Butterfield also serves as president of Union Financial. Union Financial does not own 5% or more of our common stock; however, its holdings are deemed to be beneficially owned by both Mr. Dunlap and Mr. Butterfield. Before this offering, Mr. Butterfield beneficially owned 12.8% of our outstanding common stock.

•	Great Plains Financial, LLC, or Great Plains — Great Plains is controlled by Don R. Bouc, who is its sole member as well as our President. Great Plains does not own 5% or more of our common stock; however, its holdings are deemed to be beneficially owned by Mr. Bouc. Before this offering, Mr. Bouc beneficially owned 5.4% of our outstanding common stock.

•	UFS Securities, LLC — UFS Securities is one of our wholly owned subsidiaries; however, prior to August 2003, it was owned by Packers Service Group and Union Financial.

      Prior to the date of this prospectus, the directors and members of management referenced above resigned from all executive officer positions they held with these entities, except for Michael S. Dunlap, who remains president of Packers Service Group and Farmers & Merchants, and Stephen F. Butterfield, who remains president of Union Financial.

      The chart below sets forth the total payments we made to each of the above-mentioned related parties for the year ended December 31, 2002:

Aggregate payments for the year ended
Related Party	December 31, 2002

(dollars in thousands)
Union Bank and Trust Company	$6,747
Farmers & Merchants Investment Inc.	1,400
Packers Service Group, Inc.	1,000
Union Financial Services, Inc.	1,650
Great Plains Financial, LLC	1,750
UFS Securities, LLC	1,425

      For a detailed description of the relationships between management and the entities with which we transact business, see “Management” and “Principal Shareholders.”

      Going forward, our independent directors will be responsible for reviewing and approving all new transactions, and any material amendments or modifications to existing transactions, between Nelnet and Union Bank or any other affiliated party.

Transactions with Union Bank

      We have entered into a series of agreements with Union Bank, including transactions to sell interests in student loans to Union Bank in its capacity as trustee, to purchase student loans from Union Bank, to provide student loan servicing to Union Bank, to sublease real estate from Union Bank and to provide consulting services to and receive consulting services from Union Bank. Union Bank is a major source of student loan origination and sales volume for us, and these purchases were accomplished through a series of free standing loan purchase agreements until 1997. In June 1997, Union Bank entered into a commitment to sell to us rights with respect to future originations of guaranteed student loans which exceed the annual aggregate amount of $120 million; however, Union Bank holds an option to retain 25% of its originations in excess of $240 million in a given year and to retain the rights to any of the remaining 75% of originations in excess of $240 million by paying to us an amount equal to the amount by which the fair market value of such originations exceeds the principal balance. We pay Union Bank a purchase price equal to 100% of the outstanding principal balance and accrued and unpaid interest on the loans purchased pursuant to this agreement, and we also reimburse Union Bank for origination fees required to be paid to the DOE (50 basis points of the principal balance) and for origination costs (initially $6.00 per purchased loan, which amount subsequentially increased to $25.00 per purchased loan). We also paid to Union Bank a one-time amount of $3.5 million in 1997 to acquire these origination rights. We granted to Union Bank an option to sell us up to $120 million of federally guaranteed student loans per year at the same purchase price described above. During 2002, Nelnet paid to Union Bank an aggregate sum of approximately $6.4 million plus the outstanding balances of loans purchased from Union Bank pursuant to this agreement and related purchases. We purchased an aggregate of approximately $378 million of student loans from Union Bank in 2002 pursuant to this agreement and related loan purchase agreements. This agreement renews automatically for successive one-year terms unless both parties mutually agree to terminate it.

      Effective January 1999, we entered into an agreement with Union Bank to reimburse certain of Union Bank’s student loan-related marketing expenses arising from Union Bank engaging in its ordinary student loan marketing activities. Union Bank agreed to bear the first $240,000 of annual marketing costs incurred by it. In April 2001, as a part of an amendment to this agreement, we agreed to assume the bulk of marketing responsibilities for Union Bank and to hire Union Bank’s marketing personnel if Union Bank decided to reduce its marketing personnel commitment. The amendment adjusted the marketing expense sharing arrangement to more closely approximate a prorated portion of the costs associated with the volume of loans we acquire from Union Bank. During 2002, we received from Union Bank marketing expenses in the net amount of approximately $519,000. This marketing expense reimbursement agreement is coterminous with the student loan origination transfer agreement described in the preceding paragraph. As consideration for our assumption of the costs with respect to Union Bank’s marketing employees, Union Bank granted us rights to hire its marketing personnel, transferred servicing and origination software to us and increased the origination fee paid to us from $6.00 per loan to $25.00 per loan. The $25.00 origination fee that Union Bank agreed to pay to us for originating Union Bank’s student loans is reimbursed to Union Bank when we acquire those loans from Union Bank pursuant to the agreement described in the preceding paragraph. Our obligation to share Union Bank’s marketing expenses is indirectly related to the volume of originations resulting from such marketing efforts.

      In 1999, we entered into a 360-day commitment with Union Bank to purchase its federally guaranteed student loans, in which Union Bank retained rights pursuant to the agreement above at par. This purchase commitment has been renewed annually for successive terms after its inception. The commitment has grown into an obligation to purchase an aggregate amount of up to $1.25 billion of student loans from Union Bank. The consideration we received is Union Bank’s obligation to sell us $37.5 million of student loans per year at a premium of 1.5% above par. In accordance with the terms of this agreement, in 2002, Union Bank sold us student loans with an aggregate outstanding balance of approximately $37.5 million, which was included in the $378 million aggregate sale figure referenced above. Union Bank has also granted us a right to purchase student loans it may wish to sell to third parties and, if such right is exercised, the purchase price will be 101.5% of outstanding principal and 100% of accrued interest. Such rights to purchase are applicable to loans in which Union Bank retains origination rights (the first $120 million per year originated and 25% of the originations in excess of $240 million per year). This purchase commitment agreement is terminable by either party by the giving of notice of termination at least 90 days prior to the end of the then current 360-day term.

      Pursuant to a June 2001 agreement, Union Bank, in its capacity as trustee for various grantor trusts, agreed to purchase from us up to $750 million of participation interests in student loans. We retain a portion of the interest earned from the participated loans at a rate equal to the difference between the borrower’s interest rate on the loans and the 90-day commercial paper rate plus 30 basis points. However, we also must continue to pay the servicing costs with respect to such participated loans. We sold to Union Bank, as trustee, participation interests with balances of approximately $149 million as of December 31, 2002. We have the option to purchase the participation interests from these grantor trusts at the end of a 364-day term upon termination of the participation certificate. The agreement automatically renews for additional 364-day terms unless either party gives notice to terminate. The agreement is also terminable by either party upon five business days’ notice. This agreement provides beneficiaries of Union Bank’s grantor trusts with access to investments in interests in student loans, while providing liquidity to us on a short-term basis.

      We have serviced loans for Union Bank since 1978, and, pursuant to a servicing agreement dated January 1, 1998, as amended, we charge a standard origination and servicing fee at a level substantially commensurate to those charged to the majority (in terms of volume of loans serviced) of our non-affiliated servicing clients. Those fees are as follows: $1.67 per Stafford or PLUS loan per month in school; $2.92 per Stafford or PLUS loan per month other than in school; $2.89 per loan per month for consolidation loans; and $25.00 per loan origination fee. Union Bank paid us fees pursuant to this servicing agreement aggregating approximately $5.5 million in 2002. Our accounts receivable as of December 31, 2002 included approximately $371,000 for loan servicing fees due from Union Bank. The servicing agreement is for a month-to-month term, subject to a removal fee of $13.32 per loan and a deconversion fee of $10.66 per loan. The agreement may be terminated in the event of a material uncured breach by us.

      Beginning in May 2001, we subleased 4,124 square feet of office space from Union Bank at a price of $8.50 per square foot and 320 square feet of storage space for $3.00 per square foot. These terms are the same rental terms as are charged to Union Bank by the non-affiliated landlord. During 2002, we made rent payments to Union Bank of approximately $36,000. This sublease agreement is coterminous with the master lease between Union Bank and the non-affiliated landlord.

      Starting in June 2001, we obtained the right to acquire from Union Bank 100% of the participation interests in an unspecified volume of private loans which comply with our internal underwriting criteria (as modified from time to time). On these participations, we earn 100% of the borrower interest rate, less servicing costs thereon in an amount equal to 1% per annum of the aggregate average outstanding principal balances of such participations. The parties mutually agree upon the volume of such participations from time to time. In 2002, we did not purchase any participation interests in private loans pursuant to this agreement. The agreement is subject to termination upon 30 days’ notice by either party.

      In December 2000, we entered into an agreement to assist Union Bank in marketing and providing program operations related to the Nebraska College Savings Plan, or the College Savings Plan, a plan under Section 529 of the Code. Union Bank has agreed to pay us fees in an amount equal to 50% of the net profits, if any, associated with Union Bank’s program management agreement with the College Savings Plan. Union Bank is entitled to a fee as program manager pursuant to its program management agreement with the College Savings Plan and is not entitled to other payments pursuant to that agreement. We have agreed to share 50% of the expenses relating to the program, up to a capped amount of $1.25 million over the life of the agreement, as well as 50% of mutually agreeable costs related to the program operations, if any, which exceed the aggregate of $1.25 million. In 2002, we incurred a net expense of approximately $219,000 arising from this agreement. This consulting and services agreement terminates when Union Bank’s program manager agreement with the College Savings Plan terminates, in approximately eight years.

      Since October 1998, we have invested in student loans from time to time by establishing several grantor trusts with Union Bank as trustee for Union Bank’s Short Term Federal Investment Trust. As a grantor, we place cash into the trust account, and Union Bank uses such cash to acquire interests in student loans on our behalf. We earn the yield on the student loans purchased by the trust and pay to Union Bank a trustee fee in an amount ranging from 75 basis points to 375 basis points per annum of amounts invested, depending upon the type of investment asset being acquired in the trust account. We invested approximately $12.9 million in these trusts as of December 31, 2002. Union Bank has created almost 1,000 similar Short Term Federal Investment Trusts with non-affiliated trust beneficiaries, and the fees and terms applicable to the trust agreements it has entered into with us are the same as the fees charged by Union Bank to the majority (in terms of assets) of non-affiliated persons. As trustee, Union Bank has agreed to return our funds invested in these trusts or assets held on our behalf in these trusts upon 30 days’ notice from us at any time and thus terminate the trusts. We utilize these trust arrangements as a short-term investment facility.

      In January 2001, we, Union Bank and UFS Securities, LLC, or UFS Securities (which was then controlled by Michael S. Dunlap and Stephen F. Butterfield, but which we subsequently have acquired), entered into an employee sharing arrangement with respect to a small group of employees. The arrangement requires each counterparty receiving services from any such employee to pay for the share of the employee’s salary and payroll equal to the approximate percentage of such employee’s time devoted to such recipient. This agreement renews automatically for one-year terms unless the parties mutually agree not to renew.

      We have retained Union Bank to administer our 401(k) profit sharing and related employee benefit plans pursuant to a series of agreements, the most recent of which was entered into in April 2003. The fees charged by Union Bank are commensurate with those Union Bank charges to other employee benefit customers. We paid Union Bank the sum of approximately $92,000 in 2002 for these services, based upon fees ranging between 0.25% and 0.125% of the plan assets, plus a recordkeeping fee, depending upon the aggregate of plan assets. This agreement may be terminated upon 60 days’ notice from either party, but we must pay liquidated damages if we terminate prior to April 2004.

Transactions with Farmers & Merchants and Its Related Parties

      In August 2001, we provided to The First Marblehead Corporation, or First Marblehead, and each special purpose entity, or SPE, named in the agreement a guarantee of liabilities of First National Bank Northeast, or First National, pursuant to indemnity covenants given by First National to First Marblehead with respect to a sale of loans from First National to First Marblehead. Our liability under such guarantee is limited to an aggregate amount of $10 million, plus costs incurred by First Marblehead with respect to recovery efforts. In consideration for such guarantee, First Marblehead agreed to pay or cause a SPE to pay us the sum of 1% of the outstanding balance of private loans sold by First National to First Marblehead. This guarantee remains in effect until First Marblehead and the SPEs receive written notice from us to discontinue the guarantee or until all obligations of First National pursuant to its indemnity of First Marblehead are paid in full. We earned nothing in 2002 from this agreement and have not paid out any sums pursuant to the indemnity covenants thereunder. Michael S. Dunlap is a director of First National, and Farmers & Merchants owns, indirectly, approximately 25% of the outstanding capital stock of that financial institution.

      In September 2000, we engaged Farmers & Merchants, one of our shareholders at the time, as well as the holding company of Union Bank, to provide consulting services with respect to financial matters, merger and acquisition activities, student loan marketing and legislative support and other advisory matters. In 2002, we paid consulting fees in the amount of approximately $1.4 million to Farmers & Merchants and an additional $1 million to Packers Service Group, as assignee of Farmers & Merchants. This agreement was terminated in June 2002.

      We obtained an unsecured operating line of credit from Farmers & Merchants in November 2001. The interest rate we were charged was equal to 165 basis points above 30-day LIBOR, which was the same cost to Farmers & Merchants from a third-party credit provider at the time to cover Farmers & Merchants’ lending commitment. The commitment amount under this line of credit was $30 million, which was drawn upon and later repaid in full as of the end of 2002. No funds were borrowed by Nelnet under this agreement in 2003. This line of credit was recently terminated. In January 2002, we entered into an intercreditor agreement with Farmers & Merchants and Bank of America, N.A., pursuant to which Farmers & Merchants agreed to subordinate certain of its rights as one of our lenders to the rights of Bank of America. This intercreditor agreement will terminate upon discharge of all of our indebtedness to Bank of America pursuant to its commitment which expires in January 2005.

      In May 2002, we transferred our preferred stock holdings in Packers Service Group to Infovisa, Inc., one of our subsidiaries at that time. In May 2002, we then sold 91.43% of the outstanding capital stock of Infovisa, Inc. to Farmers & Merchants for a purchase price equal to that company’s book value of approximately $6 million.

Transactions with Miscellaneous Related Parties

      In November 2000, we entered into an agreement with Union Financial pursuant to which Union Financial furnished consulting services to us. We paid Union Financial consulting fees in the amount of $1.65 million in 2002. This agreement was terminated in 2002.

      In December 2000, we entered into an agreement to obtain consulting services on a broad range of matters from Great Plains, which until recently owned 6.8% of our common stock. Don R. Bouc, our President and one of our Directors, owned a 75% interest in Great Plains, and Terry J. Heimes, Chief Financial Officer and an Executive Director of Nelnet, owned a 7% interest. We paid Great Plains consulting fees of approximately $1.75 million during 2002 pursuant to this agreement, a portion of which constituted payment for Mr. Bouc’s consulting services provided to Nelnet during 2002. This agreement was terminated in July 2003.

      Since January 2001, we have owned 50% of a technology firm, 5280 Solutions, Inc., or 5280 Solutions, which provided us with contract programming and related technological support starting in January 2002. In 2002, we paid 5280 Solutions approximately $7.0 million for its services. Since March 2002, we have owned 50% of FirstMark Services, LLC, or FirstMark Services. In March 2002, FirstMark Services agreed to provide subcontracting servicing functions on our behalf with respect to private loan services. We incurred expenses with respect to private loan servicing provided by FirstMark Services of approximately $4.6 million in 2002. We provided a $2.5 million operating line of credit to FirstMark Services in March 2002, and this line of credit will expire in March 2004. During 2002, Raymond J. Ciarvella and Matthew D. Hall owned interests in both companies, and Todd M. Eicher and Edward P. Martinez owned interests in 5280 Solutions. They currently own no interest in these companies.

UFS Securities Transactions with Miscellaneous Related Parties

      Prior to August 2003, UFS Securities, LLC was owned by Packers Service Group and Union Financial. In August 2003, we acquired a 100% ownership interest in UFS Securities for the purchase price of $2.6 million. Thus, although transactions with UFS Securities prior to August 2003 would have been treated previously as affiliate transactions, such transactions are now with our wholly owned subsidiary. We have retained UFS Securities in a series of advisory arrangements pursuant to which UFS Securities provides advisory services in connection with our offerings of debt securities. We paid approximately $1.4 million in fees to UFS Securities in 2002 for such services.

      In December 2002, UFS Securities retained Union Bank to administer the UFS Securities 401(k) profit sharing plan for fees which are commensurate with those charged to other 401(k) profit sharing plans. No fees were paid to Union Bank in 2002 pursuant to this agreement. This agreement may be terminated by either party upon 60 days’ notice. If UFS Securities terminates this agreement before a one year term, it must pay liquidated damages to Union Bank.

      In August 2001, UFS Securities entered into an agreement with Farmers & Merchants pursuant to which UFS Securities, for a fee equal to the amount received by Farmers & Merchants, assists with the performance of mortgage loan consulting services that Farmers & Merchants provides for a bank. UFS Securities received fees of approximately $237,000 in 2002 from this agreement. This agreement terminates when the agreement between Farmers & Merchants and the third-party bank terminates.

      In March 2001, UFS Securities began serving as distributor on behalf of Union Bank for all advisor-sold accounts with the College Savings Plan. UFS Securities is entitled to approximately 10 basis points of plan assets pursuant to this agreement. This agreement may be terminated by either party upon 30 days’ notice. In November 2001, UFS Securities began acting as distributor on behalf of Union Bank for the TD Waterhouse accounts within the College Savings Plan. This agreement terminates upon termination of the TD Waterhouse distribution agreement for the College Savings Plan. UFS Securities received payments aggregating approximately $77,000 from these agreements in 2002.

      In October 2002, UFS Securities agreed to act as the principal underwriter for the Stratus Funds, Inc., or Stratus Funds, a group of mutual funds associated with Union Bank and of which Michael S. Dunlap serves as president. UFS Securities did not receive any fees in 2002 pursuant to this agreement. This agreement has a one-year term that renews automatically, with the Stratus Funds’ prior approval, for successive one-year terms unless terminated by a vote of the majority of the board of directors, including a majority of disinterested directors, of the Stratus Funds or a majority of its shareholders. UFS Securities may also terminate this agreement on 60 days’ notice. In April 2000, UFS Securities leased office space and office amenities from Union Bank at the rate of $15.00 per square foot, or $1,000 per month. This agreement terminates in April 2004, but will automatically renew for successive one-year terms unless either party terminates upon written notice. In March 2001, UFS Securities, together with Union Bank, hired Adminisystems, Inc., one of our affiliates, which we refer to as Adminisystems, and Union Bank, to perform certain administrative services in connection with the investment portfolios maintained by the College Savings Plan. The fees to be paid under this agreement equal 40% of the distribution fees that UFS Securities receives with respect to certain accounts placed with the College Savings Plan. UFS Securities paid Adminisystems the sum of approximately $51,000 in 2002. This agreement may be terminated by any party upon 60 days’ notice.

      In March 2000, Farmers & Merchants furnished a $1 million unsecured line of credit to UFS Securities with interest accruing at the prime rate. No monies have ever been drawn or advanced on this line. The initial term of this line of credit expires in March 2005.

      In January 2002, we retained UFS Securities for a one time fee of $25,000 to provide advisory services in connection with a swap agreement to which we were a party.

      In April 2002, UFS Securities retained Union Financial to provide consulting services in connection with an advisory agreement between UFS Securities and J.P. Morgan Securities Inc. This agreement is coterminous with the advisory agreement between UFS Securities and J.P. Morgan Securities Inc. UFS Securities paid to Union Financial the sum of approximately $1.87 million in 2002 pursuant to this agreement.

      In June 2000, Union Bank agreed to permit UFS Securities to gain certain access to Union Bank customers by permitting marketing efforts in Union Bank facilities, in consideration for 90% of UFS Securities’ gross commissions, after deducting trading and closing expenses. UFS Securities paid Union Bank approximately $245,000 in 2002 pursuant to this agreement.

DESCRIPTION OF CAPITAL STOCK

General

      Our amended and restated articles of incorporation, which we refer to as our articles of incorporation, provide that we have the authority to issue 615,000,000 shares of common stock, par value $0.01 per share. The common stock is divided into two classes, consisting of 600,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock. Upon consummation of the offering,                     shares of Class A common stock and 14,023,454 shares of Class B common stock will be issued and outstanding.

      Our articles of incorporation also provide that we have authority to issue 50,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors may fix the relative rights and preferences of each series of preferred stock in a resolution of the board of directors.

Common Stock

Voting Rights

      Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share on all matters submitted to a vote of shareholders. Except as otherwise required by law, Class A common stock and Class B common stock shall vote as a single class on all matters to be voted on by our shareholders, including, without limitation, any consolidation or merger of us into or with any other corporation or the sale or transfer by us of all or substantially all of our assets. With the approval of a majority of the shares of Class B common stock, voting separately as a class, we may lower the number of votes per share each share of Class B common stock shall be entitled to have.

Dividends

      Holders of common stock are entitled to receive ratably dividends payable in cash, in stock or otherwise if, as and when declared by the board of directors out of assets legally available therefor, subject to any preferential rights of any outstanding preferred stock.

Conversion

      Each share of Class B common stock shall automatically be converted into one share of Class A common stock, without any action by us or further action by the holder thereof, upon the transfer of such share, other than the following transfers:

•	to any other holder of Class B common stock or an affiliate of a holder of Class B common stock which holder is a natural person or a “business organization,” as defined in our articles of incorporation;

•	to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

•	to a trust for the sole benefit of:

–	a holder of Class B common stock who is a natural person,
–	a spouse, sibling, parent, grandparent or descendent, whether natural or adopted, of a holder of Class B common stock, and/or
–	a charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

•	by will to:

–	a spouse, sibling, parent, grandparent or descendent, whether natural or adopted, of a holder of Class B common stock,
–	a charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or
–	to a trust as described above;

•	pursuant to the laws of descent and distribution to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B common stock;

•	to any charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or

•	to us.

      Notwithstanding the foregoing, Class B common stock shall automatically convert into Class A common stock upon any transfer pursuant to a divorce or separation agreement or order.

      For purposes of this paragraph, “affiliate” means, with respect to any business organization, any natural person or business organization that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such business organization.

      Each share of Class B common stock shall, at the option of the holder thereof, be convertible into one share of Class A common stock at any time.

      In the event at any time the shares of Class B common stock outstanding constitute less than 50% of the Class B common stock outstanding on the date hereof, each remaining share of Class B common stock outstanding shall automatically be converted into one share of Class A common stock.

Other Rights

      On liquidation, dissolution or winding up of Nelnet, after payment in full of the amounts required to be paid to the holders of any outstanding preferred stock, all holders of common stock are entitled to receive ratably any assets available for distribution to holders of common stock after the payment of all of our debts and other liabilities. No shares of common stock have preemptive rights to purchase additional shares of common stock. All the outstanding shares of common stock are, and the shares sold hereunder will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. All shares of Class A common stock and Class B common stock which are acquired by us shall be available for reissuance by us at any time.

Preferred Stock

      Our board of directors is authorized, subject to limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock, in one or more series, and to determine or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The exercise of this authority eliminates delays associated with a shareholder vote in specific instances. The ability of the board of directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

      The voting and other rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

Nebraska Anti-takeover Law and Certain Charter and By-law Provisions

      Provisions of our articles of incorporation and our amended and restated by-laws, which we refer to as our by-laws, could discourage potential acquisition proposals and could delay or prevent a change in control of Nelnet. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve an actual or threatened change in control of Nelnet.

Board of Directors

      Our by-laws provide that a vacancy in the board of directors occurring from an increase in the number of directors or otherwise may be filled by the vote of a majority of directors then in office, though less than a quorum. This precludes a third party or a majority of shareholders from removing incumbent directors and simultaneously gaining control of the board of directors by filling, with its own nominees, the vacancies created by removal.

Special Meetings of Shareholders

      Our articles of incorporation do not permit our shareholders to call special meetings of shareholders, except to the extent provided by applicable law. Nebraska law provides that the holders of shares of common stock representing 10% or more of the voting power of a Nebraska corporation may call a special meeting of shareholders at any time.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

      Our by-laws establish an advance notice procedure for the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors as well as for other shareholder proposals to be considered at shareholders’ meetings. A notice regarding any nomination must contain, as to each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or that is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, including each such person’s written consent to serving as a director if elected. A notice regarding any business, including nomination of directors, to be brought before an annual meeting must contain the following:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business;

•	the class and number of shares of our stock beneficially owned by the shareholder; and

•	any material interest of the shareholder in such business.

      Although the notice provisions do not give the board of directors any power to approve or disapprove shareholders’ nominations or proposals for action by us, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the procedures established by our by-laws are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders. The purpose of requiring advance notice is to afford the board of directors an opportunity to consider the qualifications of the proposed nominees or the merits of other shareholder proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders about those matters.

Shareholder Rights

      Our articles of incorporation authorize our board of directors to create and issue, whether or not in connection with the issuance and sale of any of our securities or property, rights entitling the holders thereof to purchase our securities or any other corporation. The times at which and the terms upon which such rights are to be issued are to be determined by the board of directors and set forth in the contracts or other instruments that evidence such rights. The authority of the board of directors with respect to such rights shall include, without limitation, the determination of the initial purchase price, the times and circumstances under which such rights may be exercised, provisions denying holders of a specified percentage of our outstanding capital stock the right to exercise such rights and provisions to permit us to redeem or exchange such rights. This provision in our articles of incorporation could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of our outstanding securities, to engage in any transaction which might result in a change in control of us or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any of our securities.

Nebraska Shareholders Protection Act

      We are a Nebraska corporation and are therefore subject to the provisions of the Nebraska Shareholders Protection Act. The Nebraska Shareholders Protection Act, subject to certain exemptions, prohibits a Nebraska corporation from engaging in any of a broad range of “business combinations” involving an “interested” shareholder, or any affiliate or associate of such interested shareholder, for a period of five years following the date that such shareholder became an interested shareholder, unless prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the shareholder. The Nebraska Shareholders Protection Act also provides that shares acquired in a control-share acquisition have no voting rights with respect to matters other than the election of directors unless approved by a vote of shareholders of the corporation, and that any such control share acquisition is effective only if approved by a majority of the corporation’s voting shares that are “not interested” shares. A control-share “acquisition” is an acquisition of voting stock in a corporation that, when added to the shares the shareholder had prior to the acquisition, would elevate the shareholder’s voting power into one the three following ranges: (i) between 20% and 33 1/3%, (ii) between 33 1/3% and 50% and (iii) over 50%. For purposes of the Nebraska Shareholders Protection Act, an “interested shareholder” is a person who owns 10% or more of a corporation’s outstanding voting stock, or an affiliate or associate of the corporation that owns, or within five years prior did own, 10% or more of the corporation’s outstanding voting stock. These provisions may have the effect of discouraging, delaying, deferring or preventing a change in control of Nelnet.

Registration Rights

      Michael S. Dunlap, Stephen F. Butterfield, persons related to them and trusts in which they have beneficial interests have the right to make two written demands of Nelnet for registration with the Securities and Exchange Commission of all or part of their common stock. However, we need not effect a demand registration unless it includes securities with an aggregate offering price, net of underwriting discounts and commissions, of at least $5 million. The first such demand may not be made prior to the first anniversary of this offering, and the second such demand may not be made within 12 months after the first demand. We are obligated to comply with any such demand unless our independent directors determine that such sale would be contrary to the best interests of Nelnet. Our independent directors may consider several factors in making any such determination, including share price performance after the date of this offering, equity market conditions and our operating results. These shareholders also have piggyback registration rights for their common stock. The number of securities to be included in an offering by these shareholders will be subject to reduction by the applicable underwriter in some cases. We will bear all expenses incident to our performance of our registration obligations, other than some of the costs or expenses of selling shareholders. The foregoing registration rights are not transferable and may be amended or waived only with the written consent of Nelnet and the applicable shareholders.

Limitation of Directors’ Liability

      Our articles of incorporation contain a provision which limits the personal liability of each of our directors for monetary damages for breaches of fiduciary duty as one of our directors, except for liability of a director for the following:

•	breach of the duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	violations under provisions of the Nebraska Business Corporation Act relating to unlawful payments of dividends or unlawful stock purchases or redemptions.

      The inclusion of this provision in our articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders. Our by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Nebraska Business Corporation Act. Management believes that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Indemnification and Insurance

      Our articles of incorporation provide that we will indemnify each person who was or is made a party or threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was one of our directors or officers, to the fullest extent allowed by the Nebraska Business Corporation Act. This right of indemnification shall include the right to be paid by us the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its final disposition. However, if Nebraska law so requires, the advancement of such expenses will only be made upon the delivery to us of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such person is not entitled to be indemnified for such expenses by us.

      In addition, our articles of incorporation provide that we may maintain insurance to protect ourselves and any of our directors, officers, employees or agents against any expense, liability or loss, whether or not we would have the power to indemnify a person against any expense, liability or loss under Nebraska law. Our articles of incorporation further provide that we may, to the extent permitted by the board of directors, grant rights to indemnification, and rights to advancement of expenses, to any of our employees or agents. We have obtained insurance for the benefit of our officers and directors insuring such persons against liabilities, including liabilities under the securities laws.

Share Retention Policy

      Under our share retention policy, none of our officers or the officers of any of our direct or indirect subsidiaries at or above the level of Executive Director, defined for purposes of the policy as Executives, may sell or otherwise dispose of a number of shares of common stock in any calendar year in excess of one-third of the number of shares of common stock beneficially owned by the Executive on the first day of the calendar year. The policy applies to Executives during and following their employment by us, provided that following five years from the closing date of this offering, an Executive will be free to sell or otherwise dispose of all of his or her shares.

      Exceptions that apply to the share retention policy are as follows:

•	Transfers to family members and family-owned partnerships or other family-owned entities will not be prohibited, so long as such transfers are effected only for estate planning purposes and the transferee agrees to comply with the share retention policy (treating the transferee(s) as the transferring Executive).

•	It shall not be prohibited for any Executive to sell or otherwise dispose of up to $500,000 in value of shares of common stock during any calendar year.

•	All restrictions under the share retention policy shall cease in the event of the death or retirement at normal retirement age of an Executive.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock will be Mellon Investor Services LLC.

Listing

      We intend to apply to have our Class A common stock listed on the New York Stock Exchange under the symbol “NNI.”

Recapitalization

      Effective August 14, 2003, we recapitalized our outstanding capital stock. In connection therewith, our outstanding 2,859.99 shares of Class A voting common stock, par value $0.10 per share, and our outstanding 211,609 shares of Class B non-voting common stock, par value $0.10 per share, were converted into an aggregate of 31,015,034 shares of Class A common stock, par value $0.01 per share, and 14,023,454 shares of Class B common stock, par value $0.01 per share. We also changed our name from Nelnet Loan Services, Inc. to Nelnet, Inc. effective August 14, 2003.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Shares

      Upon the completion of this offering, we will have                      shares of our Class A common stock outstanding. Of these shares, the                      shares of our Class A common stock sold in this offering will be freely tradeable by persons other than our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933, without restriction or further registration under the Securities Act of 1933.

      All of the remaining                      shares of our Class A common stock outstanding upon completion of this offering, and the 14,023,454 shares of Class A common stock issuable upon the conversion of our Class B common stock outstanding upon completion of this offering, are deemed “restricted” securities under Rule 144 under the Securities Act of 1933. None of these restricted securities will be eligible for sale in the public market on the date of this prospectus. Upon expiration of the lock-up agreements described below, 180 days after the date of this prospectus, up to an additional                      shares of our Class A common stock, including                      shares of Class A common stock issuable upon the conversion of our outstanding Class B common stock, will be eligible for sale in the public market pursuant to Rule 144.

      In general, under Rule 144, a shareholder who has beneficially owned his or her restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares of our Class A common stock that does not exceed the greater of:

•	one percent of the then-outstanding shares of our Class A common stock, which is approximately shares of our Class A common stock immediately after the completion of this offering; or

•	the average weekly trading volume in our Class A common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

      In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our Class A common stock which are not restricted securities. A shareholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our Class A common stock for at least two years may resell the shares without limitation. In meeting the one- and two-year holding periods described above, a holder of restricted shares of our Class A common stock can include the holding period of a prior owner who was not our affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares of our Class A common stock from us or one of our affiliates.

Registration Rights

      Michael S. Dunlap, Stephen F. Butterfield, persons related to them and trusts in which they have beneficial interests have the right, subject to limitations, to make two written demands of Nelnet for registration with the Securities and Exchange Commission of all or part of their common stock. These shareholders also have piggyback registration rights for their common stock. See “Description of Capital Stock — Registration Rights.”

Lock-up Agreements

      We and our executive officers and directors and all of our shareholders have agreed that, with some exceptions, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, none of us will, directly or indirectly, sell, offer to sell, contract to sell or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock currently or hereafter owned either of record or beneficially by us, or publicly announce an intention to do any of the foregoing, without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC. In addition, we and our executive officers and directors and these shareholders have agreed that, without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC, none of us will, from the date of this prospectus and through the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock.

Share Retention Policy

      Our share retention policy prohibits our Executives from selling or otherwise disposing of a number of shares of Class A common stock in any calendar year in excess of one-third of the number of shares of common stock beneficially owned by the Executive officers on the first day of the calendar year, subject to limited exceptions. This policy applies to Executive officers during and, unless their employment is terminated due to death or retirement at normal retirement age, following termination of their employment by Nelnet and expires five years from the closing date of this offering. We retain the ability in our discretion to waive compliance with the Share Retention Policy. See “Description of Capital Stock — Share Retention Policy.”

UNITED STATES TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF CLASS A COMMON STOCK

      The following is a general discussion of certain material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a beneficial owner thereof that is a “Non-U.S. Holder.” A “Non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. The test for whether an individual is a resident of the U.S. for federal estate tax purposes differs from the test used for federal income tax purposes. Some individuals, therefore, may be “Non-U.S. Holders” for purposes of the federal income tax discussion below, but not for purposes of the federal estate tax discussion, and vice versa.

      This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, judicial decisions and administrative regulations and interpretations in effect as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances (including, without limitation, Non-U.S. Holders who are pass-through entities or who hold their Class A common stock through pass-through entities) and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective holders should consult their tax advisors with respect to the federal income and estate tax consequences of holding and disposing of our Class A common stock in light of their particular situations and any consequences to them arising under the laws of any state, local or non-U.S. jurisdiction.

Dividends

      Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of our Class A common stock out of our current or accumulated earnings and profits generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. U.S. Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.

      There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected, is filed with us. Instead, the effectively connected dividends will be subject to regular U.S. income tax, generally in the same manner as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation, as the case may be, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

Gain on Disposition of Class A Common Stock

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our Class A common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States and a specific treaty exemption does not apply to eliminate the tax, (ii) if a tax treaty would otherwise apply to eliminate the tax, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States, (iii) in the case of Non-U.S. Holders who are nonresident alien individuals and hold our Class A common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iv) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (v) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (i) the Non-U.S. Holder is considered to have beneficially owned no more than five percent of our Class A common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder’s holding period and (ii) our Class A common stock is regularly traded on an established securities market. There can be no assurance that our Class A common stock will continue to qualify as regularly traded on an established securities market.

Information Reporting Requirements and Backup Withholding

      Generally, we must report to the U.S. Internal Revenue Service, or the IRS, the amount of dividends paid, the name and address of the recipient and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

      Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (which is generally provided by furnishing a properly executed IRS Form W-8BEN), unless the payer otherwise has knowledge that the payee is a U.S. person.

      Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 28.0% will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption, and the broker is (i) a U.S. person, (ii) a foreign person which derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) a foreign partnership (a) at least 50% of the capital or profits interest in which is owned by U.S. persons or (b) that is engaged in a U.S. trade or business. Backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge that the holder is a U.S. person.

      Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Federal Estate Tax

      An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our Class A common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

      J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as joint book-running managers for this offering.

      We and the underwriters named below have entered into an underwriting agreement covering the Class A common stock to be sold in this offering. J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of Class A common stock set forth opposite its name in the following table.

Name	Number of shares

J.P. Morgan Securities Inc.
Banc of America Securities LLC
Credit Suisse First Boston LLC
Morgan Stanley & Co. Incorporated

Total

      The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

      The underwriters are offering the shares of Class A common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the front cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $          per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $          per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

      If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional                     shares of Class A common stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

      The following table shows the per share and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With
	overallotment	overallotment
	exercise	exercise

Per share	$	$
Total	$	$

      The representatives have advised us that, on behalf of the underwriters, they may make short sales of our Class A common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the                 shares subject to the underwriters’ overallotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the Class A common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the overallotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our Class A common stock following this offering. As a result, our Class A common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

      The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of Class A common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of Class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Class A common stock. A “penalty bid” is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the Class A common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that stabilizing bids and open market purchases may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

      One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.

      The following table details the estimated offering expenses payable by us:

Securities and Exchange Commission registration fee	$
National Association of Securities Dealers, Inc. filing fee
New York Stock Exchange listing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent fees and expenses
Miscellaneous

Total	$

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      We and our executive officers and directors and all of our shareholders have agreed that, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, none of us will, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock without the prior written consent of J.P. Morgan Securities Inc. and Banc of America Securities LLC, except in limited circumstances, including the issuance of shares of common stock by the Company in connection with an acquisition, provided that the recipient of the shares agrees to be bound by these lock-up arrangements.

      The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our Class A common stock offered by them and that no sales to discretionary accounts may be made without prior written approval of the customer.

      At our request, the underwriters have reserved shares of Class A common stock for sale to our directors, officers and employees, and other persons with whom we have a business relationship, who have expressed an interest in participating in this offering. We expect these persons to purchase no more than five percent of the Class A common stock offered in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Shares purchased under this program will not be subject to the lock-up arrangements described above.

      We intend to apply to list the Class A common stock on the New York Stock Exchange under the symbol “NNI.” The underwriters intend to sell shares of our Class A common stock to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of this listing.

      There has been no public market for the Class A common stock prior to this offering. We and the underwriters will negotiate the initial public offering price. In determining the initial public offering price, we and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:

•	the history of and prospects for our industry and for student loan companies generally;

•	an assessment of our management;

•	our present operations;

•	our historical results of operations;

•	the trend of our revenues and earnings; and

•	our earnings prospects.

      We and the underwriters will consider these and other relevant factors in relation to the price of similar securities of generally comparable companies. Neither we nor the underwriters can assure investors that an active trading market will develop for the Class A common stock, or that the Class A common stock will trade in the public market at or above the initial public offering price.

      From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates. For example, J.P. Morgan Securities Inc., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC have underwritten various of our asset-backed securities. J.P. Morgan Securities Inc. and Banc of America Securities LLC have provided credit enhancements in connection with our securitization transactions. J.P. Morgan Securities Inc. is acting as co-broker-dealer for various of our auction rate notes. Bank of America, N.A., an affiliate of Banc of America Securities LLC, provides financing to one of our subsidiaries under a letter of credit and is the lender under one of our operating lines of credit. We are in the process of obtaining a $30 million line of credit with JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc. Bank of America, N.A. also acts as a lender and agent under one of our warehouse financing facilities. In addition, affiliates of J.P. Morgan Securities Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated act as remarketing agents in connection with some of our existing financing arrangements. We have entered into various swap agreements with affiliates of J.P. Morgan Securities Inc. and Banc of America Securities LLC. We have also entered into arrangements in the ordinary course of business with affiliates of Banc of America Securities LLC to purchase student loans from them and to service certain of their loans.

      Our wholly owned subsidiary, UFS Securities, is one of the participants in the selling group in this public offering. UFS Securities has provided investment banking services to our subsidiaries in their securitization transactions and, together with J.P. Morgan Securities Inc., acts as co-broker-dealer for our auction rate notes described in the previous paragraph. UFS Securities is also a party to an employee sharing arrangement with Union Bank and us with respect to a small group of employees. In addition, prior to our acquisition of UFS Securities in August 2003, we had retained UFS Securities to provide advisory services in connection with a swap agreement to which we were a party. For a detailed description of our relationships with UFS Securities, see “Related Party Transactions.”

      Because UFS Securities will participate in the distribution of Class A common stock in this offering, this offering must be made in compliance with applicable provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. In accordance with this rule, the initial public offering price must be no higher than that recommended by a “qualified independent underwriter” meeting certain standards. In accordance with this requirement, J.P. Morgan Securities Inc. has assumed the responsibilities of acting as a qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720. J.P. Morgan Securities Inc., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. We have also agreed to indemnify J.P. Morgan Securities Inc. for acting as a qualified independent underwriter against specified liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the Class A common stock offered hereby have been and are being passed upon for Nelnet by Perry, Guthery, Haase & Gessford, P.C., L.L.O., Lincoln, Nebraska. Legal matters in connection with this offering are being passed upon for Nelnet by Cahill Gordon & Reindel LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell, New York, New York. Shareholders of, and an Of Counsel to, Perry, Guthery, Haase & Gessford, P.C., L.L.O. own an aggregate of 258,802 shares of Class A common stock of Nelnet.

EXPERTS

      The consolidated financial statements of Nelnet, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, under the Securities Act of 1933 with respect to the shares of our Class A common stock to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares to be sold in the offering, reference is made to the registration statement and the exhibits attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

      You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission’s web site http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page

Nelnet, Inc. and Subsidiaries
Independent Auditors’ Report	F-2
Consolidated Balance Sheets as of June 30, 2003 (unaudited) and December 31, 2002 and 2001	F-3
Consolidated Statements of Income for the six months ended June 30, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-4
Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2003 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-5
Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-6
Notes to Consolidated Financial Statements	F-7

Independent Auditors’ Report

The Board of Directors

Nelnet, Inc.:

We have audited the accompanying consolidated balance sheets of Nelnet, Inc. (formerly Nelnet Loan Services, Inc.) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of Nelnet, Inc. and subsidiaries’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nelnet, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Lincoln, Nebraska

March 21, 2003, except as to note 20
     which is as of August 14, 2003

Nelnet, Inc. and Subsidiaries

Consolidated Balance Sheets

		December 31,
	June 30,
	2003	2002	2001

	(unaudited)

	(in thousands)
Assets
Student loans receivable (net of allowance for loan losses of $13,750, $12,000 and $10,242, respectively)	$9,466,523	8,559,420	7,423,872
Cash and cash equivalents:
Cash and cash equivalents — not held at a related party	22,800	27,294	23,175
Cash and cash equivalents — held at a related party	24,976	12,861	13,265

Total cash and cash equivalents	47,776	40,155	36,440
Restricted cash — held by trustee	448,386	570,703	213,658
Restricted investments — held by trustee	131,159	173,339	121,606
Restricted cash — due to loan program customers	32,553	132,375	65,792
Accrued interest receivable	191,481	177,015	180,634
Accounts receivable, net	14,765	14,838	14,365
Intangible assets, net	14,252	19,905	15,652
Furniture, equipment and leasehold improvements, net	14,564	12,910	9,323
Other assets	51,655	65,923	53,218

Total assets	$10,413,114	9,766,583	8,134,560

Liabilities and Shareholders’ Equity
Liabilities:
Bonds and notes payable	$10,179,726	9,447,682	7,926,362
Accrued interest payable	20,927	20,251	21,145
Other liabilities	52,719	57,529	56,569
Due to loan program customers	32,553	132,375	65,792

Total liabilities	10,285,925	9,657,837	8,069,868

Minority interest	—	(376)	1,506
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 per value. Authorized 50,000,000 shares; no shares issued or outstanding	—	—	—
Common stock:
Class A, $0.01 par value. Authorized 600,000,000 shares; issued and outstanding 31,015,034 shares in 2003 and 30,947,834 shares in 2002 and 2001	310	309	309
Class B, $0.01 par value. Authorized 150,000,000 shares; issued and outstanding 14,023,454 shares	140	140	140
Additional paid-in capital	38,053	37,891	37,499
Retained earnings	88,686	70,782	25,238

Total shareholders’ equity	127,189	109,122	63,186

Total liabilities and shareholders’ equity	$10,413,114	9,766,583	8,134,560

See accompanying notes to consolidated financial statements.

Nelnet, Inc. and Subsidiaries

Consolidated Statements of Income

	June 30,		December 31,

	2003	2002	2002	2001	2000

	(unaudited)

	(in thousands, except per share data)
Interest income:
Loan interest	$183,942	221,220	405,149	318,453	281,028
Investment interest	9,268	8,884	20,759	16,794	17,933

Total interest income	193,210	230,104	425,908	335,247	298,961
Interest expense:
Interest on bonds and notes payable	101,287	113,969	235,008	220,682	234,108

Net interest income	91,923	116,135	190,900	114,565	64,853
Less provision for loan losses	4,860	2,116	5,587	3,925	1,370

Net interest income after provision for loan losses	87,063	114,019	185,313	110,640	63,483

Other income:
Loan servicing and other fee income	48,307	54,812	103,899	93,172	66,015
Software services and other income	9,454	9,392	21,909	7,713	8,431

Total other income	57,761	64,204	125,808	100,885	74,446

Operating expenses:
Salaries and benefits	56,986	59,327	106,874	77,370	51,765
Other operating expenses:
Depreciation and amortization	10,870	13,001	27,042	21,670	12,593
Trustee and other debt related fees	10,362	8,080	16,617	12,836	9,067
Occupancy and communications	6,566	5,409	11,424	7,488	5,518
Advertising and marketing	4,710	7,367	11,512	10,122	4,543
Professional services	4,237	3,081	9,237	3,355	1,575
Consulting fees and support services to related parties	2,700	3,200	12,800	29,350	15,300
Postage and distribution	6,856	5,074	11,095	7,647	5,734
Other	11,223	11,324	23,272	21,640	20,390

Total other operating expenses	57,524	56,536	122,999	114,108	74,720

Total operating expenses	114,510	115,863	229,873	191,478	126,485

Income before income taxes and minority interest	30,314	62,360	81,248	20,047	11,444
Income tax expense	12,519	24,621	33,086	12,302	6,924

Income before minority interest	17,795	37,739	48,162	7,745	4,520
Minority interest in subsidiary (income) loss	109	49	376	(598)	—

Net income	$17,904	37,788	48,538	7,147	4,520

Earnings per share, basic and diluted	$0.40	0.84	1.08	0.16	0.11

See accompanying notes to consolidated financial statements.

Nelnet, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

Six months ended June 30, 2003 (unaudited) and years ended December 31, 2002, 2001 and 2000

		Class A	Class B	Additional		Total
	Preferred	common	common	paid-in	Retained	shareholders’
	stock	stock	stock	capital	earnings	equity

	(in thousands)
Balance at December 31, 1999	$9	295	132	1,373	13,571	15,380
Net income	—	—	—	—	4,520	4,520
Purchase accounting adjustments as a result of reverse acquisition	(9)	—	8	34,349	—	34,348
Minority interest loss in excess of minority interest capital	—	—	—	(87)	—	(87)

Balance at December 31, 2000	—	295	140	35,635	18,091	54,161
Net income	—	—	—	—	7,147	7,147
Issuance of 1,535,520 shares of Class A common stock	—	14	—	1,996	—	2,010
Minority interest loss in excess of minority interest capital	—	—	—	(132)	—	(132)

Balance at December 31, 2001	—	309	140	37,499	25,238	63,186
Net income	—	—	—	—	48,538	48,538
Dividend distribution	—	—	—	—	(2,994)	(2,994)
Recapture of minority interest loss in excess of minority interest capital	—	—	—	392	—	392

Balance at December 31, 2002	—	309	140	37,891	70,782	109,122
Net income (unaudited)	—	—	—	—	17,904	17,904
Issuance of 331,800 shares of Class A common stock (unaudited)	—	3	—	803	—	806
Redemption of 264,600 shares of Class A common stock (unaudited)	—	(2)	—	(641)	—	(643)

Balance at June 30, 2003 (unaudited)	$—	310	140	38,053	88,686	127,189

See accompanying notes to consolidated financial statements.

Nelnet, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	June 30,		December 31,

	2003	2002	2002	2001	2000

	(unaudited)

	(in thousands)
Net income	$17,904	37,788	48,538	7,147	4,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including premiums	46,814	36,597	88,457	38,379	23,487
Unrealized (gain) loss on interest rate swap	—	(579)	(579)	2,962	—
Deferred income tax benefit	(4,751)	(1,876)	(3,068)	(4,441)	(1)
Minority interest in subsidiary loss (income)	(109)	(49)	(376)	598	—
Provision for loan losses	4,860	2,116	5,587	3,925	1,370
Decrease (increase) in accrued interest receivable	(14,466)	(20,323)	3,619	(14,661)	(31,352)
Decrease (increase) in accounts receivable	73	(4,174)	918	13,286	(18,483)
Decrease (increase) in other assets	12,841	(835)	(7,608)	18,107	(5,629)
Increase (decrease) in accrued interest payable	676	530	(894)	(3,554)	2,708
Increase (decrease) in other liabilities	393	11,127	(384)	19,744	9,763

Net cash provided by (used in) operating activities	64,235	60,322	134,210	81,492	(13,617)

Cash flows from investing activities:
Originations, purchases and consolidations of student loans, including premiums	(1,030,536)	(719,871)	(2,541,071)	(774,959)	(461,376)
Purchases of student loans, including premiums from a related party	(379,825)	(131,954)	(377,788)	(666,350)	(536,451)
Proceeds from sales of student loans	—	—	—	—	9,906
Net proceeds from student loan principal payments and loan consolidations	468,096	244,637	1,724,077	529,190	381,861
Net purchases of furniture and equipment	(6,245)	(3,407)	(13,408)	(6,264)	(4,003)
Decrease (increase) in restricted cash — held by trustee	122,317	(178,770)	(357,045)	(50,186)	(42,052)
Purchases of restricted investments — held by trustee	(165,723)	(133,285)	(318,822)	(302,050)	(53,068)
Proceeds from maturities of restricted investments — held by trustee	207,903	154,830	267,089	296,405	51,778
Net cash paid in acquisition of subsidiaries, net of cash acquired	—	(20,809)	(20,809)	(102,184)	1,594

Net cash used in investing activities	(784,013)	(788,629)	(1,637,777)	(1,076,398)	(651,811)

Cash flows from financing activities:
Payments on bonds and notes payable	(1,488,914)	(1,073,857)	(2,259,769)	(324,561)	(331,402)
Proceeds from issuance of bonds and notes payable	2,221,077	1,817,104	3,781,474	1,338,959	1,000,000
Payment of debt issuance costs	(4,927)	(6,875)	(11,429)	(8,325)	(4,376)
Cash distributions to shareholders	—	(2,994)	(2,994)	—	—
Payments for redemption of common stock	(643)	—	—	—	—
Proceeds from issuance of common stock	806	—	—	2,010	—

Net cash provided by financing activities	727,399	733,378	1,507,282	1,008,083	664,222

Net increase (decrease) in cash and cash equivalents	7,621	5,071	3,715	13,177	(1,206)
Cash and cash equivalents, beginning of period	40,155	36,440	36,440	23,263	24,469

Cash and cash equivalents, end of period	$47,776	41,511	40,155	36,440	23,263

Supplemental disclosures of cash flow information:
Interest paid	$94,731	111,426	222,528	227,198	229,673

Income taxes paid	$8,223	24,376	40,098	14,777	8,466

Supplemental disclosure of noncash operating activities regarding acquisitions is contained in note 1.

See accompanying notes to consolidated financial statements.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2003 and 2002 and December 31, 2002, 2001 and 2000
(Data as of and for the six months ended June 30, 2003 and 2002 is unaudited)

(1) Corporate Structure

(a) Corporate Organization

      Nelnet, Inc. (Nelnet or the Company, which changed its name from Nelnet Loan Services, Inc. effective August 14, 2003) is a privately owned, vertically integrated education finance company, which, together with its subsidiaries, is focused on providing quality products and services to participants in the education finance process. Nelnet is a originator; holder and servicer of education loans and offers a broad range of financial services and technology-based products, including student loan origination and lending, student loan and guarantee services and a suite of internet-based software solutions.

      The Company owns the stock of various corporations which are engaged in the securitization of education finance assets. The Company’s student lending subsidiaries described below are separate entities holding beneficial interests in eligible loans, subject to creditors with specific interests. The liabilities of the Company’s student lending subsidiaries are not the liabilities of the Company or any of its other subsidiaries and cannot be consolidated in the event of bankruptcy. The transfers of student loans to the eligible lender trusts do not qualify as sales under the provisions of Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as the trusts continue to be under the effective control of the Company. All the financial activities and related assets and liabilities, including debt, of the securitizations are reflected in the Company’s consolidated financial statements. The following subsidiaries of the Company hold the financial assets (collectively known as the Student Lending Subsidiaries):

NELNET Student Loan Corporation–1 (NELNET–1)
NELNET Student Loan Corporation–2 (NELNET–2)
Nelnet Student Loan Funding LLC (NELNET SLF)
Nelnet Education Loan Funding, Inc. (formerly known as NEBHELP, Inc.) (NELF)
MELMAC, Inc. and subsidiaries (MELMAC)
NHELP–I, Inc. (NHELP–I)
NHELP–II, Inc. and subsidiary (NHELP–II)
NHELP–III, Inc. (NHELP–III)
Nelnet Student Loan Warehouse Corporation-1 (NELNET SLWC-1)
NELnet Private Student Loan Corporation-1 (NELnet Private-1)
EFS Finance Co. (EFS Fin Co.) and its subsidiary, EMT Corporation (EMT Corp.)

      NELNET–1, NELNET–2, NELNET SLF, NELF, NHELP–II, NELnet Private-1, MELMAC, and EMT Corp. finance eligible student loan assets on a more permanent basis, as the assets are funded with bonds and notes payable, which have longer maturities. NHELP–I, NHELP–III, NELNET SLWC-1, select operating lines within NELF, and EFS Fin Co. are warehouse facilities designed to fund student loan assets on a temporary basis until the assets are moved to another Student Lending Subsidiary to provide permanent financing.

      The Company also provides managerial, administrative support, loan servicing, origination processing, computer software development, and marketing to the Student Lending Subsidiaries through the following wholly owned subsidiary management companies: Nelnet Marketing Solutions, Inc. (NMS) and subsidiaries, including its 100% owned subsidiary (80% owned through February 28, 2003), Student Partner Services, Inc (SPS); Nelnet Guarantee Services, Inc. and GuaranTec LLP (collectively, NGS); EFS Services, Inc. (EFS Services); Charter Account Systems, Inc. (Charter); Idaho Financial Associates, Inc. (IFA); and Nelnet Corporation.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      Nelnet is the legal parent of National Education Loan Network, Inc. (NELN). Through May 15, 2002, Nelnet also owned 91.43% of Infovisa, Inc. and its subsidiary (Infovisa). Infovisa primarily developed and provided software systems for financial institutions. Effective May 15, 2002, Nelnet sold its ownership of Infovisa to Farmers & Merchants Investment Inc. (F&M) at carrying value, which approximates fair value.

      Effective March 2, 2000, Nelnet’s common stock, which was owned by Union Bank and Trust Company (UB&T), was spun out to its holding company, F&M, and the minority stockholders of UB&T. F&M is an entity under common control with the Company. Following this distribution, Nelnet entered into a triangular reorganization, pursuant to which Nelnet established a new subsidiary, NELN. NELN acquired through merger a former entity also named National Education Loan Network, Inc. Subsequent to the reorganization, Nelnet became the legal parent of NELN and its subsidiaries. Majority voting and ownership control was retained by the former shareholders of NELN, and accordingly, the transaction was treated as a reverse acquisition for financial statement reporting purposes. In accordance with generally accepted accounting principles, NELN was treated as the acquiring entity and Nelnet as the acquired entity.

      As Nelnet was the acquired entity, Nelnet’s assets were recorded at fair value at the date of the reverse acquisition. Intangible assets, consisting of loan servicing contracts, were recorded through a credit to additional paid-in capital. Retained earnings of Nelnet at the date of acquisition were also transferred to additional paid-in capital. In addition, the preferred and common stock of NELN was converted to new shares of stock of Nelnet. Therefore, on the acquisition date, in the accompanying consolidated statements of shareholders’ equity, the common stock consisted of legal shares of Nelnet and the retained earnings consisted of those of NELN.

      NELNET SLWC-1, NELNET SLF, and SPS commenced their business operations on January 24, 2002, May 1, 2002, and May 15, 2002, respectively. NELnet Private-1 commenced its business operations on November 1, 2001. The consolidated financial statements reflect the operations of these entities since the commencement dates.

(b) Description of Business

      The Student Lending Subsidiaries are organized as special-purpose bankruptcy remote entities which primarily invest in eligible student loans, through an eligible lender trustee, issued under Title IV of the Higher Education Act of 1965, as amended (the Act). NHELP–II and NELnet Private-1 also invest in self-insured or privately-insured student loan programs through an eligible lender trustee.

      Student loans beneficially owned by the Student Lending Subsidiaries include those originated under the Stafford Loan Program (SLP), the Parent Loan Program for Undergraduate Students (PLUS) program, the Supplemental Loans for Students (SLS) program, and loans which consolidate certain borrower obligations (Consolidation). Title to the student loans is held by eligible lender trustees under the Act for the benefit of the Student Lending Subsidiaries. The financed eligible loan borrowers are geographically located throughout the United States. The bonds and notes payable outstanding are payable primarily from interest and principal payments on the student loans, as specified in the resolutions authorizing the sale of the bonds and notes.

      The Company’s business is comprised of four primary product and service offerings:

•	Student loan originations, acquisitions and portfolio management. The Company provides student loan sales, marketing, originations, acquisition and portfolio management. The Company owns a large portfolio of student loan assets through a series of education lending subsidiaries. The Company generates loans owned in special purpose lending facilities through direct origination or through acquisition of loans. The Company generates the majority of its earnings from the spread

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

between the yield it earns on its student loan portfolio and the cost of funding these loans. The Company also provides marketing and sales support and managerial and administrative support related to its asset generation activities, as well as those performed for its branding partners or other lenders who sell it loans. Revenues are primarily generated from interest earnings. While the Company’s net interest margin may vary due to fluctuations in interest rates, government special allowance payments ensure that the Company receives a minimum yield on its student loans, so long as certain requirements are met.

•	Student loan servicing. The Company services its student loan portfolio and the portfolios of third parties. The Company currently services or provides complete outsourcing of servicing activities for $18 billion in student loans, including approximately $8.3 billion of loans in its portfolio. The servicing activities provided include loan origination activities, application processing, borrower updates, payment processing, claim processing and due diligence procedures. These activities are performed internally for the Company’s own portfolio, in addition to generating fee revenue when performed for third-party clients.

•	Guarantee servicing. The Company provides servicing support to guaranty agencies, which includes system software, hardware and telecommunication support, borrower and loss updates, default aversion tracking services, claim processing services and post-default collection services. The Company currently provides servicing support to agencies that guarantee $18 billion of FFELP loans with respect to functions such as system software, hardware and telecommunication support, borrower and loan updates, default aversion tracking servicing, claim processing services and post-default collection services. These activities will generate fee revenue in addition to expanding the Company’s relationship with other participants in the education finance sector.

•	Servicing software. The Company provides student loan servicing software internally and to third-party student loan holders and servicers. In addition to the $18 billion in student loans which the Company services directly, our software products are used to service an additional $30 billion in student loans. The Company earns software license and maintenance fees annually from third party clients for use of this software. The Company also provides computer consulting, custom software applications and customer service support.

(c) Acquisitions

      Nelnet Guarantee Services, Inc., a wholly owned subsidiary of NELN, commenced its business operations in June 2001. On June 30, 2001, it acquired 51% of the voting control of GuaranTec, LLP (GuaranTec) for $2.6 million. On January 1, 2002, NELN acquired the remaining 49% of GuaranTec for $4.5 million from F&M. The excess purchase price over F&M’s carrying value was $3.0 million. As the 49% interest was acquired from an entity under common control with the Company, the excess purchase price was recorded as a dividend distribution in the consolidated statement of shareholders’ equity in 2002.

      On January 1, 2001, NELN acquired MELMAC and its wholly owned subsidiaries, MELMAC LLC and MELMAC Enterprise, Inc., for approximately $30 million. The acquisition was accounted for under purchase accounting. The assets and liabilities of MELMAC and its subsidiaries were recorded at fair value. An intangible asset, representing loan origination rights, of approximately $4 million was recorded and is being amortized over its estimated useful life of three years. The results of operations of MELMAC have been included in the consolidated financial statements since the date of acquisition.

      On December 21, 2001, NELN acquired all of the outstanding stock of EFS, Inc. (EFS) and its wholly owned subsidiaries, EMT Corp., EFS Services, EFS Fin Co., and Advantage Network, Inc., for approximately $141 million. The acquisition was accounted for under purchase accounting. The assets and lender liabilities of EFS and its subsidiaries were recorded at fair value. An intangible asset, representing

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

lender relationships and loan origination rights, of approximately $4 million was recorded and is being amortized over its estimated useful life of three years. The results of operations of EFS have been included in the consolidated financial statements since the date of acquisition.

      NELN acquired MELMAC and EFS to increase its market share in the student lending industry. The allocation of the purchase price for the MELMAC and EFS acquisitions is shown below (dollars in thousands):

Loans	$3,021,791
Other assets	221,447
Intangible assets	8,006
Bonds and notes payable	(3,055,403)
Other liabilities	(24,455)

Total purchase price	$171,386

      On January 2, 2002, NELN acquired IFA for approximately $17 million. The acquisition was accounted for under purchase accounting. The assets and liabilities of IFA were recorded at fair value. An intangible asset, representing servicing system software and other intellectual property, of $14.2 million was recorded and is being amortized over its estimated useful life of three years. The results of operations of IFA have been included in the consolidated financial statements since the date of acquisition.

      On May 9, 2002, NELN acquired Charter for approximately $7 million. The acquisition was accounted for under purchase accounting. The assets and liabilities of Charter were recorded at fair value. An intangible asset, representing servicing system software and other intellectual property, of $6.8 million was recorded and is being amortized over its estimated useful life of three years. The results of operations of Charter have been included in the consolidated financial statements since the date of acquisition.

      NELN acquired IFA and Charter to provide student loan servicing software solutions to the student lending industry. The allocation of the purchase price for the IFA and Charter acquisitions is shown below (dollars in thousands):

Cash and investments	$2,972
Accounts receivable	1,390
Other assets	281
Intangible assets	21,061
Deferred revenue and other liabilities	(1,923)

Total purchase price	$23,781

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      The following unaudited pro forma information presents the combined results of the Company as though the 2002, 2001 and 2000 acquisitions occurred on January 1, 2000. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of the period or which may be attained in the future.

	Pro forma	Pro forma
	year ended	year ended
	December 31, 2001	December 31, 2000

	(dollars in thousands)
	(unaudited)
Net interest income	$153,674	89,613
Other income	$125,985	130,682

Net income (loss)	$11,905	(8,273)

Weighted average shares outstanding, basic and diluted	44,331,490	41,187,130
Earnings (loss) per share, basic and diluted	$0.27	$(0.20)

      The pro forma information presenting the combined operations of the Company as though the 2002 acquisitions occurred on January 1, 2002 is not significantly different than actual 2002 results.

      In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specified criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values.

      The Company adopted the provisions of SFAS No. 141 as of July 1, 2001 and SFAS No. 142 as of January 1, 2002. Upon adoption of SFAS No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Company was also required to reassess the useful lives and residual values of all intangible assets acquired and make any necessary amortization period adjustments by the end of the first interim period after adoption. Based on this evaluation, no reclassifications or changes to useful lives or residual values were made. The Company has no intangible assets with indefinite useful lives.

(2) Interim Financial Information

      The accompanying interim financial information as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 have not been audited by independent accountants. In the opinion of management, the accompanying unaudited interim financial information contains all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation in accordance with generally accepted accounting principals. The interim financial information should be read in conjunction with the audited financial statements and notes for the years ended December 31, 2002, 2001, and 2000. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results which may be expected for the entire calendar year 2003.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(3) Summary of Significant Accounting Policies and Practices

(a) Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. As discussed in Note 1(a), the Company consolidates all special purpose entities in accordance with SFAS No. 140. Non-consolidated subsidiaries are recorded on the equity method of accounting.

(b) Student Loan Receivable

      Investments in student loans, including premiums, are recorded at cost, net of premium amortization and the allowance for loan losses. Student loans consist of federally insured student loans, private student loans and student loan participations.

(c) Allowance for Loan Losses

      The allowance for loan losses is estimated and established through a provision charged to expense. Losses are charged against the allowance when management believes the collectibility of the loan principal is unlikely. Recovery of amounts previously charged off is credited to the allowance for loan losses.

      For the FFELP loan portfolio, the Company considers trends in student loan claims rejected for payment by guarantors and the amount of FFELP loans subject to the 2% risk sharing. The allowance is based on periodic evaluations of its loan portfolios considering past experience, changes to federal student loan programs, current economic conditions and other relevant factors. FFELP loans are guaranteed as to both principal and interest, and, therefore, continue to accrue interest until the time they are paid by the guaranty agency. The allowance is maintained at a level management believes is adequate to provide for estimated probable credit losses inherent in the loan portfolio. This evaluation is inherently subjective as it requires estimates that may be susceptible to significant changes.

      In determining the adequacy of the allowance for loan losses on the private loans, the Company considers several factors including: loans in repayment versus those in a non-paying status, months in repayment, delinquency status, type of program and trends in defaults in the portfolio based on Company and industry data. The Company places a private loan on non-accrual status and charges off the loan when the collection of principal and interest is 120 days past due.

      Management believes that the allowance for loan losses is adequate. While management uses available information to recognize probable losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions.

(d) Cash and Cash Equivalents

      For purposes of the consolidated statements of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

(e) Restricted Cash and Restricted Investments — Held by Trustee

      The Company’s restricted cash and restricted investments are held by the trustees in various accounts, subject to use restrictions, imposed by the trust indenture. The Company recognizes all restricted cash and restricted investments held by trustees on their consolidated balance sheet.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(f) Restricted Cash — Due to Loan Program Customers/ Due to Loan Program Customers

      As a servicer of student loans, Nelnet collects student loan remittances and subsequently disburses these remittances to the appropriate lending entities. Cash collected for customers and the related liability are included in the accompanying consolidated balance sheets. Net interest income earned by the Company on this cash in the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000 was $360,000, $784,000, $1.2 million, $2.1 million and $3.3 million, respectively.

(g) Intangible Assets

      Intangible assets, consisting of loan servicing contracts, lender relationships and loan origination rights, and servicing system software and other intellectual property, are being amortized on a straight-line basis over the expected periods to be benefited, ranging from 30 to 36 months.

(h) Furniture, Equipment and Leasehold Improvements

      Furniture and equipment are carried at cost, net of accumulated depreciation and amortization. Maintenance and repairs are charged to expense as incurred, and major improvements, including leasehold improvements, are capitalized. Gains and losses from retirement of equipment and improvements are included in determining net income. The Company uses accelerated and straight-line methods for recording depreciation and amortization. Accelerated methods are used for certain equipment and software when this method is believed to provide a better matching of income and expenses.

(i) Other Assets

      Other assets are recorded at cost or amortized cost and consist primarily of prepaid bond insurance, debt issuance costs, deferred tax assets, and income taxes receivable. Prepaid bond insurance and debt issuance costs are amortized using the straight-line method and effective interest methods, respectively, over the estimated lives of the bonds and notes payable.

(j) Program Reimbursement Reserve

      The program reimbursement reserve, which is included in other liabilities, represents the amount of student loans that management estimates the Company will be required to repay to lenders, for which the Company performs servicing, due to the Company’s failure to follow prescribed due diligence procedures. The program reimbursement reserve is established through a provision for losses charged to expense. The amount of provision is based on management’s evaluation of the servicing portfolio as it relates to the complex due diligence requirements that must be followed to maintain the Department of Education guarantee on the loans. Failure to meet certain due diligence requirements will cause a loss of guarantee on the loans and potential loss to the Company if it is unable to cure the condition under procedures prescribed by the federal government.

      Serviced student loans are charged against the allowance when they lose their Department of Education guarantee and management is required to reimburse the lender. Loans that are subsequently returned to a repayment status can reacquire their guaranteed status, and such amounts are then credited to the program reimbursement reserve as recoveries.

      Management believes that the program reimbursement reserve is adequate. While management uses available information to determine the adequacy of the reserve and to recognize losses, future additions to the reserve may be necessary based on changes in federal policy, economic conditions, or management’s performance relating to compliance with the Department of Education’s due diligence requirements.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(k) Software Sales, Development and Maintenance, and Deferred Income

      Charter and IFA account for software revenues in accordance with the AICPA’s Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). SOP 97-2 provides guidance on when and in what amounts income should be recognized for licensing, selling, leasing, or otherwise marketing computer software. Income for contracts with customers that does not require significant production, modification, or customization of software is recognized when all the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, vendors fee is fixed and determinable, and collectibility is probable. Income paid on maintenance and enhancement agreements for services to be performed in subsequent periods is deferred and recognized in income over the life of the agreements. Deferred revenue of approximately $440,000 and $900,000 is included in other liabilities on the accompanying consolidated balance sheets at June 30, 2003 and December 31, 2002, respectively.

      Costs associated with research and development related to the development of computer software are expensed when incurred in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed. All costs associated with website development or the maintenance of existing software products are expensed when incurred. Research and development machinery and equipment that have alternative future uses either in research and development activities or otherwise are capitalized and depreciated over their useful lives.

      The Company also capitalizes software costs under the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Material software developments or enhancements that are considered to have useful lives of greater than one year are capitalized and amortized over their useful lives. Costs related to maintaining its purchased software including the costs of programming are expensed as incurred. Purchased software is capitalized and amortized over the estimated useful life. Unamortized capitalized software costs not included as intangible assets resulting from acquisitions were $3.7 million at December 31, 2001. There were no unamortized costs at December 31, 2002 or June 30, 2003.

(l) Minority Interest

      In 2001, minority interest reflects the proportionate share of shareholders’ equity and income of GuaranTec’s minority stockholder. In 2003 and 2002, minority interest reflects the proportionate share of shareholders’ equity and loss of SPS’s minority stockholders.

      Nelnet allocated Infovisa’s income or loss proportionately between Nelnet’s percentage interest and the remaining percentage minority interest. When losses applicable to the minority interest exceeded the minority interest in equity capital, such excess was charged against Nelnet’s interest as a charge to retained earnings in Nelnet’s shareholders’ equity. When earnings were generated applicable to the minority interest, Nelnet’s interest was credited through retained earnings to the extent of losses previously charged to retained earnings. For purposes of reporting on the Company, these changes are reflected in additional paid-in capital, as retained earnings are those of NELN. During 2002, Infovisa was sold to F&M and the minority interest loss was recaptured through additional paid-in capital at the date of sale.

(m) Accounting for Derivatives and Hedging Activities

      Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133. These Statements establish accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Company

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

has entered into interest rate swap agreements, as discussed further in note 14. As the swap agreements were not designated as hedging instruments, changes in fair value are recognized in net income in the period of change.

(n) Impairment of Long-lived Assets

      Long-lived assets, such as furniture and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairments of long-lived assets in 2003, 2002, 2001, or 2000.

(o) Student Loan Income

      The Company recognizes student loan income using the interest method, net of premium amortization and capitalized direct origination and acquisition costs. Loan income is recognized based on the expected yield of the loan after giving effect to borrower utilization of incentives for timely payment (“borrower benefits”) and other yield adjustments. The effect of the borrower benefits on student loan yield are based on the historical payment behavior of borrowers who are eligible for the incentives. The interest is paid by the Department of Education or the borrower, depending on the status of the loan at the time of the accrual. In addition, the Department of Education makes quarterly interest subsidy payments on certain qualified Title IV loans until the student is required under the provisions of the Act to begin repayment. Repayment of guaranteed student loans normally begins within six months after completion of the loan holders course of study, leaving school or ceasing to carry at least one-half the normal full-time academic load as determined by the educational institution. Repayment of PLUS loans normally begins within 60 days from the date of loan disbursement, and repayment of SLS loans begins within one month after completion of course study, leaving school or ceasing to carry at least the normal full-time academic load as determined by the educational institution. Repayment on private loans typically begins six months following a borrower’s graduation from a qualified institution and the interest is either paid by the borrower or capitalized annually or at repayment.

      The Department of Education provides a special allowance to lenders participating in the FFEL program. The special allowance is accrued using the interest method based upon the average rate established in the auction of 13-week Treasury Bills in the previous quarter relative to the yield of the student loan. Under certain circumstances, the special allowance is reduced by approximately one-half for loans which were originated or purchased from funds obtained from issuance of tax-exempt obligations, depending upon the issuance date of the obligation.

      Premiums and capitalized direct origination and acquisition costs are amortized over the estimated lives of the related loans in accordance with Statement of Financial Accounting Standards No. 91, Accounting for Non-Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. The Company periodically evaluates the assumptions used to estimate the life of the loans. The Company also pays an annual 105 basis point rebate fee on consolidation loans. The amortization and fees are netted against student loan income.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(p) Loan Servicing Income

      Loan servicing fees are determined according to agreements with customers and are calculated based on the dollar value or number of loans serviced for each customer. Fees are accrued as earned as income on a monthly basis. As of June 30, 2003 and December 31, 2002 and 2001, the Company serviced $17.9 billion, $17.9 billion, and $17.0 billion, respectively, of loans, including approximately $8.3 billion, $7.5 billion, and $6.7 billion of Company-owned loans, and $550 million, $720 million, and $834 million of loans serviced for UB&T.

(q) Income Tax Expense

      Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(r) Earnings Per Share

      The basic earnings per common share (EPS) is computed by dividing net income by the weighted-average number of common shares outstanding for the periods presented. The weighted average number of shares used in the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000, adjusted to reflect the recapitalization referred to in note 20, were 45,010,490, 44,971,290, 44,971,290, 44,331,490, and 41,187,230, respectively. Nelnet had no common stock equivalents and no potentially dilutive common shares during the periods presented.

(s) Comprehensive Income

      The Company has no sources of other comprehensive income. Therefore, comprehensive income consists solely of net income.

(t) Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities, reported amounts of revenues and expenses, and other disclosures. Actual results could differ from those estimates. The most significant estimates made by management relate to the adequacy of the program reimbursement reserve and allowance for loan losses.

(u) Reclassification

      Certain amounts have been reclassified to conform to the 2003 consolidated financial statement presentation.

(4) Industry Segment Information

      The Company’s activities are considered to be a single industry segment for financial reporting purposes. The Company is engaged in the business of student education finance and related activities. Substantially all income is derived from these activities.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(5) Restricted Investments — Held by Trustee

      NELF and MELMAC’s restricted investments are held by a trustee in various accounts subject to use restrictions and consist of guaranteed investment contracts, commercial banking deposits, and repurchase agreements, which are classified as held-to-maturity. The carrying value of these investments approximates fair value at June 30, 2003 and December 31, 2002 and 2001. The carrying value of these investments by contractual maturity is shown below:

		December 31,
	June 30,
	2003	2002	2001

	(unaudited)

	(dollars in thousands)
Over 1 year through 5 years	$2,097	2,709	5,335
After 5 years through 10 years	16,627	20,729	15,799
After 10 years	112,435	149,901	100,472

	$131,159	173,339	121,606

(6) Student Loans Receivable and Concentration of Credit Risk

      Student loans receivable at June 30, 2003 and December 31, 2002 and 2001 consisted of the following:

		December 31,
	June 30,
	2003	2002	2001

	(unaudited)

	(dollars in thousands)
Title IV guaranteed loans	$9,393,292	8,496,760	7,372,968
Privately-insured private loans	30,458	23,108	24,232
Self-insured private loans	56,523	51,552	36,914

	9,480,273	8,571,420	7,434,114
Less allowance for loan losses-FFELP loans	10,295	9,970	9,378
Less allowance for loan losses-Private loans	3,455	2,030	864

	$9,466,523	8,559,420	7,423,872

FFELP allowance as a percentage of ending balance of FFELP loans	0.11%	0.12%	0.13%
Private allowance as a percentage of ending balance of private loans	3.97%	2.72%	1.41%
Total allowance as a percentage of ending balance of total loans	0.15%	0.14%	0.14%

      Guaranteed loans may be made under the guaranteed student loan program by certain lenders as defined by the Act. These loans, including related accrued interest, are guaranteed at their maximum level permitted under the Act by an authorized guaranty agency which has a contract of reinsurance with the Department of Education. The terms of the loans, which vary on an individual basis, generally provide for repayment in monthly installments of principal and interest over a period of up to 20 years. Interest rates on loans may be fixed or variable, will vary based on the average of the 91-day U.S. Treasury bill rate, and currently range from 3.0% to 13.0% (the weighted-average rate was 5.0%, 5.3%, and 6.7% at June 30, 2003 and December 31, 2002 and 2001) dependent upon type, terms of loan agreements, and date of origination. For Title IV loans, the Student Lending Subsidiaries have entered into trust agreements in

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

which unrelated financial institutions serve as the eligible lender trustees. As eligible lender trustees, the financial institutions act as the eligible lender in acquiring certain eligible student loans as an accommodation to the subsidiaries, which hold beneficial interests in the student loan assets as the beneficiaries of such trusts.

      Substantially all Title IV student loan principal and related accrued interest is guaranteed as defined by the Act. These guarantees are made subject to the performance of certain loan servicing procedures stipulated by applicable regulations. If these due diligence procedures are not met, affected student loans may not be covered by the guarantees should the borrower default. The Company and its Student Lending Subsidiaries retain and enforce recourse provisions against servicers and lenders under certain circumstances. Such student loans are subject to “cure” procedures and reinstatement of the guarantee under certain circumstances. Also, in accordance with the Student Loan Reform Act of 1993, student loans disbursed prior to October 1, 1993 are fully insured, and loans disbursed subsequent to October 1, 1993 are insured up to 98% of their principal amount and accrued interest.

      Student loans receivable also include a beneficial interest in private loans. The private loan portfolio consists of privately-insured and self-insured loans. The terms of the private loans, which vary on an individual basis, generally provide for repayment in monthly installments of principal and interest over a period of up to 20 years. Interest rates on the loans will vary based on the average of the 91-day Treasury bill or the prime rate. The private loans primarily represent student borrowers in the medical, dental, or physical sciences fields of study. The self-insured private loans are not covered by guarantees or collateral should the borrower default. The privately-insured private loans are insured by various third parties for between 90% and 100% of principal and interest.

      The Company has provided for an allowance for loan losses related to the private loans and Title IV guaranteed loans. The provision is based upon historical default rates for such loans. Activity in the allowance for loan losses for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000 is shown below:

	June 30,		December 31,

	2003	2002	2002	2001	2000

	(unaudited)

	(dollars in thousands)
Beginning balance	$12,000	10,242	10,242	3,614	4,122
Transfer from acquisitions	—	—	—	4,866	—
Provision for loan losses	4,860	2,116	5,587	3,925	1,370
Loans charged off, net of recoveries	(3,110)	(1,120)	(3,829)	(2,163)	(1,878)

Ending balance	$13,750	11,238	12,000	10,242	3,614

(7) Guaranty and Insurance Agencies

      At June 30, 2003 and December 31, 2002 and 2001, Nebraska Student Loan Program, Inc., United Student Aid Funds, Inc., Pennsylvania Higher Education Assistance Authority, California Student Aid Commission, New York State Higher Education Services Corporation, Iowa College Student Aid Commission, Florida Department of Education Office of Student Financial Assistance, and the Finance Authority of Maine were the primary guarantors of the student loans beneficially owned by the Student Lending Subsidiaries. Management periodically reviews the financial condition of its guarantors and does not believe the level of concentration creates an unusual or unanticipated credit risk. In addition, management believes that based on the Higher Education Amendments of 1992, the security for and payment of any of the Student Lending Subsidiaries’ obligations would not be materially adversely affected

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

as a result of legislative action or other failure to perform on its obligations on the part of any guaranty agency. The Student Lending Subsidiaries, however, offer no absolute assurances to that effect.

      NHELP-II and NELnet Private-1 also have a student loan indemnification agreement with a private insurer, under which a portion of the private loans are insured. The agreement indemnifies NHELP-II and NELnet Private-1 for 90% of losses incurred resulting from borrower default. Upon default, all rights of recovery are subrogated to a private insurer. As of June 30, 2003 and December 31, 2002 and 2001, a private insurer insured 35%, 31%, and 18%, respectively, of the private loans owned by NHELP-II and NELnet Private-1.

(8) Intangible Assets

      Intangible assets at June 30, 2003 and December 31, 2002 and 2001 consist of the following:

			December 31,
	Useful	June 30,
	Life	2003	2002	2001

	(in
	months)	(dollars in thousands)
Lender relationship and loan origination rights (net of accumulated amortization of $5,571 in 2003, $4,069 in 2002 and $1,390 in 2001)	36	$2,955	3,971	6,652
Loan servicing contracts (net of accumulated amortization of $27,497 in 2003, $26,370 in 2002 and $18,497 in 2001)	30-36	—	1,127	9,000
Servicing systems software and other intellectual property (net of accumulated amortization of $9,763 in 2003 and $6,253 in 2002)	36	11,297	14,807	—

		$14,252	19,905	15,652

      The Company recorded amortization of $6.1 million, $9.3 million, $16.8 million, $11.8 million and $8.1 million for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000, respectively. The Company will continue to amortize intangible assets over their remaining useful lives and will record amortization of $10.8 million, $8.3 million and $0.8 million in 2003, 2004 and 2005, respectively.

(9) Furniture, Equipment and Leasehold Improvements

      Furniture, equipment and leasehold improvements at June 30, 2003 and December 31, 2002 and 2001 consist of the following:

			December 31,
	Useful	June 30,
	Life	2003	2002	2001

		(unaudited)

	(dollars in thousands)
Computer equipment and software	3-7 years	$32,633	33,155	26,911
Office furniture and equipment	3-10 years	11,853	9,739	7,121
Leasehold improvements	1-7 years	4,859	4,507	3,215

		49,345	47,401	37,247
Accumulated depreciation and amortization		34,781	34,491	27,924

		$14,564	12,910	9,323

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      Depreciation and amortization expense for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001, and 2000 related to furniture, equipment and leasehold improvements was $4.7 million, $3.7 million, $10.1 million, $8.0 million, and $4.3 million, respectively.

(10) Bonds and Notes Payable

      The Student Lending Subsidiaries periodically issue bonds, commercial paper, short-term variable auction rate notes, taxable student loan asset-backed notes, and other credit facilities to finance the acquisition of student loans or to refinance existing debt. Most of the bonds and notes payable are primarily secured by the student loans receivable, related accrued interest, and by the amounts on deposit in the accounts established under the respective bond resolutions or financing agreements. The student loan interest margin (SLIMS) notes are secured by the rights to residual cash flows from certain variable-rate bonds and notes and fixed rate notes. Certain variable-rate bonds and notes and fixed rate bonds of $1.0 billion, $1.0 billion, and $883 million at June 30, 2003 and December 31, 2002 and 2001, respectively, are secured by financial guaranty insurance policies issued by Municipal Bond Investors Assurance Corporation (MBIA) and Ambac Assurance Corporation. Certain variable-rate bonds and notes of $144 million in 2001 were also secured by irrevocable letters of credit provided by Student Loan Marketing Association (SLMA). Effective January 2, 2002, the SLMA irrevocable letters of credit were replaced with financial guaranty insurance policies issued by MBIA. Effective November 20, 2002, SLMA was replaced as the liquidity provider with Lloyd’s Bank on $143 million of variable-rate bonds.

      The following table summarizes outstanding bonds and notes payable at June 30, 2003 and December 31, 2002 and 2001 by type of instrument:

	June 30, 2003 (unaudited)

	Carrying	Interest rate
	amount	range	Final maturity

	(dollars in thousands)
Commercial paper and other	$2,042,014	1.24% - 1.31%	09/02/04 - 12/15/06
Variable-rate bonds and notes	6,998,752	1.00% - 2.05%	07/01/05 - 01/25/37
Fixed-rate notes	730,000	5.50% - 5.76%	09/01/05 - 07/01/12
Fixed-rate bonds	192,950	5.88% - 6.60%	05/01/05 - 06/01/28
SLIMS, fixed rates	126,508	5.69% - 6.68%	09/14/12 - 07/02/20
Other secured borrowings	89,502	1.34% - 6.00%	01/10/05 - 11/01/05

	$10,179,726

	December 31, 2002

	Carrying	Interest rate
	amount	range	Final maturity

	(dollars in thousands)
Commercial paper and other	$1,388,579	1.36% - 1.64%	05/01/03 - 12/15/06
Variable-rate bonds and notes	6,870,148	1.40% - 2.77%	07/01/05 - 10/01/36
Fixed-rate notes	786,700	5.48% - 5.76%	08/01/05 - 07/01/12
Fixed-rate bonds	201,950	5.65% - 6.90%	11/01/03 - 06/01/28
SLIMS, fixed rates	134,231	5.69% - 6.68%	09/14/12 - 07/02/20
Other secured borrowings	66,074	1.60% - 6.00%	01/10/03 - 11/01/05

	$9,447,682

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	December 31, 2001

	Carrying	Interest rate
	amount	range	Final maturity

	(dollars in thousands)
Commercial paper and other	$1,200,805	1.80% - 2.76%	05/01/03 - 05/01/07
Variable-rate bonds and notes	5,428,735	1.44% - 4.22%	07/01/05 - 10/01/36
Fixed-rate notes	855,000	5.48% - 5.76%	08/01/05 - 07/01/12
Fixed-rate bonds	227,874	5.25% - 6.90%	11/01/03 - 06/01/28
SLIMS, fixed rates	149,788	5.69% - 6.68%	09/04/12 - 07/02/20
Other secured borrowings	64,160	3.52% - 6.00%	06/30/02 - 11/01/09

	$7,926,362

      Variable-rate bonds are long-term bonds with interest rate reset dates ranging from weekly to semi-annually and from time to time based upon auction rates and national indices.

      The Company has a $30 million line of credit from an unrelated bank. As of June 30, 2003 and December 31, 2002, $30 million was outstanding under this line of credit. The line of credit bears interest at the prime rate (4.25% at December 31, 2002) and now matures January 2005. Effective January 10, 2003, the line of credit bears interest at LIBOR plus 225 basis points (3.51% at June 30, 2003). Interest is payable quarterly or monthly depending on the term of the borrowing.

      In May 2002 and October 2002, NELNET SLF consummated debt offerings of student loan asset-backed notes of $1.0 billion and $1.2 billion, respectively. In connection with these debt offerings, the Company entered into agreements with certain investment banks pursuant to which the Company will pay the investment banks a fee equal in the aggregate to 0.01% and 0.0075% per annum of the principal balance of the May 2002 and October 2002 notes, respectively. These fees are for credit enhancements to the notes whereby the investment banks will provide liquidity advances to the Company in the instance of disintermediation in the spread between student loan interest rates and the notes’ interest rates as defined in the agreement. The total amount paid by the Company under these agreements was approximately $84,000 and $0 during the six months ended June 30, 2003 and 2002 and $72,000 during the year ended December 31, 2002.

      Bonds and notes outstanding at June 30, 2003 are due in varying amounts as follows (dollars in thousands):

(unaudited)
2004	$2,282,196
2005	218,916
2006	152,822
2007	234,760
2008	92,380
2009 and thereafter	7,198,652

$10,179,726

      Generally, bonds bearing interest at variable rates can be redeemed on any interest payment date at par plus accrued interest. Subject to conversion provisions, all bonds and notes are subject to redemption prior to maturity at the option of certain Student Lending Subsidiaries without a prepayment penalty. These provisions include price, conditions precedent, and limitations.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      A Student Lending Subsidiary has irrevocably escrowed funds to make the remaining principal and interest payments on previously issued bonds and notes. Accordingly, neither these obligations nor the escrowed funds are included on the accompanying consolidated balance sheets. At June 30, 2003 and December 31, 2002 and 2001, $21.4 million, $20.6 million, and $19.2 million, respectively, of defeased debt remained outstanding.

      The Student Lending Subsidiaries have unused commitments under the various commercial paper and warehouse agreements of $713 million, $416 million, and $869 million at June 30, 2003 and December 31, 2002 and 2001, respectively. At June 30, 2003 and December 31, 2002 and 2001, certain Student Lending Subsidiaries had various short-term borrowing agreements with a maximum aggregate stated amount of $2.9 billion, $1.9 billion and $2.1 billion, respectively.

      Certain bond resolutions contain, among other requirements, covenants relating to restrictions on additional indebtedness, limits as to direct and indirect administrative expenses, and maintaining certain financial ratios. Management believes the Company is in compliance with all covenants of the bond indentures and related credit agreements.

(11) Program Reimbursement Reserve

      For the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000, a provision for losses on program reimbursements of $900,000, $800,000, $1.6 million, $1.2 million, and $800,000, respectively, was recognized, which is included in other expenses in the accompanying consolidated statements of income. Other liabilities in the accompanying consolidated balance sheets include $6.7 million, $6.1 million, and $5.8 million as an allowance for program reimbursements at June 30, 2003 and December 31, 2002 and 2001, respectively.

(12) Income Taxes

      Income tax expense for the six months ended June 30, 2003 and 2002 and years ended December 31, 2002, 2001, and 2000 consists of the following components:

	Six months ended		Year ended
	June 30,		December 31,

	2003	2002	2002	2001	2000

	(unaudited)

	(dollars in thousands)
Current:
Federal	$15,908	24,318	33,204	15,440	6,439
State	1,362	2,179	2,950	1,303	486

	17,270	26,497	36,154	16,743	6,925

Deferred:
Federal	(4,372)	(1,726)	(2,823)	(4,086)	(3)
State	(379)	(150)	(245)	(355)	2

	(4,751)	(1,876)	(3,068)	(4,441)	(1)

	$12,519	24,621	33,086	12,302	6,924

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      The actual income tax expense differs from the “expected” income tax expense, computed by applying the 35% federal statutory corporate tax rate to income before income tax expense for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000 as shown below:

	Six months ended
	June 30,		Year ended December 31,

	2003	2002	2002	2001	2000

	(unaudited)

	(dollars in thousands)
“Expected” income tax expense	$10,610	21,826	28,437	7,016	4,005
Increase (decrease) resulting from:
State tax, net of federal income benefit	639	1,326	1,758	616	317
Amortization of intangible assets	1,090	2,201	3,766	5,090	2,814
Other, net	180	(732)	(875)	(420)	(212)

	$12,519	24,621	33,086	12,302	6,924

Effective Tax Rate	41.3%	39.5	40.7	61.4	60.5

      The Company’s deferred income tax assets and liabilities as of June 30, 2003 and December 31, 2002 and 2001 consisted of the following:

		December 31,
	June 30,
	2003	2002	2001

	(unaudited)

	(dollars in thousands)
Deferred tax liabilities:
Loan origination services	$2,441	1,866	1,359
Other	511	696	1,065

Deferred tax liabilities	2,952	2,562	2,424

Deferred tax assets:
Student loan reserves	9,412	6,332	5,452
Accrued expenses not currently deductible	1,500	1,007	701
Partnership income	1,294	1,235	1,264
Intangible assets	2,691	1,798	11
Securitization transaction	1,543	1,057	456
Unearned revenue	1,103	941	1,113
Fixed assets	514	400	935
Other	306	452	84

Deferred tax assets	18,363	13,222	10,016

Net deferred income tax asset	$15,411	10,660	7,592

      No valuation allowance was considered necessary for the deferred tax assets at June 30, 2003 and December 31, 2002 and 2001.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(13) Fair Value of Financial Instruments

      The following table summarizes the fair values of the Company’s financial instruments at June 30, 2003, December 31, 2002 and 2001:

	June 30, 2003		December 31, 2002		December 31, 2001

	Fair	Carrying	Fair	Carrying	Fair	Carrying
	value	value	value	value	value	value

	(unaudited)

	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$47,776	$47,776	$40,155	$40,155	$36,440	$36,440
Restricted cash — due to loan program customers	32,553	32,553	132,375	132,375	65,792	65,792
Restricted cash — held by trustee	448,386	448,386	570,703	570,703	213,658	213,658
Accrued interest Receivable	191,481	191,481	177,015	177,015	180,634	180,634
Student loans receivable	9,603,378	9,466,523	8,659,613	8,559,420	7,527,007	7,423,872
Restricted investments — held by trustee	131,159	131,159	173,339	173,339	121,606	121,606
Financial liabilities:
Bonds and notes payable	10,223,067	10,179,726	9,471,710	9,447,682	8,044,119	7,926,362
Accrued interest payable	20,927	20,927	20,251	20,251	21,145	21,145
Due to loan program customers	32,553	32,553	132,375	132,375	65,792	65,792
Interest rate swap	—	—	—	—	2,962	2,962

(a)	Cash and Cash Equivalents, Restricted Cash — Due to Loan Program Customers, Restricted Cash — Held by Trustee, Accrued Interest Receivable/ Payable, and Due to Loan Program Customers

      The carrying amount approximates fair value due to the variable-rate of interest and/or the short maturities of these instruments.

(b)	Student Loans Receivable

      The fair value of student loans receivable is estimated at amounts recently paid by the Company to acquire the loans in the market.

(c)	Restricted Investments — Held by Trustee

      Due to the characteristics of the investments, there is no available or active market for these types of financial instruments. These investments are guaranteed and are purchased and redeemed at par value, which equals their cost.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(d)	Bonds and Notes Payable

      The fair value of the bonds and notes payable is based on market prices for securities that possess similar credit risk and interest rate risk.

(e)	Derivative Financial Instruments

      The fair value of the interest rate swap agreement, obtained from a market quote from an independent security broker, was the estimated amount that would have been paid to terminate the swap agreement.

(f)	Limitations

      The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures About Fair Value of Financial Instruments excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The fair value estimates, methods, and assumptions are set forth below.

(14)	Interest Rate Swap

      Interest rate swap agreements involve the exchange of fixed and floating rate risk payments without the exchange of the underlying notional amounts on which the interest rate payments are calculated. During 2001, the Company entered into an interest rate swap arrangement.

      The notional amount under the terms of the agreement was $500 million. In adjusting the derivative to fair value, based on the current interest rate environment, a liability of approximately $3 million was recorded on the Company’s financial statements and was included in other liabilities in the accompanying consolidated balance sheet at December 31, 2001. Under the terms of the agreement, the Company received payments based on a variable rate tied to the 30-day LIBOR and made payments based on a fixed interest rate of 3.06%. For the six months ended June 30, 2002 and years ended December 31, 2002 and 2001, the Company recognized an unrealized gain (loss) of approximately $579,000, $579,000, and $(3.0) million, respectively, included in other expenses in the accompanying consolidated statements of income. The swap agreement expired in June 2002.

(15) Employee Benefit Plans

(a) 401(K) Plans

      NELN has a 401(k) savings plan which covers substantially all of their employees. Employees may contribute up to 15% of their pre-tax salary, subject to IRS limitations. The Company made contributions to the plan of approximately $780,000, $584,000, $1.4 million, $518,000, and $537,000 in the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000, respectively. UB&T serves as the trustee for the plan. NMS had a separate 401(k) savings plan in 2001. NMS made contributions to the plan of approximately $154,000 and $100,000 for 2001 and 2000, respectively. GuaranTec also had a separate 401(k) savings plan in 2001. GuaranTec made contributions to the plan of approximately $65,000 for the period July 1, 2001 to December 31, 2001. Effective January 1, 2002,

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

employees participating in the NMS and GuaranTec plans became eligible to participate in the NELN 401(k) plan.

      EFS maintained two retirement plans which covered substantially all employees. The first was a 401(k) savings plan and the second was a defined contribution pension plan, which is an employee stock ownership plan (ESOP). Upon acquisition by NELN, the ESOP sold its shares to NELN and distribution of the cash occurred in 2003. EFS made contributions to the plan of approximately $82,000 and $208,000 for the six months ended June 30, 2002 and the year ended December 31, 2002, respectively. Effective April 1, 2002, employees participating in the EFS 401(k) savings plan became eligible to participate in the NELN 401(k) plan.

(b) Book Value Stock Plan

      In March 2003, the Company issued 331,800 shares of stock at a formula price based on book value to employees of the Company. Each new shareholder was required to sign a stockholder agreement which restricts the sale, assignment, pledge or otherwise transfer of any interest in any of the shares of stock without obtaining the prior written consent of the holders of an aggregate of more than fifty percent of the Class A shareholders. The Company has the option to redeem the outstanding stock in the event of termination of employment, divorce or change in control at the formula price based on book value at the redemption date.

      The Company accounted for the stock issuance by applying the provisions of EITF 88-6, Book Value Stock Plans in an Initial Public Offering (EITF 88-6). Because the stockholders agreement did not provide any mechanism that converted the book value stock to market value stock upon completion of an initial public offering (IPO), the Company accounted for the transaction as book value stock that remains book value stock. The book value stock issued in March 2003 was presumed to have been issued in contemplation of the IPO and, thus, is subject to variable-plan (SAR) accounting for actual changes in the book value of those shares from the date of issuance in accordance with the provisions of EITF 88-6. The stock appreciation between the date of issuance and June 30, 2003 related to the shares issued in March 2003 was not material to the 2003 financial statements.

      Upon the consummation of the IPO, the stockholders agreement will be terminated in accordance with an agreement entered into by all shareholders in August 2003. As a result, in the third quarter of 2003 the Company will recognize a compensation charge equal to the difference between the initial public offering price of that number of shares and the total price paid by the employees.

(16) Commitments

      The Student Lending Subsidiaries acquire eligible loans on a regular basis from lending institutions as part of their normal business operations. At June 30, 2003 and December 31, 2002 and 2001, NELN committed to purchase up to $193 million, $227 million, and $277 million, respectively, in student loans at current market rates upon the sellers’ request under various agreements through September 30, 2004. At June 30, 2003 and December 31, 2002 and 2001, EFS committed to purchase up to $40.3 million, $39.2 million, and $57.7 million, respectively, in student loans at current market rates under various agreements that renew automatically.

      At June 30, 2003 and December 31, 2002 and 2001, MELMAC had commitments to extend credit for educational loans of $680,000, $26.5 million, and $29.8 million, respectively. Commitments to extend credit are agreements to lend to a borrower as long as there is no violation of any condition established in the commitment agreement. Commitments generally have fixed expiration dates or other termination clauses. MELMAC uses the same credit policies in making commitments as it does for making student

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

loans. If these commitments are exercised, the resulting loans will be subject to the guarantee of the Finance Authority of Maine and reinsured by the Department of Education.

      The Company is committed under noncancelable operating leases for office and warehouse space and equipment. Total rental expense incurred by the Company in the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000 was $3.1 million, $3.6 million, $6.9 million, $3.2 million, and $3.0 million, respectively. Minimum future rentals under noncancelable operating leases are shown below (dollars in thousands):

2003	$4,141
2004	3,812
2005	2,727
2006	2,103
2007	1,255
2008 and thereafter	578

$14,616

      The Company has shareholder agreements with the holders of the vast majority of its common stock. These shareholder agreements restrict the transfer of common stock through sale, pledge, encumbrance or other transfer by the shareholder, without the written consent of the holders of a majority of the pre-recapitalization common stock. The Company has an option to redeem all or a portion of a shareholder’s interest in the event that, among other things, the shareholder ceases to be an officer, director or employee of the Company. The purchase price, if the Company elects to exercise its redemption option, is the book value of the shares being redeemed. The shareholder agreements will terminate upon the consummation of the Company’s initial public offering.

(17) Related Parties

      Income earned by Nelnet from loan servicing provided to a related bank in the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000 was $2.2 million, $3.6 million, $5.5 million, $4.7 million and $3.2 million, respectively. As of June 30, 2003 and as of December 31, 2002 and 2001, accounts receivable includes approximately $320,000, $371,000, and $382,000, respectively, from this bank for loan servicing.

      The Company incurs a consulting management fee for services provided by an entity that is a minority stockholder of the Company. The Company incurred management fee expenses of $900,000 and $900,000 for the six months ended June 30, 2003 and 2002 and $1.75 million, $1.8 million and $2.5 million for the years ended December 31, 2002, 2001, and 2000, respectively.

      The Company participates in the Short-Term Federal Investment Trust (STFIT) of the Student Loan Trust Division of a related bank which is included in cash and cash equivalents held at a related party on the accompanying consolidated balance sheets. The Company’s participation in the STFIT had similar terms and investment yields as those prevailing for other nonaffiliated customers.

      In 2001, the Company entered into an agreement with 5280 Solutions, Inc. (5280), an entity 50% owned by NELN, to provide certain software development and technology support services. During the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002 and 2001, the Company incurred contract programming expenses of $2.4 million, $4.1 million, $7.0 million, and $11.8 million, respectively, for these services. At June 30, 2003 and December 31, 2002 and 2001, $354,000, $1.1 million, and $1.6 million, respectively, was payable to 5280 and is included in other liabilities in the accompanying consolidated balance sheets.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      In March 2002, the Company acquired a 50% interest in FirstMark Services LLC (FirstMark). FirstMark agreed to provide subcontracting servicing functions on the Company’s behalf with respect to private loan servicing. During the six months ended June 30, 2003 and 2002 and the year ended December 31, 2002, the Company paid FirstMark fees of approximately $2.9 million, $1.5 million and $4.6 million, respectively. FirstMark owed the Company $850,000 and $700,000 at June 30, 2003 and December 31, 2002, respectively.

      During the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000, the Student Lending Subsidiaries purchased student loans of $380 million, $132 million, $378 million, $666 million, and $536 million, respectively, from a related bank. The purchases from this bank were made on terms similar to those made with unrelated entities. During the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002 and 2001, this bank reimbursed the Company for approximately $536,000, $367,000, $519,000 and $1.1 million, respectively, for student loan marketing services, and during the year ended December 31, 2000, the Company reimbursed the bank $2.6 million for such services. During 2001 and 2000, the Company also incurred $750,000 and $2.7 million for software advisory, consulting services and management fees provided by this bank.

      The Company had a $30 million unsecured line of credit to provide operating funds from an affiliated company. The line of credit renews automatically for one-year terms. The Company owed $29 million of principal and $56,000 of accrued interest under the line of credit at December 31, 2001. There was no amount outstanding at December 31, 2002. The line of credit was terminated in 2003.

      In August 2001, the Company provided a guarantee of liabilities of a bank affiliated with the Company through certain common shareholders and a director in the amount of $10 million. The Company is paid a fee for this indemnification. The Company does not believe it is probable that the Company will be required to make payments on the guarantee. Thus, no liability has been accrued for a loss related to the Company’s obligation under this guarantee arrangement.

      During the six months ended June 30, 2003 and 2002 and the year ended December 31, 2002, the Company paid a related party through common ownership $503,000, $782,000, and $1.4 million for services related to financings. These payments have been recorded as debt issuance costs and are included in other assets in the accompanying consolidated balance sheets.

      During the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000, the Company incurred consulting fees of $0, $1.1 million, $1.65 million, $3 million, and $2.6 million, respectively, for services provided by a related party through common ownership in connection with eligible loan purchases. During the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001, and 2000, the Company incurred consulting fees of $1.8 million, $1.2 million, $2.4 million, $2.3 million, and $2.8 million, respectively, for services provided by a significant shareholder. During 2001, NMS and GuaranTec had a service agreement with InTuition Services, Inc. (Services), an entity related through common shareholders prior to acquisition, whereby Services provided certain management and other operational support services for NMS and GuaranTec. Amounts paid by NMS and GuaranTec for such services, including certain occupancy related expenses allocated to NMS and GuaranTec, were $9.7 million and $4.7 million in 2001 and 2000, respectively. At December 31, 2001 and 2000, NMS and GuaranTec owed Services $1.6 million and $918,000, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. During 2002, Nelnet Corp. provided these operational support services.

      During 2001, NELN owned $10 million in preferred stock of a majority owned subsidiary of a significant shareholder. The preferred stock paid a 2% annual cumulative dividend and was included in other assets on the accompanying consolidated balance sheet at December 31, 2001. During 2002, NELN sold the preferred stock to Nelnet at carrying value. Nelnet transferred its ownership in the preferred stock to Infovisa and subsequently sold Infovisa to a significant shareholder at carrying value, which

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

approximated fair value. The operating results of Infovisa were not significant to the consolidated financial statements.

(18) Recently Issued Accounting Pronouncements

(a) Early Extinguishment of Debt

      In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt and an amendment of that statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. The statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers and amends FASB Statement No. 13, Accounting for Leases to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications which have economic effects which are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 related to the rescission of FASB No. 4 are effective for fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to FASB No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS No. 145 are effective for financial statements issued on or after May 15, 2002. The Company does not expect to have any material changes to its financial statements as a result of SFAS No. 145.

(b) Accounting for Costs Associated with Exit or Disposal Activities

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for costs associated with exit or disposal activities be recognized when the liability is incurred. Existing generally accepted accounting principles provide for the recognition of such costs at the date of management’s commitment to an exit plan. In addition, SFAS No. 146 requires that the liability be measured at fair value and be adjusted for changes in estimated cash flows. The provisions of the new standard are effective for exit or disposal activities initiated after December 31, 2002. It is not expected that SFAS No. 146 will materially affect the Company’s financial statements.

(c) Accounting for Acquisitions of Certain Financial Institutions

      In October 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions, which amends Statement No. 72, Accounting for Certain Acquisitions of Banking and Thrift Institutions, Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, and FASB Interpretation No. 9. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of Statement No. 72 to recognize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset of a business no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends Statement No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement No. 144 requires for other long-lived assets that are held and used. With some exceptions, the requirements of

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Statement No. 147 were effective October 1, 2002. The adoption of this Statement did not have a material impact on the Company’s financial statements.

(d) Accounting for Stock-Based Compensation

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment to FASB Statement No. 123. SFAS No. 148 requires annual disclosures about the method of accounting for stock-based compensation and tabular information about the effect of the method accounting for stock-based compensation on net income and earnings per share, including pro forma amounts, in the “Summary of Significant Accounting Policies.” On a quarterly basis, SFAS No. 148 requires prominent disclosure in tabular form of the effect of the method of stock-based compensation on net income and earnings per share for all periods presented as accounted for under APB Opinion No. 25. This statement is effective for financial statements for fiscal years ending after December 15, 2002. The disclosures required by SFAS No. 148 will be made when required for shares issued under our employee share purchase plan.

(e) Accounting for Guarantees

      In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 identifies characteristics of certain guarantee contracts and requires that a liability be recognized at fair value at the inception of such guarantees for the obligations undertaken by the guarantor. Additional disclosures also are prescribed for certain guarantee contracts. The initial recognition and initial measurement provisions of FIN No. 45 are effective for these guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 were effective for the Company at December 31, 2002. Disclosure required by FIN No. 45 relating to the Company’s guarantee contracts is included in the financial statements. We do not believe the guarantees require a liability to be recognized. The adoption of FIN No. 45 did not have a material effect on the financial statements.

(f) Consolidation of Variable Interest Entities

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (“variable interest entities”). Variable interest entities (VIEs) are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. FIN No. 46 also requires new disclosures about VIEs. The Company does not believe that FIN No. 46 will have a material effect on its financial statements.

(g) Statement of Financial Accounting Standards No. 149 — Amendment of Statement 133 on Derivative Instruments and Hedging Activities

      This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a) of Statement 133 Implementation Issues, which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The Company does not believe FAS No. 149 will have a significant impact on its financial statements.

(h) Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company will adopt the standard on July 1, 2003. The Company does not believe that SFAS No. 150 will have a significant impact, if any, on its financial statements.

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

(19) Condensed Parent Company Financial Statements

      The following represents the condensed balance sheets as of December 31, 2002 and 2001 and condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2002 for Nelnet, Inc. (formerly Nelnet Loan Services, Inc.).

Balance Sheets

(Parent Company Only)
December 31, 2002 and 2001

	2002	2001

	(dollars in thousands)
Assets
Current assets:
Cash	$1,137	865
Restricted cash — due to loan program customers	132,375	65,792
Investment in subsidiary	71,064	28,111
Accounts receivable and other (net of allowance for doubtful accounts of $115 in 2002 and $121 in 2001)	20,151	11,413
Due from subsidiary and its affiliates	12,110	5,464
Income taxes receivable	13,788	14,538
Capitalized software, net	1,127	556
Deferred income taxes	1,949	2,863
Intangible asset, net	508	5,169
Fixed assets, net	—	5,261
Other assets	—	2,060

Total assets	$254,209	142,092

Liabilities and Shareholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$7,558	8,779
Program reimbursement reserve	5,154	3,150
Due to loan program customers	132,375	65,792
Other liabilities	—	1,185

Total liabilities	145,087	78,906

Shareholders’ equity:
Preferred stock	—	—
Common stock:
Class A	309	309
Class B	140	140
Additional paid-in capital	52,714	52,714
Retained earnings	55,959	10,023

Total shareholders’ equity	109,122	63,186

Total liabilities and shareholders’ equity	$254,209	142,092

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Statements of Income

(Parent Company Only)
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

	(dollars in thousands)
Revenues:
Loan servicing	$113,477	83,352	81,207
Other operating	4,712	4,170	4,124

	118,189	87,522	85,331

Expenses:
Salaries and benefits	38,692	43,382	49,931
Other	67,417	47,688	33,907

	106,109	91,070	83,838

Net operating income (loss)	12,080	(3,548)	1,493
Nonoperating income, interest income	1,515	2,121	3,807

Income before income tax expense, preacquisition earnings and equity in earnings in subsidiaries	13,595	(1,427)	5,300
Income tax expense	7,194	2,482	4,050

Income before deducting preacquisition earnings and equity in earnings in subsidiaries	6,401	(3,909)	1,250
Preacquisition earnings, net of taxes of $1,104	—	—	(1,775)

Income (loss) before equity in earnings in subsidiaries	6,401	(3,909)	(525)
Equity in earnings of subsidiaries	42,137	11,056	3,620

Net income	$48,538	7,147	3,095

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Statements of Cash Flows

(Parent Company Only)
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

	(dollars in thousands)
Cash flows from operating activities:
Net income	$48,538	7,147	3,095
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	6,890	12,714	9,478
Deferred income tax benefit	471	(458)	(9)
Provision for losses on program reimbursements	1,502	600	440
Net (gain) loss on disposal of fixed assets	—	(234)	2
Equity in earnings of subsidiaries and equity method investment	(39,152)	(11,055)	3,722)
Decrease (increase) in accounts receivable and other, net	(6,564)	(228)	1,927
Decrease (increase) in due from subsidiaries	(8,713)	2,363	(4,957)
Decrease in other assets	2,695	421	382
Increase in income taxes receivable	2,302	(10,770)	(5,585)
Increase in accounts payable and accrued expenses	(2,369)	2,731	1,033
Increase (decrease) in deferred revenue	—	(295)	118
Decrease in other liabilities	(2,427)	(654)	(374)

Net cash flows provided by operating activities	3,173	2,282	1,828

Cash flows from investing activities:
For acquisition of InTuition, Inc. assets and liabilities, less cash acquired	(1,776)	—	—
Cash received from sale of fixed assets to Nelnet Corporation	5,818	—	—
Cash received on sale of Infovisa	6,051	—	—
Purchase of preferred stock of affiliate	(10,000)	—	—
Purchases of fixed assets	—	(4,004)	(4,003)
Proceeds from disposition of fixed assets	—	250	—
Investment in equity method investee	—	(5)	—

Net cash flows provided by (used in) investing activities	93	(3,759)	(4,003)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	2,010	—
Dividend distribution	(2,994)	—	—

Net cash flows provided by (used in) financing activities	(2,994)	2,010	—

Net increase (decrease) in cash and cash equivalents	272	533	(2,175)
Cash and cash equivalents, beginning of year	865	332	2,507

Cash and cash equivalents, end of year	$1,137	865	332

Supplemental cash flow information, cash paid for income tax	$6,677	13,709	4,753

Nelnet, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      The Company is limited in the amount of funds that can be transferred to it by its subsidiaries through intercompany loans, advances, or cash dividends. These limitations relate to the restrictions by trust indentures under the Student Lending Subsidiaries debt financing arrangements. The amounts of cash and investments restricted in the respective reserve accounts of the Student Lending Subsidiaries are shown on the consolidated balance sheets as restricted cash and investments.

(20) Subsequent Event — Recapitalization

      Effective August 14, 2003, the shareholders of the Company approved amended and restated articles of incorporation. The amended and restated articles of incorporation effected a recapitalization of the Company whereby each share of Class A voting common stock, and shares of Class B non-voting common stock held by two principal shareholders and a related entity (the Principal Shareholders), was converted into 210 shares of new Class B common stock, and each share of Class B nonvoting common stock (other than these owners by the Principal Shareholders) was converted into 210 shares of new Class A common stock. Also, effective with the conversion of the Class B shares to Class A, certain former Class B shareholders elected to convert their new Class B shares into new Class A shares. The new Class B common stock has ten votes per share, and the new Class A common stock has one vote per share. Each Class B share is convertible at any time at the holder’s option into one Class A share. With the exception of the voting rights and the conversion feature, the Class A and Class B shares are identical in terms of other rights, including dividend and liquidation rights. The Company’s shareholders’ equity has been restated to reflect the new capital stock structure for all periods presented.

      The Company is in the process of preparing to register shares of its Class A common stock in the public markets. The costs associated with the initial public offering will be capitalized and will be deducted from the proceeds upon the sale and issuance of the shares of Class A common stock. In the event this offering is not consummated, costs incurred will be charged to expense.

ANNEX A

THE FEDERAL FAMILY EDUCATION LOAN PROGRAM

The Federal Family Education Loan Program

      The Higher Education Act provides for a program of direct federal insurance for student loans as well as reinsurance of student loans guaranteed or insured by state agencies or private non-profit corporations.

      The Higher Education Act currently authorizes certain student loans to be covered under the Federal Family Education Loan Program. The 1998 Amendments to the Higher Education Act extended the authorization for the FFEL Program through September 30, 2004. Congress has extended similar authorization dates in prior versions of the Higher Education Act. However, the current authorization dates may not again be extended and the other provisions of the Higher Education Act may not be continued in their present form.

      Generally, a student is eligible for loans made under the FFEL Program only if he or she:

•	has been accepted for enrollment or is enrolled in good standing at an eligible institution of higher education;

•	is carrying or planning to carry at least one-half the normal full-time workload for the course of study the student is pursuing as determined by the institution;

•	has agreed to promptly notify the holder of the loan of any address change; and

•	meets the applicable “needs” requirements.

      Eligible institutions include higher educational institutions and vocational schools that comply with specific federal regulations. Each loan is to be evidenced by an unsecured note.

      The Higher Education Act also establishes maximum interest rates for each of the various types of loans. These rates vary not only among loan types, but also within loan types depending upon when the loan was made or when the borrower first obtained a loan under the FFEL Program. The Higher Education Act allows lesser rates of interest to be charged.

      Regulations authorize the DOE to limit, suspend or terminate lenders’ participation in the FFEL Program, as well as to impose civil penalties, if lenders violate certain program regulations. The regulations also authorize the DOE to impose penalties on the servicer and/or limit, suspend or terminate the servicer’s eligibility to contract to service FFELP loans if the servicer fails to meet standards of financial responsibility or administrative capability included in the regulations or violates certain other FFELP requirements. The DOE conducts frequent on-site audits of our loan servicing activities. Guaranty agencies conduct similar audits on a regular basis. In addition, we engage independent third parties to conduct compliance reviews, as required by the DOE, with respect to our own student loan portfolio and the portfolios of our third-party servicing clients.

Types of Loans

      Four types of loans are currently available under the FFEL Program:

•	Stafford loans,

•	Unsubsidized Stafford loans,

•	PLUS loans, and

•	Consolidation loans.

These loan types vary as to eligibility requirements, interest rates, repayment periods, loan limits and eligibility for interest subsidies and special allowance payments. Some of these loan types have had other names in the past. References to these various loan types include, where appropriate, their predecessors.

      The primary loan under the FFEL Program is the subsidized Stafford loan. Students who are not eligible for subsidized Stafford loans based on their economic circumstances may be able to obtain unsubsidized Stafford loans. Parents of students may be able to obtain PLUS loans. Consolidation loans are available to borrowers with existing loans made under the FFEL Program and other federal programs to consolidate repayment of the borrower’s existing loans. Prior to July 1, 1994, the FFEL Program also offered SLS loans to graduate and professional students and independent undergraduate students and, under certain circumstances, dependent undergraduate students, to supplement their Stafford loans.

Subsidized Stafford Loans

      General. Subsidized Stafford loans are eligible for reinsurance under the Higher Education Act if the eligible student to whom the loan is made has been accepted or is enrolled in good standing at an eligible institution of higher education or vocational school and is carrying at least one-half the normal full-time workload at that institution. Subsidized Stafford loans have limits as to the maximum amount which may be borrowed for an academic year and in the aggregate for both undergraduate and graduate/ professional study. Both aggregate limitations exclude loans made under the SLS and PLUS programs. The Secretary of Education has discretion to raise these limits to accommodate students undertaking specialized training requiring exceptionally high costs of education.

      Subsidized Stafford loans are generally made only to student borrowers who meet the needs tests provided in the Higher Education Act. Provisions addressing the implementation of needs analysis and the relationship between unmet need for financing and the availability of subsidized Stafford loan funding have been the subject of frequent and extensive amendment in recent years. Further amendment to such provisions may materially affect the availability of Subsidized Stafford loan funding to borrowers or the availability of subsidized Stafford loans for secondary market acquisition.

      Interest rates for subsidized Stafford loans. For a Stafford loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note was signed, did not have an outstanding balance on a previous FFELP loan:

(1) is 7% per annum for a loan covering a period of instruction beginning before January 1,1981;

(2) is 9% per annum for a loan covering a period of instruction beginning on or before January 1, 1981, but before September 13, 1983;

(3) is 8% per annum for a loan covering a period of instruction beginning on or after September 13, 1983, but before July 1, 1988;

(4) is 8% per annum for the period from the disbursement of the loan to the date which is four years after the loan enters repayment, for a loan made prior to October 1, 1992, covering a period of instruction beginning on or after July 1, 1988, and thereafter shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.25% per annum (but not to exceed 10% per annum); or

(5) for a loan made on or after October 1, 1992 shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum).

      For a Stafford loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note evidencing the loan was signed, had an outstanding balance on a previous loan made insured or guaranteed under the FFEL Program:

(1) for a loan made prior to July 23, 1992 is the applicable interest rate on the previous loan or, if the previous loan is not a Stafford loan, 8% per annum or

(2) for a loan made on or before July 23, 1992 shall be adjusted annually, and for any twelve month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum but not to exceed:

•	7% per annum in the case of a Stafford loan made to a borrower who has a loan described in clause (1)above;

•	8% per annum in the case of:

—	a Stafford loan made to a borrower who has a loan described in clause (3) above,

—	a Stafford loan which has not been in repayment for four years and which was made to a borrower who has a loan described in clause (4) above,

—	a Stafford loan for which the first disbursement was made prior to December 20, 1993 to a borrower whose previous loans do not include a Stafford loan or an unsubsidized Stafford loan;

•	9% per annum in the case of a Stafford loan made to a borrower who has a loan described in clauses (2) or (5) above or a Stafford loan for which the first disbursement was made on or after December 20, 1993 to a borrower whose previous loans do not include a Stafford loan or an unsubsidized Stafford loan; and

•	10% per annum in the case of a Stafford loan which has been in repayment for four years or more and which was made to a borrower who has a loan described in clause (4) above.

      The interest rate on all Stafford loans made on or after July 1, 1994 but prior to July 1, 1998, regardless of whether the borrower is a new borrower or a repeat borrower, is the rate described in clause (7) above, except that the interest rate shall not exceed 8.25% per annum. For any Stafford loan made on or after July 1, 1995, the interest rate is further reduced prior to the time the loan enters repayment and during any deferment periods. During deferment periods, the formula described in clause (7) above is applied, except that 2.5% is substituted for 3.1%, and the rate shall not exceed 8.25% per annum.

      For Stafford loans made on or after July 1, 1998 but before July 1, 2006, the applicable interest rate shall be adjusted annually, and for any twelve month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the proceeding June 1, plus 1.7% per annum prior to the time the loan enters repayment and during any deferment periods, and 2.3% per annum during repayment, but not to exceed 8.25% per annum.

      For loans the first disbursement of which is made on or after July 1, 2006, the applicable interest rate will be 6.8%. There can be no assurance that the interest rate provisions for these loans will not be further amended.

Unsubsidized Stafford Loans

      General. Unsubsidized Stafford loans were created by Congress in 1992 for students who do not qualify for subsidized Stafford loans due to parental and/or student income and assets in excess of permitted amounts. These students are entitled to borrow the difference between the Stafford loan maximum and their subsidized Stafford eligibility. The general requirements for unsubsidized Stafford loans are essentially the same as those for subsidized Stafford loans. The interest rate, the annual loan limits and the special allowance payment provisions of the unsubsidized Stafford loans are the same as the subsidized Stafford loans. However, the terms of the unsubsidized Stafford loans differ materially from subsidized Stafford loans in that the federal government will not make interest subsidy payments and the loan limitations are determined without respect to the expected family contribution. The borrower will be required to either pay interest from the time the loan is disbursed or capitalize the interest until repayment begins. Unsubsidized Stafford loans were not available before October 1, 1992. A student meeting the general eligibility requirements for a loan under the FFEL Program is eligible for an unsubsidized Stafford loan without regard to need.

      Interest rates for unsubsidized Stafford loans. Unsubsidized Stafford loans are subject to the same interest rate provisions as subsidized Stafford loans.

PLUS Loans

      General. PLUS loans are made only to borrowers who are parents and, under certain circumstances, spouses of remarried parents, of dependent undergraduate students. For PLUS loans made on or after July 1, 1993, the parent borrower must not have an adverse credit history as determined pursuant to criteria established by the Department of Education. The basic provisions applicable to PLUS loans are similar to those of subsidized Stafford loans with respect to the involvement of guaranty agencies and the Secretary of Education in providing federal reinsurance on the loans. However, PLUS loans differ significantly from subsidized Stafford loans, particularly because federal interest subsidy payments are not available under the PLUS loan program and special allowance payments are more restricted.

      Interest rates for PLUS loans. The applicable interest rate depends upon the date of issuance of the loan and the period of enrollment for which the loan is to apply. The applicable interest rate on a PLUS loan:

•	made on or after January 1, 1981, but before October 1, 1981, is 9% per annum;

•	made on or after October 1, 1981, but before November 1, 1982, is 14% per annum;

•	made on or after November 1, 1982, but before July 1, 1987, is 12% per annum;

•	made on or after July 1, 1987, but before October 1, 1992 shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 52-week U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.25% per annum (but not to exceed 12% per annum);

•	made on or after October 1, 1992, but before July 1, 1994, shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 52-week U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 10% per annum);

•	made on or after July 1, 1994, but before July 1, 1998, is the same as that for a loan made on or after October 1, 1992, but before July 1, 1994, except that such rate shall not exceed 9% per annum;

•	made on or after July 1, 1998, but before July 1, 2006, shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum); or

•	the first disbursement of which is made on or after July 1, 2006 will be 7.9%.

      For any 12-month period beginning on July 1, 2001 or any succeeding year, the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the last calendar week before such June 26, will be substituted for the 52-week Treasury bill as the index for interest rate calculations.

SLS loans

      General. SLS loans were limited to graduate or professional students, independent undergraduate students, and dependent undergraduate students, if the students’ parents were unable to obtain a PLUS loan and were also unable to provide the students’ expected family contribution. Except for dependent undergraduate students, eligibility for SLS loans was determined without regard to need. SLS loans are similar to subsidized Stafford loans with respect to the involvement of guaranty agencies and the Secretary of Education in providing federal reinsurance on the loans. However, SLS loans differ significantly from subsidized Stafford loans, particularly because federal interest subsidy payments are not available under the SLS loan program and special allowance payments are more restricted.

      Interest rates for SLS loans. The applicable interest rates on SLS loans made prior to October 1, 1992 are identical to the applicable interest rates on PLUS loans made at the same time. For SLS loans made on or after October 1, 1992, the applicable interest rate is the same as the applicable interest rate on PLUS loans, except that the ceiling is 11% per annum instead of 10% per annum.

Consolidation Loans

      General. The Higher Education Act authorizes a program under which certain borrowers may consolidate their various student loans into a single loan insured and reinsured on a basis similar to subsidized Stafford loans. Consolidation loans may be obtained in an amount sufficient to pay outstanding principal, unpaid interest and late charges on federally insured or reinsured student loans incurred under the FFEL Program, excluding PLUS loans made to “parent borrowers,” selected by the borrower, as well as loans made pursuant to the Perkins (formally National Direct Student Loan) and Health Professional Student Loan Programs. To be eligible for a consolidation loan, a borrower must:

•	have outstanding indebtedness on student loans made under the FFEL Program and/or certain other federal student loan programs, and

•	be in repayment status or in a grace period, or

•	be a defaulted borrower who has made arrangements to repay any defaulted loan satisfactory to the holder of the defaulted loan.

      If requested by the borrower, an eligible lender may consolidate SLS or PLUS loans of the same borrower held by the lender under a single repayment schedule. The repayment period for each included loan shall be based on the commencement of repayment of the most recent loan. The consolidated loan shall bear interest at a rate equal to the weighted average of the rates of the included loans. Such a consolidation shall not be treated as the making of a new loan. In addition, at the request of the borrower, a lender may refinance an existing fixed rate SLS or PLUS loan, including an SLS or PLUS loan held by a different lender who has refused to refinance the loan, at a variable interest rate. In this case, proceeds of the new loan are used to discharge the original loan.

      A married couple who agree to be jointly liable on a consolidation loan, for which the application is received on or after January 1, 1993, may be treated as an individual for purposes of obtaining a consolidation loan. For consolidation loans disbursed prior to July 1, 1994 the borrower was required to have outstanding student loan indebtedness of at least $7,500. Prior to the adoption of the Higher Education Technical Amendments Act of 1993, PLUS loans could not be included in the consolidation loan. For consolidation loans for which the applications were received prior to January 1, 1993, the minimum student loan indebtedness was $5,000 and the borrower could not be delinquent more than 90 days in the payment of such indebtedness. For applications received on or after January 1, 1993, borrowers may add additional loans to a consolidation loan during the 180-day period following the origination of the consolidation loan.

      Interest rates for consolidation loans. A consolidation loan made prior to July 1, 1994 bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded to the nearest whole percent, but not less than 9% per annum. Except as described in the next sentence, a consolidation loan made on or after July 1, 1994 bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded upward to the nearest whole percent, but with no minimum rate. For a consolidation loan for which the application is received by an eligible lender on or after November 13, 1997 and before October 1, 1998, the interest rate shall be adjusted annually, and for any twelve-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum, but not to exceed 8.25%

per annum. Notwithstanding these general interest rates, the portion, if any, of a consolidation loan that repaid a loan made under title VII, Sections 700-721 of the Public Health Services Act, as amended, has a different variable interest rate. Such portion is adjusted on July 1 of each year, but is the sum of the average of the T-Bill Rates auctioned for the quarter ending on the preceding June 30, plus 3.0%, without any cap on the interest rate. Consolidation loans made on or after October 1, 1998 and before July 1, 2006 will bear interest at a per annum rate equal to the lesser of 8.25% or the weighted average of the interest rates on the loans being consolidated, rounded to the nearest higher  1/8 of 1%. Consolidation loans for which the application is received on or after July 1, 2006, will bear interest also at a rate per annum equal to the lesser of 8.25% or the weighted average of the interest rates on the loans being consolidated, rounded to the nearest higher  1/8 of 1%. For a discussion of required payments that reduce the return on consolidation loans, see “Fees — Rebate Fees on Consolidation Loans” in this Appendix.

Maximum Loan Amounts

      Each type of loan is subject to limits on the maximum principal amount, both with respect to a given year and in the aggregate. Consolidation loans are limited only by the amount of eligible loans to be consolidated. All of the loans are limited to the difference between the cost of attendance and the other aid available to the student. Stafford loans are also subject to limits based upon needs analysis. Additional limits are described below.

      Loan limits for Stafford and unsubsidized Stafford loans. Stafford and unsubsidized Stafford loans are generally treated as one loan type for loan limit purposes. A student who has not successfully completed the first year of a program of undergraduate education may borrow up to $2,625 in an academic year. A student who has successfully completed the first year, but who has not successfully completed the second year may borrow up to $3,500 per academic year. An undergraduate student who has successfully completed the first and second year, but who has not successfully completed the remainder of a program of undergraduate education, may borrow up to $5,500 per academic year. For students enrolled in programs of less than an academic year in length, the limits are generally reduced in proportion to the amount by which the programs are less than one year in length. A graduate or professional student may borrow up to $8,500 in an academic year. The maximum aggregate amount of Stafford and unsubsidized Stafford loans, including that portion of a consolidation loan used to repay such loans, which an undergraduate student may have outstanding is $23,000. The maximum aggregate amount for a graduate and professional student, including loans for undergraduate education, is $65,500. The Secretary of Education is authorized to increase the limits applicable to graduate and professional students who are pursuing programs which the Secretary of Education determines to be exceptionally expensive.

      Prior to the enactment of the Higher Education Amendments of 1992, an undergraduate student who had not successfully completed the first and second year of a program of undergraduate education could borrow Stafford loans in amounts up to $2,625 in an academic year. An undergraduate student who had successfully completed the first and second year, but who had not successfully completed the remainder of a program of undergraduate education could borrow up to $4,000 per academic year. The maximum for graduate and professional students was $7,500 per academic year. The maximum aggregate amount of Stafford loans which a borrower could have outstanding, including that portion of a consolidation loan used to repay such loans, was $17,250. The maximum aggregate amount for a graduate or professional student, including loans for undergraduate education, was $54,750. Prior to the 1986 changes, the annual limits were generally lower.

      Loan limits for PLUS loans. For PLUS loans made on or after July 1, 1993, the amounts of PLUS loans are limited only by the student’s unmet need. Prior to that time PLUS loans were subject to limits similar to those of SLS loans applied with respect to each student on behalf of whom the parent borrowed.

      Loan limits for SLS loans. A student who had not successfully completed the first and second year of a program of undergraduate education could borrow an SLS loan in an amount of up to $4,000. A student who had successfully completed the first and second year, but who had not successfully completed the remainder of a program of undergraduate education could borrow up to $5,000 per year. Graduate and professional students could borrow up to $10,000 per year. SLS loans were subject to an aggregate maximum of $23,000 ($73,000 for graduate and professional students). Prior to the 1992 changes, SLS loans were available in amounts of $4,000 per academic year, up to a $20,000 aggregate maximum. Prior to the 1986 changes, a graduate or professional student could borrow $3,000 of SLS loans per academic year, up to a $15,000 maximum, and an independent undergraduate student could borrow $2,500 of SLS loans per academic year minus the amount of all other Federal Family Education Loan Program loans to such student for such academic year, up to the maximum amount of all FFELP loans to that student of $12,500. In 1989, the amount of SLS loans for students enrolled in programs of less than an academic year in length were limited in a manner similar to the limits described above under “Subsidized Federal Stafford Loans.”

Disbursement Requirements

      The Higher Education Act now requires that virtually all Stafford loans and PLUS loans be disbursed by eligible lenders in at least two separate installments. The proceeds of a loan made to any undergraduate first-year student borrowing for the first time under the program must be delivered to the student no earlier than thirty days after the enrollment period begins.

Repayment

      Repayment periods. Loans made under FFEL Program, other than consolidation loans, must provide for repayment of principal in periodic installments over a period of not less than five nor more than ten years. After the 1998 Amendments, lenders are required to offer extended repayment schedules to new borrowers who accumulate outstanding loans of more than $30,000, in which case the repayment period may extend up to 25 years subject to certain minimum repayment amounts. A consolidation loan must be repaid during a period agreed to by the borrower and lender, subject to maximum repayment periods which vary depending upon the principal amount of the borrower’s outstanding student loans, but may not be longer than 30 years. For consolidation loans for which the application was received prior to January 1, 1993, the repayment period could not exceed 25 years. Repayment of principal on a Stafford loan does not commence while a student remains a qualified student, but generally begins upon expiration of the applicable grace period. Grace periods may be waived by borrowers. For Stafford loans for which the applicable rate of interest is 7% per annum, the repayment period commences not more than twelve months after the borrower ceases to pursue at least a half-time course of study. For other Stafford loans and unsubsidized Stafford loans, the repayment period commences not more than six months after the borrower ceases to pursue at least a half-time course of study. The six month or 12 month periods are the “grace periods.”

      In the case of SLS, PLUS and consolidation loans, the repayment period commences on the date of final disbursement of the loan, except that the borrower of an SLS loan who also has a Stafford loan may defer repayment of the SLS loan to coincide with the commencement of repayment of the Stafford or unsubsidized Stafford loan. During periods in which repayment of principal is required, payments of principal and interest must in general be made at a rate of not less than the greater of $600 per year or the interest that accrues during the year, except that a borrower and lender may agree to a lesser rate at any time before or during the repayment period. A borrower may agree, with concurrence of the lender, to repay the loan in less than five years with the right subsequently to extend his minimum repayment period to five years. Borrowers may accelerate, without penalty, the repayment of all or any part of the loan.

      Income-sensitive repayment schedules. Since 1992, lenders of consolidation loans have been required to establish graduated or income-sensitive repayment schedules and lenders of Stafford and SLS loans have been required to offer borrowers the option of repaying in accordance with graduated or income-sensitive repayment schedules. A trust may implement graduated repayment schedules and income-sensitive repayment schedules. Use of income-sensitive repayment schedules may extend the ten-year maximum term for up to five years. In addition, if the repayment schedule on a loan that has been converted to a variable interest rate does not provide for adjustments to the amount of the monthly installment payments, the ten-year maximum term may be extended for up to three years.

      Deferment periods. No principal repayments need be made during certain periods of deferment prescribed by the Higher Education Act. For loans to a borrower who first obtained a loan which was disbursed before July 1, 1993, deferments are available:

•	during a period not exceeding three years while the borrower is a member of the Armed Forces, an officer in the Commissioned Corps of the Public Health Service or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, an active duty member of the National Oceanic and Atmospheric Administration Corps;

•	during a period not in excess of three years while the borrower is a volunteer under the Peace Corps Act;

•	during a period not in excess of three years while the borrower is a full-time volunteer under the Domestic Volunteer Act of 1973;

•	during a period not exceeding three years while the borrower is in service, comparable to the service described above as a full-time volunteer for an organization which is exempt from taxation under Section 501(c)(3) of the Code;

•	during a period not exceeding two years while the borrower is serving an internship necessary to receive professional recognition required to begin professional practice or service, or a qualified internship or residency program;

•	during a period not exceeding three years while the borrower is temporarily totally disabled, as established by sworn affidavit of a qualified physician, or while the borrower is unable to secure employment by reason of the care required by a dependent who is so disabled;

•	during a period not to exceed twenty-four months while the borrower is seeking and unable to find full-time employment;

•	during any period that the borrower is pursuing a full-time course of study at an eligible institution (or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, is pursuing at least a half-time course of study for which the borrower has obtained a loan under the FFEL Program), or is pursuing a course of study pursuant to a graduate fellowship program or a rehabilitation training program for disabled individuals approved by the Secretary of Education;

•	during a period, not in excess of 6 months, while the borrower is on parental leave; and

•	only with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, during a period not in excess of three years while the borrower is a full-time teacher in a public or nonprofit private elementary or secondary school in a “teacher shortage area” (as prescribed by the Secretary of Education), and during a period not in excess of 12 months for mothers, with preschool age children, who are entering or re-entering the work force and who are compensated at a rate not exceeding $1 per hour in excess of the federal minimum wage.

      For loans to a borrower who first obtains a loan on or after July 1, 1993, deferments are available:

•	during any period that the borrower is pursuing at least a half-time course of study at an eligible institution or a course of study pursuant to a graduate fellowship program or rehabilitation training program approved by the Secretary of Education;

•	during a period not exceeding three years while the borrower is seeking and unable to find full-time employment; and

•	during a period not in excess of three years for any reason which the lender determines, in accordance with regulations under the Higher Education Act, has caused or will cause the borrower economic hardship. Economic hardship includes working full time and earning an amount not in excess of the greater of the minimum wage or the poverty line for a family of two. Additional categories of economic hardship are based on the relationship between a borrower’s educational debt burden and his or her income.

      Prior to the 1992 changes, only certain of the deferment periods described above were available to PLUS loan borrowers, and only certain deferment periods were available to consolidation loan borrowers. Prior to the 1986 changes, PLUS loan borrowers were not entitled to certain deferment periods. Deferment periods extend the ten-year maximum term.

      Forbearance period. The Higher Education Act also provides for periods of forbearance during which the borrower, in case of temporary financial hardship, may defer any payments. A borrower is entitled to forbearance for a period not to exceed three years while the borrower’s debt burden under Title IV of the Higher Education Act (which includes the FFEL Program) equals or exceeds 20% of the borrower’s gross income, and also is entitled to forbearance while he or she is serving in a qualifying medical or dental internship program or in a “national service position” under the National and Community Service Trust Act of 1993. In addition, mandatory administrative forbearances are provided in exceptional circumstances such as a local or national emergency or military mobilization, or when the geographical area in which the borrower or endorser resides has been designated a disaster area by the President of the United States or Mexico, the Prime Minister of Canada, or by the governor of a state. In other circumstances, forbearance is at the lender’s option. Forbearance also extends the ten year maximum term.

      Interest payments during grace, deferment and forbearance periods. The Secretary of Education makes interest payments on behalf of the borrower of certain eligible loans while the borrower is in school and during grace and deferment periods. Interest that accrues during forbearance periods and, if the loan is not eligible for interest subsidy payments, while the borrower is in school and during the grace and deferment periods, may be paid monthly or quarterly or capitalized not more frequently than quarterly.

Fees

      Guarantee fee. A guaranty agency is authorized to charge a premium, or guarantee fee, of up to 1% of the principal amount of the loan, which must be deducted proportionately from each installment payment of the proceeds of the loan to the borrower. Guarantee fees may not currently be charged to borrowers of consolidation loans. However, borrowers may be charged an insurance fee to cover the costs of increased or extended liability with respect to consolidation loans. For loans made prior to July 1, 1994, the maximum guarantee fee was 3% of the principal amount of the loan, but no such guarantee fee was authorized to be charged with respect to unsubsidized Stafford loans.

      Origination fee. An eligible lender is authorized to charge the borrower of a Stafford loan, an unsubsidized Stafford loan or PLUS loan an origination fee in an amount not to exceed 5% of the principal amount of the loan, and is required to charge the borrower of an unsubsidized Stafford loan or a PLUS loan an origination fee in the amount of 3% of the principal amount of the loan. These fees must be deducted proportionately from each installment payment of the loan proceeds prior to payment to the borrower. These fees are not retained by the lender, but must be passed on to the Secretary of Education.

      Lender origination fee. The lender of any loan under the FFEL Program made on or after October 1, 1993 is required to pay to the Secretary of Education a fee equal to 0.5% of the principal amount of such loan.

      Rebate fee on Consolidation Loans. The holder of any consolidation loan made on or after October 1, 1993 is required to pay to the Secretary of Education a monthly fee equal to .0875% (1.05%

per annum) of the principal amount of, and accrued interest on the consolidation loan. For loans made pursuant to applications received on or after October 1, 1998, and on or before January 31, 1999 the fee on consolidation loans of 1.05% is reduced to .62%.

Interest Subsidy Payments

      Interest subsidy payments are interest payments paid with respect to an eligible loan before the time that the loan enters repayment and during grace and deferment periods. The Secretary of Education and the guaranty agencies enter into interest subsidy agreements whereby the Secretary of Education agrees to pay interest subsidy payments to the holders of eligible guaranteed loans for the benefit of students meeting certain requirements, subject to the holders’ compliance with all requirements of the Higher Education Act. Only Stafford loans and consolidation loans for which the application was received on or after January 1, 1993, are eligible for interest subsidy payments. Consolidation loans made after August 10, 1993 are eligible for interest subsidy payments only if all loans consolidated thereby are Stafford loans, except that consolidation loans for which the application is received by an eligible lender on or after November 13, 1997 and before October 1, 1998, are eligible for interest subsidy payments on that portion of the Consolidation loan that repays Stafford loans or similar subsidized loans made under the direct loan program. In addition, to be eligible for interest subsidy payments, guaranteed loans must be made by an eligible lender under the applicable guaranty agency’s guarantee program, and must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act.

      The Secretary of Education makes interest subsidy payments quarterly on behalf of the borrower to the holder of a guaranteed loan in a total amount equal to the interest which accrues on the unpaid principal amount prior to the commencement of the repayment period of the loan or during any deferment period. A borrower may elect to forego interest subsidy payments, in which case the borrower is required to make interest payments.

Special Allowance Payments

      The Higher Education Act provides for special allowance payments to be made by the Secretary of Education to eligible lenders. The rates for special allowance payments are based on formulas that differ according to the type of loan, the date the loan was originally made or insured and the type of funds used to finance the loan (taxable or tax-exempt).

      Subsidized and unsubsidized Stafford loans. The effective formulas for special allowance payment rates for Stafford and unsubsidized Stafford loans are summarized in the following chart. The T-Bill Rate mentioned in the chart refers to the average of the bond equivalent yield of the 91-day Treasury bills auctioned during the preceding quarter.

Date of Loans	Annualized SAP Rate

On or after October 1, 1981	T-Bill Rate less Applicable Interest Rate + 3.5%
On or after November 16, 1986	T-Bill Rate less Applicable Interest Rate + 3.25%
On or after October 1, 1992	T-Bill Rate less Applicable Interest Rate + 3.1%
On or after July 1, 1995	T-Bill Rate less Applicable Interest Rate + 3.1%(1)
On or after July 1, 1998	T-Bill Rate less Applicable Interest Rate + 2.8%(2)
On or after January 1, 2000 and before July 1, 2003	3 Month Commercial Paper Rate less Applicable(3) Interest Rate + 2.34%

(1)	Substitute 2.5% in this formula while loans are in-school, grace or deferment status.

(2)	Substitute 2.2% in this formula while such loans are in-school, grace or deferment status.

(3)	Substitute 1.74% in this formula while such loans are in-school, grace or deferment status.

      Federal PLUS, SLS and consolidation loans. The formula for special allowance payments on PLUS, SLS and Consolidation Loans are as follows:

Date of Loans	Annualized SAP Rate

On or after October 1, 1992	T-Bill Rate less applicable Interest Rate + 3.1%
On or after January 1, 2000	3 Month Commercial Paper Rate less applicable Interest Rate + 2.64%

      For PLUS and SLS loans which bear interest at rates adjusted annually, special allowance payments are made only in years during which the interest rate ceiling on such loans operates to reduce the rate that would otherwise apply based upon the applicable formula. See “Interest rates for PLUS loans” and “Interest rates for SLS loans” in this Appendix. Special allowance payments are paid with respect to PLUS Loans made on or after October 1, 1992 only if the rate that would otherwise apply exceeds 10% per annum. For PLUS loans made after July 1, 1998 and before July 1, 2006, special allowance is paid only if the sum of the 91-day Treasury bill rate determined at an auction held on June 1 of each year plus 3.1% exceeds 9.0%. For PLUS loans first disbursed on or after July 1, 2006, special allowance is paid for such loans in any 12-month period beginning on July 1 and ending on June 30 only if the sum of the average of the bond equivalent rates of the quotes of the 3-month commercial paper rate for the last calendar week ending on or before such July 1 plus 2.64% exceeds 9.0%. The portion, if any, of a consolidation loan that repaid a loan made under Title VII, Sections 700-721 of the Public Health Services Act, as amended, is ineligible for special allowance payments.

      Special allowance payments for loans financed by tax-exempt bonds. The effective formulas for special allowance payment rates for Stafford Loans and Unsubsidized Stafford Loans differ depending on whether loans to borrowers were acquired or originated with the proceeds of tax-exempt obligations. The formula for special allowance payments for loans financed with the proceeds of tax-exempt obligations originally prior to October 1, 1993 is:

T Bill Rate less Applicable Interest Rate + 3.5%

2

provided that the special allowance applicable to the loans may not be less than 9 1/2% less the Applicable Interest Rate. Loans acquired with the proceeds of tax-exempt obligations originally issued after October 1, 1993 receive special allowance payments made on other loans.

      Adjustments to special allowance payments. Special allowance payments and interest subsidy payments are reduced by the amount which the lender is authorized or required to charge as an origination fee. In addition, the amount of the lender origination fee is collected by offset to special allowance payments and interest subsidy payments. The Higher Education Act provides that if special allowance payments or interest subsidy payments have not been made within 30 days after the Secretary of Education receives an accurate, timely and complete request therefor, the special allowance payable to such holder shall be increased by an amount equal to the daily interest accruing on the special allowance and interest subsidy payments due the holder.

Description of the Guaranty Agencies

      The following discussion relates to guaranty agencies under the FFELP.

      A guaranty agency guarantees loans made to students or parents of students by lending institutions such as banks, credit unions, savings and loan associations, certain schools, pension funds and insurance companies. A guaranty agency generally purchases defaulted student loans which it has guaranteed with its reserve fund. A lender may submit a default claim to the guaranty agency after the student loan has been delinquent for at least 270 days. The default claim package must include all information and documentation required under the FFELP regulations and the guaranty agency’s policies and procedures.

      In general, a guaranty agency’s reserve fund has been funded principally by administrative cost allowances paid by the Secretary of Education, guarantee fees paid by lenders, investment income on moneys in the reserve fund, and a portion of the moneys collected from borrowers on guaranteed loans that have been reimbursed by the Secretary of Education to cover the guaranty agency’s administrative expenses.

      Various changes to the Higher Education Act have adversely affected the receipt of revenues by the guaranty agencies and their ability to maintain their reserve funds at previous levels, and may adversely affect their ability to meet their guarantee obligations. These changes include:

•	the reduction in reinsurance payments from the Secretary of Education because of reduced reimbursement percentages;

•	the reduction in maximum permitted guarantee fees from 3% to 1% for loans made on or after July 1, 1994;

•	the replacement of the administrative cost allowance with a student loan processing and issuance fee equal to 65 basis points (40 basis points for loans made on or after October 1, 1993) paid at the time a loan is guaranteed, and an account maintenance fee of 12 basis points (10 basis points for fiscal years 2001-2003) paid annually on outstanding guaranteed student loans;

•	the reduction in supplemental preclaims assistance payments from the Secretary of Education; and

•	the reduction in retention by a guaranty agency of collections on defaulted loans from 27% to 24% (23% beginning on October 1, 2003).

      Additionally, the adequacy of a guaranty agency’s reserve fund to meet its guarantee obligations with respect to existing student loans depends, in significant part, on its ability to collect revenues generated by new loan guarantees. The Federal Direct Student Loan Program discussed below may adversely affect the volume of new loan guarantees. Future legislation may make additional changes to the Higher Education Act that would significantly affect the revenues received by guaranty agencies and the structure of the guaranty agency program.

      The Higher Education Act gives the Secretary of Education various oversight powers over guaranty agencies. These include requiring a guaranty agency to maintain its reserve fund at a certain required level and taking various actions relating to a guaranty agency if its administrative and financial condition jeopardizes its ability to meet its obligations. These actions include, among others, providing advances to the guaranty agency, terminating the guaranty agency’s federal reimbursement contracts, assuming responsibility for all functions of the guaranty agency, and transferring the guaranty agency’s guarantees to another guaranty agency or assuming such guarantees. The Higher Education Act provides that a guaranty agency’s reserve fund shall be considered to be the property of the United States to be used in the operation of the FFEL Program or the FDL Program, and, under certain circumstances, the Secretary of Education may demand payment of amounts in the reserve fund.

      The 1998 Amendments mandate the recall of guaranty agency reserve funds by the Secretary of Education amounting to $85 million in fiscal year 2002, $82.5 million in fiscal year 2006, and $82.5 million in fiscal year 2007. However, certain minimum reserve levels are protected from recall, and under the 1998 Amendments, guaranty agency reserve funds were restructured to provide guaranty agencies with additional flexibility in choosing how to spend certain funds they receive. The new recall of reserves for guaranty agencies increases the risk that resources available to guaranty agencies to meet their guarantee obligation will be significantly reduced. Relevant federal laws, including the Higher Education Act, may be further changed in a manner that may adversely affect the ability of a guaranty agency to meet its guarantee obligations.

      Student loans originated prior to October 1, 1993 are fully guaranteed as to principal and accrued interest. Student loans originated after October 1, 1993 are guaranteed as to 98% of principal and accrued interest.

      Under the Higher Education Act, if the Department of Education has determined that a guaranty agency is unable to meet its insurance obligations, the holders of loans guaranteed by such guaranty agency must submit claims directly to the Department of Education, and the Department of Education is required to pay the full guarantee payment due with respect thereto in accordance with guarantee claims processing standards no more stringent than those applied by the guaranty agency.

      There are no assurances as to the Secretary of Education’s actions if a guaranty agency encounters administrative or financial difficulties or that the Secretary of Education will not demand that a guaranty agency transfer additional portions or all of its reserve fund to the Secretary of Education.

Federal Agreements

      General. A guaranty agency’s right to receive federal reimbursements for various guarantee claims paid by such guaranty agency is governed by the Higher Education Act and various contracts entered into between guaranty agencies and the Secretary of Education. Each guaranty agency and the Secretary of Education have entered into federal reimbursement contracts pursuant to the Higher Education Act, which provide for the guaranty agency to receive reimbursement of a percentage of insurance payments that the guaranty agency makes to eligible lenders with respect to loans guaranteed by the guaranty agency prior to the termination of the federal reimbursement contracts or the expiration of the authority of the Higher Education Act. The federal reimbursement contracts provide for termination under certain circumstances and also provide for certain actions short of termination by the Secretary of Education to protect the federal interest.

      In addition to guarantee benefits, qualified student loans acquired under the FFEL Program benefit from certain federal subsidies. Each guaranty agency and the Secretary of Education have entered into an Interest Subsidy Agreement under the Higher Education Act which entitles the holders of eligible loans guaranteed by the guaranty agency to receive interest subsidy payments from the Secretary of Education on behalf of certain students while the student is in school, during a six to twelve month grace period after the student leaves school, and during certain deferment periods, subject to the holders’ compliance with all requirements of the Higher Education Act.

      United States Courts of Appeals have held that the federal government, through subsequent legislation, has the right unilaterally to amend the contracts between the Secretary of Education and the guaranty agencies described herein. Amendments to the Higher Education Act in 1986, 1987, 1992, 1993, and 1998, respectively:

•	abrogated certain rights of guaranty agencies under contracts with the Secretary of Education relating to the repayment of certain advances from the Secretary of Education,

•	authorized the Secretary of Education to withhold reimbursement payments otherwise due to certain guaranty agencies until specified amounts of such guaranty agencies’ reserves had been eliminated,

•	added new reserve level requirements for guaranty agencies and authorized the Secretary of Education to terminate the Federal Reimbursement Contracts under circumstances that did not previously warrant such termination,

•	expanded the Secretary of Education’s authority to terminate such contracts and to seize guaranty agencies’ reserves, and

•	mandated the additional recall of guaranty agency reserve funds.

Federal Insurance and Reimbursement of Guaranty Agencies

      Effect of annual claims rate. With respect to loans made prior to October 1, 1993, the Secretary of Education currently agrees to reimburse the guaranty agency for up to 100% of the amounts paid on claims made by lenders, as discussed in the formula described below, so long as the eligible lender has properly serviced such loan. The amount of reimbursement is lower for loans originated after October 1,

1993, as described below. Depending on the claims rate experience of a guaranty agency, such reimbursement may be reduced as discussed in the formula described below. The Secretary of Education also agrees to repay 100% of the unpaid principal plus applicable accrued interest expended by a guaranty agency in discharging its guarantee obligation as a result of the bankruptcy, death, or total and permanent disability of a borrower, or in the case of a PLUS loan, the death of the student on behalf of whom the loan was borrowed, or in certain circumstances, as a result of school closures, which reimbursements are not to be included in the calculations of the guaranty agency’s claims rate experience for the purpose of federal reimbursement under the Federal Reimbursement Contracts.

      The formula used for loans initially disbursed prior to October 1, 1993 is summarized below:

Claims Rate	Federal Payment

0% up to 5%	100%
5% up to 9%	100% of claims up to 5%; 90% of claims 5% and over
9% and over	100% of claims up to 5%; 90% of claims 5% and over, up to 9%; 80% of claims 9% and over

      The claims experience is not accumulated from year to year, but is determined solely on the basis of claims in any one federal fiscal year compared with the original principal amount of loans in repayment at the beginning of that year.

      The 1993 Amendments reduce the reimbursement amounts described above, effective for loans initially disbursed on or after October 1, 1993 as follows: 100% reimbursement is reduced to 98%, 90% reimbursement is reduced to 88%, and 80% reimbursement is reduced to 78%, subject to certain limited exceptions. The 1998 Amendments further reduce the federal reimbursement amounts from 98% to 95%, 88% to 85%, and 78% to 75% respectively, for student loans first disbursed on or after October 1, 1998.

      The reduced reinsurance for federal guaranty agencies increases the risk that resources available to guaranty agencies to meet their guarantee obligation will be significantly reduced.

      Reimbursement. The original principal amount of loans guaranteed by a guaranty agency which are in repayment for purposes of computing reimbursement payments to a guaranty agency means the original principal amount of all loans guaranteed by a guaranty agency less:

•	the original principal amount of such loans that have been fully repaid, and

•	the original amount of such loans for which the first principal installment payment has not become due.

Guaranty agencies with default rates below 5% are required to pay the Secretary of Education annual fees equivalent to 0.51% of new loans guaranteed, while all other such agencies must pay a 0.5% fee. The Secretary of Education may withhold reimbursement payments if a guaranty agency makes a material misrepresentation or fails to comply with the terms of its agreements with the Secretary of Education or applicable federal law.

      Under the guarantee agreements, if a payment on a FFELP loan guaranteed by a guaranty agency is received after reimbursement by the Secretary of Education, the guaranty agency is entitled to receive an equitable share of the payment.

      Any originator of any student loan guaranteed by a guaranty agency is required to discount from the proceeds of the loan at the time of disbursement, and pay to the guaranty agency, an insurance premium which may not exceed that permitted under the Higher Education Act.

      Under present practice, after the Secretary of Education reimburses a guaranty agency for a default claim paid on a guaranteed loan, the guaranty agency continues to seek repayment from the borrower. The guaranty agency returns to the Secretary of Education payments that it receives from a borrower after deducting and retaining: a percentage amount equal to the complement of the reimbursement percentage in effect at the time the loan was reimbursed, and an amount equal to 24% of such payments for certain administrative costs. The Secretary of Education may, however, require the assignment to the Secretary of defaulted guaranteed loans, in which event no further collections activity need be undertaken by the guaranty agency, and no amount of any recoveries shall be paid to the guaranty agency.

      A guaranty agency may enter into an addendum to its Interest Subsidy Agreement that allows the guaranty agency to refer to the Secretary of Education certain defaulted guaranteed loans. Such loans are then reported to the IRS to “offset” any tax refunds which may be due any defaulted borrower. To the extent that the guaranty agency has originally received less than 100% reimbursement from the Secretary of Education with respect to such a referred loan, the guaranty agency will not recover any amounts subsequently collected by the federal government which are attributable to that portion of the defaulted loan for which the guaranty agency has not been reimbursed.

      Rehabilitation of defaulted loans. Under the Higher Education Act, the Secretary of Education is authorized to enter into an agreement with a guaranty agency pursuant to which the guaranty agency shall sell defaulted loans that are eligible for rehabilitation to an eligible lender. The guaranty agency shall repay the Secretary of Education an amount equal to 81.5% of the then current principal balance of such loan, multiplied by the reimbursement percentage in effect at the time the loan was reimbursed. The amount of such repayment shall be deducted from the amount of federal reimbursement payments for the fiscal year in which such repayment occurs, for purposes of determining the reimbursement rate for that fiscal year.

      For a loan to be eligible for rehabilitation, the guaranty agency must have received consecutive payments for 12 months of amounts owed on such loan. Upon rehabilitation, a loan is eligible for all the benefits under the Higher Education Act for which it would have been eligible had no default occurred (except that a borrower’s loan may only be rehabilitated once).

      Eligibility for federal reimbursement. To be eligible for federal reimbursement payments, guaranteed loans must be made by an eligible lender under the applicable guaranty agency’s guarantee program, which must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act, including the borrower eligibility, loan amount, disbursement, interest rate, repayment period and guarantee fee provisions described herein and the other requirements set forth in the Higher Education Act.

      Prior to the 1998 Amendments, a FFELP loan was considered to be in default for purposes of the Higher Education Act when the borrower failed to make an installment payment when due, or to comply with the other terms of the loan, and if the failure persists for 180 days in the case of a loan repayable in monthly installments or for 240 days in the case of a loan repayable in less frequent installments. Under the 1998 Amendments, the delinquency period required for a student loan to be declared in default is increased from 180 days to 270 days for loans payable in monthly installments on which the first day of delinquency occurs on or after the date of enactment of the 1998 Amendments and from 240 days to 330 days for a loan payable less frequently than monthly on which the delinquency occurs after the date of enactment of the 1998 Amendments.

      The guaranty agency must pay the lender for the defaulted loan prior to submitting a claim to the Secretary of Education for reimbursement. The guaranty agency must submit a reimbursement claim to the Secretary of Education within 45 days after it has paid the lender’s default claim. As a prerequisite to entitlement to payment on the guarantee by the guaranty agency, and in turn payment of reimbursement by the Secretary of Education, the lender must have exercised reasonable care and diligence in making, servicing and collecting the guaranteed loan. Generally, these procedures require:

•	that completed loan applications be processed;

•	a determination of whether an applicant is an eligible borrower attending an eligible institution under the Higher Education Act be made;

•	the borrower’s responsibilities under the loan be explained to him or her;

•	the promissory note evidencing the loan be executed by the borrower; and

•	that the loan proceeds be disbursed by the lender in a specified manner.

      After the loan is made, the lender must establish repayment terms with the borrower, properly administer deferments and forbearances and credit the borrower for payments made. If a borrower becomes delinquent in repaying a loan, a lender must perform certain collection procedures, primarily telephone calls, demand letters, skiptracing procedures and requesting assistance from the applicable guaranty agency, that vary depending upon the length of time a loan is delinquent.

Direct Loans

      The 1993 Amendments authorized a program of “direct loans,” to be originated by schools with funds provided by the Secretary of Education. Under the FDL Program, the Secretary of Education is directed to enter into agreements with schools, or origination agents in lieu of schools, to disburse loans with funds provided by the Secretary of Education. Participation in the program by schools is voluntary. The goals set forth in the 1993 Amendments call for the direct loan program to constitute 5% of the total volume of loans made under the FFELP Program and the FDL Program for academic year 1994-1995, 40% for academic year 1995-1996, 50% for academic years 1996-1997 and 1997-1998 and 60% for academic year 1998-1999. No provision is made for the size of the FDL Program thereafter. Based upon information released by the General Accounting Office, participation by schools in the FDL Program has not been sufficient to meet the goals for the 1995-1996 or 1996-1997 academic years. The 1998 Amendments removed references to the “phase-in” of the FDL Program, including restrictions on annual limits for FDL Program volume and the Secretary’s authority to select additional institutions to achieve balanced school representation.

      The loan terms are generally the same under the FDL Program as under the FFEL Program, though more flexible repayment provisions are available under the FDL Program. At the discretion of the Secretary of Education, students attending schools that participate in the FDL Program (and their parents) may still be eligible for participation in the FFEL Program, though no borrower could obtain loans under both programs for the same period of enrollment.

      It is difficult to predict the impact of the FDL Program. There is no way to accurately predict the number of schools that will participate in future years, or, if the Secretary authorizes students attending participating schools to continue to be eligible for FFEL Program loans, how many students will seek loans under the direct loan program instead of the FFEL Program. In addition, it is impossible to predict whether future legislation will eliminate, limit or expand the FDL Program or the FFEL Program.

                                    Shares

Class A Common Stock

Prospectus

Joint Book-Running Managers

JPMorgan	Banc of America Securities LLC

Credit Suisse First Boston	Morgan Stanley

Until                     , 2003, all dealers that buy, sell or trade in our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

      The following table shows the costs and expenses, other than underwriting discounts, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, the registrant will pay all of these amounts. All amounts except the Securities and Exchange Commission Registration Fee and the National Association of Securities Dealers, Inc. Filing Fee are estimated.

Securities and Exchange Commission Registration Fee		$16,180
National Association of Securities Dealers, Inc. Filing Fee		20,500
New York Stock Exchange Listing Fees		*
Printing Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Agent Fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.     Indemnification of Directors and Officers

      Under the Nebraska Business Corporation Act, a Nebraska corporation may provide indemnification to directors and officers for judgments, fines, settlements and expenses, including attorney’s fees, incurred in connection with any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The corporation may also provide indemnification to directors and officers for judgments, fines, settlements and expenses, including attorney’s fees, incurred in connection with any threatened, pending or completed action or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper. The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel or by the shareholders. Indemnification shall be provided to any directors and officers for expenses, including attorney’s fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

      The registrant’s amended and restated articles of incorporation provide that the registrant shall, to the maximum extent and in the manner permitted by the Nebraska Business Corporation Act, indemnify each of its directors, officers, employees and agents against expenses, including attorney’s fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the registrant. The registrant shall pay expenses incurred in defending any civil or criminal action or proceeding for which indemnification is available in advance of the final disposition of such action or proceeding, following authorization thereof by the board of directors in the case of an employee or agent, upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall be ultimately determined by final judicial decision, from which there is no further right of appeal, that the indemnified party is not entitled to be indemnified.

      In addition, the registrant’s amended and restated articles of incorporation provide that the registrant may purchase and maintain insurance on behalf of any person who is or was an agent of the registrant against any liability asserted against or incurred by such person in such capacity arising out of such person’s status as such, whether or not the registrant would have the power to indemnify him or her against such liability under the registrant’s amended and restated articles of incorporation and the Nebraska Business Corporation Act. The registrant has obtained insurance for the benefit of its officers and directors insuring such persons against liabilities, including liabilities under the securities laws.

      The registrant’s amended and restated articles of incorporation also limit the personal liability of the directors and officers of the registrant for breaches of fiduciary duty to the registrant or its shareholders, except in certain circumstances including (1) breach of the duty of loyalty to the registrant or its shareholders, (2) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) acts or omissions for which the Nebraska Business Corporation Act does not permit indemnity for directors under Section 21-2018(2)(e) of the Nebraska Business Corporation Act, which include intentional infliction of harm on the registrant or its shareholders, voting for or assenting to an unlawful distribution and intentional violation of criminal law, or (4) any transaction from which the director derived an improper personal benefit.

Item 15.	Recent Sales of Unregistered Securities.

      During the past three years, the Company has issued unregistered securities in the transactions described below.

1.	On May 25, 2001, the registrant issued 1,535,520 shares of Class A common stock to Farmers & Merchants Investment Inc. for approximately $1.31 per share, or an aggregate of $2,009,703. The securities issued in this transaction were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act, as a transaction by an issuer not involving any public offering. The recipient of the securities represented its intentions to acquire the securities for investment only and not with a view to, or for sale or in connection with, any distribution thereof. Appropriate legends were affixed to the certificates representing the securities in such transaction.

2.	On March 12, 2003, the registrant issued an aggregate of 331,800 shares of Class A common stock to 35 employees for $2.43 per share, or an aggregate of $806,274. The securities issued in these transactions were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering. The recipients of the securities represented their intentions to acquire the securities for investment only and not with a view to, or for sale or in connection with, any distribution thereof. Appropriate legends were affixed to the certificates representing the securities in such transactions.

3.	On August 14, 2003, in connection with the recapitalization effected pursuant to the registrant’s amended and restated articles of incorporation, the registrant issued an aggregate of 45,038,488 shares of its Class A and Class B common stock to the holders of its pre-recapitalization Class A voting common stock and Class B non-voting common stock. The securities issued in this transaction were issued in reliance on the exemption from registration under Section 3(a)(9) of the Securities Act, relating to securities exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given, directly or indirectly, for soliciting such exchange.

      Each of the sales of securities was made without the use of an underwriter and the certificates evidencing the shares bear a restricted legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

      See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

      None.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincoln, State of Nebraska, on October 27, 2003.

NELNET, INC.

By:	/s/ MICHAEL S. DUNLAP

Name: Michael S. Dunlap

Title:	Chairman and Co-Chief Executive Officer (Co-Principal Executive Officer)

      Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ MICHAEL S. DUNLAP Michael S. Dunlap		Chairman and Co-Chief Executive Officer (Co-Principal Executive Officer)	October 27, 2003

/s/ STEPHEN F. BUTTERFIELD Stephen F. Butterfield		Vice Chairman and Co-Chief Executive Officer (Co-Principal Executive Officer)	October 27, 2003

/s/ TERRY J. HEIMES Terry J. Heimes		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2003

* Don R. Bouc		President and Director	October 27, 2003

* James P. Abel		Director	October 27, 2003

* Thomas E. Henning		Director	October 27, 2003

* Lee E. Mikles		Director	October 27, 2003

* Arturo Moreno		Director	October 27, 2003

* Brian J. O’Connor		Director	October 27, 2003

* James H. VanHorn		Director	October 27, 2003

*By:	/s/ MICHAEL S. DUNLAP Name: Michael S. Dunlap Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

1	.1†	Form of Underwriting Agreement.
2	.1†	Plan of Reorganization, Plan of Merger and Merger Agreement, dated as of October 14, 1999, by and between Union Financial Services, Inc. and National Education Loan Network, Inc.
2	.2†	Articles of Merger certified by Union Financial Services, Inc., dated October 15, 1999.
2	.3†	Agreement and Plan of Reorganization, dated as of March 1, 2000, by and among UNIPAC Service Corporation, NelNet, Inc. (subsequently renamed National Education Loan Network, Inc.) and National Education Loan Network, Inc.
2	.4†	Plan of Merger, dated as of March 1, 2000, by and among NelNet, Inc. (subsequently renamed National Education Loan Network, Inc.), National Education Loan Network, Inc. and UNIPAC Service Corporation.
2	.5†	Articles of Merger certified by NelNet, Inc., dated March 1, 2000.
2	.6†	Letter Agreement relating to the purchase of the stock of InTuition Holdings, Inc., dated as of June 15, 2000, between NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Farmers & Merchants Investment Inc.
2	.7†	Transfer Agreement with Irrevocable Power of Attorney, dated as of June 28, 2001, by and between InTuition Development Holdings, LLC and InTuition Guarantee Services II, Inc. (which subsequently became Nelnet Guarantee Services Inc.) relating to the membership interests in InTuition Guarantee Services, LLC (which subsequently became GuaranTec LLP).
2	.8†	Master Stock Purchase Agreement, dated as of December 12, 2001, by and between EFS, Inc. and NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.)
2	.9†	Stock Purchase Agreement, dated as of January 24, 2002, by and among NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Hilario Arguinchona.
2	.10†	Purchase Agreement, dated as of February 14, 2002, by and between InTuition Guarantee Services, LLC and NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.)
2	.11†	Stock Purchase Agreement, dated May 1, 2002, by and among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.) and Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.)
2	.12†	Stock Purchase Agreement, dated as of May 1, 2002, by and between Farmers & Merchants Investment Inc. and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.)
2	.13†	Stock Purchase Agreement, dated May 2, 2002, by and among Packers Service Group, Inc. and Infovisa, Inc.
2	.14†	Stock Purchase Agreement, dated as of May 9, 2002, among Thomas Morrill, James Callier, Michael Cruskie, Dominic Rotondi and Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.) concerning Charter Account Systems, Inc.
2	.15†	Senior Stock Purchase (Call) Option Agreement by and between NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Maine Educational Loan Marketing Corporation, dated as of June 30, 2000.
2	.16†	Purchase Agreement, dated as of July 3, 2003, by and between Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), Union Financial Services, Inc. and Packers Service Group, Inc.
3	.1*	Second Amended and Restated Articles of Incorporation of Nelnet, Inc.
3	.2*	Amended and Restated Bylaws of Nelnet, Inc.
4	.1*	Form of Class A Common Stock Certificate of Nelnet, Inc.
4	.2†	Indenture of Trust by and between Nelnet Student Loan Corporation-2 and Zions First National Bank, as Trustee, dated as of June 1, 2000.

Exhibit
No.		Description

4	.3†	Series 2000 Supplemental Indenture of Trust by and between Nelnet Student Loan Corporation-2 and Zions First National Bank, as Trustee, authorizing the issuance of $1,000,000,000 NELNET Student Loan Corporation-2 Taxable Student Loan Asset-Backed Notes Series 2000, dated as of June 1, 2000.
4	.4†	Indenture of Trust by and between Nelnet Student Loan Trust 2002-1 and Zions First National Bank, as Trustee, dated as of May 1, 2002.
4	.5†	Indenture of Trust by and between Nelnet Student Loan Trust 2002-2 and Zions First National Bank, as Trustee, dated as of September 1, 2002.
4	.6†	Indenture of Trust between Nelnet Student Loan Trust 2003-1 and Zions First National Bank, as Trustee, dated as of January 1, 2003.
4	.7†	Indenture of Trust by and among Nelnet Education Loan Funding, Inc., Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, and Wells Fargo Bank Minnesota, National Association, as Eligible Lender Trustee, dated as of June 1, 2003.
4	.8†	Series 2003-1 Supplemental Indenture of Trust by and between Nelnet Education Loan Funding, Inc. and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, authorizing the issuance of $1,030,000,000 Nelnet Education Loan Funding, Inc. Student Loan Asset-Backed Notes Series 2003-1, dated as of June 1, 2003.
4	.9†	Instruments with respect to other long-term debt of Nelnet, Inc. and its consolidated subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K since the amount of debt authorized under each such omitted instrument does not exceed 10 percent of the total assets of Nelnet, Inc. and its subsidiaries on a consolidated basis. Nelnet, Inc. hereby agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
4	.10†	Option Agreement, dated as of January 24, 2002, by and between NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Hilario Arguinchona.
4	.11*	Registration Rights Agreement, dated as of , 2003, by and among Nelnet, Inc. and the shareholders of Nelnet, Inc. signatory thereto.
5	.1*	Opinion of Perry, Guthery, Haase & Gessford, P.C., L.L.O. regarding the legality of the securities being registered.
10	.1†	Stockholders Agreement for UNIPAC Service Corporation, dated as of March 2, 2000, by and among UNIPAC Service Corporation, Farmers & Merchants Investment Inc., Packers Service Group, Inc., Great Plains Financial, LLC, New Horizon Holdings, LLC and the shareholders of UNIPAC Service Corporation.
10	.2†	Agreement to Terminate Stockholders Agreement, dated as of August 4, 2003, by and among Nelnet Loan Services, Inc. (f/k/a UNIPAC Service Corporation) (subsequently renamed Nelnet, Inc.) and those stockholders party to the Stockholders Agreement dated as of March 2, 2000.
10	.3†	Warehouse Loan and Security Agreement among NHELP-I, Inc., as the Borrower, Norwest Bank Minnesota, National Association, as the Trustee, and Concord Minutemen Capital Company, LLC, as the Lender, dated as of September 30, 1998.
10	.4†	First Amendment to Warehouse Loan and Security Agreement, among NHELP-I Inc., as the Borrower, Norwest Bank Minnesota, National Association, as the Trustee, and Concord Minutemen Capital Company, LLC, as the Lender, dated as of December 15, 1998.
10	.5†	Second Amendment to Warehouse Loan and Security Agreement among NHELP-I, Inc., as the Borrower, Norwest Bank Minnesota, National Association, as the Trustee, and Concord Minutemen Capital Company, LLC, as the Lender, dated as of September 29, 1999.
10	.6†	Third Amendment to Warehouse Loan and Security Agreement, dated as of November 16, 1999, among NHELP-I, Inc., Concord Minutemen Capital Company, LLC and Norwest Bank Minnesota, National Association.

Exhibit
No.		Description

10	.7†	Fourth Amendment to Warehouse Loan and Security Agreement, dated as of February 1, 2000, among NHELP-I, Inc., Concord Minutemen Capital Company, LLC and Norwest Bank Minnesota, National Association.
10	.8†	Fifth Amendment to Warehouse Loan and Security Agreement among NHELP-I, Inc., as the Borrower, Wells Fargo Bank Minnesota, National Association, as the successor Trustee, and Concord Minutemen Capital Company, LLC, as the Lender, dated as of September 1, 2000.
10	.9†	Sixth Amendment to Warehouse Loan and Security Agreement, dated as of September 24, 2002, among NHELP-I, Inc., Concord Minutemen Capital Company, LLC and Wells Fargo Bank Minnesota, National Association.
10	.10†	Warehouse Note Purchase and Security Agreement among NHELP-III, Inc., as the Issuer, Norwest Bank Minnesota, National Association, as the Trustee, Delaware Funding Corporation, as a Note Purchaser, Three Rivers Funding Corporation, as a Note Purchaser, Morgan Guaranty Trust Company of New York, as DFC Agent and Administrative Agent, and Mellon Bank, N.A., as TRFC Agent, dated as of September 1, 1999.
10	.11†	First Amendment to Warehouse Note Purchase and Security Agreement among NHELP-III, Inc., as the Issuer, Wells Fargo Bank Minnesota, National Association, as the successor Trustee, Delaware Funding Corporation, as a Note Purchaser, Three Rivers Funding Corporation, as a Note Purchaser, Morgan Guaranty Trust Company of New York, as DFC Agent and Administrative Agent, and Mellon Bank, N.A., as TRFC Agent, dated as of September 1, 2000.
10	.12†	Second Amendment to Warehouse Note Purchase and Security Agreement among NHELP-III, Inc., as the Issuer, Wells Fargo Bank Minnesota, National Association, as the successor Trustee, Delaware Funding Corporation, as a Note Purchaser, Three Rivers Funding Corporation, as a Note Purchaser, JPMorgan Chase Bank, as DFC Agent and Administrative Agent, and Mellon Bank, N.A., as TRFC Agent, dated as of September 12, 2002.
10	.13†	Amendment to Warehouse Note Purchase and Security Agreement, dated as of June 1, 2003, by and among NHELP-III, Inc., as the Issuer, Delaware Funding Corporation, as Note Purchaser, Three Rivers Funding Corporation, as Note Purchaser, JPMorgan Chase Bank (successor to Morgan Guaranty and Trust Company of New York), as DFC Agent and Administrative Agent, and Mellon Bank, N.A., as TRFC Agent.
10	.14†	Warehouse Loan and Security Agreement among NELnet Student Loan Warehouse Corporation-1, as Borrower, Zions First National Bank, as Trustee, Thunder Bay Funding Inc., as Lender, and Royal Bank of Canada, as Facility Agent and Alternate Lender, dated as of February 1, 2002.
10	.15†	Amended and Restated Warehouse Loan and Security Agreement among Nelnet Education Loan Funding, Inc., as Borrower, Wells Fargo Bank Minnesota, National Association, as Eligible Lender Trustee, Zions First National Bank, as Trustee, Thunder Bay Funding Inc., as Lender, and Royal Bank of Canada, as Facility Agent and Alternate Lender, dated as of April 28, 2003.
10	.16†	Warehouse Note Purchase and Security Agreement among Nelnet Education Loan Funding, as Borrower, Wells Fargo Bank Minnesota, National Association, as Trustee, Wells Fargo Bank Minnesota, National Association, as Eligible Lender Trustee, Quincy Capital Corporation, as Bank of America Conduit Lender, Bank of America, N.A., as Bank of America Alternate Lender, Bank of America, N.A., as Bank of America Facility Agent, Gemini Securitization Corp., as Deutsche Bank Conduit Lender, Deutsche Bank AG, New York Branch, as Deutsche Bank Alternate Lender, Deutsche Bank AG, New York Branch, as Deutsche Bank Facility Agent, Barton Capital Corporation, as Societe Generale Conduit Lender, Societe Generale, as Societe Generale Alternate Lender, Societe Generale, as Societe Generale Facility Agent, and Bank of America, N.A., as Administrative Agent, dated as of May 1, 2003.
10	.17†	Credit Agreement, dated as of January 11, 2002, by and among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Bank of America, N.A.

Exhibit
No.		Description

10	.18†	First Amendment to Credit Agreement, dated as of January 24, 2003, by and among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Bank of America, N.A.
10	.19†	Second Amendment to Credit Agreement and First Amendment to Application and Agreement for Standby Letter of Credit, dated as of August 18, 2003, by and among National Education Loan Network, Inc. (formerly known as Nelnet, Inc.), Nelnet, Inc. (formerly known as Nelnet Loan Services, Inc.) and Bank of America, N.A.
10	.20†	Security Agreement, dated as of January 11, 2002, by and between Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.) and Bank of America, N.A.
10	.21†	Guaranty Agreement, dated as of January 11, 2002, by and among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.), Nelnet Corporation, Nelnet Marketing Solutions, Inc., ClassCredit, Inc., Nelnet Guarantee Services, Inc., InTuition, Inc., EFS, Inc., EFS Services, Inc., EFS Finance Co., GuaranTec LLP and National Higher Education Loan Program, Inc.
10	.22†	Intercreditor Agreement, dated as of January 11, 2002, by and among Farmers & Merchants Investment Inc., Bank of America, N.A. and Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.)
10	.23†	Irrevocable Letter of Credit in the amount of $50,000,000, dated as of May 23, 2003, by and between Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Bank of America, N.A.
10	.24†	Continuing Guaranty, dated as of May 23, 2003, by and between Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.) and Bank of America, N.A.
10	.25†	Agreement Between 5280 Solutions and Nelnet/Unipac, dated as of April 12, 2001.
10	.26†	Employment Contract, dated as of May 1, 2001, by and between NHELP, Inc. and Richard H. Pierce.
10	.27†	Marketing Expense Reimbursement Agreement, dated as of January 1, 1999, by and between Union Bank and Trust Company and National Education Loan Network, Inc.
10	.28†	First Amendment of Marketing Expense Reimbursement Agreement, dated as of April 1, 2001, by and between Union Bank and Trust Company and NELnet, Inc. (f/k/a National Education Loan Network, Inc.) (subsequently renamed National Education Loan Network, Inc.)
10	.29†	Second Amendment of Marketing Expense Reimbursement Agreement, dated as of December 21, 2001, by and between Union Bank and Trust Company and NELnet, Inc. (f/k/a National Education Loan Network, Inc.) (subsequently renamed National Education Loan Network, Inc.)
10	.30†	Amended and Restated Participation Agreement, dated as of June 1, 2001, by and between NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Union Bank and Trust Company.
10	.31†	First Amendment of Amended and Restated Participation Agreement, dated as of December 19, 2001, by and between Union Bank and Trust Company and NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.)
10	.32†	Second Amendment of Amended and Restated Participation Agreement, dated as of December 1, 2002, by and between Union Bank and Trust Company and Nelnet, Inc. (f/k/a NELnet, Inc.) (subsequently renamed National Education Loan Network, Inc.)
10	.33†	Alternative Loan Participation Agreement, dated as of June 29, 2001, by and between NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Union Bank and Trust Company.
10	.34†	Amended and Restated Agreement, dated as of January 1, 1999, by and between Union Bank and Trust Company and National Education Loan Network, Inc.

Exhibit
No.		Description

10	.35†	Agreement to Amend, dated as of April 1, 2001, by and between NELnet, Inc. (f/k/a/ National Education Loan Network, Inc.) (subsequently renamed National Education Loan Network, Inc.) and Union Bank and Trust Company, relating to the Amended and Restated Agreement dated as of January 1, 1999.
10	.36†	Guaranteed Purchase Agreement, dated as of March 19, 2001, by and between NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Union Bank and Trust Company.
10	.37†	First Amendment of Guaranteed Purchase Agreement, dated as of February 1, 2002, by and between NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Union Bank and Trust Company.
10	.38†	Second Amendment of Guaranteed Purchase Agreement, dated as of December 1, 2002, by and between Nelnet, Inc. (f/k/a/ NELnet, Inc.) (subsequently renamed National Education Loan Network, Inc.) and Union Bank and Trust Company.
10	.39†	Underwriting Agreement by and among Union Financial Services-1, Inc., PaineWebber Incorporated and the other underwriters listed on Schedule A thereto, dated June 30, 1999.
10	.40†	Indemnity Agreement, dated as of June 30, 1999, among National Education Loan Network, Inc. (subsequently renamed Nelnet, Inc.), PaineWebber Incorporated, Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.
10	.41†	Underwriting Agreement by and among NELNET Student Loan Corporation-2, PaineWebber Incorporated and the other underwriters listed on Schedule A thereto, dated as of May 24, 2000.
10	.42†	Indemnity Agreement, dated as of May 24, 2000, among UNIPAC Service Corporation and PaineWebber Incorporated, as representative for the underwriters listed on Schedule A of the Underwriting Agreement, dated May 24, 2000, between NELNET Student Loan Corporation-2 and the underwriters party thereto.
10	.43†	Underwriting Agreement by and between NELNET Student Loan Corporation-2, Credit Suisse First Boston Corporation and the other underwriters listed on Schedule A thereto, dated as of March 9, 2001.
10	.44†	Indemnity Agreement, dated as of March 9, 2001, among UNIPAC Service Corporation and Credit Suisse First Boston Corporation, as representative for the underwriters listed on Schedule A to the Underwriting Agreement, dated March 9, 2001, between NELNET Student Loan Corporation-2 and the underwriters party thereto.
10	.45†	Underwriting Agreement by and between NELNET Student Loan Corporation-2, UBS PaineWebber Inc. and the other underwriters listed on Schedule A thereto, dated as of August 29, 2001.
10	.46†	Indemnity Agreement, dated August 29, 2001, among UNIPAC Service Corporation and UBS PaineWebber Inc., as representative for the underwriters listed on Schedule A to the Underwriting Agreement, dated August 29, 2001, among NELNET Student Loan Corporation-2 and the underwriters party thereto.
10	.47†	Underwriting Agreement by and among NELNET Student Loan Corporation-2, J.P. Morgan Securities Inc. and Banc of America Securities LLC, dated as of March 20, 2002.
10	.48†	Indemnity Agreement, dated as of March 20, 2002, among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), Banc of America Securities LLC, as an underwriter, and J.P. Morgan Securities Inc., as an underwriter.
10	.49†	Underwriting Agreement by and among Nelnet Student Loan Funding, LLC, Banc of America Securities LLC, J.P. Morgan Securities Inc. and the other underwriters listed on Schedule A thereto, dated as of May 9, 2002.

Exhibit
No.		Description

10	.50†	Indemnity Agreement, dated as of May 9, 2002, among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.) and Banc of America Securities LLC and J.P. Morgan Securities Inc, as representatives for the underwriters listed on Schedule A to the Underwriting Agreement, dated May 9, 2002, between Nelnet Student Loan Funding, LLC and the underwriters party thereto.
10	.51†	Underwriting Agreement by and among Nelnet Student Loan Funding, LLC, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and the other underwriters listed on Schedule A thereto, dated as of September 26, 2002.
10	.52†	Indemnity Agreement, dated as of September 26, 2002, among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the underwriters listed on Schedule A to the Underwriting Agreement, dated as of September 26, 2002, between Nelnet Student Loan Funding, LLC and the underwriters party thereto.
10	.53†	Underwriting Agreement by and among Nelnet Student Loan Funding, LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC and the other underwriters listed on Schedule A thereto, dated as of January 29, 2003.
10	.54†	Indemnity Agreement, dated as of January 29, 2003, among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.) and Banc of America Securities LLC and Deutsche Bank Securities Inc., as representatives of the underwriters listed on Schedule A to the Underwriting Agreement, dated January 29, 2003, among Nelnet Student Loan Funding, LLC and the underwriters party thereto.
10	.55†	Underwriting Agreement by and among Nelnet Education Loan Funding, Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc., dated as of July 9, 2003.
10	.56†	Indemnity Agreement, dated as of July 9, 2003, among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), and Banc of America Securities LLC and Deutsche Bank Securities Inc., as representatives of the underwriters listed on Schedule A to the Underwriting Agreement, dated July 9, 2003, among Nelnet Education Loan Funding, Inc. and the underwriters party thereto.
10	.57†	Underwriting Agreement by and among Nelnet Student Loan Funding, LLC, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and the other underwriters listed on Schedule A thereto, dated as of July 16, 2003.
10	.58†	Indemnity Agreement, dated as of July 16, 2003, among Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the underwriters listed on Schedule A to the Underwriting Agreement, dated July 16, 2003, among Nelnet Student Loan Funding, LLC and the underwriters party thereto.
10	.59†	Trust Agreement, dated as of April 1, 2001, among NELNET Student Loan Corporation-1, as Depositor, MELMAC LLC, as Depositor, NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.), as Administrator, The Chase Manhattan Bank, as Collateral Agent, Note Registrar and Note Paying Agent, and Wilmington Trust Company, as Trustee, Certificate Registrar and Certificate Paying Agent.
10	.60†	Trust Agreement, dated as of December 1, 2001, among EMT Corp., as Depositor, NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.), as Administrator, JPMorgan Chase Bank, as Collateral Agent, Note Registrar and Note Paying Agent, and Wilmington Trust Company, as Trustee, Certificate Registrar and Certificate Paying Agent.
10	.61†	ISDA Master Agreement, dated as of August 20, 2001, by and between Bank of America, N.A., UNIPAC Service Corporation and NELnet, Inc. (subsequently renamed National Education Loan Network, Inc.)
10	.62†	ISDA Master Agreement, dated as of May 20, 2002, by and between JPMorgan Chase Bank, Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.)
10	.63†	ISDA Master Agreement, dated as of May 20, 2002, by and between Bank of America, N.A. and NELNET Student Loan Trust 2002-1.

Exhibit
No.		Description

10	.64†	ISDA Master Agreement, dated as of May 20, 2002, by and between JPMorgan Chase Bank and NELNET Student Loan Trust 2002-1.
10	.65†	ISDA Master Agreement, dated as of October 8, 2002, by and between JPMorgan Chase Bank and NELNET Student Loan Trust 2002-2.
10	.66†	Interest Rate Swap Confirmation, dated as of May 19, 2002, from Bank of America, N.A. to Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), relating to the ISDA Master Agreement among the same parties dated August 20, 2001.
10	.67†	Interest Rate Swap Confirmation, dated as of May 20, 2002, from JPMorgan Chase Bank to Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), relating to the ISDA Master Agreement among the same parties dated May 20, 2002.
10	.68†	Interest Rate Swap Confirmation, dated as of May 20, 2002, from JPMorgan Chase Bank to Nelnet Student Loan Trust 2002-1, relating to the ISDA Master Agreement between the same parties dated May 20, 2002.
10	.69†	Interest Rate Swap Confirmation, dated as of May 20, 2002, from Bank of America, N.A. to Nelnet Student Loan Trust 2002-1, relating to the ISDA Master Agreement between the same parties dated May 20, 2002.
10	.70†	Interest Rate Swap Confirmation, dated as of October 8, 2002, from JPMorgan Chase Bank to Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), relating to the ISDA Master Agreement among the same parties dated May 20, 2002.
10	.71†	Interest Rate Swap Confirmation, dated as of October 8, 2002, from JPMorgan Chase Bank to Nelnet Student Loan Trust 2002-2, relating to the ISDA Master Agreement between the same parties dated October 8, 2002.
10	.72†	Interest Rate Swap Confirmation, dated as of October 8, 2002, from JPMorgan Chase Bank to Nelnet Student Loan Trust 2002-2, relating to the ISDA Master Agreement between the same parties dated October 8, 2002.
10	.73†	Interest Rate Swap Confirmation, dated as of July 25, 2003, from Bank of America, N.A. to Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.) and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.), relating to the ISDA Master Agreement among the same parties dated August 20, 2001.
10	.74†	Interest Rate Swap Confirmation, dated as of July 30, 2003, from JPMorgan Chase Bank to Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.), relating to the ISDA Master Agreement among the same parties and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.) dated May 20, 2002.
10	.75†	Interest Rate Swap Confirmation, dated as of August 13, 2003, from JPMorgan Chase Bank to Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.), relating to the ISDA Master Agreement among the same parties and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.) dated May 20, 2002.
10	.76†	Interest Rate Swap Confirmation, dated as of August 26, 2003, from JPMorgan Chase Bank to Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.), relating to the ISDA Master Agreement among the same parties and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.) dated May 20, 2002.
10	.77†	Interest Rate Swap Confirmation, dated as of August 28, 2003, from JPMorgan Chase Bank to Nelnet, Inc. (subsequently renamed National Education Loan Network, Inc.), relating to the ISDA Master Agreement among the same parties and Nelnet Loan Services, Inc. (subsequently renamed Nelnet, Inc.) dated May 20, 2002.

Exhibit
No.		Description

10	.78†	Agreement For Use of Revolving Purchase Facility, dated as of January 1, 1999, by and between Union Bank and Trust Company and National Education Loan Network, Inc.
10	.79*	Agreement, dated as of , 2003, between Nelnet, Inc. and Michael S. Dunlap.
10	.80*	Nelnet, Inc. Executive Officers’ Bonus Plan.
10	.81*	Nelnet, Inc. Directors Stock Compensation Plan.
10	.82*	Nelnet, Inc. Employee Share Purchase Plan.
10	.83*	Share Retention Policy.
10	.84†	Operating Agreement of FirstMark Services, LLC, dated as of March 31, 2002.
10.85		Credit Agreement by and among Nelnet, Inc., National Education Loan Network, Inc., M&I Marshall Ilsley Bank, SunTrust Bank, First National Bank of Omaha and Fifth Third Bank, Indiana, dated as of September 25, 2003.
10.86		Guaranty Agreement, by and among Charter Account Systems, Inc., ClassCredit, Inc., EFS, Inc., EFS Services, Inc., GuaranTec, LLP, Idaho Financial Associates, Inc., InTuition, Inc., National Higher Educational Loan Program, Inc., Nelnet Canada, Inc., Nelnet Corporation, Nelnet Guarantee Services, Inc., Nelnet Marketing Solutions, Inc., Student Partner Services, Inc., UFS Securities, LLC and Shockley Financial Corp., dated as of September 25, 2003.
10.87		Security Agreement, dated as of September 25, 2003, by and between Nelnet, Inc. and M&I Marshall & Ilsley Bank, as Agent.
10.88		Security Agreement, dated as of September 25, 2003, by and between National Education Loan Network, Inc. and M&I Marshall & Ilsley Bank, as Agent.
10.89		Intercreditor Agreement, dated as of September 25, 2003, by and among M&I Marshall & Ilsley Bank, SunTrust Bank, First National Bank of Omaha, Fifth Third Bank, Indiana and Bank of America, N.A.
10.90		Letter Agreement by and between Nelnet Education Loan Funding, Inc. and Bank of America, N.A., dated as of June 25, 2003, relating to the increase of the Warehouse Note Purchase and Security Agreement dated as of May 1, 2003.
10.91		Letter Agreement by and between Nelnet Education Loan Funding, Inc. and Deutsche Bank AG, New York Branch, dated as of June 25, 2003, relating to the increase of the Warehouse Note Purchase and Security Agreement dated as of May 1, 2003.
10.92		Letter Agreement by and between Nelnet Education Loan Funding, Inc. and Societe Generale, dated as of June 25, 2003, relating to the increase of the Warehouse Note Purchase and Security Agreement dated as of May 1, 2003.
10.93		Third Amendment to Credit Agreement, dated effective September 26, 2003, by and among National Education Loan Network, Inc., Nelnet, Inc. and Bank of America, N.A.
10.94		Amendment to Application and Agreement for Standby Letter of Credit, Loan Purchase Agreements and Standby Student Loan Purchase Agreements, dated effective October 21, 2003, by and among National Education Loan Network, Inc., Nelnet, Inc., Nelnet Education Loan Funding, Inc., Union Bank and Trust Company and Bank of America, N.A.
21	.1†	Subsidiaries of Nelnet, Inc.
23.1		Consent of KPMG LLP, Independent Auditors.
23	.2*	Consent of Perry, Guthery, Haase & Gessford, P.C., L.L.O. (included in Exhibit 5.1).
24	.1†	Powers of Attorney authorizing execution of registration statement on Form S-1 on behalf of certain directors and officers of Nelnet, Inc.

*	To be filed by amendment.

†	Previously filed.